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TABLE OF CONTENTS 2
SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES DECEMBER 31, 2014 AND 2013 CONTENTS

As filed with the Securities and Exchange Commission on December 17, 2015

Registration No. 333-208320

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC PREMIER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code No.)	33-0743196 (I.R.S. Employer Identification No.)

17901 Von Karman Ave., Suite 1200
Irvine, California 92614
(949) 864-8000
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

Steven R. Gardner
President and Chief Executive Officer
Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200
Irvine, California 92614
(949) 864-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Holland & Knight LLP 800 17th Street, NW, Suite 1100 Washington, DC 20006 Telephone: (202) 955-3000	Kenneth E. Moore, Esq. Stuart Moore, Attorneys At Law 641 Higuera Street Suite 302 San Luis Obispo, California 93401 Telephone: (805) 545-8590

Approximate date of commencement of proposed sale to the public:
As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value per share	5,815,201	N/A	$118,571,948.30	$11,941(3)

(1)
Based upon an estimate of the maximum number of shares of common stock of Pacific Premier Bancorp, Inc., or Pacific Premier, to be issued pursuant to the Agreement and Plan of Reorganization, dated as of September 30, 2015, by and between Pacific Premier and Security California Bancorp, or SCB, based on (a) 6,039,257 shares of SCB common stock outstanding, and (b) an exchange ratio of 0.9629 shares of Pacific Premier common stock for each share of SCB common stock being exchanged for shares of Pacific Premier common stock. This exchange ratio is subject to adjustment based on the average closing stock price of Pacific Premier's common stock for the 20 trading day period ending on the fifth business day prior to the closing of the merger. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on $20.39, which is the average high and low prices reported for SCB's common stock on the OTCQB Market on November 27, 2015, which is within five business days prior to the date of filing this this Registration Statement, in accordance with Rule 457 (f)(1).

(3)
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

17901 Von Karman Avenue, Suite 1200
Irvine, California 92614

Dear Pacific Premier Bancorp Shareholders:

          On September 30, 2015, Pacific Premier Bancorp, Inc., which we refer to as Pacific Premier, entered into an agreement and plan of reorganization, which we refer to as the merger agreement, to acquire Security California Bancorp, which we refer to as SCB. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, SCB will be merged with and into Pacific Premier, with Pacific Premier as the surviving entity, which we refer to as the merger. Immediately thereafter, SCB's wholly-owned bank subsidiary, Security Bank of California, will be merged with and into Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity.

          You are cordially invited to attend a special meeting of shareholders of Pacific Premier, to be held at 9:00 a.m., Pacific Time, on January 25, 2016 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. At the Pacific Premier special meeting, the Pacific Premier shareholders will be asked to consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock in connection with the merger. SCB will also hold a special meeting of shareholders to consider the proposed merger agreement and related matters. Pacific Premier and SCB cannot complete the proposed merger unless Pacific Premier's shareholders vote to approve the issuance of shares of Pacific Premier common stock in connection with the merger. This letter is accompanied by the attached joint proxy statement/prospectus, which Pacific Premier's board of directors is providing to solicit your proxy to vote for the approval of the issuance of shares of Pacific Premier common stock in connection with the merger.

          If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of SCB common stock will be cancelled and converted into the right to receive 0.9629 shares of Pacific Premier common stock, which we refer to as the merger consideration. The merger consideration will be subject to possible adjustment prior to the closing of the merger. Cash will be paid in lieu of any fractional share interest. The term aggregate merger consideration refers to the total consideration to be paid by Pacific Premier in connection with the merger, which consists of the consideration to be received by the SCB shareholders, plus the consideration to be paid to holders of options to purchase shares of SCB common stock.

          The merger consideration is subject to possible downward or upward adjustment based on the average closing stock price of Pacific Premier common stock for the 20 trading day period ending on the fifth business day prior to the effective time of the merger, which we refer to as the Pacific Premier average share price. The merger consideration of 0.9629 shares of Pacific Premier common stock is subject to (i) downward adjustment if the Pacific Premier average share price is greater than $22.391 and (ii) upward adjustment if the Pacific Premier average share price is less than $16.550. If the Pacific Premier average share price is equal to or greater than $16.550 but less than or equal to $22.391, then no adjustment will be made to the merger consideration. The merger consideration is also subject to downward adjustment in the event certain of SCB's aggregate transaction-related expenses exceed amounts specified in the merger agreement.

          The implied value on December 16, 2015 of the merger consideration to be paid to SCB shareholders was $20.51, which amount was based on the closing price per share of Pacific Premier common stock on that date and the assumption that the merger consideration of 0.9629 shares of Pacific Premier common stock for each share of SCB common stock is not adjusted. The value of the merger consideration will fluctuate based on both the market price of Pacific Premier common stock and the fact that the exchange ratio may be subject to upward or downward adjustment, as discussed in the paragraph above and in more detail in the accompanying joint proxy statement/prospectus. Consequently, the value of the merger consideration will not be known at the time you vote on the issuance of shares of Pacific Premier common stock in connection with the merger. Pacific Premier's common stock is listed on the Nasdaq Global Select Market under the symbol "PPBI." You should obtain current market quotations for the Pacific Premier common stock.

          Based on our reasons for the merger described in the accompanying document, including the fairness opinion issued by our financial advisor, D.A. Davidson & Co., our board of directors believes that the issuance of shares of Pacific Premier common stock in connection with the merger is fair to the Pacific Premier shareholders and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" the issuance of shares of Pacific Premier common stock in connection with the merger. The accompanying joint proxy statement/prospectus gives you detailed information about the Pacific Premier special meeting, the merger and the issuance of shares of Pacific Premier common stock in connection with the merger and related matters. In addition to being a proxy statement of Pacific Premier, this document is the proxy statement for the solicitation of proxies from SCB shareholders to vote to approve the merger agreement and is the prospectus of Pacific Premier for the shares of its common stock that will be issued to SCB shareholders in connection with the merger.

          We advise you to read this entire document carefully, including the considerations discussed under "Risk Factors" beginning on page 28, and the appendices to the accompanying joint proxy statement/prospectus, which include the merger agreement.

          Your vote is very important. The merger cannot be completed unless the holders of a majority of the shares for which votes are cast at the Pacific Premier special meeting vote in favor of approval of the issuance of shares of Pacific Premier common stock in connection with the merger. Whether or not you plan to attend the Pacific Premier special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

          We appreciate your continuing loyalty and support and, should ou choose to attend, we look forward to seeing you at the Pacific Premier special meeting.

Sincerely,

Steven R. Gardner President and Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pacific Premier common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

          The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          This joint proxy statement/prospectus is dated December 17, 2015 and is being first mailed to shareholders of Pacific Premier and SCB on or about December 24, 2015.

Dear Security California Bancorp Shareholders:

          On September 30, 2015, Pacific Premier Bancorp, Inc., which we refer to as Pacific Premier, entered into an agreement and plan of reorganization, which we refer to as the merger agreement, to acquire Security California Bancorp, which we refer to as SCB. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, SCB will be merged with and into Pacific Premier, with Pacific Premier as the surviving entity, which we refer to as the merger. Immediately thereafter, SCB's wholly-owned bank subsidiary, Security Bank of California, will be merged with and into Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity.

          You are cordially invited to attend a special meeting of shareholders of SCB, to be held at 10:00 a.m., Pacific Time, on Monday, January 25, 2016 at The Mission Inn Hotel and Spa, in the Spanish Art Gallery Room, located at 3649 Mission Inn Avenue, Riverside, California 92501. At the SCB special meeting, the SCB shareholders will be asked to consider and vote upon a proposal to consider the proposed merger agreement and related matters. Pacific Premier will also hold a special meeting of shareholders to approve the issuance of shares of Pacific Premier common stock in connection with the merger. Pacific Premier and SCB cannot complete the proposed merger unless SCB's shareholders vote to approve the merger agreement. This letter is accompanied by the attached joint proxy statement/prospectus, which SCB's board of directors is providing to solicit your proxy to vote for the approval of the merger agreement.

          If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of SCB common stock will be cancelled and converted into the right to receive 0.9629 shares of Pacific Premier common stock, which we refer to as the merger consideration. The merger consideration will be subject to possible adjustment prior to the closing of the merger. Cash will be paid in lieu of any fractional share interest. The term aggregate merger consideration refers to the total consideration to be paid by Pacific Premier in connection with the merger, which consists of the consideration to be received by the SCB shareholders, plus the consideration to be paid to holders of options to purchase shares of SCB common stock.

          The merger consideration is subject to possible downward or upward adjustment based on the average closing stock price of Pacific Premier common stock for the 20 trading day period ending on the fifth business day prior to the effective time of the merger, which we refer to as the Pacific Premier average share price. The merger consideration of 0.9629 shares of Pacific Premier common stock is subject to (i) downward adjustment if the Pacific Premier average share price is greater than $22.391 and (ii) upward adjustment if the Pacific Premier average share price is less than $16.550. If the Pacific Premier average share price is equal to or greater than $16.550 but less than or equal to $22.391, then no adjustment will be made to the merger consideration. The merger consideration is also subject to downward adjustment in the event certain of SCB's aggregate transaction-related expenses exceed amounts specified in the merger agreement.

          The implied value on December 16, 2015 of the merger consideration to be paid to SCB shareholders was $20.51, which amount was based on the closing price per share of Pacific Premier common stock on that date and the assumption that the merger consideration of 0.9629 shares of Pacific Premier common stock for each share of SCB common stock is not adjusted. The value of the merger consideration will fluctuate based on both the market price of Pacific Premier common stock and the fact that the exchange ratio may be subject to upward or downward adjustment, as discussed in the paragraph above and in more detail in the accompanying joint proxy statement/prospectus. Consequently, the value of the merger consideration will not be known at the time you vote on the merger agreement. Pacific Premier's common stock is listed on the Nasdaq Global Select Market under the symbol "PPBI." You should obtain current market quotations for the Pacific Premier common stock. SCB's common stock is traded on the OTCQB under the symbol "SCAF." You should obtain current market quotations for the SCB common stock.

          Based on our reasons for the merger described in the accompanying document, including the fairness opinion issued by our financial advisor, Oppenheimer & Co. Inc., our board of directors believes that the merger is fair to the SCB shareholders and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" the merger agreement. The accompanying joint proxy statement/prospectus gives you detailed information about the SCB special meeting, the merger and related matters. In addition to being a proxy statement of SCB, this document is the proxy statement for the solicitation of proxies from Pacific Premier shareholders to vote to approve the issuance of shares of Pacific Premier common stock in connection with the merger and is the prospectus of Pacific Premier for the shares of its common stock that will be issued to the SCB shareholders in connection with the merger.

          We advise you to read this entire document carefully, including the considerations discussed under "Risk Factors" beginning on page 28, and the appendices to the accompanying joint proxy statement/prospectus, which include the merger agreement.

          Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of SCB common stock vote in favor of approval of the merger agreement at the SCB special meeting. Whether or not you plan to attend the SCB special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone as indicated on the proxy card.

          We appreciate your continuing loyalty and support and, should you choose to attend, we look forward to seeing you at the SCB special meeting.

Sincerely,
James A. Robinson Chairman and Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pacific Premier common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

          The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          This joint proxy statement/prospectus is dated December 17, 2015 and is being first mailed to shareholders of SCB and Pacific Premier on or about December 24, 2015.

PACIFIC PREMIER BANCORP, INC.
17901 Von Karman Avenue, Suite 1200
Irvine, California 92614

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on January 25, 2016

To the shareholders of Pacific Premier Bancorp, Inc.:

        We will hold a special meeting of shareholders of Pacific Premier Bancorp, Inc., or Pacific Premier, to be held at 9:00 a.m., Pacific Time, on January 25, 2016 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, for the following purposes:

  1.
  Approval of the Issuance of Shares of Pacific Premier Common Stock.    To consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock to the shareholders of Security California Bancorp pursuant to an Agreement and Plan of Reorganization, dated as of September 30, 2015, by and between Pacific Premier and Security California Bancorp, referred to in this notice as the merger agreement, pursuant to which Security California Bancorp will merge with and into Pacific Premier, with Pacific Premier as the surviving institution. This transaction is referred to in this notice as the merger. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part; and

  2.
  Adjournment.    To consider and vote upon a proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

        No other business may be conducted at the Pacific Premier special meeting.

        We have fixed the close of business on December 18, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the Pacific Premier special meeting. Only holders of Pacific Premier common stock of record at the close of business on that date will be entitled to notice of and to vote at the Pacific Premier special meeting or any adjournment or postponement of the special meeting.

        The Pacific Premier board of directors has unanimously approved the merger agreement and the transactions contemplated therein and has determined that the merger is in the best interests of Pacific Premier and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the issuance of shares of Pacific Premier common stock in connection with the merger and "FOR" approval of the proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

        If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Pacific Premier common stock, please contact Steven R. Gardner, Pacific Premier's President and Chief Executive Officer, at (949) 864-8000, or Allen Nicholson, Pacific Premier's Executive Vice President, Chief Financial Officer and Corporate Secretary, at (949) 864-8000.

        Your vote is very important.    Whether or not you plan to attend the Pacific Premier special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors

Steven R. Gardner President and Chief Executive Officer

Irvine, California
December 17, 2015

Security California Bancorp
3403 Tenth Street
Suite 830
Riverside, California 92501

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on January 25, 2016

To the shareholders of Security California Bancorp:

        We will hold a special meeting of shareholders of Security California Bancorp, or SCB, to be held at 10:00 a.m., Pacific Time, on Monday, January 25, 2016 at The Mission Inn Hotel and Spa, in the Spanish Art Gallery Room, located at 3649 Mission Inn Avenue, Riverside, California 92501, for the following purposes:

  1.
  Approval of the Merger Agreement.    To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated as of September 30, 2015, by and between Pacific Premier Bancorp, Inc. and SCB, referred to in this notice as the merger agreement, pursuant to which SCB will merge with and into Pacific Premier with Pacific Premier as the surviving institution. This transaction is referred to in this notice as the merger. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part; and

  2.
  Adjournment.    To consider and vote upon a proposal to adjourn the SCB special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the SCB special meeting to approve the merger agreement.

        No other business may be conducted at the special meeting.

        We have fixed the close of business on December 18, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the SCB special meeting. Only holders of SCB common stock of record at the close of business on that date will be entitled to notice of and to vote at the SCB special meeting or any adjournment or postponement of the special meeting.

        The SCB board of directors has unanimously approved the merger agreement and the transactions contemplated therein. Based on SCB's reasons for the merger described in the attached joint proxy statement/prospectus, the SCB board of directors has determined that the merger is in the best interests of SCB and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the merger agreement and "FOR" approval of the proposal to adjourn the SCB special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the SCB special meeting to approve the merger agreement.

        Holders of SCB common stock have the right to dissent from the merger and assert dissenters' rights, provided the specific requirements of California law governing dissenters' rights are followed. A copy of the provisions of the California General Corporation Law, which govern dissenters' rights, is attached as Appendix D to the accompanying joint proxy statement/prospectus.

        If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of SCB common stock, please contact Ernest Hwang, SCB's President, or Michael Vanderpool, SCB's Executive Vice President and Corporate Secretary, each at (951) 368-2265.

        Your vote is very important.    Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone prusuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors
James A. Robinson Chairman and Chief Executive Officer

Riverside, California
December 17, 2015

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Pacific Premier from documents that are not included in or delivered with this document. Pacific Premier shareholders and SCB shareholders can obtain these documents through the website of the Securities and Exchange Commission, or the Commission, at http://www.sec.gov, or by requesting them in writing or by telephone from Pacific Premier as follows:

Pacific Premier Bancorp, Inc.
17901 Von Karman Ave.
Suite 1200
Irvine, California 92614
Attention: Allen Nicholson
Telephone: (949) 864-8000

        If any Pacific Premier shareholder or SCB shareholder would like to request documents, please do so by Friday, January 15, 2016 in order to receive them before the Pacific Premier special meeting or the SCB special meeting, as the case may be.

PACIFIC PREMIER SHAREHOLDERS

        If you are a Pacific Premier shareholder and have questions about the issuance of shares of Pacific Premier common stock in connection with the merger or the Pacific Premier special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the Pacific Premier proxy solicitation, you may contact Steven Gardner, Pacific Premier's President and Chief Executive Officer, or Allen Nicholson, Pacific Premier's Executive Vice President, Chief Financial Officer and Corporate Secretary, at the following address:

Pacific Premier Bancorp, Inc.,
17901 Von Karman Ave.
Suite 1200
Irvine, California 92614

or at the following telephone number:

(949) 864-8000

SCB SHAREHOLDERS

        If you are a SCB shareholder and have questions about the merger, the merger agreement or the SCB special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the SCB proxy solicitation, you may contact Ernest Hwang, SCB's President, or Michael Vanderpool, SCB's Executive Vice President and Corporate Secretary, at the following address:

Security California Bancorp
3403 Tenth Street
Suite 830
Riverside, California 92501

or at the following telephone number:

(951) 368-2265

        SCB does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the Commission.

        For additional information, please see "Where You Can Find More Information" beginning on page 164.

i

QUESTIONS AND ANSWERS
ABOUT THE MERGER AND THE SPECIAL MEETINGS

        The following are some questions that you may have regarding the merger and the special meetings, and brief answers to those questions. Pacific Premier and SCB advise you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meetings of Pacific Premier and SCB. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 164.

Q:
What am I being asked to vote on?

A:
Pacific Premier and SCB have entered into an agreement and plan of reorganization, which we refer to as the merger agreement, pursuant to which Pacific Premier would acquire SCB. If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, SCB will be merged with and into Pacific Premier with Pacific Premier as the surviving entity. Immediately thereafter, SCB's wholly-owned bank subsidiary, Security Bank of California, will be merged with and into Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity.

  If you are a Pacific Premier shareholder, you are being asked to vote to approve the issuance of shares of common stock of Pacific Premier, or Pacific Premier common stock, to be issued in connection with the merger. If you are a SCB shareholder, you are being asked to vote to approve the merger agreement. As a result of the merger, SCB will cease to exist and SCB shareholders will exchange each of their shares of common stock of SCB, or SCB common stock, for the merger consideration, consisting of 0.9629 shares of Pacific Premier common stock, subject to adjustment prior to the consummation of the merger, as further described in "The Merger—The Merger Consideration" beginning on page 74.

  Each of the Pacific Premier and SCB shareholders is also being asked to consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting of their respective shareholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of either or both special meetings to approve the matters being presented at such special meetings.

  The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of Pacific Premier common stock in the merger and SCB shareholders approve the merger agreement. At each of the shareholders' meetings, Pacific Premier and SCB shareholders will vote on the proposals necessary to complete the merger. Information about these shareholders' meetings, the merger agreement and the merger and the other business to be considered by shareholders at each of the shareholders' meetings is contained in this document.

  This document constitutes both a joint proxy statement of Pacific Premier and SCB and a prospectus of Pacific Premier. It is a joint proxy statement because each of the boards of directors of Pacific Premier and SCB is soliciting proxies using this document for their respective shareholders. It is a prospectus because Pacific Premier, in connection with the merger, is offering shares of Pacific Premier common stock in exchange for outstanding shares of SCB common stock in the merger.

Q:
Will SCB shareholders be able to trade the Pacific Premier common stock that they receive in the merger?

A:
Yes. The Pacific Premier common stock issued in the merger to SCB shareholders will be listed on the NASDAQ Global Select Market under the symbol "PPBI." Unless you are deemed an "affiliate" of Pacific Premier, you may sell the shares of Pacific Premier common stock you receive in the merger without restriction.

Q:
Why is my vote important?

A:
The merger agreement must be approved by the holders of a majority of the outstanding shares of SCB common stock. The issuance of the Pacific Premier common stock in connection with the merger must be approved by the holders of Pacific Premier common stock constituting at least of a majority of the shares for which votes are cast at the Pacific Premier special meeting. The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of Pacific Premier common stock in the merger and SCB shareholders approve the merger agreement. The Pacific Premier shareholders will vote on the applicable proposals necessary to complete the merger at the Pacific Premier special meeting and the SCB shareholders will vote on the applicable proposals necessary to complete the merger at the SCB special meeting. Information about the Pacific Premier special meeting and the SCB special meeting, the merger and the other business to be considered by shareholders at each of the special meetings is contained in this document.

  If you are a SCB shareholder and you do not vote, it will have the same effect as a vote against the merger agreement. Holders of 1,841,853 shares of SCB common stock, representing approximately 30.50% of the outstanding shares of SCB common stock, have signed shareholder agreements with Pacific Premier agreeing to vote in favor of the merger agreement.

  If a Pacific Premier shareholder does not vote, it will have no impact on the proposal to approve the issuance of the Pacific Premier common stock in connection with the merger.

Q:
Why must the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock in connection with the merger?

A:
The Pacific Premier shareholders are required to approve the issuance of shares of the Pacific Premier common stock, which is estimated to equate to approximately 27% of Pacific Premier's issued and outstanding shares of common stock, in connection with the merger because Pacific Premier is listed on the NASDAQ Global Select Market and is subject to the NASDAQ Global Select Market listing rules. Because Pacific Premier will likely issue in excess of 20% of its outstanding shares of common stock to the SCB shareholders in connection with the merger, under the NASDAQ Global Select Market listing rules, the shareholders of Pacific Premier are required to approve the issuance of shares of Pacific Premier common stock in connection with the merger. The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock in the merger.

Q:
What do each of the Pacific Premier and the SCB boards of directors recommend?

A:
The Pacific Premier board of directors unanimously recommends that Pacific Premier shareholders vote "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the issuance of Pacific Premier common stock in connection with the merger.

  The SCB board of directors unanimously recommends that SCB shareholders vote "FOR" approval of the merger agreement and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

Q:
Will I have dissenters' rights in connection with the merger?

A:
Only holders of SCB common stock have the right to dissent from the merger and assert dissenters' rights, provided the requirements of California law governing dissenters' rights are specifically followed. Please read the section entitled "The Merger—Dissenters' Rights" beginning on page 99 and the sections of California law, which are set forth in Appendix D to this proxy statement/prospectus.

  Pacific Premier has the option to terminate the merger agreement if dissenters' rights are perfected and exercised with respect to ten percent (10%) or more of the outstanding shares of SCB common stock. Please see "The Merger—Conditions to the Merger" beginning on page 78.

Q:
Are there any risks I should consider in deciding whether I vote for the matters required to be voted on by the respective shareholders of Pacific Premier and SCB?

A:
Yes. Set forth under the heading of "Risk Factors," beginning on page 28, are a number of risk factors that each of the shareholders of Pacific Premier and SCB should consider carefully.

Q:
When do Pacific Premier and SCB expect to complete the merger?

A:
The parties expect to complete the merger in the first quarter of 2016. However, there is no assurance when or if the merger will occur. Prior to the consummation of the merger, SCB shareholders must approve the merger agreement at the SCB special meeting, Pacific Premier shareholders must approve the issuance of Pacific Premier common stock in connection with the merger at the Pacific Premier special meeting and all requisite bank regulatory approvals must be obtained and other conditions to the consummation of the merger must be satisfied.

Q:
When and where is the Pacific Premier special meeting?

A:
The Pacific Premier special meeting will be held at 9:00 a.m., Pacific Time, on January 25, 2016 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614.

Q:
Who is entitled to vote at the Pacific Premier special meeting?

A:
The holders of record of Pacific Premier common stock at the close of business on December 18, 2015 which is the date Pacific Premier's board of directors has fixed as the record date for the Pacific Premier special meeting, are entitled to vote at the Pacific Premier special meeting.

Q:
When and where is the SCB special meeting?

A:
The SCB special meeting will be held at 10:00 a.m., Pacific Time, on Monday, January 25, 2016 at The Mission Inn Hotel and Spa, in the Spanish Art Gallery Room, located at 3649 Mission Inn Avenue, Riverside, California 92501.

Q:
Who is entitled to vote at the SCB special meeting?

A:
The holders of record of SCB common stock at the close of business on December 18, 2015 which is the date SCB's board of directors has fixed as the record date for the SCB special meeting, are entitled to vote at the SCB special meeting.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, indicate on your proxy card how you want your shares of SCB common stock or Pacific Premier common stock, as the case may be, to be voted. Then sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible or follow the instructions to vote via the Internet or by telephone indicated on the proxy card.

Q:
If my shares are held in street name by my bank, broker, or other nominee will my bank, broker or other nominee automatically vote my shares for me?

A:
No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.

Q:
What if I abstain from voting or fail to instruct my bank, broker or other nominee?

A:
If you are a holder of SCB common stock and you abstain from voting or fail to instruct your bank, broker or other nominee to vote your shares and the bank, broker or other nominee submits an unvoted proxy, referred to as a broker non-vote, then the abstention or broker non-vote will be counted towards a quorum at the special meeting, but it will have the same effect as a vote against approval of the merger agreement.

  Abstentions and broker non-votes of shares of SCB common stock will not have any effect on the proposal of the SCB board of directors to adjourn the special meeting, if the number of affirmative votes cast for the adjuournment is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the special meeting. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the proposal of the SCB board of directors to adjourn the SCB special meeting.

  Abstentions and broker non-votes of shares of Pacific Premier common stock will not have any effect on the approval of the issuance of Pacific Premier common stock in connection with the merger or the adjournment of the Pacific Premier special meeting.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. While not required to, all Pacific Premier shareholders are invited to attend the Pacific Premier special meeting. Likewise, all SCB shareholders are invited to attend the SCB special meeting. Shareholders of record can vote in person at their respective special meeting. If your shares are held in street name, then you are not the shareholder of record and you must bring a legal proxy from your broker, bank or other nominee confirming that you are the beneficial owner of the shares in order to vote in person at the applicable special meeting.

Q:
Can I change my vote?

A:
Yes. Regardless of the method used to cast a vote, you may change your vote at any time before your proxy is voted at the Pacific Premier special meeting or the SCB special meeting. You may do so in one of the following ways:

•
if you are a SCB shareholder, by delivering to SCB prior to the SCB special meeting a written notice of revocation addressed to Michael Vanderpool, Executive Vice President and Corporate Secretary, Security California Bancorp, 3403 Tenth Street, Suite 830, Riverside, California 92501;

  •
  if you are a Pacific Premier shareholder, by delivering to Pacific Premier prior to the Pacific Premier special meeting, a written notice of revocation addressed to Allen Nicholson, Executive Vice President, Chief Financial Officer and Corporate Secretary, Pacific Premier, 17901 Von Karman Ave., Suite 1200, Irvine, California 92614;

  •
  completing, signing and returning a new proxy card with a later date before the date of the applicable special meeting, and any earlier proxy will be revoked automatically; or

  •
  attending the Pacific Premier special meeting or the SCB special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the Pacific Premier special meeting or the SCB special meeting, as the case may be, without voting will not revoke an earlier proxy voted by such person.

  If you have instructed a bank, broker or other nominee to vote your shares of either SCB or Pacific Premier common stock, you must follow directions received from the bank, broker or other nominee to change such vote.

Q:
Will SCB be required to submit the merger agreement to its shareholders even if the SCB board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the SCB special meeting, SCB is required to submit the merger agreement to its shareholders even if the SCB board of directors has withdrawn, modified or qualified its recommendation, consistent with the terms of the merger agreement.

Q:
What is the procedure for sending in SCB stock certificates?

A:
Promptly following the closing of the merger, SCB shareholders will be receiving a transmittal letter that will provide instructions for SCB shareholders to surrender their SCB common stock certificates in exchange for the merger consideration. SCB shareholders should follow the instructions in the transmittal letter for how to deliver their SCB common stock certificates in exchange for the merger consideration. The SCB common stock certificates should NOT be sent with your proxy card now. Instead, follow the instructions in the transmittal letter and use the separate envelope specifically provided with the transmittal letter for returning the SCB stock certificates.

Q:
Who should I call with questions?

A:
If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of SCB common stock, please contact Ernest Hwang, SCB's President, at (951) 368-2265, or Michael Vanderpool, SCB's Executive Vice President and Corporate Secretary, at (951) 368-2265.

  If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Pacific Premier common stock, please contact Steven R. Gardner, Pacific Premier's President and Chief Executive Officer, at (949) 864-8000, or Allen Nicholson, Pacific Premier's Executive Vice President, Chief Financial Officer and Corporate Secretary, at (949) 864-8000.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to the shareholders of Pacific Premier and the shareholders of SCB. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 164. Page references are included in this summary to direct the reader to a more complete description of the topics.

        Throughout this joint proxy statement/prospectus, "Pacific Premier" refers to Pacific Premier Bancorp, Inc.,"SCB" refers to Security California Bancorp and "Security Bank" refers to Security Bank of California. Also, throughout this joint proxy statement/prospectus, the Agreement and Plan of Reorganization, dated as of September 30, 2015 by and between Pacific Premier and SCB, is referred to as the "merger agreement." The merger of SCB with and into Pacific Premier is referred to as the "merger" and the Pacific Premier common stock to be issued to SCB shareholders in consideration for their SCB common stock, as well as any cash issued in lieu of fractional shares, is referred to as the "merger consideration."

Parties to the Proposed Merger (Page 42)

        Pacific Premier Bancorp, Inc.    Pacific Premier is a California-based bank holding company for Pacific Premier Bank, a California-chartered commercial bank. Pacific Premier's principal asset is all of the capital stock of Pacific Premier Bank. Pacific Premier Bank provides banking services to businesses, professionals, real estate investors, non-profit organizations and consumers in its primary market area of Southern California through 16 locations in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, Riverside, San Bernadino, San Diego, Seal Beach and Tustin, California. Through Pacific Premier Bank's branches and its Internet website at www.ppbi.com, Pacific Premier Bank offers a broad array of loan and deposit products as well as cash management services principally to businesses and to a lesser extent consumer customers.

        As of September 30, 2015, Pacific Premier had, on a consolidated basis, total assets of $2.7 billion, total stockholders' equity of $290.8 million and total deposits of $2.1 billion. At September 30, 2015, Pacific Premier had real estate loans and business loans collateralized by real estate totaling 72% of its gross loan portfolio.

        Pacific Premier's principal executive offices are located at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and its telephone number is (949) 864-8000.

        Security California Bancorp.    SCB is a California based bank holding company for Security Bank, a state chartered banking corporation headquartered in Riverside, California. Security Bank received its California bank charter and commenced banking operations in June 20, 2005. It maintains six full-service banking centers in Riverside, San Bernardino, Redlands, Orange, Palm Desert, and Murrieta. It also maintains a loan production office in Irwindale and an operations and support office in San Bernardino. As of September 30, 2015, SCB had, on a consolidated basis, total assets of $733 million, total deposits of $648 million and total shareholders' equity of $79.0 million.

        SCB's principal executive offices are located at 3403 Tenth Street, Suite 830, Riverside, California 92501 and its telephone number is (951) 368-2265.

The Merger (Page 42)

        The merger agreement is attached to this joint proxy statement/prospectus as Appendix A, which is incorporated by reference into this joint proxy statement/prospectus. Please read the entire merger agreement. It is the legal document that governs the merger. Pursuant to the terms and conditions set forth in the merger agreement, SCB will be acquired by Pacific Premier in a transaction in which SCB will merge with and into Pacific Premier, with Pacific Premier as the surviving institution. Immediately following the consummation of the merger, Security Bank will be merged with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution. The parties expect to complete the mergers in the first quarter of 2016.

Pacific Premier's Reasons for Merger and Factors Considered by Pacific Premier's Board of Directors (Page 48)

        As part of its business strategy, Pacific Premier evaluates opportunities to acquire bank holding companies, banks and other financial institutions, which is an important element of its strategic plan. The acquisition of SCB is consistent with this strategy. Pacific Premier believes that the acquisition of SCB will (i) create opportunities for Pacific Premier Bank to provide additional products and services to the SCB customers, (ii) strengthen Pacific Premier Bank's deposit base with low cost core deposits and (iii) solidify its brand within its existing footprint within Orange County, the Inland Empire region of Southern California and the broader Coachella Valley.

        Based on Pacific Premier's reasons for the merger described in this joint proxy statement/prospectus, including the fairness opinion of D.A. Davidson & Co., or Davidson, an independent investment banking firm, the Pacific Premier board of directors believes that the merger is fair to Pacific Premier's shareholders and in their best interests, and unanimously recommends that Pacific Premier shareholders vote "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger. For a discussion of the circumstances surrounding the merger and the factors considered by Pacific Premier's board of directors in approving the merger agreement, see "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 48.

SCB's Reasons for Merger and Factors Considered by SCB's Board of Directors (Page 49)

        Based on SCB's reasons for the merger described in this joint proxy statement/prospectus, including the fairness opinion of Oppenheimer & Co. Inc., or Oppenheimer, an independent investment banking firm, the SCB board of directors believes that the merger is fair to SCB shareholders and in their best interests, and unanimously recommends that SCB shareholders vote "FOR" approval of the merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by SCB's board of directors in approving the merger agreement, see "The Merger—SCB's Reasons for the Merger" beginning on page 49.

Pacific Premier's Financial Advisor Believes that the Merger Consideration payable by Pacific Premier to SCB shareholders in the Merger is Fair, From a Financial Point of View, to Pacific Premier (Page 51)

        Davidson delivered its written opinion to Pacific Premier's board of directors that, as of September 30, 2015, and based upon and subject to assumptions made, procedures followed, matters considered and limitations and qualification on the review undertaken set forth in its opinion, the merger consideration to be paid by Pacific Premier to SCB shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to Pacific Premier.

        The full text of the written opinion of Davidson, dated September 30, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken is attached as Appendix B to this joint proxy statement/prospectus. Pacific Premier's shareholders should read the opinion in its entirety. Davidson provided its opinion for the information and assistance of Pacific Premier's board of directors in connection with its consideration of the transaction. The Davidson opinion does not address the underlying business decision to proceed with the merger and is not a recommendation as to how any holder of Pacific Premier common stock should vote on matters to be considered at the Pacific Premier special meeting.

SCB's Financial Advisor Provided a Fairness Opinion to SCB's Board of Directors in connection with the Merger (Page 66)

        Oppenheimer delivered its written opinion to SCB's board of directors that, as of September 30, 2015, and based upon and subject to assumptions made, procedures followed, matters considered and limitations and qualification on the review undertaken set forth in its opinion, the merger consideration to be paid by Pacific Premier to SCB shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to SCB and the holders of SCB common stock.

        The full text of the written opinion of Oppenheimer, dated September 30, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken is attached as Appendix C to this joint proxy statement/prospectus. SCB's shareholders should read the opinion in its entirety. Oppenheimer provided its opinion for the information and assistance of SCB's board of directors in connection with its consideration of the transaction. The Oppenheimer opinion does not address the underlying business decision to proceed with the merger and is not a recommendation as to how any holder of SCB common stock should vote on matters to be considered at the SCB special meeting.

SCB Shareholders Will Receive Shares of Pacific Premier Common Stock for Each Share of SCB Common Stock Exchanged in the Merger (Page 74)

        At the effective time of the merger, each outstanding share of SCB common stock (subject to certain exceptions) will, by virtue of the merger and without any action on the part of an SCB shareholder, be converted into the right to receive 0.9629 shares of Pacific Premier common stock, subject to upward or downward adjustment based on changes in the stock price of Pacific Premier common stock as described below. Cash will be paid in lieu of any fractional share interest.

Merger Consideration and Possible Adjustment.

        The merger consideration of 0.9629 shares of Pacific Premier common stock is subject to possible downward or upward adjustment based on the average closing stock price of Pacific Premier common stock for the 20 trading day period ending on the fifth business day prior to the effective time of the merger, or the Pacific Premier average share price. If the Pacific Premier average share price is greater than $22.391, then the merger consideration will be adjusted downward to equal (i) $21.560 divided by (ii) the Pacific Premier average share price, rounded to the nearest ten-thousandth. If the Pacific Premier average share price is less than $16.550, then the merger consideration will be adjusted upward to equal (x) $15.936 divided by (y) the Pacific Premier average share price, rounded to the nearest ten-thousandth. The thresholds for the Pacific Premier average share price identified above of $22.391 and $16.550 were based on a 15% increase and decrease, respectively, from the 20-day average share price of Pacific Premier common stock of $19.47 as of August 31, 2015, which is the date the parties agreed upon for establishing any possible adjustment to the merger consideration. Assuming a closing date of December 16, 2015, which is the date immediately prior to the date of filing of this joint proxy statement/prospectus, the Pacific Premier average share price would be calculated to be $22.98, and therefore the merger consideration would be adjusted to 0.9383 shares of Pacific Premier common stock. If this adjustment were to occur, the merger consideration would amount to approximately $120.7 million, based on a $21.30 closing price of Pacific Premier's common stock on December 16, 2015, or $19.99 per SCB common share, and would result in 5,666,635 shares of Pacific Premier common stock being issued.

        The per share stock consideration of 0.9629 shares of Pacific Premier common stock is also subject to possible downward adjustment in the event certain of SCB's aggregate transaction-related expenses exceed amounts specified in the merger agreement, as described below under "The Merger—Expenses of the Merger" at page 97.

Aggregate Merger Consideration.

        The total consideration to be paid by Pacific Premier in connection with the merger to the SCB shareholders and the holders of stock options to purchase shares of SCB's common stock is referred to in this joint proxy statement/prospectus as the aggregate merger consideration. In this joint proxy statement/prospectus, we refer to each stock option to purchase shares of SCB's common stock as an SCB option.

        Upon completion of the merger and based on a $20.32 closing price of Pacific Premier's common stock on Sepbember 30, 2015 approximately $118.9 million of aggregate merger consideration will be payable to the SCB shareholders and the holders of SCB options. For SCB shareholders, this implies an aggregate consideration of $19.57 per SCB common share. The foregoing sentence assumes (i) that the holders of SCB options will receive 100% cash consideration in connection with the cancellation of their respective SCB options based on $18.75 price per share and that there are 267,129 SCB options outstanding at the closing with a weighted average exercise price of $15.88 per share, (ii) there are 6,039,257 shares of SCB common stock outstanding at the closing, and (iii) the SCB shareholders will receive an aggregate of 5,815,201 shares of Pacific Premier common stock after applying the exchange ratio of 0.9629 and that there is no adjustment to the merger consideration.

Merger Consideration Example.

        The following table illustrates what the exchange ratio and aggregate merger consideration values would be depending upon changes to the Pacific Premier average share price, ranging from 20% above $20.32 per share, which was the closing price per share of Pacific Premier's common stock on September 30, 2015, the date prior to announcement of entry into the merger agreement by the parties, to 20% below $20.32 per share. The table also illustrates the values which would result to the extent that the Pacific Premier average share price reached the cap or collar price of $22.391 or $16.550, respectively, which would constitute 10.19% increase and 18.55% decrease, respectively, from a $20.32 share price of Pacific Premier common stock. The following table assumes there are 6,039,257 shares of SCB common stock outstanding as of the closing date. The table reflects that the merger consideration paid will consist of whole shares of Pacific Premier common stock and that an aggregate of $766,660 in cash will be paid to holders of outstanding options to acquire shares of SCB common stock. The table does not reflect the fact that cash will be paid in lieu of fractional shares of Pacific Premier common stock.

Pacific Premier Average Share Price	Percentage Change from Pacific Premier Average Share Price as of September 30, 2015	Exchange Ratio(1)	Value of Pacific Premier Common Stock Received Per Share of SCB Common Stock	Number of shares of Pacific Premier Common Stock Issued	Aggregate Value of Merger Consideration(2)(3)
$24.384	20.00%	0.8842	$21.56	5,339,911	$130,975,051
$23.876	17.50%	0.9030	$21.56	5,453,449	$130,973,210
$23.368	15.00%	0.9226	$21.56	5,571,819	$130,968,915
$22.860	12.50%	0.9431	$21.56	5,695,623	$130,968,608
$22.352	10.00%	0.9629	$21.52	5,815,201	$130,748,023
$21.844	7.50%	0.9629	$21.03	5,815,201	$127,793,901
$21.336	5.00%	0.9629	$20.54	5,815,201	$124,839,779
$20.828	2.50%	0.9629	$20.06	5,815,201	$121,885,657
$20.320	0.00%	0.9629	$19.57	5,815,201	$118,931,535
$19.812	–2.50%	0.9629	$19.08	5,815,201	$115,977,414
$19.304	–5.00%	0.9629	$18.59	5,815,201	$113,023,292
$18.796	–7.50%	0.9629	$18.10	5,815,201	$110,069,170
$18.288	–10.00%	0.9629	$17.61	5,815,201	$107,115,048
$17.780	–12.50%	0.9629	$17.12	5,815,201	$104,160,926
$17.272	–15.00%	0.9629	$16.63	5,815,201	$101,206,804
$16.764	–17.50%	0.9629	$16.14	5,815,201	$98,252,682
$16.256	–20.00%	0.9803	$15.94	5,920,284	$97,006,791

(1)
Exchange ratio has been rounded to the nearest ten-thousandth.

(2)
Includes $766,660, which is the aggregate cash amount payable to holders of outstanding SCB options.

(3)
Reflects the maximum value for Pacific Premier common stock to the extent that average share price is greater than $24.384 and the minimum value for Pacific Premier common stock to the extent the Pacific Premier average share price is less than $16.256. Assumes no adjustment resulting from the amount of SCB's transaction-related expenses. See "The Merger—Expenses of the Merger" on page 97.

        The implied value on December 16, 2015 of the merger consideration to be paid to SCB shareholders was $20.51, which amount was based on the closing price per share of Pacific Premier common stock on that date and the assumption that the merger consideration of 0.9629 shares of Pacific Premier common stock for each share of SCB common stock is not adjusted. The value of the merger consideration will (i) fluctuate based on the market price of Pacific Premier common stock and such value on the closing date of the merger, (ii) be subject to upward or downward adjustment if the Pacific Premier average share price is either less than $16.550 or greater than $22.391, and (iii) be subject to downward adjustment in the event certain of SCB's aggregate transaction-related expenses exceed amounts specified in the merger agreement, and therefore, the value of the stock portion of the merger consideration will not be known at the time the SCB shareholders vote on the merger agreement or at the time the Pacific Premier shareholders vote on the issuance of the Pacific Premier common stock in connection with the merger. Pacific Premier's common stock is listed on the Nasdaq Global Select Market under the symbol "PPBI." Shareholders of SCB and Pacific Premier should obtain current market quotations for the Pacific Premier common stock.

        Upon completion of the merger, and based on 6,039,257 shares of SCB common stock outstanding as of the date of this joint proxy statement/prospectus and assuming there is no adjustment to the merger consideration, SCB shareholders are expected to receive 5,815,201 shares of Pacific Premier common stock. Following the completion of the merger, and based on 21,510,746 shares of Pacific Premier common stock outstanding as of December 16, 2015, the former SCB shareholders will own approximately 21% of the outstanding shares of Pacific Premier common stock and the current shareholders of Pacific Premier will own the remaining approximately 79% of the outstanding shares of Pacific Premier common stock.

        The examples above are illustrative only and are based on the assumptions indicated. The value of the merger consideration that an SCB shareholder actually receives will be based on the actual Pacific Premier average share price calculated prior to completion of the merger.

Fractional Shares.

        No fractional shares of Pacific Premier common stock will be issued, and in lieu thereof, each holder of SCB common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the Pacific Premier average share price, rounded to the nearest whole cent.

What Will Happen to Outstanding SCB Stock Options (Page 77)

        Pursuant to the terms of the merger agreement, each SCB option that is outstanding and unexercised will be cancelled in accordance with the Security California Bancorp 2015 Equity Incentive Plan and the Security California Bancorp 2005 Amended and Restated Equity Incentive Plan, as the case may be, referred to in this joint proxy statement/prospectus as the SCB Stock Option Plans, upon the closing of the merger, and each holder of such SCB option will be entitled to receive from Pacific Premier, at the effective time of the merger, a single lump sum cash payment equal to the product of (i) the aggregate number of shares of SCB common stock subject to such SCB option immediately prior to the closing of the merger, and (ii) the excess, if any, of $18.75 over the exercise price per share of such SCB option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such SCB option is equal to or greater than $18.75, such SCB option will be canceled without any cash payment being made in respect thereof.

Transmittal Materials (Page 77)

        After the transmittal materials have been received and processed and following the closing of the merger, the SCB shareholders will be sent the Pacific Premier common stock and any cash in lieu of fractional shares to which they are entitled. If a SCB shareholder holds shares in street name, he or she will receive information from his or her bank, broker or other nominee advising such SCB shareholder of the process for receiving the Pacific Premier common stock and any cash in lieu of fractional shares to which he or she is entitled.

        Each SCB shareholder will need to surrender his or her SCB common stock certificates to receive the appropriate merger consideration, but such SCB shareholder should not send any certificates now. Each SCB shareholder will receive detailed instructions on how to exchange his or her shares along with transmittal materials.

Per Share Market Price and Dividend Information (Page 103)

        Shares of Pacific Premier common stock currently trade on the Nasdaq Global Select Market under the symbol "PPBI." Shares of SCB common stock are quoted on the OTC Market Group's OTCQB platform, which is the middle tier of the OTC Market Group, under the symbol "SCAF."

        The following table sets forth the closing sale prices of (i) Pacific Premier common stock as reported on the Nasdaq Stock Market, and (ii) SCB common stock as quoted on the OTCQB, on September 29, 2015, the last trading-day before Pacific Premier announced the merger, and on December 16, 2015, the last practicable trading-day before the distribution of this joint proxy statement/prospectus. To help illustrate the market value of the per share merger consideration to be received by SCB's shareholders, the following table also presents the equivalent market value per share of SCB common stock as of September 29, 2015 and December 16, 2015, which were determined by multiplying the closing price for the Pacific Premier common stock on those dates by the exchange ratio of 0.9629 of a share of Pacific Premier common stock for each share of SCB common stock. The equivalent market value per share of SCB common stock presented below does not reflect the possible upward or downward adjustment if the Pacific Premier average share price is either less than $16.550 or greater than $22.391, or the possible downward adjustment in the event certain of SCB's aggregate transaction-related expenses exceed amounts specified in the merger agreement. See "The Merger—The Merger Consideration" beginning on page 74 for additional information about the merger consideration to be received by holders of SCB common stock.

	Pacific Premier Common Stock	SCB Common Stock	Equivalent Market Value Per Share of SCB
At September 29, 2015	$20.30	$13.00	$19.547
At December 16, 2015	$21.30	$20.15	$20.51

        The market price of Pacific Premier common stock and SCB common stock will fluctuate prior to the date of each of Pacific Premier's and SCB's special meeting and the date such SCB shareholder receives the merger consideration. SCB shareholders should obtain a current price quotation for the shares of Pacific Premier common stock to update the implied value for a share of SCB common stock.

        Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future. It is Pacific Premier's current policy to retain earnings to provide funds for use in its business.

        SCB has never declared or paid dividends on its common stock. Pursuant to the merger agreement, SCB has certain restrictions on the payment of dividends to its shareholders pending the closing of the merger. See "The Merger—Business Pending the Merger" beginning on page 81.

Material Federal Income Tax Consequences of the Merger (Page 94)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/prospectus as the Code, and it is a condition to completion of the merger that Pacific Premier and SCB receive a legal opinion to that effect. If the merger is completed, the merger consideration that will be paid to the holders of SCB common stock will consist of shares of Pacific Premier common stock (and cash for any fractional shares).

        Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in "The Merger—Material Federal Income Tax Consequences" of this joint proxy statement/prospectus, an SCB shareholder that is a U.S. holder generally will not recognize gain or loss on such exchange, other than with respect to cash received in lieu of fractional shares of Pacific Premier common stock.

        Tax matters are complicated, and the tax consequences of the merger to a particular SCB shareholder will depend in part on such shareholder's individual circumstances. Accordingly, each SCB shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Date, Time and Location of the Pacific Premier Special Meeting (Page 34)

        The Pacific Premier special meeting will be held at 9:00 a.m., Pacific Time, on January 25, 2016 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. At the Pacific Premier special meeting, Pacific Premier shareholders will be asked to:

  •
  approve the issuance of Pacific Premier common stock in connection with the merger; and

  •
  approve a proposal to adjourn the Pacific Premier special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of Pacific Premier common stock in connection with the merger.

Date, Time and Location of the SCB Special Meeting (Page 38)

        The SCB special meeting will be held at 10:00 a.m., Pacific Time, on Monday, January 25, 2016 at The Mission Inn Hotel and Spa, in the Spanish Art Gallery Room, located at 3649 Mission Inn Avenue, Riverside, California 92501. At the SCB special meeting, SCB shareholders will be asked to:

  •
  approve the merger agreement; and

  •
  approve a proposal to adjourn the SCB special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the SCB special meeting to approve the merger agreement.

Record Date and Voting Rights for the Pacific Premier Special Meeting (Page 35)

        Each Pacific Premier shareholder is entitled to vote at the Pacific Premier special meeting if he or she owned shares of Pacific Premier common stock as of the close of business on December 18, 2015, the record date for the Pacific Premier special meeting. Each Pacific Premier shareholder will have one vote at the Pacific Premier special meeting for each share of Pacific Premier common stock that he or she owned on that date.

        Pacific Premier shareholders of record may vote by mail or by attending the Pacific Premier special meeting and voting in person. Each proxy returned to Pacific Premier by a holder of Pacific Premier common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed Pacific Premier proxy that is returned, such proxy will be voted "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger and "FOR" the proposal to adjourn the Pacific Premier special meeting if necessary to permit further solicitation of proxies on the proposal to approve the issuance of Pacific Premier common stock in connection with the merger.

Record Date and Voting Rights for the SCB Special Meeting (Page 39)

        Each SCB shareholder is entitled to vote at the SCB special meeting if he or she owned shares of SCB common stock as of the close of business on December 18, 2015, the record date for the SCB special meeting. Each SCB shareholder will have one vote at the special meeting for each share of SCB common stock that he or she owned on that date.

        SCB shareholders of record may vote by mail or by attending the SCB special meeting and voting in person. Each proxy returned to SCB by a holder of SCB common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed SCB proxy that is returned, such proxy will be voted "FOR" approval of the merger agreement and "FOR" the proposal to adjourn the SCB special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Approval of the Issuance of Pacific Premier Common Stock in Connection with the Merger by the Pacific Premier Shareholders Requires that a Majority of the Shares of Pacific Premier Common Stock for which Votes Are Cast at the Pacific Premier Special Meeting to be Voted in Favor of the Issuance of Pacific Premier Common Stock in Connection with the Merger (Page 37)

        The affirmative vote of the holders of a majority of shares of Pacific Premier common stock for which votes are cast at the Pacific Premier special meeting is necessary to approve the issuance of the Pacific Premier common stock in connection with the merger. At the close of business on the record date, there were 21,510,746 shares of Pacific Premier common stock outstanding held by 420 holders of record. Each holder of record of Pacific Premier common stock on the record date is entitled to one vote for each share held on all matters to be voted upon at the Pacific Premier special meeting. If a Pacific Premier shareholder does not vote, it will have no impact on the proposal to approve the issuance of the Pacific Premier common stock in connection with the merger.

Approval of the Merger Agreement Requires the Affirmative Vote of Holders of a Majority of the Issued and Outstanding Shares of SCB Common Stock (Page 41)

        The affirmative vote of the holders of a majority of the issued and outstanding shares of SCB common stock is necessary to approve the merger agreement on behalf of SCB. At the close of business on the record date, there were 6,039,257 shares of SCB common stock outstanding held by 294 holders of record. Each holder of record of SCB common stock on the record date is entitled to one vote for each share held on all matters to be voted upon at the special meeting. If a SCB shareholder does not vote, it will have the same effect as a vote against the merger agreement.

        Holders of 1,850,285 shares of SCB common stock, representing approximately 30.64% of the outstanding shares of SCB common stock, have signed shareholder agreements with Pacific Premier agreeing to vote their shares of SCB common stock in favor of the merger agreement.

Management of Pacific Premier Owns Shares Which May Be Voted at the Pacific Premier Special Meeting

        As of the record date, the executive officers and directors of Pacific Premier, as a group, held 486,491 shares of Pacific Premier common stock, or approximately 2% of the outstanding Pacific Premier common stock. While the executive officers and directors of Pacific Premier have not entered into voting agreements agreeing to vote their shares of Pacific Premier common stock in a particular manner, it is anticipated that the executive officers and directors of Pacific Premier will vote consistent with the recommendation of the Pacific Premier board of directors, which is to vote "FOR" the Pacific Premier proposal to approve the issuance of Pacific Premier common stock in connection with the merger.

Management of SCB Owns Shares Which May Be Voted at the SCB Special Meeting (Page 91)

        As of the record date, the executive officers and directors of SCB, as a group, held 1,850,285 shares of SCB common stock, or approximately 30.64% of the outstanding SCB common stock, and have each entered into shareholder agreements with Pacific Premier and SCB pursuant to which they have agreed, among other things, in their capacity as shareholders of SCB, to vote their shares of SCB common stock in favor of the merger agreement. The form of shareholder agreement is attached as Annex A to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

SCB's Shareholders Have Dissenters' Rights (Page 99)

        Under the California General Corporation Law, or CGCL, holders of SCB common stock have the right to demand appraisal of their shares of SCB common stock, in connection with the merger and to receive, in lieu of the merger consideration, payment in cash, for the fair value of their shares of SCB common stock. Any SCB shareholder electing to exercise dissenters' rights must not have voted his, her or its shares of SCB common stock "FOR" approval of the merger agreement and must specifically comply with the provisions of the CGCL in order to perfect its rights of dissent and appraisal. Strict compliance with the statutory procedures is required to perfect dissenters' rights. These procedures are described under "The Merger—Dissenters' Rights" in this joint proxy statement/prospectus, and a copy of the relevant provisions of the CGCL is attached as Appendix D.

SCB is Prohibited from Soliciting Other Offers (Page 85)

        SCB has agreed that, while the merger is pending, it will not solicit, initiate, encourage or, subject to some limited exceptions, engage in discussions with any third party other than Pacific Premier regarding extraordinary transactions such as a merger, business combination or sale of a material amount of its assets or capital stock.

Pacific Premier and SCB Must Meet Several Conditions to Complete the Merger (Page 78)

        Completion of the merger depends on meeting a number of conditions, including the following:

  •
  shareholders of Pacific Premier must approve the issuance of Pacific Premier common stock in connection with the merger;

  •
  shareholders of SCB must approve the merger agreement;

  •
  Pacific Premier and SCB must receive all required regulatory approvals for the merger, and any waiting periods required by law must have passed and no such approval may contain any condition that Pacific Premier's board of directors reasonably determines in good faith would materially reduce the benefits of the merger to such a degree that, had such condition been known, Pacific Premier would not have entered into the merger agreement;

  •
  there must be no law, injunction or order enacted or issued preventing completion of the merger;

  •
  the Pacific Premier common stock to be issued in the merger must have been approved for trading on the Nasdaq Global Select Market;

  •
  the representations and warranties of each of Pacific Premier and SCB in the merger agreement must be true and correct, subject to the materiality standards provided in the merger agreement;

  •
  Pacific Premier and SCB must have complied in all material respects with their respective obligations in the merger agreement;

  •
  Pacific Premier and SCB must have received a written opinion that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

  •
  as of the month end prior to the closing date, the aggregate outstanding balance of SCB's non-maturity deposits must not be less than $508.2 million;

  •
  as of the closing date, SCB's tangible common equity (as defined and subject to certain specified adjustments set forth in the merger agreement) must not be less than $68.0 million;

  •
  dissenting shares must not represent 10% or more of the outstanding shares of SCB common stock;

  •
  all required regulatory approvals for the merger of Security Bank with and into Pacific Premier Bank must be received, any waiting periods required by law must have passed and there must be no law, injunction or order enacted or issued preventing completion of the merger of Security Bank and Pacific Premier Bank; and

  •
  employment agreements between Pacific Premier and each of Ernest Hwang, SCB's President, and James A. Robinson, Jr., SCB's Commercial Banking Manager, must become effective on the closing date.

        Unless prohibited by law, either Pacific Premier or SCB could elect to waive a condition that has not been satisfied and complete the merger. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Pacific Premier and SCB Have Received Regulatory Approvals to Complete the Merger (Page 81)

        To complete the merger, the parties need the prior approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the California Department of Business Oversight, or CA DBO. Pacific Premier and SCB have received approval from each of these banking regulators for the merger. The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following the Federal Reserve's approval on December 1, 2015 to challenge the approval on antitrust grounds.

Litigation Relating to the Merger (Page 94)

        A purported shareholder of SCB has filed a complaint seeking class action status against SCB and each of its directors, and Pacific Premier alleging, among other things, that the SCB directors breached their fiduciary duties with regard to the proposed merger. Among other things, the complaint seeks class action status, a court order enjoining SCB and its directors from proceeding with or consummating the merger, and the payment of attorneys' and experts' fees. SCB intends to defend this lawsuit vigorously.

Pacific Premier and SCB may Terminate the Merger Agreement (Page 88)

        Pacific Premier and SCB can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of SCB have already voted to approve it.

        Pacific Premier or SCB can also terminate the merger agreement:

  •
  if the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement that (i) cannot be or has not been cured within thirty (30) days of the giving of written notice to the breaching party or parties and (ii) would entitle the non-breaching party or parties not to consummate the merger;

  •
  if the merger is not consummated by June 30, 2016, except to the extent that the failure to consummate by that date is due to (i) the terminating party's failure to perform or observe its covenants and agreements in the merger agreement, or (ii) the failure of any of the SCB shareholders (if SCB is the party seeking to terminate) to perform or observe their respective covenants under the relevant shareholder agreement;

  •
  if any required governmental approval of the merger has been denied by final non-appealable action or an application for approval of the merger has been permanently withdrawn at the request of a governmental authority, provided that no party has the right to terminate the merger agreement if the denial is due to the terminating party's failure to perform or observe its covenants in the merger agreement;

  •
  if the shareholders of Pacific Premier do not approve the issuance of Pacific Premier common stock in connection with the merger; or

  •
  if the shareholders of SCB do not approve the merger agreement.

        In addition, Pacific Premier may terminate the merger agreement at any time prior to the Pacific Premier special meeting if the board of directors of SCB withdraws or modifies its recommendation to the SCB shareholders that the merger agreement be approved in any way which is adverse to Pacific Premier, or breaches its covenants requiring the calling and holding of the SCB special meeting to consider the merger agreement and prohibiting the solicitation of other offers. Pacific Premier also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 15% or more of the outstanding SCB common stock and the board of directors of SCB recommends that SCB shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Termination Fee (Page 88)

        SCB must pay Pacific Premier a termination fee of $4.5 million if the merger agreement is terminated under specified circumstances.

Pacific Premier and SCB May Amend the Merger Agreement (Page 87)

        The parties may amend or supplement the merger agreement by written agreement at any time before the merger actually takes place; provided, however, no amendment may be made after the SCB special meeting which by law requires further approval by the shareholders of SCB without obtaining such approval.

SCB's Directors and Officers Have Some Interests in the Merger that Are in Addition to or Different than the Interests of SCB Shareholders (Page 91)

        SCB directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of SCB, which are:

  •
  SCB's directors and executive officers will receive an aggregate amount of approximately $766,660.23 in connection with the cancellation of their SCB options upon the consummation of the merger;

  •
  the agreement of Pacific Premier to honor indemnification obligations of SCB for a period of six (6) years, as well as to purchase liability insurance for SCB's directors and officers for six (6) years following the merger, subject to the terms of the merger agreement;

  •
  cash payments to certain executive officers of SCB in the aggregate amount of $3.2 million, on a pre-tax basis, pursuant to the terms of their respective executive change in control severance agreements with SCB;

  •
  the appointment of Ayad Fargo and Zareh Sarrafian, each a current director of SCB, to serve on the boards of directors of Pacific Premier and Pacific Premier Bank effective upon completion of the merger; and

  •
  James A. Robinson, SCB's Chairman and Chief Executive Officer, has entered into a consulting agreement with Pacific Premier, to be effective as of the closing of the merger, and Ernest Hwang and James A. Robinson, Jr., will enter into employment agreements with Pacific Premier, each of which will be effective as of the closing of the merger and provide compensation to those individuals for continued provision of services to, or employment with, Pacific Premier following the merger.

        The board of directors of Pacific Premier and SCB were aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Accounting Treatment of the Merger (Page 97)

        The merger will be accounted for under the acquisition method of accounting under generally accepted accounting principles, or GAAP.

Redemption of SCB Preferred Stock (Page 91)

        SCB and Pacific Premier have agreed to use their reasonable best efforts to redeem the $7.2 million of outstanding Senior Non-Cumulative Perpetual Preferred Stock, Series C, of SCB immediately prior to or concurrently with the consummation of the merger.

Shareholders of Pacific Premier and SCB Have Different Rights (Page 154)

        The rights of shareholders of Pacific Premier differ from the rights of shareholders of SCB. Pacific Premier is incorporated under the laws of the State of Delaware and SCB is incorporated under the laws of the State of California. The rights of holders of Pacific Premier common stock are governed by the Delaware General Corporation Law, or DGCL, as well as its amended and restated certificate of incorporation and amended and restated bylaws, and the rights of holders of SCB common stock are governed by the CGCL, as well as its articles of incorporation and bylaws. Shareholders of SCB will receive shares of Pacific Premier common stock in exchange for their shares of SCB common stock and become shareholders of Pacific Premier, and their rights as shareholders of Pacific Premier will be governed by Pacific Premier's amended and restated certificate of incorporation and amended and restated bylaws and the DGCL.

 SELECTED HISTORICAL FINANCIAL DATA

        The following tables present selected consolidated historical financial data of Pacific Premier and selected consolidated historical financial data of SCB.

Selected Consolidated Historical Financial Data of Pacific Premier

        Set forth below are selected historical financial data derived from Pacific Premier's audited consolidated financial statements as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 and Pacific Premier's unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2015 and 2014. The results of operations for the nine months ended September 30, 2015 are not necessarily indicative of the results of operations for the full year or any other interim period and, in the opinion of Pacific Premier's management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read the information set forth below, together with Pacific Premier's consolidated financial statements and related notes included in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2014 was filed with the Commission on March 16, 2015 and its Quarterly Report on

Form 10-Q for the quarter ended September 30, 2015 was filed with the Commission on November 6, 2015. Both reports are incorporated by reference in this joint proxy statement/prospectus.

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(Dollars in thousands, except per share data)
Selected Balance Sheet Data:
Securities and FHLB stock	$313,637	$300,845	$218,705	$271,539	$95,313	$128,120	$168,428
Loans held for sale, net	—	—	—	3,147	3,681	—	—
Loans held for investment, net	2,151,711	1,537,237	1,616,422	1,231,923	974,213	730,067	555,538
Allowance for loan losses	16,145	10,767	12,200	8,200	7,994	8,522	8,879
Total assets	2,715,298	2,034,248	2,038,897	1,714,187	1,173,792	961,128	826,816
Total deposits	2,139,207	1,543,466	1,630,826	1,306,286	904,768	828,877	659,240
Total borrowings	261,793	265,871	186,953	214,401	125,810	38,810	78,810
Total liabilities	2,424,531	1,836,391	1,839,305	1,538,961	1,039,275	874,351	748,214
Total stockholders' equity	290,767	197,857	199,592	175,226	134,517	86,777	78,602
Operating Data:
Interest income	$84,909	$58,287	$80,324	$63,518	$52,947	$50,225	$41,103
Interest expense	8,981	4,934	7,704	5,356	7,149	9,596	12,666

Net interest income	75,928	53,353	72,620	58,162	45,798	40,629	28,437
Provision for loan losses	4,725	3,263	4,684	1,860	751	3,255	2,092

Net interest income after provision for loan losses	71,203	50,090	67,936	56,302	45,057	37,374	26,345
Net gains (loss) from loan sales	5,265	3,621	6,300	3,228	628	(3,605)	(3,332)
Other noninterest income	6,498	5,369	8,092	5,865	11,944	10,118	2,256
Noninterest expense	55,057	38,525	54,993	50,815	31,854	26,904	18,948

Income before income tax	27,909	20,555	27,335	14,580	25,765	16,983	6,321
Income tax	10,549	7,830	10,719	5,587	9,989	6,411	2,083

Net income	$17,450	$12,725	$16,616	$8,993	$15,776	$10,572	$4,238

Per Share Data:
Net income per share—basic	$0.83	$0.75	$0.97	$0.57	$1.49	$1.05	$0.42
Net income per share—diluted	0.82	0.73	0.96	0.54	1.44	0.99	0.38
Weighted average common shares outstanding—basic	21,037,345	17,078,945	17,046,660	15,798,885	10,571,073	10,092,181	10,033,836
Weighted average common shares outstanding—diluted	21,342,204	17,385,835	17,343,977	16,609,954	10,984,034	10,630,720	11,057,404
Book value per common share—basic	$13.52	$11.59	$11.81	$10.52	$9.85	$8.39	$7.83
Book value per common share—diluted	13.42	11.47	11.73	10.44	9.75	8.34	7.18
Performance Ratios:
Return on average assets	.90%	0.96%	0.91%	0.62%	1.52%	1.12%	0.53%
Return on average equity	8.70	8.98	8.76	5.61	16.34	12.91	5.57
Average equity to average assets	10.34	10.65	10.38	11.13	9.32	8.69	9.55
Equity to total assets at end of period	10.71	9.73	9.79	10.22	11.46	9.03	9.51
Net interest rate spread	3.90	4.05	3.97	4.00	4.41	4.49	3.67
Net interest margin	4.13	4.23	4.17	4.18	4.62	4.55	3.77
Efficiency ratio(1)	56.70	60.00	61.35	64.68	59.86	56.50	59.24
Average interest-earnings assets to average interest-bearing liabilities	146.86	144.93	144.60	146.75	129.01	104.74	105.88

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Asset Quality Ratios:
Nonperforming loans, net to total loans	0.19%	0.12%	0.09%	0.18%	0.22%	0.82%	0.58%
Nonperforming assets, net as a percent of total assets	0.18	0.12	0.12	0.20	0.38	0.76	0.40
Net charge-offs to average total loans, net	0.05	0.07	0.05	0.16	0.16	0.53	0.39
Allowance for loan losses to total loans at period end	0.74	0.70	0.75	0.66	0.81	1.15	1.56
Allowance for loan losses as a percent of nonperforming loans, gross at period end	394.26	604.21	844.88	364.28	362.38	139.87	270.95
Allowance for loan losses as a percentage of nonperforming assets	335.93	424.90	491.74	238.58	179.08	116.36	268.17
Bank Capital Ratios(2):
Tier 1 capital to adjusted total assets	11.44	11.48	11.29	10.03	12.07	9.44	10.29
Tier 1 capital to total risk-weighted assets	12.54	12.77	12.72	12.34	12.99	11.68	14.12
Total capital to total risk-weighted assets	13.25	13.42	13.45	12.97	13.79	12.81	15.38
Common equity tier 1 capital to total risk-weighted assets(3)	12.54
Pacific Premier Capital Ratios(2):
Tier 1 capital to adjusted total assets	9.50	9.50	9.18	10.29	12.71	9.50	10.41
Tier 1 capital to total risk-weighted assets	10.40	10.53	10.30	12.54	13.61	11.69	14.16
Total capital to total risk-weighted assets	13.65	14.71	14.46	13.17	14.43	12.80	15.42
Common equity tier 1 capital to total risk-weighted assets(3)	10.02	n/a	n/a	n/a	n/a	n/a	n/a

(1)
Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense, to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, other-than-temporary impairment recovery (loss) on investment securities, and gain on FDIC-assisted transactions.

(2)
Pacific Premier adopted the Basel III rule effective January 1, 2015. All ratios subsequent to the effective date reflect its adoption, while ratios for the prior periods reflect the previous capital rules under Basel I.

(3)
The common equity tier 1 ratio is a new ratio required under the Basel III rule and represents common equity, less goodwill and intangible assets set of any deferred tax liabilities, developed by risk-weighted assets.

Selected Consolidated Historical Financial Data of SCB

        Set forth below is certain consolidated financial data of SCB as of and for the years ended December 31, 2014 and December 31, 2013 and as of and for the nine months ended September 30, 2015 and 2014. The unaudited results of operations for the nine months ended September 30, 2015 and 2014 are not necessarily indicative of the results of operations for the full year or any other interim period. SCB's management prepared the unaudited consolidated information as of and for the nine months ended September 30, 2015 and 2014 on the same basis as it prepared SCB's audited consolidated financial statements as of and for the years ended December 31, 2014 and 2013. In the opinion of SCB's management, this unaudited consolidated information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with SCB's audited consolidated financial statements and related notes for the years ended December 31, 2014 and 2013 and SCB's unaudited consolidated financial statements and related notes for the nine months ended September 30, 2015 and 2014, which are included in this document and from which this information is derived. See "Index to SCB Consolidated Financial Statements" beginning on page F-1.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2015	2014	2014	2013
	(Dollar in thousands, except per share data)
Balance Sheet Data (at period end):
Investment securities	$204,766	$138,272	$137,323	$143,653
Gross loans	476,704	410,745	421,512	364,387
Allowance for loan losses	7,344	6,454	6,680	5,742
Net loans	469,360	404,291	414,832	358,644
Total assets	733,145	606,900	618,242	556,748
Total deposits	647,703	514,406	525,780	444,909
Total borrowings	4,500	22,000	19,000	48,050
Total shareholders' equity	79,039	68,299	70,967	62,335
Income Statement Data:
Interest income	18,667	16,583	22,560	19,157
Interest expense	1,325	1,122	1,528	1,366

Net interest income	17,343	15,461	21,032	17,791
Provision for loan losses	129	841	940	1,128

Net interest income after provision for loan losses	17,213	14,620	20,092	16,663
Noninterest income	2,762	2,467	3,221	3,419
Noninterest expense	13,341	12,073	16,205	14,812

Income before income tax	6,635	5,013	7,108	5,270
Income tax	2,756	2,107	2,958	2,105

Net income	3,879	2,906	4,150	3,165

Per Share Data:
Net income per share—basic	$0.66	$0.50	$0.72	$0.55
Net income per share—diluted	$0.66	0.50	0.72	0.55
Common shares outstanding—period end	6,039,257	5,670,916	5,670,916	5,669,416
Weighted average common shares outstanding—basic	5,768,061	5,670,174	5,690,140	5,668,558
Weighted average common shares outstanding—diluted	5,768,061	5,670,174	5,690,140	5,668,558
Book value per common share—basic	$13.09	$12.04	$12.51	$10.99
Performance Ratios:
Return on average assets	0.78%	0.68%	0.71%	0.62%
Return on average equity	7.00	5.88	6.19	4.92
Average equity to average assets	11.16	11.50	11.51	12.56
Equity to total assets at end of period	10.78	11.25	11.48	11.20
Net interest rate spread	3.35	3.50	3.50	3.36
Net interest margin	3.60	3.72	3.73	3.61
Efficiency ratio(1)	66.70	67.55	66.74	70.70
Average interest-earnings assets to average interest-bearing liabilities	115.62	113.20	124.51	111.69
Asset Quality Ratios:
Nonperforming loans, net to total loans	0.99%	1.28%	1.23%	1.56%
Nonperforming assets to total assets	0.64	0.87	0.84	1.02
Nonperforming assets (including restructured loans) to total assets	0.81	0.98	0.93	1.12
Net charge-offs (recoveries) to average total loans	0.05	0.10	0.10	0.41
Allowance for loan losses to total loans	1.54	1.57	1.58	1.58
Allowance for loan losses to nonperforming loans	156.34	122.69	129.24	100.86
Allowance for loan losses to nonperforming assets	156.34	122.69	129.24	100.86
Regulatory Capital Ratios(2):
Tier 1 leverage capital ratio	11.00%	11.95%	11.84%	12.38%
Tier 1 risk-based capital ratio	14.10	14.89	14.77	15.77
Total risk-based capital ratio	15.35	16.15	16.02	17.02
Common equity tier 1 capital to total risk-weighted assets(3)	14.10	n/a	n/a	n/a

(1)
Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense, to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities and other-than-temporary impairment recovery (loss) on investment securities.

(2)
SCB adopted the Basel III rule effective January 1, 2015. All ratios subsequent to the effective date reflect its adoption, while ratios for the prior periods reflect the previous capital rules under Basel I.

(3)
The common equity tier 1 ratio is a new ratio required under the Basel III rule and represents common equity, less goodwill and intangible assets set of any deferred tax liabilities, developed by risk-weighted assets.

 SELECTED UNAUDITED CONDENSED PRO FORMA COMBINED
CONSOLIDATED FINANCIAL DATA

        The following selected unaudited financial data for Pacific Premier as of September 30, 2015 and December 31, 2014 combine the actual historical selected financial data of Pacific Premier and the actual historical selected financial data of SCB as of such respective dates and assuming the completion of the merger at the end of such respective dates, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. The selected unaudited financial data for Pacific Premier as of December 31, 2014 gives effect to the completion of Pacific Premier's acquisition of SCB as well as its acquisition of Independence Bank, which was completed on January 26, 2015.

        The following selected unaudited financial data for Pacific Premier for both the nine months ended September 30, 2015 and the year ended December 31, 2014 combines the historical related financial data of Pacific Premier and the historical related financial data of SCB for such respective periods giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the purchase method of accounting and giving effect to the pro forma adjustments described in the accompanying notes below. The selected unaudited financial data for Pacific Premier for the year ended December 31, 2014 also gives effect to Pacific Premier's acquisition of Independence Bank at the beginning of the period presented.

        The information in the following table is based on, and should be read together with, the condensed pro forma combined consolidated financial information that appears elsewhere in this joint proxy statement/prospectus, the historical consolidated financial information that Pacific Premier has presented in its prior filings with the Commission and the historical consolidated financial information of SCB that are included elsewhere in this joint proxy statement/prospectus. See "Unaudited Condensed Pro Forma Combined Consolidated Financial Data" beginning on page 142, and "Where You Can Find More Information" beginning on page 164, and "Index to SCB Consolidated Financial Statements" beginning on page F-1. The pro forma combined financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

				At December 31, 2014
				Pro Forma for Independence Bank Acquisition and SCB Acquisition(1)(2)
	At September 30, 2015
	Historic Pacific Premier	Pro Forma SCB	Pro Forma for SCB Acquisition(1)
	(Dollars in thousands)
Selected Financial Condition Data:
Cash and due from banks	$102,761	$24,630	$127,391	$177,498
Total assets	2,715,298	765,266	3,480,564	3,169,603
Investment securities available for sale	291,147	204,766	495,913	393,393
FHLB and other stock, at cost	22,490	3,671	26,161	20,647
Loans held for investment, net	2,151,711	463,893	2,615,604	2,362,712
Deposits	2,139,207	648,243	2,787,450	2,542,504
Short term borrowings	162,983	4,500	167,483	133,343
Long term debt	98,810	—	98,810	98,810
Stockholders' equity	290,767	110,832	401,599	369,384
Total shares issued and outstanding	21,510,678	5,815,201	27,325,879	27,199,730

				At or for the Year Ended December 31, 2014
	At or for the Nine Months Ended September 30, 2015			Pro Forma for Independence Bank Acquisition and SCB Acquisition(1)(2)
	Historical Pacific Premier	Pro Forma SCB	Pro Forma for SCB Acquisition(1)
	(Dollars in thousands, except per share data)
Selected Income Data:
Interest income	$84,909	$21,870	$108,434	$128,605
Interest expense	8,981	1,044	10,122	10,278

Net interest income	75,928	20,826	98,312	118,328
Provision for loan losses	4,725	129	4,854	5,855

Net interest income after provision for loan losses	71,203	20,697	93,458	112,473
Noninterest income	11,763	2,768	14,659	21,224
Noninterest expense	55,057	13,889	70,053	89,866

Income before income taxes	27,909	9,576	38,064	43,830
Income tax	10,459	3,933	14,623	16,912

Net income	$17,450	$5,644	$23,441	$26,918

Weighted Average Common Shares:
Basic	21,037,345	5,815,201	27,279,273	27,342,506	(3)
Diluted	21,342,204	5,815,201	27,584,132	27,639,823	(3)
Per Common Share Data:
Net income—basic	$0.83	$0.97	$0.86	$0.98
Net income—diluted	0.82	0.97	0.85	0.97
Book value per common share—basic
Selected Financial Ratios:
Return on average assets	0.90%	1.13%	0.96%	1.27%
Return on average stockholders' equity	8.70	10.16	9.15	11.84
Average equity to average assets	10.34	11.16	10.51	10.73
Stockholders' equity to total assets at end of period	10.71	14.48	11.54	11.65
Pacific Premier Bancorp, Inc. Capital Ratios:
Tier 1 capital to adjusted total assets	9.50%	11.00%	9.24%	8.80%
Tier 1 capital to total risk-weighted assets	10.40	14.10	10.49	10.24
Total capital to total risk-weighted assets	13.65	15.35	13.14	13.05
Common equity tier 1 capital to total risk- weighted assets	10.02	14.10	10.18	NA

(1)
The pro forma data in this column presents the unaudited financial data for Pacific Premier on a pro forma combined basis reflecting the consummation of the merger, as if the merger had taken place as of the dates indicated, or at the beginning the periods indicated, after giving effect to the pro forma adjustments for the merger.

(2)
The pro forma data in this column also gives effect to Pacific Premier's acquisition of Independence Bank, which was completed on January 26, 2015.

(3)
The shares reflect the consummation of the merger, as if the merger had taken place at the beginning of the period indicated, after giving effect to the pro forma shares calculated by adding together the historical shares reported by Pacific Premier plus 4,480,645 of Pacific Premier shares issued in the Independence Bank acquisition and historical shares reported by SCB, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the merger to equate to an estimated 5,815,201 of Pacific Premier shares to be issued in connection with the merger based on the terms of the merger agreement.

 UNAUDITED COMPARATIVE PER SHARE DATA

        The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for the Pacific Premier common stock and the SCB common stock. The pro forma and pro forma equivalent per share information for the nine month period ended September 30, 2015 gives effect to the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of the income and dividend data. The pro forma and pro forma equivalent per share information for the twelve month period ended December 31, 2014 gives effect to (i) the completion of Pacific Premier's acquisition of Independence Bank, which was completed on January 26, 2015 and (ii) the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of the income and dividend data. The pro forma information in the below tables assume that the merger is accounted for under the acquisition method of accounting. The information in the following tables is based on, and should be read together with, the historical consolidated financial information that Pacific Premier has presented in its prior filings with the Commission and which are incorporated into this joint proxy statement/prospectus and the historical consolidated financial information of SCB that appear elsewhere in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 164 and "Index to SCB Consolidated Financial Statements" beginning on page F-1.

	At or for the Year Ended December 31, 2014
Net Income Per Common Share:
Historical Pacific Premier
Basic	$0.97
Diluted	0.96
Historical SCB
Basic	$0.72
Diluted	0.72
Pro Forma for SCB Acquisition
Basic	$0.98	(1)
Diluted	0.97	(1)
Equivalent pro forma for SCB Acquisition(2)
Basic	0.95
Diluted	0.94
Dividends Declared Per Common Share(3):
Historical Pacific Premier	$—
Historical SCB	—
Equivalent pro forma for SCB Acquisition	—
Book Value Per Common Share (at period end):
Historical Pacific Premier	$11.81
Historical SCB	8.68	(1)
Pro Forma for SCB Acquisition	13.58	(1)
Equivalent pro forma for SCB Acquisition(2)	13.08

(1)
Pro forma shares are calculated by adding together the historical shares reported by Pacific Premier and historical shares reported by SCB, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the SCB acquisition to equate to an estimated 5,815,201 of Pacific Premier shares to be issued in connection with the SCB acquisition based on the terms of the merger agreement.

(2)
The equivalent pro forma per share data combined for SCB is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.9629.

(3)
Pacific Premier does not pay dividends on its common stock, therefore the equivalent pro forma cash dividends per common share is zero.

	At or for the Nine Months Ended September 30, 2015
Net Income Per Common Share:
Historical Pacific Premier
Basic	$0.83
Diluted	0.82
Historical SCB
Basic	$0.66
Diluted	0.66
Pro Forma for SCB Acquisition
Basic	$0.86
Diluted	0.85
Equivalent pro forma for SCB Acquisition(1)
Basic	0.83
Diluted	0.82
Dividends Declared Per Common Share:
Historical Pacific Premier	$—
Historical SCB	—
Equivalent pro forma for SCB Acquisition(1)	—
Book Value Per Common Share (at period end):
Historical Pacific Premier	$13.52
Historical SCB	13.09	(2)
Pro Forma for SCB Acquisition	14.70	(2)
Equivalent pro forma for SCB Acquisition(1)	14.15

(1)
The equivalent pro forma per share data combined for SCB is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.9629.

(2)
Pro forma shares are calculated by adding together the historical shares reported by Pacific Premier plus 4,480,645 of Pacific Premier shares issued in the Independence Bank acquisition and historical shares reported by SCB adjusted for the estimated purchase accounting adjustments to be recorded in connection with the SCB acquisition to equate to an estimated 5,815,201 of Pacific Premier shares to be issued in connection with the SCB acquisition based on the terms of the merger agreement.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 32, you should be aware of and carefully consider the following risks and uncertainties that are applicable to the merger agreement, the merger, Pacific Premier and SCB before deciding whether to vote for (i) if you are a Pacific Premier shareholder, the issuance of shares of Pacific Premier common stock to the SCB shareholders in connection with the merger and the approval of the adjournment of the Pacific Premier special meeting, if necessary, to solicit additional proxies to approve the issuance of shares of Pacific Premier common stock, or (ii) if you are a SCB shareholder, the approval of the merger agreement and the other transactions contemplated by the merger and the approval of the adjournment of the SCB special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. You should also consider the risks relating to the businesses of Pacific Premier and ownership of Pacific Premier common stock contained in Part I, Item 1A of Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2014 that has been filed with the Commission, as well as any subsequent documents filed by Pacific Premier with the Commission, which are incorporated into this joint proxy statement/prospectus by reference. See "Where You Can Find More Information" beginning on page 164.

Because the market price of Pacific Premier common stock will fluctuate, and because of limitations on the amount of SCB transaction-related expenses, you cannot be sure of the exact value of the merger consideration you will receive.

        Upon the effective time of the merger, each share of SCB common stock will be cancelled and converted into the right to receive the merger consideration, consisting of shares of Pacific Premier common stock pursuant to the terms of the merger agreement. The value of the merger consideration to be received by SCB shareholders will be based on an exchange ratio, and will fluctuate depending on the Pacific Premier average share price. The Pacific Premier average share price may vary from the market price of Pacific Premier common stock on the date the merger was announced, on the date that this joint proxy statement/prospectus is mailed to SCB shareholders, on the date that the SCB shareholders vote on the merger agreement and on the date of the SCB and Pacific Premier special meetings. The exchange ratio of 0.9629 shares of Pacific Premier common stock for each share of SCB common stock is subject to (i) downward adjustment if the Pacific Premier average share price is greater than $22.391 and (ii) upward adjustment if the Pacific Premier average share price is less than $16.550. Any change in the price of Pacific Premier common stock prior to the date that the exchange ratio is set will affect the value of the merger consideration that the SCB shareholders will receive upon the effective time of the merger.

        Because the price of Pacific Premier common stock could fluctuate during the period of time of the SCB special meeting and the time they actually receive their shares of Pacific Premier common stock as merger consideration, the SCB shareholders will be subject to the risk of a decline in the price of Pacific Premier common stock during this period. SCB does not have the right to terminate the merger agreement or to resolicit the vote of its shareholders solely because of changes in the market prices of Pacific Premier's common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the values and perceptions of financial services stocks generally and Pacific Premier in particular, changes in Pacific Premier's business, operations and prospects and regulatory considerations. Many of these factors are beyond Pacific Premier's control. Accordingly, at the time of the SCB special meeting, the SCB shareholders will not know or be able to calculate the exact value of the shares of Pacific Premier common stock they will receive upon completion of the merger.

        The merger consideration is also subject to downward adjustment if certain of SCB's transaction-related expenses exceed amounts specified in the merger agreement. The merger consideration is subject to possible downward adjustment in the event certain expenses related to the termination of specified contracts related to technology and data processing services provided to Security Bank, referred to as the technology expenses, exceed $3.25 million, which is referred to as the technology expense cap, and/or certain transaction-related expenses incurred by SCB, referred to as deal expenses, exceed $5.0 million, which is referred to as the deal expense cap. The aggregate of any excess amount above the technology expense cap and/or the deal expense cap is referred to as the excess expenses. The technology expense cap may exceed $3.25 million without resulting in an adjustment to the 0.9629 exchange ratio so long as, and only to the extent that, the excess expenses do not exceed $8.25 million in the aggregate, with any excess over $8.25 million resulting in a reduction in the exchange ratio. See "The Merger—Expense of the Merger" beginning on page 97.

Directors and officers of SCB have interests in the merger that are in addition to or different than the interests of SCB shareholders.

        SCB directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of SCB, which are:

  •
  SCB's directors and executive officers will receive an aggregate amount of approximately $766,660.23 in connection with the cancellation of their SCB options upon the consummation of the merger, which assumes that agreements have been entered into with Pacific Premier providing for the cash-out of outstanding SCB options;

  •
  the agreement of Pacific Premier to honor indemnification obligations of SCB for a period of six (6) years, as well as to purchase liability insurance for SCB's directors and officers for six (6) years following the merger, subject to the terms of the merger agreement;

  •
  cash payments to certain executive officers in the aggregate amount of $3.2 million, on a pre-tax basis, pursuant to the terms of their respective executive change in control severance agreements with SCB;

  •
  the appointment of Ayad Fargo and Zareh Sarrafian, each a current director of SCB, to serve on the boards of directors of Pacific Premier and Pacific Premier Bank effective upon completion of the merger; and

  •
  James A. Robinson has entered into a consulting agreement with Pacific Premier, which will be effective upon the closing of the merger, and Ernest Hwang and James A. Robinson, Jr., will enter into employment agreements with Pacific Premier, which will each be effective upon the closing of the merger and provide compensation to those individuals for continued provision of services to, or employment with, Pacific Premier following the merger.

        These arrangements may create potential conflicts of interest. These interests of SCB's directors and officers may cause some of these persons to view the proposed transaction differently than how other SCB shareholders view it. The SCB board of directors was aware of these interests and considered them, among other things, in their approval of the merger agreement and the transactions contemplated by the merger agreement. SCB shareholders should consider these interests in conjunction with the recommendation of the SCB board of directors with respect to approval of the merger. See "The Merger—Interests of Certain SCB Officers and Directors in the Merger" beginning on page 91.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire SCB.

        Until the closing of the merger, with some limited exceptions, SCB is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Pacific Premier. In addition, SCB has agreed to pay a termination fee to Pacific Premier in specified circumstances. See "The Merger—Termination Fee" beginning on page 88. These provisions could discourage other companies from trying to acquire SCB even though those other companies might be willing to offer greater value to SCB shareholders than Pacific Premier has offered in the merger. The payment of the termination fee could also have a material adverse effect on SCB's financial condition.

Pacific Premier may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, Pacific Premier's ability to realize the anticipated revenue enhancements and efficiencies and to combine the businesses of Pacific Premier and SCB in a manner that does not materially disrupt the existing customer relationships of SCB or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Pacific Premier is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        Pacific Premier and SCB have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Pacific Premier's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies could also divert management attention and resources. These integration matters could have an adverse effect on each of Pacific Premier and SCB during the transition period and on the combined company following completion of the merger.

The market price of Pacific Premier common stock after the merger may be affected by factors different from those affecting the shares of SCB or Pacific Premier currently.

        Upon completion of the merger, holders of SCB common stock will become holders of Pacific Premier common stock. Pacific Premier's business differs from that of SCB, and, accordingly, the financial condition and results of operations of the combined company and the market price of Pacific Premier common stock after the completion of the merger may be affected by factors different from those currently affecting the financial condition and results of operations of SCB.

The fairness opinion received by Pacific Premier's board of directors from its financial advisor, Davidson, and the fairness opinion received by SCB's board of directors from SCB's financial advisor, Oppenheimer, will not reflect any changes since the date of such opinions.

        Changes in the operations and prospects of Pacific Premier or SCB, general market and economic conditions and other factors that may be beyond the control of Pacific Premier and SCB may alter the value of Pacific Premier or SCB or the market price for shares of Pacific Premier common stock or SCB common stock by the time the merger is completed. Neither the fairness opinion delivered by Davidson to the Pacific Premier board of directors nor the fairness opinion delivered by Oppenheimer to the SCB board of directors speaks as of any date other than the date of such opinion, which was September 30, 2015 in the case of both Davidson's opinion and Oppenheimer's opinion. The merger agreement does not require that either Davidson's or Oppenheimer's fairness opinion be updated as a condition to the completion of the merger, and neither Pacific Premier nor SCB intends to request that the respective fairness opinions be updated. Davidson's fairness opinion is attached as Appendix B to this joint proxy statement/prospectus and Oppenheimer's fairness opinion is attached as Appendix C to this joint proxy statement/prospectus. For a description of Davidson's opinion, see "The Merger—Opinion of Pacific Premier's Financial Advisor" beginning on page 51. For a description of Oppenheimer's opinion, see "The Merger—Opinion of SCB's Financial Advisor" beginning on page 66. For a description of the other factors considered by Pacific Premier's board of directors in determining to approve the merger, see "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 48. For a description of the other factors considered by SCB's board of directors in determining to approve the merger, see "The Merger—SCB's Reasons for the Merger" beginning on page 49.

The merger is subject to the receipt of approvals or waivers from regulatory authorities that may impose conditions that could have an adverse effect on Pacific Premier.

        Before the merger can be completed, various approvals or waivers must be obtained from bank regulatory authorities. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Pacific Premier and SCB do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger, imposing additional costs on, or limiting the revenues of Pacific Premier following the merger or causing the merger transaction between Pacific Premier and SCB to terminate. See "The Merger—Bank Regulatory Approvals" beginning on page 81 and "The Merger—Conditions to the Merger" beginning on page 78.

The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of Pacific Premier common stock in the merger and the SCB shareholders approve the merger agreement.

        In order for the merger to be completed, the Pacific Premier shareholders must approve the issuance of Pacific Premier common stock in the merger and the SCB shareholders must approve the merger agreement and the other transactions contemplated by the merger agreement. While a vote of Pacific Premier's shareholders is not required to approve the merger, the approval of Pacific Premier's shareholders is required under applicable NASDAQ rules in order for Pacific Premier to be authorized to issue the shares of Pacific Premier common stock to SCB shareholders as the merger consideration. Approval of the issuance of Pacific Premier common stock to SCB stockholders under NASDAQ rules requires approval of at least a majority of the total votes cast at the Pacific Premier special meeting. The approval the merger agreement by the SCB shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of SCB common stock. If either or both of these required votes is not obtained from the shareholders of each of the respective companies, the merger may not be consummated.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of Pacific Premier common stock and SCB common stock to decline.

        Consummation of the merger is subject to customary conditions to closing in addition to the receipt of the required regulatory approvals and approval of the SCB shareholders of the merger agreement and the approval of the Pacific Premier shareholders of the issuance of Pacific Premier common stock in connection with the merger. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Pacific Premier and SCB may terminate the merger agreement under certain circumstances even if the merger agreement is approved by SCB shareholders and the issuance of Pacific Premier common stock in connection with the merger is approved by Pacific Premier shareholders, including if the merger has not been completed on or before June 30, 2016. If the merger is not completed, the respective trading prices of Pacific Premier common stock on the NASDAQ Global Select Market and of SCB common stock on the OTCQB market may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. For more information on closing conditions to the merger agreement, see "The Merger—Conditions to the Merger" beginning on page 78.

The unaudited condensed pro forma combined financial data included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the merger.

        The unaudited condensed pro forma combined financial data contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company's financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial data. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial data may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the merger. Any potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of the combined company.

The shares of Pacific Premier common stock to be received by SCB shareholders as a result of the merger will have different rights than shares of SCB common stock.

        Upon completion of the merger, SCB shareholders will become Pacific Premier shareholders and their rights as shareholders will be governed by the Pacific Premier amended and restated certificate of incorporation, the Pacific Premier amended and restated bylaws and the DGCL. The rights associated with SCB common stock are different from the rights associated with Pacific Premier common stock. See "Comparison of the Rights of Shareholders" beginning on page 154.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Pacific Premier, Pacific Premier Bank and SCB and the potential combined company and may include statements for the periods following the completion of the merger. Shareholders of either Pacific Premier or SCB can find many of these statements by looking for words such as "expects," "projects," "anticipates," "believes," "intends," "estimates," "strategy," "plan," "potential," "possible" and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this joint proxy statement/prospectus or in the documents incorporated by reference in this joint proxy statement/prospectus other than historical facts constitute forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Pacific Premier's or SCB's control. The ability of either Pacific Premier or SCB to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" and those discussed in the filings of Pacific Premier that are incorporated into this joint proxy statement/prospectus by reference, as well as the following:

  •
  estimated revenue enhancements, costs savings and financial benefits from the merger may not be fully realized within the expected time frames or at all;

  •
  deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

  •
  that required regulatory, shareholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all;

  •
  reputational risks and the reaction of the companies' customers to the merger;

  •
  diversion of management time on merger-related issues;

  •
  competitive pressure among depository and other financial institutions may increase significantly;

  •
  costs or difficulties related to the integration of the businesses of Pacific Premier and SCB may be greater than expected;

  •
  changes in the interest rate environment may reduce interest margins;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

  •
  general economic or business conditions, either nationally or in the states or regions in which Pacific Premier and SCB do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  •
  legislation or changes in regulatory requirements may adversely affect the businesses in which Pacific Premier and SCB are engaged;

  •
  adverse changes may occur in the securities markets; and

  •
  competitors of Pacific Premier may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Pacific Premier.

        Because these forward-looking statements are subject to assumptions and uncertainties, Pacific Premier's and SCB's actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of Pacific Premier and SCB based on information known to them as of the date of this joint proxy statement/prospectus. SCB and Pacific Premier shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

        All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Pacific Premier or SCB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Pacific Premier and SCB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

 GENERAL INFORMATION

        This document constitutes a proxy statement for, and is being furnished to all record holders of, Pacific Premier in connection with the solicitation of proxies by the board of directors of Pacific Premier to be used at a special meeting of shareholders of Pacific Premier to be held on January 25, 2016 and any adjournment or postponement of the Pacific Premier special meeting. The purposes of the Pacific Premier special meeting are to consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock in connection with the merger pursuant to the merger agreement, and a proposal to adjourn the Pacific Premier special meeting to the extent necessary to solicit additional votes on the issuance of shares of Pacific Premier common stock in connection with the merger.

        This document also constitutes a proxy statement for, and is being furnished to all record holders of, SCB in connection with the solicitation of proxies by the board of directors of SCB to be used at a special meeting of shareholders of SCB to be held on January 25, 2016 and any adjournment or postponement of the SCB special meeting. The purposes of the SCB special meeting are to consider and vote upon a proposal to approve the merger agreement, and a proposal to adjourn the SCB special meeting to the extent necessary to solicit additional votes on the merger agreement.

        This document also constitutes a prospectus of Pacific Premier relating to the Pacific Premier common stock to be issued upon completion of the merger to holders of SCB common stock as the merger consideration. See "The Merger—The Merger Consideration" beginning on page 74. Based on 6,039,257 shares of SCB common stock outstanding on December 16, 2015 an exchange ratio of 0.9629, approximately 5,815,201 shares of Pacific Premier common stock will be issuable to shareholders of SCB upon completion of the merger.

        Pacific Premier has supplied all of the information contained or incorporated by reference herein relating to Pacific Premier and Pacific Premier Bank, and SCB has supplied all of the information contained herein relating to SCB and Security Bank.

THE PACIFIC PREMIER SPECIAL MEETING

Time, Date and Place

        A special meeting of shareholders of Pacific Premier will be held at 9:00 a.m., Pacific Time, on January 25, 2016 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614.

Matters to be Considered

        The purposes of the Pacific Premier special meeting are to:

  •
  consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock to the shareholders of SCB in connection with the merger pursuant to the merger agreement; and

  •
  consider and vote upon a proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

        No other business may be conducted at the Pacific Premier special meeting. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and Pacific Premier shareholders are encouraged to read it carefully in its entirety.

Recommendation of the Pacific Premier Board of Directors

        The Pacific Premier board of directors has unanimously (i) determined that each of the merger agreement and the transactions contemplated by the merger agreement is fair and reasonable, advisable and in the best interests of Pacific Premier and its shareholders; (ii) approved the merger agreement, the merger and the transactions contemplated thereby and (iii) recommends that the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock to SCB shareholders pursuant to the merger agreement. The Pacific Premier board of directors unanimously recommends that Pacific Premier shareholders vote "FOR" the proposal to approve the issuance of shares of Pacific Premier common stock to SCB shareholders pursuant to the merger agreement. See "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 48.

        The Pacific Premier board of directors also unanimously recommends that Pacific Premier shareholders vote "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the issuance of shares of Pacific Premier common stock to the SCB shareholders pursuant to the merger agreement.

Shares Outstanding and Entitled to Vote; Record Date

        The close of business on December 18, 2015 has been fixed by Pacific Premier as the record date for the determination of Pacific Premier shareholders entitled to notice of and to vote at the Pacific Premier special meeting and any adjournment or postponement of the Pacific Premier special meeting. At the close of business on the record date, there were 21,510,746 shares of Pacific Premier common stock outstanding and entitled to vote, held by 420 holders of record. Each share of Pacific Premier common stock entitles the holder to one vote at the Pacific Premier special meeting on all matters properly presented at the special meeting.

        As of the close of business on the record date, directors of SCB own and have the power to vote approximately 298,084 shares of Pacific Premier common stock, or approximately 0.01% of the outstanding shares of Pacific Premier common stock.

How to Vote Pacific Premier Shares

Shareholders of Record.

        Pacific Premier shareholders of record may vote by mail, telephone, via the Internet or by attending the Pacific Premier special meeting and voting in person. If a Pacific Premier shareholder chooses to vote by mail, he or she should simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Internet and telephone voting is available until 11:59 p.m., Eastern Time, on January 24, 2016.

Shares Held in "Street Name."

        If a Pacific Premier shareholder's shares of Pacific Premier common stock are held through a bank, broker or other nominee, such Pacific Premier shareholder is considered the beneficial owner of such shares held in "street name." In such case, this joint proxy statement/prospectus has been forwarded by such Pacific Premier shareholder's bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, a Pacific Premier shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the Pacific Premier shareholder. Without specific instructions from the Pacific Premier shareholder, the bank, broker or other nominee is not empowered to vote a Pacific Premier shareholder's shares on non-routine matters such as the proposal to approve the issuance of shares of common stock of Pacific Premier to the shareholders of SCB pursuant to the merger agreement or the proposal of the Pacific Premier board of directors to adjourn the Pacific

Premier special meeting, if necessary. Not voting these shares will not have any effect on the vote to approve the proposal to issue of shares of common stock of Pacific Premier to the shareholders of SCB pursuant to the merger agreement or the proposal of the Pacific Premier board of directors to adjourn the special meeting, if necessary. When the vote is tabulated for the proposals, broker non-votes, if any, will only be counted for purposes of determining whether a quorum is present. Accordingly, we advise each Pacific Premier shareholder to promptly give instructions to his or her bank, broker or other nominee to vote "FOR" approval of the issuance of shares of Pacific Premier common stock to the SCB shareholders pursuant to the merger agreement and "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, by using the voting instruction card provided to such Pacific Premier shareholder by his or her bank, broker or other nominee. Alternatively, if a Pacific Premier shareholder is a beneficial owner and wishes to vote in person at the Pacific Premier special meeting, the Pacific Premier shareholder must provide a proxy executed in such Pacific Premier shareholder's favor by the bank, broker or other nominee.

Revocation of Proxies

        A Pacific Premier shareholder can revoke a proxy at any time before his or her shares are voted. If the Pacific Premier shareholder is a shareholder of record, the Pacific Premier shareholder can revoke a proxy by:

  •
  delivering to Pacific Premier prior to the Pacific Premier special meeting a written notice of revocation addressed to: Secretary, Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614;

  •
  completing, signing and returning a new proxy card with a later date before the date of the Pacific Premier special meeting, and any earlier dated proxy will be revoked automatically;

  •
  calling the toll-free number listed on the Pacific Premier proxy card or by accessing the Internet site listed on the Pacific Premier proxy card to change his or her vote by 11:59 p.m., Eastern Time, on January 24, 2016, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy will be revoked; or

  •
  attending the Pacific Premier special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the Pacific Premier special meeting without voting will not revoke a Pacific Premier proxy.

        If a Pacific Premier shareholder has instructed a bank, broker or other nominee to vote such Pacific Premier shareholder's shares of Pacific Premier common stock, the Pacific Premier shareholder must follow directions received from the bank, broker or other nominee to change his or her vote.

        Attendance at the Pacific Premier special meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to Pacific Premier (and not revoked) by a holder of Pacific Premier common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed proxy that is returned, such proxy will be voted "FOR" approval of the proposal to issue shares of Pacific Premier common stock to the SCB shareholders pursuant to the merger agreement and "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

Quorum

        A quorum, consisting of the holders of a majority of the shares entitled to vote at the Pacific Premier special meeting, must be present in person or by proxy before any action may be taken at the Pacific Premier special meeting. Once a share of Pacific Premier common stock is represented at the Pacific Premier special meeting, it will be counted for the purpose of determining a quorum not only at the Pacific Premier special meeting but also at any adjournment or postponement of the Pacific Premier special meeting. In the event that a quorum is not present at the Pacific Premier special meeting, it is expected that the Pacific Premier special meeting will be adjourned or postponed.

        Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non-votes" are shares held by banks, brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the bank, broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the issuance of shares of Pacific Premier common stock to the shareholders of SCB pursuant to the merger agreement and to adjourn the Pacific Premier special meeting, if necessary, are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Vote Required

        The affirmative vote of holders of the majority of the shares for which votes are cast at the Pacific Premier special meeting is needed to approve the issuance of the shares of Pacific Premier common stock to the shareholders of SCB pursuant to the merger agreement. The affirmative vote of holders of the majority of the shares for which votes are cast at the Pacific Premier special meeting is needed to approve the proposal to adjourn the Pacific Premier special meeting, if necessary.

        Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect either proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on either proposal.

        Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted "FOR" approval of the issuance of shares of Pacific Premier common stock to the SCB shareholders in connection with the merger and "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the issuance of shares of Pacific Premier common stock to the SCB shareholders in connection with the merger.

Solicitation of Proxies

        Pacific Premier will pay the costs of soliciting its shareholders' proxies, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, directors, officers and employees of Pacific Premier may solicit proxies from shareholders of Pacific Premier in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Pacific Premier has engaged D.F. King & Co., Inc. as its proxy solicitation firm. Such firm will be paid its customary fee of $7,500.00 and out-of-pocket expenses.

        Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Pacific Premier will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Attending the Pacific Premier Special Meeting

        While not required, all holders of Pacific Premier common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are invited to attend the Pacific Premier special meeting. Pacific Premier shareholders of record can vote in person at the Pacific Premier special meeting. If a Pacific Premier shareholder is not a shareholder of record and would like to vote in person at the Pacific Premier special meeting, such Pacific Premier shareholder must produce a proxy executed in his or her favor by the record holder of such Pacific Premier shareholder's shares. In addition, such Pacific Premier shareholder must bring a form of personal photo identification with him or her in order to be admitted at the Pacific Premier special meeting. Pacific Premier reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Pacific Premier special meeting is prohibited without Pacific Premier's express written consent.

Adjournments and Postponements

        Although it is not currently expected, the Pacific Premier special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock to the SCB shareholders in connection with the merger pursuant to the merger agreement or if a quorum is not present at the Pacific Premier special meeting. Other than an announcement to be made at the Pacific Premier special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Pacific Premier special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Pacific Premier special meeting as adjourned or postponed.

Questions and Additional Information

        If a Pacific Premier shareholder has questions about the proposal to issue shares of Pacific Premier common stock to the SCB shareholders in connection with the merger, or the process for voting, or if additional copies of this document or a replacement proxy card are needed, please contact Investor Relations, Pacific Premier Bancorp, Inc., at (949) 864-8000.

THE SCB SPECIAL MEETING

Time, Date and Place

        A special meeting of shareholders of SCB will be held at 10:00 a.m., Pacific Time, on Monday, January 25, 2016 at The Mission Inn Hotel and Spa, in the Spanish Art Gallery Room, located at 3649 Mission Inn Avenue, Riverside, California 92501.

Matters to be Considered

        The purposes of the SCB special meeting are to:

  •
  consider and vote upon a proposal to approve the merger agreement and the transactions contemplated by the merger agreement; and

  •
  consider and vote upon a proposal to adjourn the SCB special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the SCB special meeting to approve the merger agreement.

        No other business may be conducted at the SCB special meeting. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and SCB shareholders are encouraged to read it carefully in its entirety.

Recommendation of the SCB Board of Directors

        The SCB board of directors has unanimously (i) determined that each of the merger agreement and the transactions contemplated by the merger agreement is fair and reasonable, advisable and in the best interests of SCB and its shareholders; (ii) approved the merger agreement, the merger and the transactions contemplated thereby and (iii) recommends that the SCB shareholders approve the merger agreement. The SCB board of directors unanimously recommends that SCB shareholders vote "FOR" approval of the merger agreement. See "The Merger—SCB's Reasons for the Merger" beginning on page 49.

        The SCB board of directors also unanimously recommends that SCB shareholders vote "FOR" the proposal to adjourn the SCB special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Outstanding and Entitled to Vote; Record Date

        The close of business on December 18, 2015 has been fixed by SCB as the record date for the determination of SCB shareholders entitled to notice of and to vote at the SCB special meeting and any adjournment or postponement of the SCB special meeting. At the close of business on the record date, there were 6,039,257 shares of SCB common stock outstanding and entitled to vote, held by approximately 294 holders of record. Each share of SCB common stock entitles the holder to one vote at the SCB special meeting on all matters properly presented at the SCB special meeting.

        As of the close of business on the record date for the SCB special meeting, Pacific Premier did not beneficially own any shares of SCB common stock. As of the close of business on the record date for the SCB special meeting, directors of Pacific Premier did not own or have the power to vote any shares of SCB common stock.

How to Vote SCB Shares

Shareholders of Record.

        Shareholders of record may vote by mail, telephone, via the Internet or by attending the SCB special meeting and voting in person. If a SCB shareholder chooses to vote by mail, he or she should simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Internet and telephone voting is available until 11:59 p.m., Eastern Time, on January 24, 2016.

Shares Held in "Street Name."

        If a SCB shareholder's shares of SCB common stock are held through a bank, broker or other nominee, such SCB shareholder is considered the beneficial owner of such shares held in "street name." In such case, this joint proxy statement/prospectus has been forwarded by such SCB shareholder's bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, a SCB shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the SCB shareholder. Without specific instructions from the SCB shareholder, the bank, broker or other nominee is not empowered to vote a SCB shareholder's shares on non-routine matters such as the proposal to approve the merger agreement or the proposal of the SCB board of directors to adjourn the SCB special meeting, if necessary. Not voting these shares will have the effect of voting against the approval of the merger agreement, but will not have any effect on the proposal of the SCB board of directors to adjourn the special meeting, if necessary. When the vote is tabulated for the proposals, broker non-votes, if any, will only be counted for purposes of determining whether a quorum is present. Accordingly, we advise each SCB shareholder to promptly give instructions to his or her bank, broker or other nominee to vote "FOR" approval of the merger agreement and "FOR" the proposal to adjourn the SCB special meeting, if necessary, by using the voting instruction card provided to such SCB shareholder by his or her bank, broker or other nominee. Alternatively, if a SCB shareholder is a beneficial owner and wishes to vote in person at the SCB special meeting, the SCB shareholder must provide a proxy executed in such SCB shareholder's favor by the bank, broker or other nominee.

Revocation of Proxies

        A SCB shareholder can revoke a proxy at any time before his or her shares are voted. If the SCB shareholder is a shareholder of record, the SCB shareholder can revoke a proxy by:

  •
  delivering to SCB prior to the SCB special meeting a written notice of revocation addressed to Michael Vanderpool, Executive Vice President and Corporate Secretary, SCB, 3403 Tenth Street, Suite 830, Riverside, CA 92501;

  •
  completing, signing and returning a new proxy card with a later date before the date of the SCB special meeting, and any earlier dated proxy will be revoked automatically;

  •
  calling the toll-free number listed on the SCB proxy card or by accessing the Internet site listed on the SCB proxy card to change his or her vote by 11:59 p.m., Eastern Time, on January 24, 2016, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy revoked; or

  •
  attending the SCB special meeting and voting in person, and any earlier dated proxy will be revoked. However, simply attending the SCB special meeting without voting will not revoke a SCB proxy.

        If a SCB shareholder has instructed a bank, broker or other nominee to vote such SCB shareholder's shares of SCB common stock, the SCB shareholder must follow directions received from the bank, broker or other nominee to change his or her vote.

        Attendance at the SCB special meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to SCB (and not revoked) by a holder of SCB common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed proxy that is returned, such proxy will be voted "FOR" approval of the merger agreement and "FOR" the proposal to adjourn the SCB special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement.

Quorum

        A quorum, consisting of the holders of a majority of the shares entitled to vote at the SCB special meeting, must be present in person or by proxy before any action may be taken at the SCB special meeting. Once a share of SCB common stock is represented at the SCB special meeting, it will be counted for the purpose of determining a quorum not only at the SCB special meeting but also at any adjournment or postponement of the SCB special meeting. In the event that a quorum is not present at the SCB special meeting, it is expected that the SCB special meeting will be adjourned or postponed.

        Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non-votes" are shares held by banks, brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the bank, broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Vote Required

        The affirmative vote of the holders of a majority of the outstanding shares of SCB common stock is necessary to approve the merger agreement on behalf of SCB. The proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies, must be approved by the affirmative vote of a majority of the shares of SCB common stock represented and entitled to vote at the SCB special meeting.

        Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of SCB common stock, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement. And for the same reason, the failure of a SCB shareholder to vote by proxy or in person at the SCB special meeting will have the effect of a vote against the proposal to approve the merger agreement.

        Because the affirmative vote of a majority of shares of SCB common stock represented and entitled to vote at the SCB special meeting (which shares voting affirmatively must constitute a majority of the required quorum) is needed to approve the adjournment proposal, abstentions and broker non-votes will not have any effect on the proposal of the SCB board of directors to adjourn the special meeting, if any. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the proposal of the SCB board of directors to adjourn the SCB special meeting.

Shares of SCB Subject to Voting Agreements

        The directors and executive officers of SCB, who collectively own and have the power to vote approximately 30.50% of the outstanding shares of SCB common stock as of September 30, 2015, have entered into shareholder agreements with Pacific Premier pursuant to which they have agreed, among other things, to vote all of their shares in favor of the merger agreement. See "The Merger—Shareholder Agreements" on page 98.

Solicitation of Proxies

        SCB will pay for the costs of mailing this joint proxy statement/prospectus to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of SCB may solicit proxies from shareholders of SCB in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. SCB has engaged Georgeson as its proxy solicitation firm. Such firm will be paid its customary fee of $6,500.00 and out-of-pocket expenses.

        Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and SCB will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Attending the SCB Special Meeting

        While not required, all holders of SCB common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are invited to attend the SCB special meeting. Shareholders of record can vote in person at the SCB special meeting. If a SCB shareholder is not a shareholder of record and would like to vote in person at the SCB special meeting, such SCB shareholder must produce a proxy executed in his or her favor by the record holder of such SCB shareholder's shares. In addition, each SCB shareholder must bring a form of personal photo identification with him or her in order to be admitted at the SCB special meeting. SCB reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the SCB special meeting is prohibited without SCB's express written consent.

Adjournments and Postponements

        Although it is not currently expected, the SCB special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the SCB special meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the SCB special meeting. Other than an announcement to be made at the SCB special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the SCB special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the SCB special meeting as adjourned or postponed.

Questions and Additional Information

        If a SCB shareholder has questions about the merger or the process for voting or if additional copies of this document or a replacement proxy card are needed, please contact Ernest Hwang, President of SCB, at (951) 368-2265, or Michael Vanderpool, Executive Vice President and Corporate Secretary, at (951) 368-2265.

THE MERGER

        The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this joint proxy statement/prospectus, including the merger agreement which is attached as Appendix A. Stockholders of both Pacific Premier and SCB should carefully read the appendices in their entirety.

Structure of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, SCB will be acquired by Pacific Premier, in a transaction in which SCB will merge with and into Pacific Premier, with Pacific Premier as the surviving corporation. Immediately following the consummation of the merger, Security Bank will be merged with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, which is referred to as the bank merger. Following consummation of the bank merger, Pacific Premier Bank intends to continue to operate all of the branches acquired from Security Bank and intends to consolidate the Pacific Premier Bank branches in Palm Desert, Riverside and Tustin into existing Security Bank branches.

        Following the consummation of the merger, Pacific Premier's amended and restated certificate of incorporation and amended and restated bylaws as in effect immediately prior to the merger will continue as the governing corporate documents of Pacific Premier. The directors and executive officers of Pacific Premier immediately prior to the merger will continue as the directors and executive officers of Pacific Premier after the merger, in each case, until their respective successors are duly elected or appointed and qualified. In addition, pursuant to the terms of the merger agreement, SCB and Pacific Premier have agreed that Mr. Ayad Fargo and Mr. Zareh Sarrafian will become directors of Pacific Premier and Pacific Premier Bank upon the effectiveness of the merger.

Background of the Merger

        From time to time, the board of directors of SCB has considered strategic opportunities to continue building shareholder value, including acquiring other financial institutions, a merger of equals or being acquired by a larger financial institution in an effort to better manage, among other things, the increasing regulatory burden and attendant costs and to seek better efficiencies and economies of scale.

        During late 2014, SCB, together with its financial advisor, explored a potential merger of equals with a particular financial institution. Management structures were discussed, and certain confidential information was exchanged. SCB concluded, however, that the business plans of the two institutions were not compatible and that the other party could not contribute sufficient consideration to the transaction, and the discussions were terminated.

        During early 2015, SCB explored the possibility of acquiring a smaller institution in an effort to further its strategic plan. Two specific candidates were identified for further discussions, and non-disclosure agreements were signed with both institutions. Meetings were held between senior management of SCB and both institutions, and certain information was exchanged. However, after reviewing these two specific candidates and modeling costs and expenses of completing such an acquisition, the SCB board concluded that it was not in the company's or shareholders' interests to pursue such an acquisition.

        The board also analyzed SCB prospects if the company remained independent, including the need for additional capital to grow. The SCB board considered the challenges facing the community banking industry, including the need for additional scale in order to offset increasing regulatory expenses and a continued low interest rate environment. The board of directors of SCB also considered the desire for greater liquidity for SCB's shareholders. In light of these factors, among others, SCB's board of directors determined it would be appropriate to explore strategic opportunities to be acquired by a larger institution.

        In April 2015, the board of directors of SCB held a strategic planning retreat that was facilitated by an individual who is an experienced banking attorney and financial advisor. Various acquisition scenarios and likely acquirers were explored. Following the planning session, the board determined to engage the facilitator (hereinafter "Initial Deal Counsel") to help pursue a sale of SCB as both counsel and investment banker. SCB's board of directors established an acquisition committee (the "Acquisition Committee") comprised of directors Varner, Aronoff and Robinson. In late April 2015, a meeting was held between the Acquisition Committee and senior management of SCB and senior management of Party A and Party B, potential acquirers.

        At a May 6, 2015 SCB board meeting, Jean-Luc Servat of Panoramic Capital Advisors, an experienced investment banker, was hired to serve as a financial consultant to SCB in addition to Initial Deal Counsel. With Servat's and Initial Deal Counsel's assistance, at the May 6th meeting the board reviewed a list of potential parties to a sale. At this meeting, the board and its advisors agreed upon an approach and timing of a possible sale. During mid-May 2015, at least seven potential acquirers were contacted on behalf of SCB, five of which entered into non-disclosure agreements with SCB and were provided access to a secure due diligence data room containing confidential information regarding SCB and its operations. At an SCB board of directors meeting on May 23, 2015, SCB met with its legal and financial advisors to discuss the relative merits of each of the five potential acquirers.

        Meetings and conference calls with the five potential acquirers continued through early June 2015. Party A, Party B and Pacific Premier expressed significant interest in entering into a strategic transaction with SCB and continued to conduct further due diligence on SCB. SCB's senior executive officers created an acquisition team comprised of Ernest Hwang, SCB President, Michael Vanderpool, SCB Executive Vice President and Corporate Secretary, and Barbara Robinson, Security Bank Chief Operating Officer.

        At SCB's request, Party A, Party B and Pacific Premier submitted initial letters of interest to SCB by June 8, 2015. The Acquisition Committee convened a meeting with its legal and financial advisors on June 9, 2015 to consider the expressions of interest. The next day, Party A subsequently provided an updated letter of interest. New Party C provided a verbal expression of interest, the price proposed in which was increased two separate times, that ultimately was rejected because it involved acquisition consideration significantly lower than the other parties' letters of interest.

        The SCB board met again on June 11, 2015 and reviewed the three expressions of interest with Mr. Servat and Initial Deal Counsel. Further, on June 18, 2015, the board of directors considered separate presentations by the chief executive officer of Pacific Premier and the chief executive officer of Party A. On June 19, 2015, the chief executive officer of Party B also made a presentation to the SCB board.

        On June 23, 2015, the SCB board met again. The services of the Initial Deal Counsel were terminated in an effort to avoid potential conflicts based on the recent disclosure to the SCB board of a financial investment that Initial Deal Counsel had in Party B. The board then discussed with Mr. Servat's assistance the three proposals to acquire SCB in an effort to select the best transaction partner among Party A, Party B and Pacific Premier. The letter of interest from Party A was determined to be the best offer with a per share consideration for SCB shareholders of approximately $18.24 per share of SCB common stock outstanding. The Pacific Premier and Party B offers were then valued at approximately $18.00 and $17.78, respectively, per share of SCB common stock. Additionally, the Party A proposal included an almost 50%/50% split in cash and stock consideration and the possibility of a shareholder election to receive cash, stock or both, Party A also had a long history of cash dividend payments while neither Party B nor Pacific Premier had any history of cash dividend payments on their common stock. Party A was significantly larger than either Party B or Pacific Premier and had a relatively more active, liquid trading market for its common stock as compared to the other parties. Based upon these factors, the SCB board of directors approved the acceptance and execution of Party A's letter of interest, subject to certain modifications. On June 24, 2015, an updated letter of interest was received from Party A which, among other things, increased the stock component of their proposal (which when combined with the cash component equated to approximately an $18.75 value per share of SCB common stock based on then market prices). The SCB board of directors authorized the signing of the letter of interest with Party A. Party B and Pacific Premier were notified that their letters of interest were not accepted.

        Following its acceptance of Party A's letter of interest, on June 29, 2015, SCB engaged Stuart --Moore, attorneys experienced in financial institution merger and acquisition transactions, to advise SCB in connection with the potential transaction with Party A. In addition, SCB engaged Oppenheimer to render a fairness opinion in connection with the proposed transaction, and to assist with reverse due diligence matters.

        On July 2, 2015, SCB received an unsolicited revised proposal from Pacific Premier that included per share acquisition consideration at a fixed price of $18.75 per share of SCB common stock. The Acquisition Committee and SCB's board of directors determined that Pacific Premier's proposal was not comparable to Party A's because of Pacific Premier's relative size compared to the larger Party A, and the significant cash component of Party A's offer. In addition, the letter of interest with Party A included an exclusivity period that did not expire until August 28, 2015, during which period SCB and its affiliates were prohibited from soliciting other proposals, inquiries or offers or entering into any discussions with any other person relating to a possible acquisition.

        As due diligence and negotiations progressed with Party A through August 2015, SCB began to grow concerned with (i) the length of time for Party A to complete due diligence, (ii) a significant drop in the stock price of Party A's common stock (which would then have resulted in a value of less than $18.75 per share to SCB shareholders), (iii) the apparent lack of progress in providing written clarification of employment terms with certain officers, (iv) insistence on non-compete covenants of questionable legality from senior management, and (v) the absence of a draft definitive agreement.

        On August 18, 2015, members of the Acquisition Committee, SCB senior management and Mr. Servat met with representatives of Party A and its financial advisor to discuss the status of negotiations. Party A indicated that their due diligence would result in certain non-typical conditions to closing and pricing adjustments, which SCB estimated would, when considered in light of the decline in Party A's stock price, reduce the deal value to approximately $18.10 per share of SCB common stock. Party A also requested an extension of the exclusivity period.

        On the afternoon of August 19, 2015, the Acquisition Committee met with its legal and financial advisors by telephone. As a result of such meeting, Party A was informed that an extension of the exclusivity period would not be considered unless drafts of the definitive agreement and terms sheets for proposed employment and non-compete agreements were delivered by August 28, 2015. SCB also indicated that it would need several days thereafter to review the documents before considering an extension of the exclusivity period.

        On August 27, 2015, a draft definitive agreement was delivered to SCB. The draft contained a number of blanks which made it impossible to determine the magnitude of Party A's proposed pricing adjustment and pricing protections. Other key information was deemed to be missing and the agreement contained conditions to closing that were deemed unacceptable to SCB.

        On August 31, 2015 the Acquisition Committee met with Mr. Servat and Stuart --Moore to discuss the status of negotiations with Party A. At such meeting, the Acquisition Committee determined that the downward pricing adjustments and falling share price principally, and other non-financial issues with respect to the negotiations with Party A were making a transaction with Party A less likely, and as a result, the exclusivity period with Party A would not be extended. The Acquisition Committee instructed Mr. Servat to contact Pacific Premier and Party B to determine if there was any continuing interest in engaging in a strategic transaction with SCB. In addition, Party A was asked to provide additional information in its draft definitive agreement in order for the SCB board to evaluate the value of Party A's revised proposal and was advised that there was increased likelihood of the proposed transaction with Party A not proceeding.

        On August 31, 2015, Party B reaffirmed its offer in its original letter of interest, adjusted to reflect current market prices for its common stock, which resulted in proposed acquisition consideration of $17.44 per share of SCB common stock. On that same date, Pacific Premier submitted a revised letter of interest reflecting proposed acquisition consideration of $18.75 per share of SCB common stock, with the aggregate acquisition consideration to be comprised of 10% cash and 90% shares of Pacific Premier's common stock. Pacific Premier subsequently further revised its letter of interest to change its offer from a fixed price of $18.75 per share of SCB common stock to a fixed exchange ratio of 0.9629 shares of Pacific Premier common stock per share of SCB common stock.

        While proposals were being obtained from Pacific Premier and Party B, discussions continued with Party A and its advisors in order to determine the value of Party A's proposal and to otherwise obtain agreement on remaining issues. On September 2, 2015, Party A provided details of its pricing adjustments (which were more extensive than the adjustments discussed on August 18th), conditions to closing and other information for the draft definitive agreement.

        On September 3, 2015, SCB's Acquisition Committee met with Mr. Servat and Stuart --Moore to discuss the status of negotiations with Party A, as well as the revised proposals from Pacific Premier and Party B. At that meeting, it was determined that significant uncertainty surrounded the negotiations with Party A, and there was concern that Party A's proposed modified price adjustments could result in a significant price reduction resulting in a per SCB share value below $18.00. The Acquisition Committee instructed Mr. Servat to present financial terms relating to pricing adjustments and protections to Party A in an attempt to restore the transaction's pricing back toward the terms of Party A's original proposal and in an effort to continue negotiations with Party A. At the same time, the Acquisition Committee discussed the relative superiority of Pacific Premier's proposal as compared to that of Party A and Party B, particularly with respect to Pacific Premier's proposed amount and composition of acquisition consideration per share of SCB's common stock. As a result, Pacific Premier's Chief Executive Officer was invited to present Pacific Premier's revised proposal to SCB's board of directors.

        After further discussions with Party A's advisors on September 3, 2015, Mr. Servat presented a set of financial terms which the Acquisition Committee felt it could recommend to the SCB board to continue negotiations with Party A.

        On September 7, 2015, the chief executive officer of Party A contacted Mr. Aronoff, a member of the Acquisition Committee, and informed him that Party A was no longer interested in pursuing an acquisition of SCB.

        On September 8, 2015, Party B's financial advisor indicated that Party B might be willing to raise its offer to approximately $18.00 per share of SCB common stock through a fixed exchange ratio of 0.82 shares of Party B common stock for each share of SCB common stock, which was still substantially below the value offered by Pacific Premier. Later, on September 8th, the SCB board of directors met with its legal and financial advisors and reviewed the terms of Party B's original letter of interest and Pacific Premier's updated letter of interest as well as the potential value of Party A's proposal. Based on the then recent trading prices of the of the respective three institutions and applying their respective exchange ratios, Party A's offer was approximately $.075 per share lower (without taking into account Party A's proposed price adjustments that might reduce the value even further) than the Pacific Premier proposal and Party B's offer was approximately $0.75 per share lower. In light of the communication from the chief executive officer of Party A the previous day, the SCB board first decided to terminate discussions with Party A and counsel for Party A was informed of such decision that day. Given the disparity in offers, the SCB board of directors determined to sign Pacific Premier's letter of interest, subject to the modification of certain non-financial terms.

        On September 9, 2015, Party B indicated that it was willing to increase its offer to a fixed exchange ratio that equated to $18.67 per share of SCB common stock.

        Given the closeness of per share prices offered by Pacific Premier and Party B, the Acquisition Committee determined to invite Party B to clarify its proposal and to give both Party B and Pacific Premier until September 10, 2015, to submit their best offers.

        On September 10, 2015, Party B informed SCB that it was withdrawing all prior offers, and would not submit an updated letter of interest.

        On September 10, 2015, Pacific Premier submitted a revised letter of interest leaving the fixed exchange ratio the same but offering the SCB board of directors the ability to choose a 90% stock and 10% cash consideration mix, or 100% stock consideration, and including a collar on the fixed exchange ratio to ameliorate the risk of price fluctuations in Pacific Premier stock, as well as clarifying certain non-financial terms.

        At a board meeting on September 11, 2015, the SCB board of directors, with Mr. Servat and representatives from Stuart --Moore present, met to discuss the proposed transaction with Pacific

Premier. Following extensive discussions, including, among other things, continued discussions regarding the challenges of SCB remaining independent and Pacific Premier's conditioning of a transaction on the retention of Mr. Hwang and Mr. Jim Robinson, Jr., as employees following the closing of the merger, the board of directors of SCB voted unanimously to approve moving forward with negotiating a definitive acquisition agreement with Pacific Premier based on the updated letter of interest. The SCB board selected Pacific Premier's all stock alternative because of the relatively small amount of cash consideration otherwise available, the introduction of the collars on the exchange ratio ameliorating the risk of a significant drop in Pacific Premier's share price, and the relative liquidity of Pacific Premier common stock.

        Commencing immediately following the SCB board meeting, extensive due diligence was conducted by Pacific Premier on SCB and Security Bank, and SCB, together with its legal and financial advisors, conducted extensive reverse due diligence on Pacific Premier and its wholly owned bank subsidiary.

        Concurrently with the extensive due diligence process, SCB and its advisors, on the one hand, and Pacific Premier and its advisors, on the other, began negotiating a definitive acquisition agreement, with negotiations concluding on or about September 30, 2015. During the course of negotiations, the terms remained consistent with the general business terms outlined in Pacific Premier's revised letter of interest with Pacific Premier, except that the parties determined to make certain revisions to the collar such that instead of acting as a closing condition, if Pacific Premier's share price exceeded or fell below the collars, the exchange ratio would float such that the consideration value would be fixed at the upper or lower collar amounts.

        On September 30, 2015, the board of directors of Pacific Premier held a special board meeting for purposes of considering the merger agreement. At that meeting, the Pacific Premier board of directors thoroughly discussed and considered the terms and conditions of the merger and the merger agreement. Holland & Knight LLP advised the Pacific Premier board of directors respecting its duties in connection with the transaction. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the Pacific Premier board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Davidson as set forth in such opinion, the aggregate merger consideration to be paid by Pacific Premier to the SCB shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Pacific Premier common stock.

        After deliberation, the Pacific Premier board of directors voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, and authorized Pacific Premier management to execute the merger agreement.

        On September 30, 2015, the board of directors of SCB held a special board meeting for purposes of considering the merger agreement. At that meeting, the SCB board of directors thoroughly discussed and considered the terms and conditions of the merger and the merger agreement. Stuart --Moore advised the SCB board of directors respecting its duties in connection with the transaction and the final changes made to the merger agreement. Mr. Servat reviewed the history of the transaction and the proposed merger. Further, Oppenheimer reviewed the financial aspects of the proposed merger and rendered an opinion to the board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Oppenheimer as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of SCB common stock.

        After deliberation, the SCB board of directors voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement with Pacific Premier, and authorized SCB management to execute the merger agreement.

        On September 30, 2015, SCB and Pacific Premier executed the merger agreement and all related documents. Prior to the opening of the stock market on October 1, 2015, Pacific Premier issued a press release announcing the execution of the merger agreement and the terms of the proposed merger.

Pacific Premier's Reasons for the Merger and Recommendation of the Pacific Premier Board of Directors

        As part of Pacific Premier's business strategy, it evaluates opportunities to acquire bank holding companies, banks and other financial institutions. The acquisition of SCB and Security Bank is consistent with this strategy. In reaching its conclusion to approve the merger and to recommend to its shareholders to approve the issuance of Pacific Premier common stock in connection with the merger, Pacific Premier's board of directors consulted with its financial advisor, D.A. Davidson & Co, or Davidson, with respect to the financial aspects of the proposed acquisition and with its legal counsel, Holland & Knight LLP, as to its legal duties and the terms of the merger agreement and related agreements. Pacific Premier entered into the merger agreement with SCB because, among other things, Pacific Premier believes that the acquisition of SCB and Security Bank will:

  •
  result in a meaningful improvement in operational scale in Pacific Premier's existing footprint within Orange County, Riverside County and the broader Inland Empire market in light of the branch locations and customer base of Security Bank;

  •
  improve and strengthen Pacific Premier Bank's existing deposit base by acquiring an attractive deposit franchise, which was comprised of 81.8% non-certificates of deposit and 43.3% non-interest bearing demand deposits at August 31, 2015;

  •
  result in significant cost savings and synergies due to the consolidation of three Pacific Premeir Bank branch locations in Palm Desert, Riverside and Tustin and the reduction of typical back office expenses;

  •
  enable Pacific Premier to offer its broader range of products and services to Security Bank customers;

  •
  provide Pacific Premier with significant opportunities for marketing synergies due to Security Bank's strong relationship-based business banking model;

  •
  be modestly accretive to Pacific Premier's earnings per share in fiscal year 2016, excluding non-recurring deal related expenses, and result in an anticipated earnings per share accretion of approximately 5.0% in fiscal year 2017; and

  •
  allow Pacific Premier to deploy a portion of its capital into what its board of directors believes is a compelling investment.

        The Pacific Premier board of directors also considered the potential adverse consequences of the proposed merger, including:

  •
  the possible disruption to Pacific Premier's or SCB's business that may result from the announcement of the merger;

  •
  the risk that the cost savings, operational synergies and other benefits expected result from the merger might not be fully realized or not realized at all;

  •
  the possibility that the merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied, including:

  •
  the condition that Pacific Premier's shareholders approve the issuance of shares of Pacific Premier's common stock to SCB's shareholders in connection with the merger,

  •
  the condition that SCB's shareholders approve the merger, and

  •
  other conditions which are outside of Pacific Premier's control;

  •
  the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

  •
  the market price of Pacific Premier's common stock, and

  •
  Pacific Premier's operating results, particularly in light of the costs incurred in connection with the merger; and

  •
  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger.

        Based on the reasons stated above, Pacific Premier's board of directors believes that the merger is in the best interest of Pacific Premier and its shareholders and unanimously recommends that the Pacific Premier shareholders vote "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger.

SCB's Reasons for the Merger and Recommendation of the SCB Board of Directors

        After carefully considering all of its options, and cognizant of its fiduciary duty to shareholders, the current competitive and regulatory environment, and a number of other factors discussed in this joint proxy statement/prospectus, SCB's board of directors unanimously recommended approval of the merger agreement, determining that the merger, on the terms provided in the merger agreement, is SCB's best option to realize reasonable value for its shareholders in today's challenging and uncertain banking market.

        In reaching its conclusion to approve the merger and recommend adoption of the merger agreement to the SCB shareholders, SCB's board of directors consulted with its financial consultant, Panoramic Capital Advisors, or Panoramic, with respect to the financial aspects of the proposed acquisition, considered an analysis and opinion from Oppenheimer as to the fairness, from a financial point of view, to SCB's shareholders of the consideration offered by Pacific Premier, and consulted with its legal counsel, Stuart Moore, as to its legal duties and the terms of the merger agreement and related agreements. All material factors considered by the SCB board of directors have been disclosed in this joint proxy statement/prospectus. In approving the merger agreement, the board of directors of SCB considered a number of factors, including the following, without assigning any specific or relative weights to the factors:

  •
  the lack of opportunities to expand by acquisition of suitable smaller institutions, or through a merger of equals, on terms similarly advantageous to SCB's shareholders as the proposed merger with Pacific Premier;

  •
  the impact of succession planning on SCB and Security Bank;

  •
  the need for greater liquidity for SCB shareholders;

  •
  the belief, as of the date of the merger agreement, the aggregate merger consideration represents a fair price to SCB shareholders, including the relationship of the merger consideration to the book value of SCB common stock and the earnings of SCB, and the structure of the value of the aggregate merger consideration payable in shares of Pacific Premier common stock;

  •
  the tax-free nature of the shares of Pacific Premier common stock being offered as merger consideration;

  •
  the value of Pacific Premier common stock, including the liquidity of Pacific Premier common stock given its listing on the NASDAQ Global Select Market and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Pacific Premier and Pacific Premier Bank, including the stability of Pacific Premier's management team and Pacific Premier's positive financial performance trends;

  •
  the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

  •
  results that could be expected to be obtained by SCB if it continued to operate independently, and the likely benefits to SCB shareholders of such course, as compared with the value of the aggregate merger consideration being offered by Pacific Premier;

  •
  the ability of Pacific Premier's management team to successfully integrate and operate the business of the combined company after the merger, as evidenced by the success of Pacific Premier and Pacific Premier Bank in completing and integrating previous mergers of community banks;

  •
  the financial presentation, dated September 30, 2015, of Oppenheimer to the SCB board of directors and the opinion, dated September 30, 2015, of Oppenheimer to the SCB board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of SCB common stock of the merger consideration in the proposed merger, as more fully described below under "Opinion of SCB's Financial Advisor;"

  •
  the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

  •
  the merger agreement not including any unrealistic closing conditions based on the financial performance of SCB between signing and closing of the transaction;

  •
  the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and SCB in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of increased consolidation on relatively smaller financial institutions such as SCB;

  •
  the advantages of being part of a larger financial institution, such as Pacific Premier, including the potential for operating efficiencies, the effect of a higher lending limit with respect to SCB's customers, and the generally higher trading multiples of larger financial institutions;

  •
  the anticipated impact on the communities served by SCB, and the increased ability to serve the communities and its customer base through a larger branch network;

  •
  the possible effects of the merger on SCB's employees and customers; and

  •
  SCB's employees having more opportunities for advancement at a larger financial institution such as Pacific Premier.

        The SCB board of directors also considered the potential adverse consequences of the proposed merger, including:

  •
  the interests of SCB's and Security Bank's officers and directors with respect to the merger apart from their interests as holders of SCB common stock, and the risk that these interests might influence their decision with respect to the merger;

  •
  the merger agreement's restrictions on SCB's ability to solicit or engage in discussions or negotiations with third parties, and the effect of a termination fee in favor of Pacific Premier, including the risk that the termination fee might discourage third parties from proposing an alternative transaction that may be more advantageous to SCB's shareholders;

  •
  the possibility that the merger and the related integration process could disrupt SCB's on-going business and result in the loss of customers and the fact that SCB's officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from SCB's business, and that SCB will incur substantial transaction costs even if the merger is not consummated;

  •
  the costs already incurred by SCB in connection with the merger process;

  •
  the potential reaction of SCB's customers to Pacific Premier and Pacific Premier Bank;

  •
  employee attrition and the potential effect on business and customer relationships;

  •
  that while the merger is pending, SCB will be subject to certain limited restrictions on how it conducts business that could delay or prevent SCB from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent;

  •
  the possible effects on SCB should the parties fail to complete the merger, including the possible effects on the price of SCB common stock, and the associated business and opportunity costs;

  •
  the risk that SCB cannot meet one or more of the financial, or other, closing conditions that operate in favor of Pacific Premier, and therefore the merger may not close; and

  •
  the possible downside risk of Pacific Premier's stock performance and the risk of price volatility given that SCB does not have the right to terminate the merger if the price of the Pacific Premier common stock falls below a stated price.

        Based on the reasons stated, SCB's board of directors believes that the merger is in the best interest of SCB and the SCB shareholders and unanimously recommends that the SCB shareholders vote "FOR" approval of the merger agreement.

Opinion of Pacific Premier's Financial Advisor

        On September 14, 2015, Pacific Premier entered into an engagement agreement with Davidson to render financial advisory and investment banking services to Pacific Premier. As part of its engagement, Davidson agreed to assist Pacific Premier in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Pacific Premier and SCB. Davidson also agreed to provide Pacific Premier's board of directors with an opinion as to the fairness, from a financial point of view, to Pacific Premier of the consideration to be paid to the holders of SCB's common stock in the proposed merger. Pacific Premier engaged Davidson because Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Pacific Premier and its business. As part of its investment banking business, Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        On September 30, 2015, the Pacific Premier board of directors held a meeting to evaluate the proposed merger. At this meeting, Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the Pacific Premier board that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the consideration to be paid to the holders of SCB's common stock was fair, from a financial point of view, to Pacific Premier in the proposed merger.

        The full text of Davidson's written opinion, dated September 30, 2015, is attached as Annex B to this joint proxy statement—prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Pacific Premier's shareholders are urged to read the opinion in its entirety.

        Davidson's opinion speaks only as of the date of the opinion and Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to Pacific Premier's board of directors and addresses only the fairness, from a financial point of view, to Pacific Premier of the consideration to be paid to the holders of SCB's common stock in the proposed merger. The opinion does not address, and Davidson expresses no view or opinion with respect to, (i) the underlying business decision of Pacific Premier to engage in or proceed with the merger, (ii) the relative merits or effect of the merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by Pacific Premier or Pacific Premier's board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Pacific Premier, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger. Pacific Premier and SCB determined the consideration through the negotiation process. The opinion does not constitute a recommendation to any Pacific Premier shareholder as to how such shareholder should vote at the Pacific Premier special meeting on the merger or any related matter. The opinion does not express any view as to the fairness of the amount or nature of the compensation to any of SCB's officers, directors or employees, or any class of such persons, relative to the merger consideration. The opinion has been reviewed and approved by Davidson's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the Pacific Premier board of directors as Annex B to this joint proxy statement/prospectus and to the references to Davidson and its opinion contained herein. A copy of the consent of Davidson is attached as Exhibit 99.1 to the registration statement on Form S-4.

        In connection with rendering its opinion, Davidson reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of Pacific Premier and SCB, including among other things, the following:

  •
  a draft of the Agreement, dated September 29, 2015;

  •
  certain financial statements and other historical financial and business information about Pacific Premier and SCB made available to it from published sources and/or from the internal records of Pacific Premier and SCB that Davidson deemed relevant;

  •
  financial projections for SCB for the years ending December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018 and estimated long-term growth rates for the years thereafter, in each case, as discussed with, and confirmed by, senior management of Pacific Premier;

  •
  certain publicly available analyst earnings estimates for Pacific Premier for the years ending December 31, 2015, December 31, 2016 and December 31, 2017 and estimated long-term growth rates for the years thereafter, in each case, as discussed with, and confirmed by, senior management of Pacific Premier;

  •
  the current market environment generally and the banking environment in particular;

  •
  the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

  •
  the market and trading characteristics of public companies and public bank holding companies in particular;

  •
  the relative contributions of Pacific Premier and SCB to the combined company;

  •
  the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs and cost savings;

  •
  the net present value of SCB with consideration of projected financial results;

  •
  the net present value of Pacific Premier with consideration of projected financial results;

  •
  the net present value of Pacific Premier, on a pro forma basis with the pro forma financial impact of the merger, with consideration of projected financial results; and

  •
  such other financial studies, analyses and investigations and financial, economic and market criteria and other information as Davidson considered relevant, including discussions with management and other representatives and advisors of Pacific Premier and SCB concerning the business, financial condition, results of operations and prospects of Pacific Premier and SCB.

        In arriving at its opinion, Davidson has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Davidson, discussed with or reviewed by or for Davidson, or publicly available, and Davidson has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Pacific Premier or SCB, nor did Davidson make an independent appraisal or analysis of Pacific Premier or SCB with respect to the merger. In addition, Davidson has not assumed any obligation to conduct, nor has Davidson conducted any physical inspection of the properties or facilities of Pacific Premier or SCB. Davidson has further relied on the assurances of management of Pacific Premier and SCB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Davidson did not make an independent evaluation or appraisal of any specific assets or liabilities, including the amount of any fair value adjustments per FASB 141(R). Davidson did not make an independent evaluation of the adequacy of the allowance for loan losses of Pacific Premier or SCB nor has Davidson reviewed any individual credit files relating to Pacific Premier or SCB. Davidson has assumed that the respective allowances for loan losses for both Pacific Premier and SCB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson has assumed that there has been no material change in Pacific Premier's or SCB's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Davidson. Davidson has assumed in all respects material to its analysis that Pacific Premier and SCB will remain as going concerns for all periods relevant to its analysis. Davidson has also assumed in all respects material to its analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Davidson has assumed that in the course of obtaining the necessary regulatory approvals or waivers (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Davidson's opinion is necessarily based upon information available to Davidson and economic, market, financial and other conditions as they exist that can be evaluated on the date the fairness opinion letter was delivered to Pacific Premier's board of directors.

        Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

        Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of September 29, 2015, the last trading day prior to the date on which Davidson delivered the fairness opinion letter to Pacific Premier's board of directors, and is not necessarily indicative of market conditions after such date.

  Summary of Proposal

        Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each outstanding share of common stock of SCB will be converted into 0.9629 shares of Pacific Premier common stock. The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of Pacific Premier common stock on September 29, 2015 of $20.30, the exchange ratio represented a value of $19.55 per share of SCB common stock. Davidson calculated the following transaction ratios:

Transaction Ratios

Transaction Price / Last Twelve Months Earnings Per Share(1)	23.3	x
Transaction Price / Book Value Per Share(2)	166.0%
Transaction Price / Tangible Book Value Per Share(2)	167.9
Transaction Price / Last Twelve Months Net Income(1)	24.7	x
Transaction Price / Book Value (Aggregate)(2)	167.0%
Transaction Price / Tangible Book Value (Aggregate)(2)	169.0
Tangible Book Premium / Core Deposits(3)	8.7
Transaction Price / SCB's Closing Price as of 9/29/2015	50.4

(1)
Last twelve months earnings per share and net income as of 6/30/2015

(2)
Book value and tangible book value, per share and aggregate, as of 8/31/2015

(3)
Core deposits exclude time deposits with account balances greater than $100,000 Tangible book premium/core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

  Stock Trading History of Pacific Premier and SCB

        Davidson reviewed the history of the reported trading prices and volume of Pacific Premier common stock and SCB common stock and the relationship between the movements in the prices of Pacific Premier common stock and SCB common stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the SNL Bank Index and the SNL US Bank Index for banks with $1.0 billion to $5.0 billion in assets.

One Year Stock Performance

	Beginning Index Value on 9/29/2014	Ending Index Value on 9/29/2015
Standard & Poor's 500 Index	100.0%	95.3%
SNL Bank Index	100.0	98.1
KBW Regional Bank Index	100.0	113.2
Pacific Premier	100.0	143.4
SCB	100.0	123.8

 Three Year Stock Performance

	Beginning Index Value on 9/29/2014	Ending Index Value on 9/29/2015
Standard & Poor's 500 Index		130.4%
SNL Bank Index	100.0%	145.2
KBW Regional Bank Index	100.0	149.2
Pacific Premier	100.0	210.4
SCB	100.0	144.4

  SCB Comparable Companies Analysis

        Davidson used publicly available information to compare selected financial and market trading information for SCB and a group of 10 financial institutions selected by Davidson which: (i) were banks with common stock listed on the over-the-counter markets (OTCQB); (ii) were headquartered in Southern California, including metropolitan statistical areas, or MSAs, for Los Angeles-Long Beach-Anaheim, Riverside-San Bernardino-Ontario and San Diego-Carlsbad; (iii) had a total assets between $200.0 million and $2.0 billion as of June 30, 2015; and (iv) had a ratio of non-performing assets to total assets of 3.00% or less as of June 30, 2015. The 10 financial institutions were as follows, which does not reflect any impact from pending acquisitions or acquisitions closed after September 29, 2015:

American Business Bank	CommerceWest Bank
Bank of Santa Clarita	Mission Valley Bancorp
Bank of Southern California, N.A.	PBB Bancorp
California Republic Bancorp	San Diego Private Bank
Capital Bank	Seacoast Commerce Banc Holdings

        The analysis compared publicly available financial and market trading information for SCB as of and for the month-end period ended August 31, 2015 and the data for the 10 financial institutions identified above as of and for the three-month period ended June 30, 2015. The table below compares the data for SCB and the data for the 10 financial institutions identified above, with pricing data as of September 29, 2015.

Financial Condition and Performance

		Comparable Companies
	SCB	Median	Average	Minimum	Maximum
Total Assets (in millions)	$733.6	$386.1	$575.7	$252.0	$1,524.3
Non-Performing Assets / Total Assets	0.64%	0.19%	0.36%	0.00%	1.62%
Tangible Common Equity Ratio	9.59	9.37	9.34	6.52	12.32
Loan / Deposit Ratio	72.0	79.3	78.4	28.9	117.1
Net Interest Margin	3.53	4.25	4.05	2.92	4.74
Efficiency Ratio	64.0	67.9	66.7	52.3	79.3
Return on Average Tangible Common Equity	9.11	9.56	9.97	5.02	18.21
Return on Average Assets	0.88	0.98	0.93	0.47	1.21

 Market Performance Multiples

			Comparable Companies
	SCB		Median		Average		Minimum		Maximum
Market Capitalization (in millions)	$73.7		$44.9		$74.1		$21.7		$226.7
Price / Tangible Book Value Per Share	112.5%		113.4%		133.6%		88.9%		279.7%
Price / LTM Earnings Per Share	15.5	x	15.5	x	14.2	x	8.5	x	19.6	x

  Pacific Premier Comparable Companies Analysis

        Davidson used publicly available information to compare selected financial and market trading information for Pacific Premier and a group of 17 financial institutions selected by Davidson which: (i) were banks with common stock listed on NASDAQ or NYSE; (ii) were headquartered in California, Colorado, Oregon and Washington; (iii) had a total assets of between $1.0 billion and $8.0 billion as of June 30, 2015; and (iv) had a ratio of non-performing assets to total assets of 2.00% of less as of June 30, 2015. These 17 financial institutions were as follows, which does not reflect any impact from pending acquisitions or acquisitions closed after September 29, 2015:

Banc of California, Inc.	Guaranty Bancorp
Bank of Marin Bancorp	Heritage Commerce Corp
Banner Corporation	Heritage Financial Corporation
Cascade Bancorp	Heritage Oaks Bancorp
Central Valley Community Bancorp	Opus Bank
CoBiz Financial Inc.	Pacific Continental Corporation
CU Bancorp	Sierra Bancorp
CVB Financial Corp.	Westamerica Bancorporation
First Foundation Inc.

        The analysis compared publicly available financial and market trading information for Pacific Premier and the data for the 17 financial institutions identified above as of and for the three-month period ended June 30, 2015. The table below compares the data for Pacific Premier and the data for the comparable companies, with pricing data as of September 29, 2015. The 2015, 2016 and 2017 earnings per share estimates used in the table below were based on average FactSet Research Systems, Inc. consensus earnings estimates for Pacific Premier and the 17 financial institutions identified above.

Financial Condition and Performance

		Comparable Companies
	Pacific Premier	Median	Average	Minimum	Maximum
Total Asssets (in millions)	$2,636.8	$2,418.5	$3,295.9	$1,217.1	$7,697.4
Non-Performing Assets / Total Assets	0.19%	0.87%	0.83%	0.22%	1.86%
Tangible Common Equity Ratio	8.65	9.18	9.19	6.10	12.26
Loan / Deposit Ratio	101.1	80.1	81.4	37.5	111.0
Net Interest Margin	4.26	3.87	3.92	3.37	4.66
Efficiency Ratio	53.7	62.8	61.1	42.7	75.8
Return on Average Tangible Common Equity	14.84	11.15	11.19	8.26	16.18
Return on Average Assets	1.18	1.02	1.02	0.75	1.43

 Market Performance Multiples

			Comparable Companies
	Pacific Premier
			Median		Average		Minimum		Maximum
Market Capitalization (in millions)	$436.7		$375.4		$558.9		$132.8		$1,763.1
Price / Tangible Book Value Per Share	195.9%		161.8%		173.3%		113.0%		286.2%
Price / LTM Earnings Per Share	20.5	x	18.2	x	18.6	x	10.6	x	24.9	x
Price / 2015 Est. Earnings Per Share(1)	17.1	x	17.8	x	16.7	x	11.0	x	22.5	x
Price / 2016 Est. Earnings Per Share(1)	12.5	x	14.6	x	14.3	x	9.8	x	18.7	x
Price / 2017 Est. Earnings Per Share(1)	11.4	x	13.1	x	13.2	x	9.6	x	16.8	x

(1)
Earnings per share estimates based on average FactSet Research Systems, Inc. consensus earnings estimates.

Precedent Transactions Analysis

        Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) "California Transactions", (2) "Nationwide Transactions", and (3) "100% Stock Transactions".

        "California Transactions" included 13 transactions where:

    •
    the transaction was announced between January 1, 2013 and September 29, 2015;

    •
    the transaction involved banks headquartered in California;

    •
    the selling company's total assets were between $200.0 million and $2.0 billion;

    •
    the selling company was profitable for the preceding twelve month period; and

    •
    the non-performing assets to total assets ratio of the selling company was less than 3.00%.

        "Nationwide Transactions" included 18 transactions where:

    •
    the transaction was announced between January 1, 2013 and September 29, 2015;

    •
    the transaction involved banks headquartered nationwide;

    •
    the selling company's total assets were between $375.0 million and $2.0 billion;

    •
    the selling company was profitable for the preceding twelve month period; and

    •
    the non-performing assets to total assets ratio of the selling company was less than 3.00%.

        "100% Stock Transactions" included 17 transactions where:

    •
    the transaction was announced between January 1, 2014 and September 29, 2015;

    •
    the transaction involved banks headquartered nationwide;

    •
    the selling company's total assets were between $375.0 million and $2.0 billion;

    •
    the non-performing assets to total assets ratio of the selling company was less than 3.00%;

    •
    the selling company was profitable for the preceding twelve month period; and

    •
    the merger consideration included 100% stock consideration.

        The following tables set forth the transactions included in "California Transactions", "Nationwide Transactions", and "100% Stock Transactions" and are sorted by announcement date:

California Transactions

Announcement Date	Acquirer	Target
5/29/2015*	Heartland Financial USA, Inc.	Premier Valley Bank
4/23/2015	Heritage Commerce Corp	Focus Business Bank
3/09/2015	Western Alliance Bancorporation	Bridge Capital Holdings
10/22/2014	Pacific Premier Bancorp, Inc.	SCB
10/15/2014	SKBHC Holdings LLC	Greater Sacramento Bancorp
6/03/2014	CU Bancorp	1st Enterprise Bank
2/18/2014	CVB Financial Corp.	American Security Bank
1/21/2014	TriCo Bancshares	North Valley Bancorp
10/21/2013	Heritage Oaks Bancorp	Mission Community Bancorp
7/15/2013	Wilshire Bancorp, Inc.	Saehan Bancorp
7/01/2013	Bank of Marin Bancorp	NorCal Community Bancorp
5/02/2013	Sterling Financial Corporation	Commerce National Bank
3/06/2013	Pacific Premier Bancorp, Inc.	San Diego Trust Bank

*
Indicates the transaction was pending as of September 29, 2015.

Nationwide Transactions

Announcement Date	Acquirer	Target
8/26/2015*	Northfield Bancorp, Inc.	Hopewell Valley Community Bank
4/23/2015	Heritage Commerce Corp	Focus Business Bank
8/14/2015*	BNC Bancorp	Southcoast Financial Corporation
8/06/2015*	Prosperity Bancshares, Inc.	Tradition Bancshares, Inc.
7/23/2015*	Independent Bank Group, Inc.	Grand Bank
6/22/2015*	Bear State Financial, Inc.	Metropolitan National Bank
6/17/2015*	Home BancShares, Inc.	Florida Business BancGroup, Inc.
5/29/2015*	Heartland Financial USA, Inc.	Premier Valley Bank
5/27/2015*	Green Bancorp, Inc.	Patriot Bancshares, Inc.
5/27/2015*	Valley National Bancorp	CNLBancshares, Inc.
4/28/2015	Pinnacle Financial Partners, Inc.	Magna Bank
4/07/2015	Pinnacle Financial Partners, Inc.	CapitalMark Bank & Trust
3/25/2015*	Atlantic Capital Bancshares, Inc.	First Security Group, Inc.
3/09/2015	Western Alliance Bancorporation	Bridge Capital Holdings
1/27/2015	Farmers National Banc Corp.	National Bancshares Corporation
1/27/2015	United Community Banks, Inc.	MoneyTree Corporation
1/21/2015	Cathay General Bancorp	Asia Bancshares, Inc.
1/06/2015	Chemical Financial Corporation	Lake Michigan Financial Corporation

*
Indicates the transaction was pending as of September 29, 2015.

100% Stock Transactions

Announcement Date	Acquirer	Target
8/14/2015*	BNC Bancorp	Southcoast Financial Corporation
5/27/2015*	Valley National Bancorp	CNLBancshares, Inc.
4/23/2015	Heritage Commerce Corp	Focus Business Bank
12/15/2014	UMB Financial Corporation	Marquette Financial Companies
12/15/2014	Bridge Bancorp, Inc.	Community National Bank
12/08/2014	IBERIABANK Corporation	Georgia Commerce Bancshares, Inc.
11/17/2014	BNC Bancorp	Valley Financial Corporation
10/27/2014	IBERIABANK Corporation	Old Florida Bancshares, Inc.
10/23/2014	Heartland Financial USA, Inc.	Cmty. Banc-Corp. of Sheboygan
6/03/2014	CU Bancorp	1st Enterprise Bank
5/28/2014	Simmons First National Corporation	Liberty Bancshares, Inc.
5/08/2014	Valley National Bancorp	1st United Bancorp, Inc.
5/06/2014	Simmons First National Corporation	Community First Bancshares, Inc.
5/05/2014	Bryn Mawr Bank Corporation	Continental Bank Holdings, Inc.
4/24/2014	Seacoast Banking Corporation of Florida	BANKshares, Inc.
1/21/2014	TriCo Bancshares	North Valley Bancorp
1/13/2014	IBERIABANK Corporation	Teche Holding Company

*
Indicates the transaction was pending as of September 29, 2015.

        For each transaction referred to above, Davidson compared, among other things, the following implied ratios:

  •
  transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

  •
  transaction price compared to tangible book value per share, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and

  •
  tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

        As illustrated in the following table, Davidson compared the proposed merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and SCB data for the month-ended August 31, 2015.

Financial Condition and Performance

		California				Nationwide				100% Stock
	SCB	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$733.6	$447.0	$5 82.2	$242.0	$1,814.1	$547.1	$771.0	$391.3	$1,814.1	$912.4	$993.4	$391.3	$1,937.3
Return on Average Assets	0.88%	0.72%	0.75%	0.02%	1.95%	0.80%	0.74%	0.15%	1.24%	0.59%	0.76%	0.31%	1.74%
Return on Average Equity	8.09	7.21	7.66	0.18	25.07	7.08	731	1.16	11.92	6.48	8.92	2.57	34.28
Tangible Common Equity Ratio	9.59	10.31	9.68	7.05	12.41	8.99	8.99	5.75	14.53	8.77	8.37	5.57	10.41
Efficiency Ratio	64.0	79.2	77.9	54.7	97.8	72.2	713	50.4	95.0	71.1	71.3	55.3	92.9
Non-Performing Assets / Total Assets	0.64	0.95	1.24	0.15	2.47	1.00	1.17	0.00	2.66	1.49	1.46	0.15	2.66

 Transaction Multiples

			California								Nationwide								100% Stock
	SCB		Median		Average		Minimum		Maximum		Median		Average		Minimum		Maximum		Median		Average		Minimum		Maximum
Transaction Price / Last Twelve Months Earnings Per Share	23.3	x	21.4	x	20.6	x	12.5	x	28.8	x	20.3	x	19.7	x	11.7	x	25.4	x	18.2	x	18.4	x	11.9	x	25.4	x
Transaction Price / Tangible Book Value Per Share	167.9%		152.8%		156.3%		112.9%		226.5%		171.1%		176.0%		133.2%		243.0%		175.3%		179.4%		138.0%		212.1%
Transaction Price / Tangible Book Value (Aggregate)	169.0		162.5		164.5		121.0		226.5		172.4		178.1		133.2		243.0		186.6		184.2		138.0		212.1
Tangible Book Premium / Core Deposits(1)	8.7		7.8		8.1		2.8		15.6		8.6		10.4		4.8		18.4		10.3		10.3		4.6		14.8

  Net Present Value Analysis for SCB

        Davidson performed an analysis that estimated the net present value per share of SCB common stock under various circumstances. The analysis assumed: (i) SCB performed in accordance with financial forecasts for the years ending December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Pacific Premier management. To approximate the terminal value of SCB common stock at December 31, 2020, Davidson applied price to earnings multiples of 14.0x to 26.0x and multiples of tangible book value ranging from 100.0% to 250.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of SCB's common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, and plus the published Ibbotson Industry Premium.

        At the September 30, 2015 Pacific Premier board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of SCB common stock of $13.10 to $32.68 when applying the price to earnings multiples to the financial forecasts and $9.07 to $30.46 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x	26.0x
9.00%	$17.60	$20.11	$22.63	$25.14	$27.66	$30.17	$32.68
10.00	16.74	19.13	21.52	23.91	26.30	28.69	31.08
11.00	15.92	18.20	20.47	22.75	25.02	27.29	29.57
12.00	15.15	17.32	19.48	21.65	23.81	25.98	28.14
13.00	14.43	16.49	18.55	20.61	22.68	24.74	26.80
14.00	13.75	15.71	17.67	19.64	21.60	23.56	25.53
15.00	13.10	14.97	16.84	18.71	20.59	22.46	24.33

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	100.0%	125.0%	150.0%	175.00%	200.0%	225.0%	250.0%
9.00%	$12.18	$15.23	$18.27	$21.32	$24.36	$27.41	$30.46
10.00	11.58	14.48	17.38	20.27	23.17	26.06	28.96
11.00	11.02	13.78	16.53	19.29	22.04	24.80	27.55
12.00	10.49	13.11	15.73	18.36	20.98	23.60	26.22
13.00	9.99	12.49	14.98	17.48	19.98	22.47	24.97
14.00	9.51	11.89	14.27	16.65	19.03	21.41	23.79
15.00	9.07	11.33	13.60	15.87	18.14	20.40	22.67

        Davidson also considered and discussed with the Pacific Premier board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming SCB's estimated earnings per share in 2020 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for SCB common stock, using the same price to earnings multiples of 14.0x to 26.0x and a discount rate of 10.00%.

	Earnings Per Share Multiple
Variance to 2020 EPS	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x	26.0x
20.00%	$20.08	$22.95	$25.82	$28.69	$31.56	$34.43	$37.30
15.00	19.25	22.00	24.74	27.49	30.24	32.99	35.74
10.00	18.41	21.04	23.67	26.30	28.93	31.56	34.19
5.00	17.57	20.08	22.59	25.10	27.61	30.12	32.63
0.00	16.74	19.13	21.52	23.91	26.30	28.69	31.08
–5.00	15.90	18.17	20.44	22.71	24.98	27.26	29.53
–10.00	15.06	17.21	19.37	21.52	23.67	25.82	27.97
–15.00	14.23	16.26	18.29	20.32	22.35	24.39	26.42
–20.00	13.39	15.30	17.21	19.13	21.04	22.95	24.86

  Net Present Value Analysis for Pacific Premier

        Davidson performed an analysis that estimated the net present value per share of Pacific Premier common stock under various circumstances. The analysis assumed: (i) Pacific Premier performed in accordance with average FactSet Research Systems, Inc. consensus earnings estimates for the years ending December 31, 2015, December 31, 2016 and December 31, 2017, and (ii) an estimated long-term growth rate for the years thereafter; and (iii) the pro forma financial impact of the merger with SCB, including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with and confirmed by Pacific Premier management. To approximate the terminal value of Pacific Premier common stock at December 31, 2020, Davidson applied price to earnings multiples of 14.0x to 26.0x and multiples of tangible book value ranging from 100.0% to 250.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pacific Premier's common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, and plus the published Ibbotson Industry Premium.

        At the September 30, 2015 Pacific Premier board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of Pacific Premier common stock of $15.36 to $38.31 when applying the price to earnings multiples to the financial forecasts and $12.43 to $33.40 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	14.0x	15.0x	16.0x	18.0x	20.0x	22.0x	24.0x	26.0x
9.00%	$20.63	$22.10	$23.58	$26.53	$29.47	$32.42	$35.37	$38.31
10.00	19.62	21.02	22.42	25.22	28.03	30.83	33.63	36.43
11.00	18.66	20.00	21.33	24.00	26.66	29.33	32.00	34.66
12.00	17.76	19.03	20.30	22.84	25.38	27.92	30.45	32.99
13.00	16.92	18.12	19.33	21.75	24.17	26.58	29.00	31.41
14.00	16.11	17.27	18.42	20.72	23.02	25.32	27.62	29.93
15.00	15.36	16.45	17.55	19.74	21.94	24.13	26.33	28.52

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	125.0%	150.0%	175.0%	200.0%	225.0%	250.0%
9.00%	$16.70	$20.04	$23.38	$26.72	$30.06	$33.40
10.00	15.88	19.06	22.23	25.41	28.59	31.76
11.00	15.11	18.13	21.15	24.17	27.20	30.22
12.00	14.38	17.26	20.13	23.01	25.89	28.76
13.00	13.69	16.43	19.17	21.91	24.65	27.39
14.00	13.04	15.65	18.26	20.87	23.48	26.09
15.00	12.43	14.92	17.40	19.89	22.38	24.86

        Davidson also considered and discussed with the Pacific Premier board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Pacific Premier estimated earnings per share in 2020 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Pacific Premier common stock, using the same price to earnings multiples of 14.0x to 26.0x and a discount rate of 10.00%.

	Earnings Per Share Multiple
Variance to 2020 EPS	14.0x	15.0x	16.0x	18.0x	20.0x	22.0x	24.0x	26.0x
20.00%	$23.54	$25.22	$26.91	$30.27	$33.63	$37.00	$40.36	$43.72
15.00	22.56	24.17	25.78	29.01	32.23	35.45	38.68	41.90
10.00	21.58	23.12	24.66	27.75	30.83	33.91	37.00	40.08
5.00	20.60	22.07	23.54	26.49	29.43	32.37	35.31	38.26
0.00	19.62	21.02	22.42	25.22	28.03	30.83	33.63	36.43
–5.00	18.64	19.97	21.30	23.96	26.63	29.29	31.95	34.61
–10.00	17.66	18.92	20.18	22.70	25.22	27.75	30.27	32.79
–15.00	16.68	17.87	19.06	21.44	23.82	26.20	28.59	30.97
–20.00	15.69	16.82	17.94	20.18	22.42	24.66	26.91	29.15

  Net Present Value Analysis for Pro Forma Pacific Premier

        Davidson performed an analysis that estimated the net present value per share of Pacific Premier common stock under various circumstances, including the impact of the merger with SCB. The analysis assumed (i) Pacific Premier performed in accordance with average FactSet Research Systems, Inc. consensus earnings estimates for the years ending December 31, 2015, December 31, 2016 and December 31, 2017, (ii) an estimated long-term growth rate for the years thereafter; and (iii) the pro forma financial impact of the merger with SCB, including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with and confirmed by Pacific Premier management. The analysis assumed (i) SCB performed in accordance with financial forecasts for the years ending December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Pacific Premier management. To approximate the terminal value of Pacific Premier common stock at December 31, 2020, Davidson applied price to earnings multiples of 14.0x to 26.0x and multiples of tangible book value ranging from 125.0% to 250.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pacific Premier's common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, and plus the published Ibbotson Industry Premium.

        At the September 30, 2015 Pacific Premier board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of Pacific Premier common stock of $16.23 to $40.50 when applying the price to earnings multiples to the financial forecasts and $12.55 to $33.73 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	14.0x	15.0x	16.0x	18.0x	20.0x	22.0x	24.0x	26.0x
9.00%	$21.81	$23.36	$24.92	$28.04	$31.15	$34.27	$37.38	$40.50
10.00	20.74	22.22	23.70	26.66	29.62	32.59	35.55	38.51
11.00	19.73	21.14	22.55	25.36	28.18	31.00	33.82	36.64
12.00	18.78	20.12	21.46	24.14	26.82	29.51	32.19	34.87
13.00	17.88	19.16	20.43	22.99	25.54	28.10	30.65	33.20
14.00	17.03	18.25	19.47	21.90	24.33	26.76	29.20	31.63
15.00	16.23	17.39	18.55	20.87	23.19	25.51	27.83	30.15

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	125.0%	150.0%	175.0%	200.0%	225.0%	250.0%
9.00%	$16.87	$20.24	$23.61	$26.98	$30.36	$33.73
10.00	16.04	19.25	22.45	25.66	28.87	32.08
11.00	15.26	18.31	21.36	24.41	27.46	30.52
12.00	14.52	17.43	20.33	23.24	26.14	29.04
13.00	13.83	16.59	19.36	22.13	24.89	27.66
14.00	13.17	15.81	18.44	21.08	23.71	26.35
15.00	12.55	15.06	17.58	20.09	22.60	25.11

        Davidson also considered and discussed with the Pacific Premier board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Pacific Premier's pro forma estimated earnings per share in 2020 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Pacific Premier common stock using the same price to earnings multiples of 14.0x to 26.0x, and using a discount rate of 10.00%.

	Earnings Per Share Multiple
Variance to 2020 EPS	14.0x	15.0x	16.0x	18.0x	20.0x	22.0x	24.0x	26.0x
20.00%	$24.88	$26.66	$28.44	$31.99	$35.55	$39.10	$42.66	$46.21
15.00	23.85	25.55	27.25	30.66	34.07	37.47	40.88	44.29
10.00	22.81	24.44	26.07	29.33	32.59	35.84	39.10	42.36
5.00	21.77	23.33	24.88	27.99	31.10	34.22	37.33	40.44
0.00	20.74	22.22	23.70	26.66	29.62	32.59	35.55	38.51
–5.00	19.70	21.11	22.51	25.33	28.14	30.96	33.77	36.59
–10.00	18.66	20.00	21.33	24.00	26.66	29.33	31.99	34.66
–15.00	17.63	18.88	20.14	22.66	25.18	27.70	30.22	32.73
–20.00	16.59	17.77	18.96	21.33	23.70	26.07	28.44	30.81

  Financial Impact Analysis

        Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Pacific Premier and SCB. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Pacific Premier. In the course of this analysis, Davidson used the average FactSet Research Systems, Inc. consensus earnings estimates for Pacific Premier for the years ending December 31, 2015, December 31, 2016 and December 31, 2017, and used the financial forecast for SCB for the years ending December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018, as discussed with and confirmed by Pacific Premier management. This analysis indicated that the merger is expected to be accretive to Pacific Premier's estimated earnings per share beginning in 2016, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Pacific Premier and that Pacific Premier would maintain capital ratios in excess of those required for Pacific Premier to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Pacific Premier and SCB prior to and following the merger will vary from the projected results, and the variations may be material.

        Davidson prepared its analyses for purposes of providing its opinion to Pacific Premier's board of directors as to the fairness, from a financial point of view, to Pacific Premier of the consideration to be paid to the holders of SCB common stock in the proposed merger and to assist Pacific Premier's board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Pacific Premier, SCB or Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

        Davidson's opinion was one of many factors considered by the Pacific Premier's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of Pacific Premier or management with respect to the merger or the merger consideration.

        Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to Pacific Premier in connection with, and participated in certain of the negotiations leading to the merger. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to Pacific Premier, SCB and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Pacific Premier and SCB for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

        Pacific Premier selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated September 14, 2015, Pacific Premier engaged Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Pacific Premier agreed to pay Davidson a cash fee of $150,000 concurrent with the rendering of its opinion. Pacific Premier will pay to Davidson at the time of closing of the merger a contingent cash fee equal to 1.00% of the aggregate merger consideration. Pacific Premier has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. As of the date of this joint proxy statement/prospectus, Pacific Premier has paid $150,000 in fees to Davidson for its financial advisory services in connection with the merger. Pacific Premier estimates that the remaining fee payable to Davidson in connection with the merger will be approximately $1.2 million as of October 1, 2015, the announcement date of the merger, based on a $20.32 closing price of Pacific Premier's common stock on September 30, 2015.

        Davidson has, in the past, provided certain investment banking services to Pacific Premier and its affiliates, has had a material relationship with Pacific Premier and its affiliates and has received compensation and reimbursement of out-of-pocket expenses for such services. During the two years preceding the date of the opinion, Davidson received compensation for acting as Pacific Premier's financial advisor on the acquisition of Independence Bank in 2015 and Davidson received compensation in connection with acting as a placement agent for Pacific Premier's private placement of subordinated notes in 2014. Additionally, Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Opinion of SCB's Financial Advisor

        SCB engaged Oppenheimer to render a written opinion, which we refer to as the opinion, to the SCB board of directors as to the fairness, from a financial point of view, to the holders of SCB common stock of the merger consideration provided for in the merger agreement. SCB selected Oppenheimer because Oppenheimer is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger.

        As part of its engagement, representatives of Oppenheimer attended the meeting of the SCB board held on September 30, 2015, at which the SCB board evaluated the proposed merger. At this meeting, Oppenheimer reviewed the financial aspects of the proposed merger and rendered its opinion, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Oppenheimer as set forth in such opinion, as to the fairness, from a financial point of view, to the holders of SCB common stock of the merger consideration provided for in the merger agreement. The SCB board approved the merger agreement at this meeting.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this proxy statement and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Oppenheimer in preparing the opinion.

        Oppenheimer's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the SCB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed the fairness, from a financial point of view, to the holders of SCB common stock of the merger consideration provided for in the merger agreement. It did not address the underlying business decision of SCB to engage in the merger or enter into the merger agreement. It does not constitute a recommendation to the SCB board of directors in connection with the merger or a recommendation to any holder of SCB common stock or shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation on whether or not any such shareholder should enter into a voting, shareholders' or affiliates' agreement with respect to the merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        Oppenheimer's opinion was reviewed and approved by its Fairness Opinion Committee convened by Oppenheimer in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        In connection with the opinion, Oppenheimer reviewed, analyzed and relied upon information and material bearing upon the financial and operating condition of SCB and Pacific Premier and the merger, including, among other things:

  •
  the draft, dated September 29, 2015, of the merger agreement and certain related documents;

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  audited financial statements of SCB and Pacific Premier for years ended December 31, 2014, 2013 and 2012, and unaudited financial statements of SCB and Pacific Premier for the six months ended June 30, 2015;

  •
  financial forecasts and estimates relating to SCB and Pacific Premier prepared by the managements of SCB and Pacific Premier;

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  the historical market prices and trading volumes of SCB common stock and Pacific Premier common stock;

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  the discussions with the senior managements and respective consultants/advisors of SCB and Pacific Premier with respect to the businesses and prospects of SCB and Pacific Premier;

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  certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating SCB and Pacific Premier;

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  certain publicly available financial information for transactions that Oppenheimer deemed relevant in evaluating the merger;

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  the estimated present value of the future cash flows of SCB and Pacific Premier based on financial forecasts and estimates prepared by managements of SCB and Pacific Premier;

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  the premiums paid, based on publicly available information, in merger and acquisition transactions Oppenheimer deemed relevant in evaluating the merger;

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  other public information concerning SCB and Pacific Premier; and

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  such other analyses, other information and other factors as Oppenheimer deemed appropriate.

        In rendering the opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by SCB, Pacific Premier and their respective employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the financial forecasts and estimates relating to SCB and Pacific Premier referred to above, Oppenheimer assumed, at the direction of the managements of SCB and Pacific Premier and with SCB's consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the respective managements of SCB and Pacific Premier as to the future financial condition and operating results of SCB and Pacific Premier and the other matters covered thereby and that the financial results reflected in such forecasts and estimates will be achieved at the times and in the amounts projected. At the direction of representatives of SCB, Oppenheimer also assumed that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by it. Oppenheimer assumed, with the consent of SCB, that the merger will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Code. Oppenheimer also assumed, with the consent of SCB, that the merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on SCB, Pacific Premier or the contemplated benefits of the merger. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of SCB or Pacific Premier.

        The forecasts, projections and estimates of SCB and Pacific Premier provided to Oppenheimer were not prepared with the expectation of public disclosure. All such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. Oppenheimer assumed, based on discussions with the respective managements of SCB and Pacific Premier, that such forecasts, projections and estimates of SCB and Pacific Premier referred to above provided a reasonable basis upon which Oppenheimer could form its opinion and Oppenheimer expressed no view as to any such information or the assumptions or bases therefor. Oppenheimer relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        Oppenheimer also assumed that there were no material changes in the assets, liabilities, financial conditions, results of operations, business or prospects of either SCB or Pacific Premier since the date of the last financial statements of each such entity that were made available to Oppenheimer. Oppenheimer is not an expert in the independent verification of the adequacy of allowances for loan losses and Oppenheimer assumed, without independent verifications and with SCB's consent, that the aggregate allowances for loan losses for SCB and Pacific Premier were adequate to cover such losses. In rendering its opinion, Oppenheimer did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of SCB or Pacific Premier, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did Oppenheimer examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of SCB or Pacific Premier under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of the values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Oppenheimer assumed no responsibility or liability for their accuracy.

        Oppenheimer assumed that, in all respects material to its analyses:

  •
  the merger and any related transactions (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which Oppenheimer assumed would not differ in any respect material to Oppenheimer's analyses from the draft reviewed by Oppenheimer) with no adjustments to the exchange ratio or additional forms of consideration;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

  •
  each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  there were no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval for the merger or any related transaction; and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of SCB, Pacific Premier or the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

        Oppenheimer assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, or the Securities Act, the Exchange Act, and all other applicable federal and state statues, rules and regulations. Oppenheimer further assumed that SCB relied upon the advice of its counsel, independent accountants and other advisors (other than Oppenheimer) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to SCB, Pacific Premier, the merger, any related transactions (including the subsidiary bank merger) and the merger agreement. Oppenheimer did not provide advice with respect to any such matters.

        Oppenheimer's opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to the holders of SCB common stock. Oppenheimer expressed no view or opinion as to any terms or other aspects of the merger or any related transactions, including without limitations, the form of structure of the merger or any related transactions, any consequences of the merger to SCB, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. Developments subsequent to the date of Oppenheimer's opinion may have affected, and may affect, the conclusion reached in Oppenheimer's opinion and Oppenheimer did not and does not have an obligation to update, revise or reaffirm its opinion. Oppenheimer's opinion did not address, and Oppenheimer expressed no view or opinion with respect to:

  •
  the underlying business decision of SCB to engage in the merger or enter into the merger agreement;

  •
  the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by SCB or the SCB board;

  •
  the fairness of the amount or nature of any compensation to any of SCB's officer, directors or employees, or any class of such persons, relative to any compensation to the holders of SCB common stock;

  •
  the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of SCB, other than the SCB common stock (solely with respect to the exchange ratio, as described in Oppenheimer's opinion, and not relative to the consideration to be received by any other class of securities), or any class of securities of Pacific Premier or any other party to any transaction contemplated by the merger agreement;

  •
  the terms pursuant to which the SCB preferred stock in the amount of $7.2mm will be redeemed in connection with the merger;

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  any adjustments (as provided in the merger agreement) to the exchange ratio in the merger assumed for purposes of Oppenheimer's opinion;

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  the actual value of the Pacific Premier common stock to be issued in the merger;

  •
  the prices, trading range or volume at which SCB common stock or Pacific Premier common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Pacific Premier common stock would trade following consummation of the merger;

  •
  any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to SCB, Pacific Premier, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for the United States federal income tax purposes.

        In performing its analyses, Oppenheimer made numerous assumptions with respect to the industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Oppenheimer, SCB and Pacific Premier. Any estimates contained in the analyses performed by Oppenheimer are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such business or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

        The Oppenheimer opinion was among several factors taken into consideration by the SCB board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the SCB board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between SCB and Pacific Premier and the decision to enter into the merger agreement was solely that of the SCB board.

        The following is a summary of the material financial analyses presented by Oppenheimer to the SCB board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Oppenheimer to the SCB board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at this opinion, Oppenheimer did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgements as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Oppenheimer believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of the financial analyses described below, Oppenheimer utilized an implied transaction value for the proposed merger of $18.75 per share of SCB common stock based on the exchange ratio in the merger and the closing price of Pacific Premier common stock on June 24, 2015. In addition to the financial analyses described below, Oppenheimer reviewed with the SCB board for information purposes, among other things, the implied transaction statistics for the proposed merger of 1.7x LTM Q2 2015 price to tangible book value (P/TBV) and 23.6x LTM Q2 2015 price to earnings (P/E) using SCB's stock price of $13.00 as of September 10, 2015, in each case calendarized and based on the implied transaction value for the proposed merger of $18.75 per share of SCB common stock.

        Selecting Companies Analyses.    Oppenheimer performed selected companies analyses of SCB and Pacific Premier as described below. To perform these analyses, Oppenheimer used last-twelve-months, or LTM, profitability data and other financial information as of or for the period ended June 30, 2015 and market price information as of September 25, 2015. Oppenheimer also used LTM Q2 2015 and 2015 earnings consensus "street" estimates for selected companies, to the extent publically available, taken from a nationally recognized earnings estimate consolidator and financial forecasts and projections relating to the earnings of SCB and Pacific Premier provided to Oppenheimer by SCB and Pacific Premier managements, respectively. Certain financial data prepared by Oppenheimer, and as referenced in the tables presented below, may not correspond to the data presented in SCB's and Pacific Premier's historical financial statements, or the data presented under the section "Opinion of Pacific Premier's Financial Advisor," as a result of the different periods, assumptions and method used by Oppenheimer to compute the financial data presented. No company used as a comparison in the following selected companies analyses is identical to SCB or Pacific Premier. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies involved.

        SCB Selected Companies Analyses—California banks with total assets under $1.0 billion as of March 31, 2015 and comparable business model to SCB.    Using publically available information, Oppenheimer compared the financial performance, financial condition and market performance of SCB to 13 selected publically traded banks with a total assets under $1.0 billion as of March 31, 2015 and have comparable business model to SCB.

        The selected companies were:

FNB Bancorp	United Security Bancshares
First Northern Community Bancorp	1st Century Bancshares, Inc.
Pacific City Financial Corporation	American River Bankshares
Bank of Commerce Holdings	Presidio Bank
Oak Valley Bancorp	Community West Bancshares
Commonwealth Business Bank	Avidbank Holdings, Inc.
California First National Bancorp

        Oppenheimer's analysis showed the following concerning the financial performance and financial condition of SCB and the selected companies:

Selected Companies
	SCB	Top Quartile	Median	Bottom Quartile	Mean
Price / Tangible Book Value	1.20x	1.24x	1.05x	1.01x	1.10x
Price / Earnings Per Share LTM	16.53x	17.79x	12.73x	12.16x	15.16x

Note: Price as of September 25, 2015, LTM as of June 30, 2015, SCB data reflects diluted shares outstanding of 6.0 million as of September 25, 2015.

        Pacific Premier Selected Companies Analysis—California banks with total assets between $1.5 billion and $6.0 billion (excluding affinity banks) as of March 31, 2015 with similar business models to Pacific Premier.    Using publically available information, Oppenheimer compared the financial performance, financial condition and market performance of Pacific Premier to 8 selected publically traded banks in California with total assets between $1.5 billion and $6.0 billion (excluding affinity banks) as of March 31, 2015 with similar business models to Pacific Premier.

        The selected companies included:

Opus Bank	Bank of Marin Bancorp
Westamerica Bancorporation	Heritage Oaks Bancorp
TriCo Bancshares	Sierra Bancorp
CU Bancorp	Heritage Commerce Corp

        Oppenheimer's analysis showed the following concerning the financial performance and financial condition of Pacific Premier and the selected companies:

Selected Companies
	Pacific Premier	Top Quartile	Median	Bottom Quartile	Mean
Price / Tangible Book Value	1.90x	2.10x	1.77x	1.52x	1.87x
Price / Earnings Per Share LTM	22.80x	24.49x	18.56x	15.39x	19.92x

Note: Price as of September 25, 2015, LTM as of June 30, 2015, Pacific Premier data reflects diluted shares outstanding of 21.7 million as of September 25, 2015.

        Selected Transaction Analyses.    Oppenheimer performed selected transaction analyses as described below. To perform these analyses, Oppenheimer used financial data based on the acquired company's then latest publicly available financial statements prior to the announcement of the acquisition. No company or transactions used as a comparison in the following selected transaction analyses is identical to SCB or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies involved.

        Selected Transaction Analysis—California bank transactions since December 31, 2012 with deal value greater than $10 million (excluding affinity banks).    Oppenheimer reviewed publicly available information related to 25 selected bank merger and acquisition transaction announcements since December 31, 2012 in which the deal value was greater than $10 million. Merger of equal transactions were excluded from the select transactions.

        The selected transactions included:

Acquiror	Target
HomeStreet, Inc.	Orange County Business Bank
California Bank of Commerce	Pan Pacific Bank
American Riviera Bank	Bank of Santa Barbara
Heartland Financial USA, Inc.	Premier Valley Bank
FNB Bancorp	American California Bank
Heritage Commerce Corp	Focus Business Bank
Western Alliance Bancorporation	Bridge Capital Holdings
SunPac, LLC	Security First Bank
Royal Bank of Canada	City National Corporation
Plaza Bank	Manhattan Bancorp
Pacific Commerce Bank	Vibra Bank
Pacific Premier Bancorp, Inc.	Independence Bank
SKBHC Holdings LLC	Greater Sacramento Bancorp
HomeStreet, Inc.	Simplicity Bancorp, Inc.
Ford Financial Fund II, L.P.	Mechanics Bank
CIT Group Inc.	IMB HoldCo LLC
Sierra Bancorp	Santa Clara Valley, N.A.
CU Bancorp	1st Enterprise Bank
CVB Financial Corp.	American Security Bank
TriCo Bancshares	North Valley Bancorp
Private Investors	First National Bank of Southern California
Heritage Oaks Bancorp	Mission Community Bancorp
PacWest Bancorp	CapitalSource Inc
Wilshire Bancorp, Inc.	Saehan Bancorp
Bank of Marin Bancorp	NorCal Community Bancorp

        The resulting transaction ratios for the selected transactions were compared with corresponding transactions ratios for the proposed merger based on the implied transaction value for the proposed merger of $18.75 per share of SCB common stock and using historical financial information for SCB as of June 30, 2015.

        The results of the analysis are set forth in the following table:

Selected Transactions
	Proposed Merger	Top Quartile	Median	Bottom Quartile	Mean
Deal Value / Tangible Book Value	1.77x	1.69x	1.33x	1.15x	1.45x
Deal Value / Earnings Per Share LTM	24.40x	23.85x	21.41x	13.08x	19.12x

        Stand-Alone Discounted Cash Flow Analysis.    Oppenheimer performed a discounted cash flow analysis to estimate ranges for the implied equity value of SCB. In this analysis, Oppenheimer used financial forecasts and projections relating to the earnings and assets of SCB prepared by and provided to Oppenheimer by SCB management, and assumed discount rates ranging from 12.0% to 14.0%. In connection with the discount cash flow analysis, Oppenheimer derived the range of discount rates of 12.0% to 14.0% using a capital asset pricing model implied cost of capital calculation. The ranges of values were determined by adding (1) the present value of the estimated free cash flows that SCB could generate over the period from fiscal years 2015 to 2019 as a standalone company and (2) the present value of SCB's implied terminal value at the end of such period. Oppenheimer assumed that SCB would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. Estimated free cash flows were calculated generally as any portion of estimated earnings in excess of the retained amount assumed. Oppenheimer derived implied terminal values using a methodology based on 2019 earnings multiples. Using implied terminal values for SCB calculated by applying a range of 11.00x to 14.00x estimated 2019 earnings, this discount cash flow analysis resulted in a range of implied value per SCB common share of $14.78 to $19.36. The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates.

        Exchange Ratio Analysis.    Oppenheimer performed an exchange ratio analysis to estimate ranges for the implied exchange ratio of SCB common stock that will be converted into Pacific Premier common stock. In this analysis, Oppenheimer used financial forecasts and projections relating to the earnings and assets of SCB and Pacific Premier prepared and provided to Oppenheimer by the respective management teams of SCB and Pacific Premier. Oppenheimer derived implied exchange ratio ranges of the 52-week trading range, comparable company, precedent transaction and discount cash flow analysis that showed the proposed exchange ratio of the merger to be above most valuation methodologies.

        Miscellaneous.    Pursuant to the Oppenheimer engagement agreement, SCB agreed to pay Oppenheimer a total cash fee equal to $250,000, which became payable to Oppenheimer upon the rendering of Oppenheimer's opinion. SCB also agreed to reimburse Oppenheimer for its reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Oppenheimer against certain liabilities relating to or arising out of Oppenheimer's engagement or Oppenheimer's role in connection therewith. Other than in connection with this engagement, in the two years preceding the date of its opinion, Oppenheimer did not provide investment banking and financial services to SCB. In the two years preceding the date of its opinion, Oppenheimer did not provide investment banking and financial advisor services to Pacific Premier. Oppenheimer may in the future provide investment banking and financial advisory services to SCB or Pacific Premier and receive compensation for such services.

SCB's Financial Forecasts

        SCB does not, as a matter of course, publically disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other things, the inherent unpredictability of certain underlying assumptions and estimates. However, during the second fiscal quarter of 2015, SCB provided to Pacific Premier a summary of certain internal financial forecasts prepared in the second fiscal quarter of 2015. Updated internal financial forecasts prepared by SCB's management as part of the annual budget process were reviewed by SCB's board of directors and Oppenheimer. The updated internal financial forecasts were not disclosed to Pacific Premier prior to the execution of the merger agreement. The selected financial forecasts described below were not prepared with a view towards public disclosure or compliance with published guidelines of the Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information, or U.S. generally accepted accounting principles, and are included in this joint proxy statement/prospectus only because they were made available to SCB's board of directors and Oppenheimer in connection with the proposed merger. SCB's independent auditor did not examine or compile any of these estimates or express and conclusion or provide any form of assurance with respect to these estimates.

        The financial forecasts described below are forward-looking statements that are subject to risk and uncertainties that could cause actual results to differ materially from such estimates and should be read with caution. Although presented with numerical specificity, these estimates are based upon a variety of assumptions made by SCB's management with respect to, among other things, industry performance, general economic, market, interest rate, and financial conditions, operating and other revenues and expenses, effective tax rates, capital expenditures, working capital and other matters. Some or all of the assumptions may not be realized, and as historical performance suggests, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of SCB.

        Accordingly, the assumptions made in preparing these estimates may prove to be inaccurate and actual results may differ materially from these estimates. In addition, the forecasts do not take into account any of the expense savings or charges expected to result from the merger or any other matters contemplated by the merger agreement.

        For these reasons, the description of the financial forecasts in this joint proxy statement should not be regarded as an indication that they are necessarily predictive of actual future events and they should not be relied on as such. No one has made, or makes, any representation regarding these estimates by their inclusion in this joint proxy statement and, expect as may be required by applicable securities laws, SCB does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

        The following financial projections were prepared by SCB's management and were reviewed by the SCB board of directors and Oppenheimer in connection with the proposed merger (in thousands, expect per share data):

	As of and for the Year Ended June 30,
Selected Financial Data	2015	2016	2017	2018	2019
Total Assets	$738,353	$797,421	$861,215	$930,112	$1,004,521
Loans	482,868	531,155	584,271	642,698	706,968
Deposits	656,900	709,453	766,209	827,505	893,706
Total Liabilities	658,534	711,217	768,114	829,563	895,928
Total Tangible Common Equity	71,314	85,010	92,016	99,574	107,727
Total Common Equity	79,819	86,204	93,101	100,549	108,593
Net Income	5,272	6,656	8,405	10,296	11,840
Diluted Earnings Per Share	0.87	1.10	1.33	1.62	1.86

Note: All financials presented in thousands with the exception of per share data. Total Tangible Common Equity is represented without Accumulated Other Comprehensive Income, or AOCI.

The Merger Consideration

General.

        At the effective time of the merger, each share of SCB common stock outstanding immediately before the effective time of the merger, except as provided below, will, by virtue of the merger and without any action on the part of a SCB shareholder, be converted into the right to receive whole shares of common stock of Pacific Premier. Cash will be paid in lieu of fractional shares of Pacific Premier common stock. The aggregate consideration to be paid to SCB shareholders in the merger is referred to as the merger consideration. The term aggregate merger consideration refers to the merger consideration, plus the consideration to be paid to holders of options to purchase shares of SCB common stock. Since the federal income tax consequences will be dependent on the form of consideration received, you are urged to read carefully the information set forth below under "—Material Federal Income Tax Consequences" beginning on page 94.

Merger Consideration and Possible Adjustment.

        Upon consummation of the merger, each share of SCB common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive 0.9629 shares of Pacific Premier common stock, which is referred to as the exchange ratio, so long as the average closing price of Pacific Premier common stock during the 20 trading day period ending on the fifth business day prior to the effective time of the merger, or the Pacific Premier average share price, is equal to or greater than $16.550 but less than or equal to $22.391. To the extent the Pacific Premier average share price is less than $16.550, the exchange ratio will equal the quotient resulting when (i) $15.936 is divided by (ii) the Pacific Premier average share price, rounded to the nearest ten-thousandth. To the extent the Pacific Premier average share price is greater than $22.391, the exchange ratio will equal the quotient resulting when (i) $21.560 is divided by (ii) the Pacific Premier average share price, rounded to the nearest ten-thousandth.

        The exchange ratio, and as a result the merger consideration, is subject to downward adjustment in the event certain of SCB's aggregate transaction-related expenses exceed amounts specified in the merger agreement, as described below under "The Merger—Expenses of the Merger" at page 97.

        To the extent that no adjustment to the per share stock consideration occurs, the merger consideration would amount to approximately $118.9 million, based on a closing price of Pacific Premier's common stock of $20.32 per share on September 30, 2015, and will result in 5,815,201 shares of Pacific Premier common stock being issued.

        Upon completion of the merger, and based on 6,039,257 shares of SCB common stock outstanding as of the date of this joint proxy statement/prospectus and assuming there is no adjustment to the per share stock consideration, SCB shareholders are expected to receive 5,815,201 shares of Pacific Premier common stock. Following the completion of the merger, and based on 21,570,746 shares of Pacific Premier common stock outstanding as of December 16, 2015, the former SCB shareholders will own approximately 21% of the outstanding shares of Pacific Premier common stock and the current shareholders of Pacific Premier will own the remaining approximately 79% of the outstanding shares of Pacific Premier common stock.

        Shares of SCB common stock held by SCB shareholders who have elected to exercise their dissenters' rights will not be converted into the right to receive the merger consideration upon consummation of the merger. The dissenters' rights available to SCB shareholders are described more fully in this joint proxy statement/prospectus under "—Dissenters' Rights" beginning on page 99.

Aggregate Merger Consideration.

        The total consideration to be paid by Pacific Premier in connection with the merger to the SCB shareholders and the holders of stock options to purchase shares of SCB's common stock is referred to in this joint proxy statement/prospectus as the aggregate merger consideration. In this joint proxy statement/prospectus, we refer to each stock option to purchase shares of SCB's common stock as an SCB option.

        Upon completion of the merger and based on a $20.32 closing price of Pacific Premier's common stock on September 30, 2015, approximately $118.9 million of aggregate merger consideration will be payable to the SCB shareholders and the holders of SCB options. For SCB shareholders, this implies an aggregate consideration of $19.566 per share of SCB common stock. The foregoing sentence assumes (i) that the holders of outstanding, vested and unexercised options to purchase shares of SCB common stock will receive an aggregate of $766,660, which is the aggregate excess of $18.75 over the exercise price per share of each such option, (ii) there are 6,039,257 shares of SCB common stock outstanding at the closing, and (iii) the SCB shareholders will receive an aggregate of 5,815,201 shares of Pacific Premier common stock after applying the exchange ratio of 0.9629 and that there is no adjustment to the exchange ratio.

Merger Consideration Example

        The following table illustrates what the exchange ratio and aggregate merger consideration values would be depending upon changes to the Pacific Premier average share price, ranging from 20% above $20.32 per share, which was the closing price per share of Pacific Premier's common stock on September 30, 2015, the date prior to announcement of entry into the merger agreement by the parties, to 20% below $20.32 per share. The table also illustrates the values which would result to the extent that the Pacific Premier average share price reached the cap or collar price of $22.391 or $16.550, respectively, which would constitute 10.19% increase and 18.55% decrease, respectively, from a $20.32 share price of Pacific Premier common stock. The following table assumes there are 6,039,257 shares of SCB common stock outstanding as of the closing date. The table reflects that the merger consideration paid will consist of whole shares of Pacific Premier common stock and that an aggregate of $766,660 in cash will be paid to holders of outstanding options to acquire shares of SCB common stock. The table does not reflect the fact that cash will be paid in lieu of fractional shares of Pacific Premier common stock.

Pacific Premier Average Share Price	Percentage Change from Pacific Premier Average Share Price as of September 30, 2015	Exchange Ratio(1)	Value of Pacific Premier Common Stock Received Per Share of SCB Common Stock	Number of shares of Pacific Premier Common Stock Issued	Aggregate Value of Merger Consideration(2)(3)
$24.384	20.00%	0.8842	$21.56	5,339,911	$130,975,051
23.876	17.50	0.9030	$21.56	5,453,449	130,973,210
23.368	15.00	0.9226	$21.56	5,571,819	130,968,915
22.860	12.50	0.9431	$21.56	5,695,623	130,968,608
22.352	10.00	0.9629	$21.52	5,815,201	130,748,023
21.844	7.50	0.9629	$21.03	5,815,201	127,793,901
21.336	5.00	0.9629	$20.54	5,815,201	124,839,779
20.828	2.50	0.9629	$20.06	5,815,201	121,885,657
20.320	0.00	0.9629	$19.57	5,815,201	118,931,535
19.812	–2.50	0.9629	$19.08	5,815,201	115,977,414
19.304	–5.00	0.9629	$18.59	5,815,201	113,023,292
18.796	–7.50	0.9629	$18.10	5,815,201	110,069,170
18.288	–10.00	0.9629	$17.61	5,815,201	107,115,048
17.780	–12.50	0.9629	$17.12	5,815,201	104,160,926
17.272	–15.00	0.9629	$16.63	5,815,201	101,206,804
16.764	–17.50	0.9629	$16.14	5,815,201	98,252,682
16.256	–20.00	0.9803	$15.94	5,920,284	97,006,791

(1)
Exchange ratio has been rounded to the nearest ten-thousandth.

(2)
Includes $766,660, which is the aggregate cash amount payable to holders of outstanding SCB options.

(3)
Reflects the maximum value for Pacific Premier common stock to the extent that average share price is greater than $24.384 and the minimum value for Pacific Premier common stock to the extent the Pacific Premier average share price is less than $16.256. Assumes no adjustment resulting from the amount of SCB's transaction-related expenses. See "The Merger—Expenses of the Merger" on page 97.

        The implied value on December 16, 2015 of the merger consideration to be paid to SCB shareholders was $20.51, which amount was based on the closing price per share of Pacific Premier common stock on that date and the assumption that the merger consideration of 0.9629 shares of Pacific Premier common stock for each share of SCB common stock is not adjusted. The value of the merger consideration will (i) fluctuate based on the market price of Pacific Premier common stock and such value on the closing date of the merger, (ii) be subject to upward or downward adjustment if the Pacific Premier average share price is either less than $16.550 or greater than $22.391, and (iii) be subject to downward adjustment in the event certain of SCB's aggregate transaction-related expenses exceed amounts specified in the merger agreement, and therefore, the value of the stock portion of the merger consideration will not be known at the time the SCB shareholders vote on the merger agreement or at the time the Pacific Premier shareholders vote on the issuance of the Pacific Premier common stock in connection with the merger. Pacific Premier's common stock is listed on the Nasdaq Global Select Market under the symbol "PPBI." Shareholders of SCB and Pacific Premier should obtain current market quotations for the Pacific Premier common stock.

Fractional Shares.

        No fractional shares of Pacific Premier common stock will be issued, and in lieu thereof, each holder of SCB common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the Pacific Premier average share price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Pacific Premier common stock.

SCB Options

        Pursuant to the terms of the merger agreement, each SCB option that is then outstanding and unexercised will be cancelled in accordance with the Security California Bancorp 2015 Equity Incentive Plan and the Security California Bancorp Amended and Restated 2005 Equity Incentive Plan, as the case may be, referred to in this joint proxy statement/prospectus as the SCB Stock Option Plans, upon the closing of the merger and each holder of such SCB option will be entitled to receive from Pacific Premier a single lump sum cash payment equal to the product of (i) the aggregate number of shares of SCB common stock subject to such SCB option immediately prior to the closing of the merger, and (ii) the excess, if any, of $18.75 over the exercise price per share of such SCB option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such SCB option is equal to or greater than $18.75, such SCB option will be canceled without any cash payment being made in respect thereof.

        SCB is required to use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding SCB option with regard to the cancellation of such SCB option and the payment therefor in accordance with the terms of the merger agreement.

        Subject to the foregoing, the SCB Stock Option Plans and all SCB options issued thereunder will terminate at the effective time of the merger.

Procedures for Exchanging SCB Common Stock Certificates

        Promptly following the closing of the merger, Computershare, Inc., the exchange agent, will mail to each holder of record of SCB common stock a notice and form of transmittal letter advising such holder of the effectiveness of the merger and the proceduring for surrendering to the exchange agent certificates representing shares of SCB common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate of SCB common stock for exchange and cancellation to the exchange agent, together with a duly executed transmittal letter, the holder of such certificate will be entitled to receive the merger consideration allocated to them and the certificate for SCB common stock so surrendered will be canceled. No interest will be paid or accrued on any cash paid in lieu of fractional shares of Pacific Premier common stock.

        SCB shareholders who surrender their stock certificates and complete the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in SCB in accordance with the instructions accompanying the transmittal letter, will, upon the exchange agent's acceptance of such stock certificates and transmittal materials or stock interest, be entitlted to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of Pacific Premier common stock in to which the aggregate number of shares of SCB common stock previously represented by such stock certificates surrendered have been converted pursuant to the merger agreement.

        Any SCB shareholder who receives shares of Pacific Premier common stock in the merger will receive dividends on Pacific Premier common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her SCB stock certificates. Only then will the SCB shareholder be entitled to receive all previously withheld dividends and distributions, without interest. Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

        After completion of the merger, no transfers of SCB common stock issued and outstanding immediately prior to the completion of the merger will be allowed. SCB stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

        Pacific Premier will only issue a Pacific Premier stock certificate in a name other than the name in which a surrendered SCB stock certificate is registered if a SCB shareholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of SCB common stock formerly represented by such SCB stock certificate, and that the SCB shareholder has paid any applicable stock transfer taxes.

        If a SCB shareholder has lost his or her SCB stock certificate, or the SCB stock certificate has been lost, stolen or destroyed, the SCB shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any merger consideration to which he or she may be entitled.

Conditions to the Merger

        Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

  •
  the holders of a majority of the outstanding shares of Pacific Premier common stock for which votes are cast at the Pacific Premier special meeting must approve the issuance of the shares of Pacific Premier common stock in connection with the merger;

  •
  the holders of a majority of the outstanding shares of SCB common stock must have approved the merger agreement;

  •
  all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement which Pacific Premier's board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Pacific Premier would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date of the merger agreement;

  •
  no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the merger;

  •
  the registration statement of Pacific Premier, of which this document is a part, must have become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Commission and not withdrawn;

  •
  the shares of Pacific Premier common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq Global Select Market (or on any securities exchange on which the Pacific Premier common stock may then be listed); and

  •
  each of Pacific Premier and SCB must have received an opinion of Holland & Knight LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

        In addition to the foregoing conditions, the obligation of Pacific Premier to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Pacific Premier:

  •
  the representations and warranties of SCB in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than, in most cases, those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on SCB, and Pacific Premier shall have received a certificate signed by the chief executive officer and chief financial officer of SCB to that effect;

  •
  SCB must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Pacific Premier shall have received a certificate signed by the chief executive officer and chief financial officer of SCB to that effect;

  •
  dissenting shares shall not represent 10% or more of the outstanding SCB common stock;

  •
  as of the month-end prior to the closing date, Security Bank must have an aggregate outstanding balance of non-maturity deposits equal to at least $508.2 million, which amount represents 95% of such aggregate outstanding balance as of August 31, 2015;

  •
  as of the closing date, SCB's tangible common equity (as defined and subject to certain specified adjustments set forth in the merger agreement) must not be less than $68.0 million;

  •
  all regulatory approvals required to consummate the bank merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired; no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the bank merger;

  •
  each of Ernest Hwang and James A. Robinson, Jr. must have entered into an employment agreement with Pacific Premier in a form mutually agreed to by Mr. Hwang and Mr. Robinson, as the case may be, on the one hand and Pacific Premier on the other hand, with such employment agreements to become effective upon the closing of the merger; and

  •
  Pacific Premier must have received such certificates of SCB's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Pacific Premier may reasonably request.

        In addition to the other conditions set forth above, the obligation of SCB to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by SCB:

  •
  the representations and warranties of Pacific Premier in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on Pacific Premier, and SCB shall have received a certificate signed by the chief executive officer and chief financial officer of Pacific Premier to that effect;

  •
  Pacific Premier must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and SCB shall have received a certificate signed by the chief executive officer and chief financial officer of Pacific Premier to that effect; and

  •
  SCB must have received such certificates of Pacific Premier's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as SCB may reasonably request.

        Under the terms of the merger agreement, a material adverse effect on either Pacific Premier or SCB is defined to mean any effect that (i) is material and adverse to the financial condition, results of operations or business of Pacific Premier and its subsidiaries taken as a whole or SCB and its subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of Pacific Premier and its subsidiaries taken as a whole or SCB and its subsidiaries taken as a whole, as the case may be, to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect under subclause (i) above:

  •
  changes after September 30, 2015 in laws or regulations of general applicability to banks, savings institutions and their holding companies generally or interpretations of them by governmental authorities;

  •
  changes after September 30, 2015 in GAAP or regulatory accounting requirements applicable to banks, savings institutions or their holding companies generally;

  •
  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

  •
  changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political conditions or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally;

  •
  the public announcement or pendency of the merger, including the impact of the merger on relationships with customers or employees;

  •
  any modifications or changes to valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with GAAP; and

  •
  with respect to SCB, the effects of any action or omission taken with the prior consent of Pacific Premier or as otherwise contemplated by the merger agreement,

provided that the effect of the changes described in the first, second, third and fourth bullet points above will not be excluded as a material adverse effect to the extent of a materially disproportionate impact, if any, that they have on Pacific Premier and its subsidiaries as a whole on the one hand, or

SCB and its subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

Bank Regulatory Approvals

        The merger cannot be completed unless the parties receive prior approvals or waivers from the Federal Reserve and the CA DBO. Pacific Premier and SCB have received approval from each of these banking regulators for the merger.

California Department of Business Oversight—Division of Financial Institutions; Board of Governors of the Federal Reserve System.

        In order to consummate the merger, the prior approval of the CA DBO will be required under the California Financial Code, or CFC, and the prior approval of the Federal Reserve is required under the Bank Merger Act as well as the Bank Holding Company Act of 1956, as amended, or BHC Act. Pacific Premier and SCB have received the approval from each of these banking regulators. The approval of any application or notice merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by, or fairness to, SCB shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

        In reviewing the merger, the CA DBO and the Federal Reserve will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects. The regulators will also take into account the record of performance of Pacific Premier Bank in meeting the credit needs of the communities that it serves and Pacific Premier Bank's regulatory rating under the Community Reinvestment Act, or CRA. Pacific Premier Bank and Security Bank both received a "satisfactory" performance rating in their most recent CRA evaluations. In considering the merger, the CFC also requires the CA DBO to consider whether the proposed transaction will be fair, just, and equitable to the bank being acquired and the surviving depository institution.

        Any transaction approved by the Federal Reserve under the Bank Merger Act and BHC Act may not be completed until thirty (30) days after the Federal Reserve's approval on December 1, 2015, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the approval of the Federal Reserve and the U.S. Department of Justice, the waiting period may be reduced to fifteen (15) days. While Pacific Premier and SCB do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the U.S. Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.

Other Regulatory Approvals.

        Neither Pacific Premier nor SCB is aware of any other regulatory approvals that would be required for completion of the merger except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.

Business Pending the Merger

        The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A to this joint proxy statement/prospectus, are briefly described below.

        Pending consummation of the merger, SCB may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of Pacific Premier:

  •
  conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and Pacific Premier the goodwill of the customers of SCB, its subsidiaries and others with whom business relations exist;

  •
  issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights, except as previously disclosed to Pacific Premier;

  •
  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares on its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

  •
  enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreement or arrangement with any director or senior officer of SCB or its subsidiaries or grant any salary or wage increase or increase any employee benefit, except for changes that are required by applicable law;

  •
  hire any person as a senior officer of SCB or any of its subsidiaries or promote any employee to a senior officer position, except (i) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed to Pacific Premier, and (ii) persons hired to fill a vacancy arising after the date of the merger agreement, provided that the person's employment is terminable at the will of SCB or a subsidiary of SCB and that the person is not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the merger or its consummation;

  •
  enter into, establish, adopt, amend, or terminate or make any contributions to (except (i) as may be required by applicable law or (ii) as required under the terms of a contract, plan, arrangement or agreement existing as of the date of the merger agreement and previously disclosed to Pacific Premier), any employee benefit plan with respect to any current or former director, officer, or employee of SCB or any of its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except with respect to other real estate owned;

  •
  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity;

  •
  make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice not exceeding $25,000 individually or $100,000 in the aggregate;

  •
  amend the SCB articles of incorporation or bylaws or the articles of incorporation or bylaws of any subsidiary of SCB or enter into a plan of consolidation, merger, share exchange, or reorganization with any person, or a letter of intent or agreement in principle with respect thereto;

  •
  implement or adopt any change in its accounting principles, practices or methods other than as may be required by changes in laws or regulations or GAAP;

  •
  except as otherwise permitted under the merger agreement, enter into, cancel, fail to renew, terminate, amend, or modify any material contract or amend or modify in any material respect any of its existing material contracts;

  •
  enter into any settlement or similar agreement with respect to any claims if the settlement, agreement, or action involves payment by SCB or any of its subsidiaries of an amount that exceeds $25,000 and/or would impose any material restriction on the business of SCB or any of its subsidiaries or create precedent for claims that reasonably are likely to be material to SCB or any of its subsidiaries;

  •
  enter into any new material line of business; introduce any material new products or services; change its material banking and operating policies, except as required by applicable law, regulation or policy, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered "high risk" under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

  •
  except as previously disclosed to Pacific Premier, introduce any material new marketing campaigns or any material new sales compensation or incentive programs or arrangements (except if the material terms have been fully disclosed in writing to Pacific Premier prior to the date of the merger agreement);

  •
  enter into any derivatives contract;

  •
  incur any indebtedness for borrowed money (other than certain short-term borrowings) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

  •
  acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment or dispose of any debt security or equity investment;

  •
  (i) make, renew or modify any loan, loan commitment, letter of credit or other extension of credit, which are collectively referred to as the loans, other than loans made in the ordinary course of business consistent with past practice that are not in excess of $5.0 million individually (with any individual loan in excess of $5.0 million subject to Pacific Premier's review and consent); (ii) take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure the respective amounts of any loan in clause (i) above; or (iii) enter into any loan securitization or create any special purpose funding entity; or (iv) enter into any loan participation agreement or arrangement;

  •
  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

  •
  make or change any tax election, settle or compromise any tax liability of SCB or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of taxes of SCB or any of its subsidiaries, enter into any closing agreement with respect to any amount of taxes or surrender any right to claim a tax refund, adopt or change any method of accounting with respect to taxes or any of its subsidiaries or file any amended tax return;

  •
  take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Pacific Premier or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

  •
  make or propose to make any loan to or enter into any transaction with SCB or any of its subsidiaries or any of their respective officers, directors or affiliates;

  •
  take any action that would or is reasonably likely to result in (i) the merger not qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of SCB set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (iii) any of the conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law and regulation, or (v) a material delay in the ability of Pacific Premier or SCB to perform any of their obligations under the merger agreement on a timely basis, or

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        The merger agreement also provides that pending consummation of the merger, Pacific Premier may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of SCB:

  •
  take any action that is intended or is reasonably likely to result in (i) the merger not qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Pacific Premier set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (iii) any of the conditions to the merger set forth in the merger agreement not being satisfied, or (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law and regulation, or (v) a material delay in the ability of Pacific Premier or SCB to perform any of their obligations under the merger agreement on a timely basis, or

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

SCB Board of Directors' Covenant to Recommend the Merger Agreement

        Pursuant to the merger agreement, the SCB board of directors is required to recommend that SCB shareholders approve the merger agreement at all times prior to and during the SCB special meeting at which the merger agreement is to be considered by them. The SCB board of directors may not withdraw, modify or qualify in any manner adverse to Pacific Premier such recommendation or take any other action or make any other public statement in connection with the SCB special meeting inconsistent with such recommendation, except as described below. Regardless of whether the SCB board of directors changes its recommendation, the merger agreement must be submitted to the SCB shareholders at the SCB special meeting for the purpose of approving the merger agreement and any other matters required to be approved by SCB's shareholders for consummation of the transaction. SCB may not submit to the vote of its shareholders any acquisition proposal other than the merger.

        The SCB board of directors is permitted to change its recommendation if SCB has complied with the merger agreement and the SCB board of directors, based on the advice of its outside counsel, has determined in good faith that failure to do so would result in a violation of the board of directors' fiduciary duties under applicable law. If the SCB board of directors intends to change its recommendation following an acquisition proposal, as described in "—No Solicitation" below, it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by Pacific Premier, that another acquisition proposal constitutes a superior proposal, as defined in "—No Solicitation" below. SCB also must notify Pacific Premier at least five business days in advance of its intention to change its recommendation in response to the superior proposal, including the identity of the party making the acquisition proposal, and furnish to Pacific Premier a copy of the relevant proposed transaction agreements with the party making the superior proposal and all other material documents. Prior to changing its recommendation, SCB must, and must cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with Pacific Premier for a period of up to five business days to the extent Pacific Premier desires to negotiate to make adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.

        Pursuant to the merger agreement, the Pacific Premier board of directors is required to recommend that Pacific Premier shareholders approve the issuance of Pacific Premier common stock to the shareholders of SCB in connection with the merger and any other matters required to be approved by Pacific Premier shareholders for consummation of the merger at all times prior to and during the Pacific Premier special meeting.

No Solicitation

        The merger agreement provides that SCB will, and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives to, immediately cease any discussions or negotiations with any other parties that have been ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. For purposes of the merger agreement, "acquisition proposal" is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets, or deposits of SCB and its subsidiaries taken as a whole; (ii) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of SCB; (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of SCB; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving SCB, other than the transactions contemplated by the merger agreement.

        From the date of the merger agreement through the effective time of the merger, SCB will not, and will use reasonable efforts to cause its directors, officers or employees or any other representative retained by it not to, directly or indirectly through another person (i) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (ii) provide any confidential information or data to any person relating to any acquisition proposal, (iii) participate in any discussions or negotiations regarding any acquisition proposal, (iv) waive, terminate, modify, or fail to enforce any provision of any contractual "standstill" or similar obligations of any person other than Pacific Premier or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (vi) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

        However, prior to the date of the SCB special meeting, if the SCB board of directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, its fiduciary duties under applicable law, SCB may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the SCB board of directors determines in good faith constitutes a superior proposal, subject to providing 48 hours prior written notice of its decision to take such action to Pacific Premier and identifying the person making the proposal and all the material terms and conditions of the proposal and compliance with the merger agreement:

  •
  furnish information with respect to itself and its subsidiaries to any person making the superior proposal pursuant to a customary confidentiality agreement, as determined by SCB after consultation with its outside counsel, on terms no more favorable to the person than the terms contained in the confidentiality agreement between SCB and Pacific Premier are to Pacific Premier; and

  •
  participate in discussions or negotiations regarding the superior proposal.

        For purposes of the merger agreement, "superior proposal" is defined to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of SCB common stock then outstanding or all or substantially all of SCB's consolidated assets, that the SCB board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation, and after taking into account the advice of SCB's financial advisor, which will be a recognized investment banking firm, and outside counsel, (1) is more favorable from a financial point of view to its shareholders than the merger, (2) is reasonably likely to be consummated on the terms set forth, and (3) for which financing, to the extent required, is then committed or which, in the good faith judgment of the SCB board of directors, is reasonably likely to be obtained by the third party.

        In addition to these obligations, SCB will promptly, within 24 hours, advise Pacific Premier orally and in writing of its receipt of any acquisition proposal, or any inquiry that could reasonably be expected to lead to an acquisition proposal, and keep Pacific Premier informed, on a current basis, of the continuing status of the inquiry, including the terms and conditions of the inquiry and any changes to the inquiry, and will contemporaneously provide to Pacific Premier all materials provided to or made available to any third party that were not previously provided to Pacific Premier.

        SCB has agreed that any violations of the restrictions set forth in the merger agreement by any representative of SCB or its subsidiaries will be deemed a breach of the merger agreement by SCB.

        Pacific Premier and SCB have agreed that irreparable damage would occur in the event SCB, its subsidiaries or any of their respective representatives violated any of the restrictions described above regarding discussions and negotiations with other parties with respect to the possibility or consideration of any acquisition proposal. As such, under the merger agreement, Pacific Premier is entitled to injunctive relief to prevent breaches of these restrictions and to enforce specifically the terms of these restrictions.

Representations and Warranties of the Parties

        Pursuant to the merger agreement, Pacific Premier and SCB made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A to this joint proxy statement/prospectus. Such representations and warranties generally must remain accurate through the completion of the merger, unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See "—Conditions to the Merger" beginning on page 78.

        The merger agreement contains representations and warranties that Pacific Premier and SCB made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Although neither Pacific Premier nor SCB believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.

        Accordingly, neither shareholders of either SCB or Pacific Premier should rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Pacific Premier's or SCB's public disclosures.

Effective Time of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, SCB will be acquired by Pacific Premier in a transaction in which SCB will merge with and into Pacific Premier, with Pacific Premier as the surviving institution. The merger will become effective upon the acceptance of a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the provisions of applicable Delaware law.

Amendment of the Merger Agreement

        To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of SCB, except that after shareholders of SCB have approved the principal terms of the merger agreement, except as described in the next sentence, no amendment or supplement which by law requires further approval by the shareholders of SCB may be made without obtaining such approval. The merger agreement provides that, by approving the principal terms of the merger agreement, SCB shareholders will be deemed to have approved any amendment to the June 30, 2016 termination date described below.

Termination of the Merger Agreement

        The merger agreement may be terminated:

  •
  by the mutual written consent of Pacific Premier and SCB;

  •
  if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, by Pacific Premier or SCB, in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (i) cannot be or has not been cured within thirty (30) days of the giving of written notice to the breaching party or parties and (ii) would entitle the non-breaching party not to consummate the merger;

  •
  by Pacific Premier or SCB, in the event that the merger is not consummated by June 30, 2016, except to the extent that the failure to consummate the merger by June 30, 2016 is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the SCB shareholders (if SCB is the party seeking to terminate) to perform or observe their respective covenants under their respective shareholder agreements with Pacific Premier;

  •
  by Pacific Premier or SCB, in the event the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement have been denied by final non-appealable action of the governmental authority or an application for approval has been permanently withdrawn at the request of a governmental authority, provided that no party has the right to terminate the merger agreement if the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants;

  •
  by Pacific Premier or SCB if approval of the merger agreement by SCB shareholders has not been obtained by reason of the failure to obtain the required vote at the SCB special meeting or at any adjournment or postponement thereof;

  •
  by Pacific Premier or SCB, if the approval of the issuance of shares of Pacific Premier common stock in connection with the merger by Pacific Premier shareholders has not been obtained by reason of the failure to obtain the required vote at the Pacific Premier special meeting or at any adjournment or postponement thereof;

  •
  by Pacific Premier, if SCB materially breaches the covenants described under "—No Solicitation" on page 85, in any respect adverse to Pacific Premier, the SCB board of directors fails to recommend that the shareholders of SCB approve the merger agreement or withdraws, modifies or changes its recommendation in a manner that is adverse to Pacific Premier, or SCB breaches its covenants requiring the calling and holding of a meeting of shareholders in accordance with the merger agreement; and

  •
  by Pacific Premier if a third party commences a tender offer or exchange offer for 15% or more of the outstanding SCB common stock and the board of directors of SCB recommends that SCB shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Termination Fee

        The merger agreement provides that SCB must pay Pacific Premier a $4.5 million termination fee under the circumstances and in the manner described below:

  •
  if the merger agreement is terminated by Pacific Premier for any of the reasons described in the seventh or eighth bullet points under "—Termination of the Merger Agreement" above, SCB must pay the termination fee to Pacific Premier on the second business day following the termination of the merger agreement; or

  •
  if the merger agreement is terminated by (A) Pacific Premier pursuant to the second bullet point under "—Termination of the Merger Agreement" above, (B) either Pacific Premier or SCB pursuant to the third bullet point under "—Termination of the Merger Agreement" above and at the time of the termination no vote of the SCB shareholders contemplated by the merger agreement at the SCB special meeting shall have occurred, or (C) either Pacific Premier or SCB pursuant to the fifth bullet point under "—Termination of the Merger Agreement" above, and in the case of any termination referenced in clause (A), (B) or (C), an "acquisition proposal" (as defined under "—No Solicitation" above) shall have been publicly announced or otherwise communicated or made known to the senior management of SCB or the board of directors of SCB (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal, or reiterated a previously expressed plan or intention to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that shareholders of SCB vote on the merger agreement (in the case of clause (C)) or the date of termination of the merger agreement (in the case of clause (A) or (B)) and (1) within 12 months after the termination, SCB or a SCB subsidiary enters into an agreement with respect to a "control transaction," then SCB shall pay to Pacific Premier an amount equal to $3.0 million on the date of execution of such agreement and upon consummation of any such "control transaction" at any time thereafter, SCB shall pay to Pacific Premier the remainder of the termination fee on the date of such consummation and (2) if a control transaction is consummated otherwise than pursuant to an agreement with SCB within 15 months after such termination, then SCB shall pay to Pacific Premier the termination fee (less any amount previously paid by SCB pursuant to clause (1) above) on the date of such consummation of such control transaction. A "control transaction" is defined as (i) the acquisition by any person whether by purchase, merger, consolidation, sale, transfer, or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of SCB or Security Bank or a majority of the assets of SCB, (ii) any issuance of securities resulting in the ownership by any person of more than 50% of the voting power of SCB or by any person other tha SCB or its subsidiaries of more than 50% of the voting power of Security Bank, or (iii) any merger, consolidation, or other business combination transaction involving SCB or any of its subsidiaries as a result of which the shareholders of SCB cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

        Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by Pacific Premier.

        If SCB fails to timely pay the termination fee to Pacific Premier, SCB will be obligated to pay the costs and expenses (including reasonable legal fees and expenses) incurred by Pacific Premier to collect such payment, provided Pacific Premier prevails on the merits, together with interest.

Certain Employee Matters

        The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.

        As soon as administratively practicable after the effective time of the merger, Pacific Premier will take all reasonable action so that employees of SCB and its subsidiaries will be entitled to participate in the Pacific Premier and Pacific Premier Bank employee benefit plans of general applicability to the same extent as similarly-situated employees of Pacific Premier and its subsidiaries, provided that coverage shall be continued under the corresponding benefit plans of SCB and its subsidiaries until such employees are permitted to participate in the Pacific Premier benefit plans. Pacific Premier and Pacific Premier Bank, however, shall not be under any obligation to make any grants to any former employee of SCB and its subsidiaries under any discretionary equity compensation plan of Pacific Premier. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits under, the Pacific Premier employee benefit plans, Pacific Premier will recognize years of service with SCB and its subsidiaries, to the same extent as such service was credited for such purpose by SCB and its subsidiaries, except where such recognition would result in duplication of benefits. Nothing contained in the merger agreement shall limit the ability of Pacific Premier to amend or terminate any Pacific Premier or SCB benefit plan in accordance with their terms at any time.

        At the time the employees of SCB and its subsidiaries become eligible to participate in a medical, dental or health plan of Pacific Premier and its subsidiaries, Pacific Premier will cause each such plan to:

  •
  waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Pacific Premier;

  •
  provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

  •
  waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under a corresponding SCB plan prior to the effective time of the merger.

        At and following the effective time of the merger, Pacific Premier shall honor and Pacific Premier Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of SCB and its subsidiaries and current and former directors of SCB and its subsidiaries existing as of the effective date of the merger, as well as all bonus deferred compensation or other existing plans and policies of SCB and its subsidiaries that were disclosed to Pacific Premier.

        Those employees of SCB and its subsidiaries who are not offered employment by Pacific Premier or Pacific Premier Bank following the merger, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a termination and release agreement (which will be negotiated between Pacific Premier and SCB) within 30 days of the closing of the merger will be entitled to receive a single lump sum payment of severance equal to two weeks of salary for each year of service with SCB (with a prorated amount of payment for partial years), up to a maximum of 13 weeks. These payments will be made by Pacific Premier on the date the termination and release agreement that is executed by an employee becomes effective, which date will be in the sole discretion of Pacific Premier. If SCB and its subsidiaries also has a severance pay plan, then any amounts paid pursuant to that plan will reduce the amount that the employee will receive as severance from Pacific Premier and in no event will there be any duplication of severance pay.

Redemption of Small Business Lending Fund Preferred Stock

        SCB and Pacific Premier have agreed to use their reasonable best efforts to redeem the $7.2 million of outstanding Senior Non-Cumulative Perpetual Preferred Stock, Series C, of SCB immediately prior to or concurrently with the consummation of the merger. Pacific Premier or Pacific Premier Bank will fund the redemption, with the method of funding to be agreed upon by SCB and Pacific Permier, subject to any formal or informal requirements of the United States Department of Treasury and the receipt of any requisite regulatory approvals.

Interests of Certain SCB Officers and Directors in the Merger

        When SCB shareholders are considering the recommendation of SCB's board of directors with respect to approving the merger agreement, SCB shareholders should be aware that SCB directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of SCB. The SCB board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Stock Ownership.

        The directors and executive officers of SCB beneficially owned and had the power to vote as of December 16, 2015, a total of 1,841,853 shares of SCB common stock, representing approximately 30.5% of the outstanding shares of SCB common stock. See "Certain Beneficial Ownership of SCB Common Stock" beginning on page 141. All of these shares are expected to be voted in favor of the merger agreement pursuant to the shareholder agreements entered into by each of the executive officers and directors of SCB who own shares of SCB common stock. See "—Shareholder Agreements" beginning on page 98. Each of these persons will receive the same merger consideration for their shares of SCB common stock as the other SCB shareholders.

Stock Options.

        The merger agreement provides that at the effective time of the merger, each option to purchase shares of SCB common stock granted under the SCB Stock Option Plans which is outstanding and unexercised immediately prior thereto will be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the number of shares of SCB common stock subject to such holder's stock option and (ii) the excess, if any, of the per share cash consideration and the exercise price per share of such stock option. Pursuant to the SCB Stock Option Plans, all outstanding stock options that are currently not vested will be vested immediately prior to the effective time of the merger and option holders will receive a lump sum cash payment for their options. If the exercise price per share of any such SCB option is equal to or greater than the per share cash consideration, such SCB option will be cancelled without any cash payment being made in respect thereof.

        As of the date of this joint proxy statement/prospectus, directors and executive officers of SCB held options to purchase 267,129 shares of SCB common stock at prices ranging from $12.90 to $20.00 per share. Based on a $18.75 share price, the aggregate amount to be paid to SCB's directors and officers for stock options held by them is approximately $766,660.23.

Appointment of SCB Directors to the Boards of Directors of Pacific Premier and Pacific Premier Bank Boards.

        Pursuant to the terms of the merger agreement, Pacific Premier agreed to take all necessary action following completion of the merger to appoint Messrs. Ayad Fargo and Zareh Sarrafian, each a current director of SCB, to serve on the boards of directors of Pacific Premier and Pacific Premier Bank until the first annual meeting of shareholders of Pacific Premier following the merger and until their successors are elected and qualified. As directors of Pacific Premier and Pacific Premier Bank, Messrs. Fargo and Sarrafian will be entitled to receive the same director compensation that the current directors of Pacific Premier and Pacific Premier Bank receive. See "Information About Pacific Premier—Management and Additional Information" beginning on page 106. To the extent Messrs. Fargo and Sarrafian would not be available to serve on Pacific Premier's and Pacific Premier Bank's boards of directors, then Pacific Premier will appoint two individuals, each of whom will be mutually agreeable to Pacific Premier and SCB.

Merger Related Payments Under Executive Change in Control Severance Agreements.

        SCB is a party to executive change in control severance agreements with each of James A. Robinson, Michael T. Vanderpool, Ernest W. Hwang, Thomas M. Ferrer, Lazaro Torres, James A. Robinson, Jr., Kristine M. Chung and Barbara A. Robinson. Each of these agreements provide for severance benefits in the event of certain qualifying terminations of employment, including a termination by the executive due to a change in control.

        Pursuant to each of the executive change in control severance agreements, the merger will constitute a "change in control" entitling the executive to severance benefits if either the executive's employment is terminated (other than for cause) by SCB or Pacific Premier, or the executive terminates his or her employment as a result of (i) such agreement being terminated by SCB or Pacific Premier without the executive's consent, (ii) a diminution in the executive's current level of annual base salary by 10% or more, (iii) a material diminution in the executive's authority, duties or responsibilities or in the authority, duties or responsibilities of the person to whom the executive is required to report, or (iv) a relocation of the executive's principal business office to a location which is more than 40 miles from the executive's current principal business office, within a period of 12 months prior to or 24 months following the consummation of the merger.

        Upon such a termination, James A. Robinson will be entitled to a lump sum severance payment in an amount equal to two and a half times the sum of Mr. Robinson's then annual base salary and an amount equal to the average of Mr. Robinson's bonuses paid for the prior three fiscal years. In addition, Mr. Robinson is entitled to the full vesting of his outstanding equity awards and an amount equal to the employer portion of the cost of continued group health plan coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1984, as amended, or COBRA benefits, for a period of up to 30 months.

        Upon such a termination, each of Michael T. Vanderpool and Ernest W. Hwang will be entitled to a lump sum severance payment in an amount equal to two times the sum of their then annual base salary and an amount equal to the average of their bonuses paid for the prior three fiscal years. In addition, each of Messrs. Vanderpool and Hwang is entitled to the full vesting of his outstanding equity awards and an amount equal to the employer portion of the cost of COBRA benefits for a period of up to 24 months.

        Upon such a termination, each of Thomas M. Ferrer, James A. Robinson, Jr. and Kristine M. Chung will be entitled to a lump sum severance payment in an amount equal to one and a half times the sum of their then annual base salary and an amount equal to the average of their bonuses paid for the prior three fiscal years. In addition, each of Messrs. Ferrer and Robinson and Ms. Chung is entitled to the full vesting of his or her outstanding equity awards and an amount equal to the employer portion of the cost of COBRA benefits for a period of up to 18 months.

        Upon such a termination, each of Lazaro Torres and Barbara A. Robinson will be entitled to a lump sum severance payment in an amount equal to one times the sum of their then annual base salary and an amount equal to the average of their bonuses paid for the prior three fiscal years. In addition, each of Mr. Torres and Ms. Robinson is entitled to the full vesting of his or her outstanding equity awards and an amount equal to the employer portion of the cost of COBRA benefits for a period of up to 12 months.

Summary of Payments to Certain Executive Officers.

        The following table summarizes certain payments to be received by the executive officers of SCB as a result of the consummation of the merger.

Name	Cash(1)	Options(2)	Deferred Compensation	Accrued Vacation Pay or Bonuses	Other(3)	Total
James A. Robinson	$840,500	$162,500	$—	$—	$14,247	$1,017,247
Chairman & Chief Executive Officer
Michael T. Vanderpool	453,416	146,250	—	—	—	599,666
President of Security Bank
Ernest W. Hwang	468,400	146,250	—	—	—	614,650
President of SCB
Thomas M. Ferrer	325,500	32,500	—	—	11,918	369,918
Executive Vice President and Chief Financial Officer
Lazaro Torres	281,667	—	—	—	—	281,667
Executive Vice President & Chief Credit Officer
James A. Robinson, Jr.	310,500	40,625	—	—	—	351,125
Executive Vice President
Kristine M. Chung	292,001	146,250	—	—	—	438,251
Executive Vice President
Barbara A. Robinson	221,333	—	—	—	5,699	227,032
Executive Vice President & Chief Operating Officer

(1)
Represents estimated amounts payable under executive change in control severance agreements with respect to a termination (other than for cause) by SCB or Pacific Premier or by the executive for good reason (as defined in such agreements) following a change in control. With the exception of James A. Robinson, Thomas M. Ferrer and Barbara A. Robinson, whose employment with SCB and Security Bank will be terminated in connection with the consummation of the merger, each of the other executives has agreed to terminate their executive change in control severance agreement prior to consummation of the merger in exchange for the payment by SCB of the amounts reflected in the table.

(2)
Represents amount payable to the executive with respect to options that will be cashed out as a result of the merger.

(3)
Represents maximum amount payable for continuation of health insurance premiums.

Indemnification.

        SCB's directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in the SCB articles of incorporation, as amended, and bylaws, as amended, and the merger agreement. SCB's articles of incorporation, as amended, are referred to as the SCB articles of incorporation, and SCB's bylaws, as amended, are referred to as the SCB bylaws. Pursuant to the merger agreement, Pacific Premier agreed for a period of six (6) years from the closing of the merger, to indemnify and hold harmless each present and former director, officer and employee of SCB or a subsidiary of SCB, as applicable, determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of SCB or its subsidiaries or is or was serving at the request of SCB or its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise including, without limitation, matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the SCB articles of incorporation and SCB bylaws, or any agreement, arrangement or understanding previously disclosed by SCB to Pacific Premier pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

        Pursuant to the merger agreement, Pacific Premier has agreed to maintain SCB's existing directors' and officers' liability insurance policy for SCB's directors and officers or a substitute policy which shall provide such directors and officers with coverage following the effective time of the merger for an additional six (6) years, provided that if the cost of such insurance exceeds 200% of the annual premiums paid by SCB for its existing directors' and officers' liability insurance, which is referred to as the maximum insurance amount, Pacific Premier will obtain the most advantageous coverage as is available for the maximum insurance amount.

        Other than as set forth above, no director or officer of SCB has any direct or indirect material interest in the merger, except insofar as ownership of SCB common stock might be deemed such an interest.

Litigation Relating to the Merger

        On October 22, 2015, Paul Parshall, a purported shareholder of SCB, filed a complaint seeking class action status in the Superior Court of the State of California, County of Riverside against SCB and each of its directors and Pacific Premier entitled Parshall v. Security California Bancorp et. al. (Case No. RIC 1512711). The complaint alleges, among other things, that the SCB directors breached their fiduciary duties with regard to the proposed merger. Among other things, the complaint seeks class action status, a court order enjoining SCB and its directors from proceeding with or consummating the merger, and the payment of attorneys' and experts' fees. SCB intends to defend this lawsuit vigorously.

Material Federal Income Tax Consequences

        The following is a general description of the anticipated material U.S. federal income tax consequences of the merger. This discussion is based upon the Code, Treasury regulations, judicial authorities and published positions of the Internal Revenue Service, or IRS, all as currently in effect and all of which are subject to change. Accordingly, the U.S. federal income tax consequences of the merger to the holders of SCB common stock could differ from those described below.

        Except as specifically stated herein, this discussion is limited to U.S. holders (as defined below) that hold shares of SCB common stock as a capital asset within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address the tax consequences applicable to SCB shareholders that are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, persons that hold SCB common stock as part of a straddle, hedge, constructive sale or conversion transaction, and U.S. holders that acquired their shares of SCB common stock through the exercise of an employee stock option or otherwise as compensation.

        If a partnership or other entity taxed as a partnership holds SCB common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships holding SCB common stock and partners in such partnerships should consult with their tax advisors about the tax consequences of the merger to them.

        This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger.

        For purposes of this section, the term "U.S. holder" means a beneficial owner of SCB common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or a political subdivision thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (iv) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or that has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger.

        The parties intend for the merger to qualify as a "reorganization" under Section 368(a) of the Code for U.S. federal income tax purposes. As a condition to the completion of the merger, Holland & Knight LLP is required to deliver an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The opinion will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the merger in a manner consistent with the opinion. The opinion will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 filed by Pacific Premier in connection with the merger (of which this joint proxy statement/prospectus is a part) and certain other documents. In rendering the opinion, counsel will rely on the representations of Pacific Premier and SCB, to be delivered at the time of closing (and counsel will assume that any representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion.

        An opinion of counsel represents such counsel's best legal judgment but is not binding on the IRS or on any court. Neither Pacific Premier nor SCB intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the opinion.

        Based on representations to be contained in representation letters of officers of Pacific Premier and SCB, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the opinion of Holland & Knight LLP that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as described below.

Tax Consequences of the Merger for Pacific Premier and SCB.

        No gain or loss will be recognized by Pacific Premier or SCB as a result of the merger.

Tax Consequences of the Merger for U.S. Holders of SCB Common Stock.

        A U.S. holder that exchanges all of their shares of SCB common stock for shares of Pacific Premier common stock pursuant to the merger will not recognize gain or loss in connection with such exchange.

        A U.S. holder's aggregate tax basis in the Pacific Premier common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will equal such U.S. holder's aggregate tax basis in the SCB common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Pacific Premier common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will include the holding period for the shares of SCB common stock exchanged therefor.

Cash in Lieu of Fractional Shares of Pacific Premier Common Stock.

        A U.S. holder that receives cash instead of a fractional share of Pacific Premier common stock will be treated as having received the fractional share of Pacific Premier common stock pursuant to the merger and then having exchanged the fractional share of Pacific Premier common stock for cash in a redemption by Pacific Premier. This deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of SCB common stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the SCB common stock exchanged by such U.S. holder is greater than one year as of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on "net investment income" as provided in Section 1411 of the Code.

        Notwithstanding the previous paragraph, if the receipt of the cash has the effect of the distribution of a dividend to the U.S. holder, as described above, all or portion of the cash would be treated as ordinary dividend income as described above.

Information Reporting and Backup Withholding.

        Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements.

        A U.S. holder that receives shares of Pacific Premier common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S.

tax return and that is a "significant holder" that receives Pacific Premier common stock in the merger will be required to file a statement with the significant holder's U.S. federal income tax return setting forth such significant holder's basis (determined immediately before the exchange) in the SCB common stock surrendered and the fair market value (determined immediately before the exchange) of the SCB common stock that is exchanged by such significant holder. A "significant holder" is a U.S. holder that receives shares of Pacific Premier common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of SCB (by vote or value) or securities of SCB with a tax basis of $1 million or more.

        THE FOREGOING IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO SCB SHAREHOLDERS. SCB SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Accounting Treatment of the Merger

        The merger will be accounted for under the acquisition method of accounting under GAAP. Under this method, SCB's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Pacific Premier. Any excess between the purchase price for SCB and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Pacific Premier in connection with the merger will be amortized to expense. The financial statements of Pacific Premier issued after the merger will reflect the results attributable to the acquired operations of SCB beginning on the date of completion of the merger.

Expenses of the Merger

        The merger agreement provides that, except as described immediately below, each of SCB and Pacific Premier will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel. The merger consideration of 0.9629 shares of Pacific Premier common stock for each share of SCB common stock is subject to possible downward adjustment in the event certain expenses related to the termination of specified contracts related to technology and data processing services provided to Security Bank, referred to as the technology expenses, exceed $3.25 million, which is referred to as the technology expense cap, and/or certain transaction-related expenses incurred by SCB, referred to as deal expenses, exceed $5.0 million, which is referred to as the deal expense cap. The aggregate of any excess amount above the technology expense cap and/or the deal expense cap is referred to as the excess expenses. In the event SCB and Security Bank incur excess expenses, the 0.9629 exchange ratio will be adjusted to equal the product resulting when the 0.9629 exchange ratio is multiplied by the quotient resulting when $113,221,955, which amount represents the value of the merger consideration based upon Pacific Premier's closing stock price on September 29, 2015, less the excess expenses, is divided by $113,221,955, such product rounded to the nearest ten-thousandth. However, the technology expense cap may exceed $3.25 million without resulting in an adjustment to the 0.9629 exchange ratio so long as, and only to the extent that, the excess expenses do not exceed $8.25 million in the aggregate, with any excess over $8.25 million resulting in a proportionate reduction in the exchange ratio as described in the preceding sentence.

Listing of the Pacific Premier Common Stock

        Pacific Premier has agreed to use its reasonable best efforts to cause the shares of Pacific Premier common stock to be issued to SCB shareholders in the merger to be approved for listing on the Nasdaq Global Select Market.

Resale of Pacific Premier Common Stock

        The shares of common stock that SCB shareholders receive as a result of the merger will be registered under the Securities Act. SCB shareholders may freely trade these shares of Pacific Premier common stock if such SCB shareholder is not considered an "affiliate" of Pacific Premier, as that term is defined in the federal securities laws. Generally, "affiliates" include directors, certain executive officers and holders of 10% or more of the outstanding Pacific Premier common stock.

        Pacific Premier's affiliates may not sell their shares of Pacific Premier common stock acquired in the merger, unless those shares are registered under an effective registration statement under the Securities Act, or by complying with an applicable exemption from the registration requirements of the Securities Act. Pacific Premier may also place restrictive legends on certificates representing shares of Pacific Premier common stock issued to all persons who will be considered "affiliates" of Pacific Premier.

Shareholder Agreements

        In connection with the execution of the merger agreement, executive officers and directors of SCB entered into a shareholder agreement with Pacific Premier pursuant to which each such executive officer and director agreed that at any meeting of the shareholders of SCB, or in connection with any written consent of the shareholders of SCB, the executive officer and director shall:

  •
  appear at such SCB meeting or otherwise cause all shares of SCB common stock owned by him to be counted as present thereat for purposes of calculating a quorum;

  •
  vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of SCB common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting:

  •
  in favor of adoption and approval of the merger, the merger agreement and the transactions contemplated by the merger agreement;

  •
  against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of SCB contained in the merger agreement or of the director or officer contained in the shareholder agreement; and

  •
  against any acquisition proposal (as defined in "—No Solicitation" on page 85) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the performance of his, her, or its obligations under the shareholder agreement.

        Pursuant to the shareholder agreement, each SCB executive officer and director also agreed, while the shareholder agreement is in effect, not to, directly or indirectly, sell, transfer, pledge, encumber (except for pledges or encumbrances existing as of the date of the shareholder agreement), distribute by gift, or otherwise dispose of any of the shares whether by actual disposition, physical settlement, or effective economic disposition through hedging transactions; nor to enter into any agreement with any person that violates shareholder's representations, warranties, covenants, and obligations under the shareholder agreement; nor to take any other action that reasonably could be expected to adversely effect, in any material respect, shareholder's power, authority, and ability to comply with and perform his, her, or its covenants and obligations under the shareholder agreement. Each SCB executive officer and director also agreed not to deposit any shares in a voting trust, grant any proxy, or enter into any voting agreement or similar agreement or arrangement with respect to any shares.

        In addition, each SCB executive officer and director agreed that, for a period of two (2) years following the consummation of the merger, they will not:

  •
  solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) any employees of SCB or its subsidiaries prior to consummation of the merger;

  •
  induce, persuade, encourage or influence any person or entity having a business relationship with Pacific Premier, Pacific Premier Bank, its subsidiaries or any of their affiliates to discontinue, reduce or restrict such relationship or solicit or target depositors, borrowers or customers of SCB or its subsidiaries on the date of the merger agreement and/or as of the date the merger is consummated, except for general solicitations that are directed to the general public and not directed specifically to persons who were depositors, borrowers or customers of SCB or its subsidiaries on the date of the merger agreement or as of the date the merger is consummated; or

  •
  disparage Pacific Premier, its subsidiaries or any of their affiliates.

        Except for the non-solicitation provisions referenced in the paragraph above, which will survive for a period of two (2) years following the consummation of the merger, the shareholder agreements shall remain in effect until the earlier to occur of the date, if any, of termination of the merger agreement in accordance with its terms, or the effective time of the merger.

Dissenters' Rights

        SCB shareholders have the right to dissent from the merger and assert dissenters' rights, provided the requirements of the CGCL are followed. Any SCB shareholder electing to exercise dissenters' rights must strictly comply with the provisions of Chapter 13 of the CGCL.

        The following is intended to be a summary of the material provisions of the California statutory procedures required to be followed SCB shareholders in order to demand and perfect dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the CGCL. The full text of these dissenters' provisions is reproduced in its entirety in Appendix D to this proxy statement/prospectus. If a SCB shareholder wishes to consider exercising dissenters' rights, they should carefully review the text of Chapter 13 of the CGCL, since failure to timely and properly comply with the requirements of Chapter of the CGCL will result in the loss of dissenters' rights under California law.

        Chapter 13 of the CGCL provides SCB shareholders who do not vote "FOR" approval of the merger agreement with the right, subject to compliance with the requirements summarized below, to dissent and demand the payment of, and to be paid in cash for, the fair market value of the shares of SCB common stock owned by such SCB shareholders as of December 18, 2015, the record date for SCB's special meeting to consider and vote upon the merger agreement. The fair market value of shares of SCB common stock is determined as of September 30, 2015, which was the last day before the first public announcement of the terms of the merger.

Not Vote "FOR" the Merger Agreement.

        Any SCB shareholder who desires to exercise dissenters' rights must not have voted his, her or its shares of SCB common stock "FOR" approval of the merger agreement. If a SCB shareholder returns a proxy without voting instructions or with instructions to vote "FOR" approval of the merger agreement, or votes in person at the SCB special meeting "FOR" approval of the merger agreement, his, her or its shares of SCB common stock will be counted as votes in favor of the merger agreement and such shareholder will lose any dissenters' rights. Thus, if a SCB shareholder wishes to dissent and they execute and return a proxy, they must specify that their shares of SCB common stock are to be voted "AGAINST" or "ABSTAIN" with respect to approval of the merger agreement.

Written Demand for Payment.

        To preserve dissenters' rights, a SCB shareholder must make a written demand for the purchase of their shares of SCB common stock and payment to them of the fair market value of their shares of SCB common stock within 30 days after the date on which notice of SCB shareholder approval (as described immediately below) of the merger agreement is mailed. Simply failing to vote for, or voting against, the merger agreement does not constitute a proper written demand under the CGCL. To comply with the requirements under the CGCL, the written demand must:

  •
  be received by SCB (or Pacific Premier, as SCB's successor if the merger has been consummated) not later than 30 days after the date on which the notice of approval is mailed;

  •
  specify the shareholder's name and mailing address and the number of shares of SCB common stock held of record which the shareholder demands that SCB (or Pacific Premier, as its successor) purchase;

  •
  state that the SCB shareholder is demanding purchase of their shares of SCB common stock and payment of the fair market value of such shares; and

  •
  state the price that the SCB shareholder claims to be the fair market value of their shares of SCB common stock as of September 29, 2015, which statement of fair market value constitutes an offer by the SCB shareholder to sell their shares of SCB common stock to SCB (or Pacific Premier, as its successor) at that price.

        Any written demands for payment from SCB shareholders should be sent to SCB at Security California Bancorp, 3403 Tenth Street, Suite 830, Riverside, CA 92501, Attention: Corporate Secretary. In the event the merger is consummated before the end of the 30-day period described above, the submissions may be made to Pacific Premier at Pacific Premier Bancorp, Inc., 17901 Von Karman Ave., Suite 1200, Irvine, California 92614, Attention: Corporate Secretary. Shares of SCB common stock held by shareholders who have perfected their dissenters' rights in accordance with Chapter 13 of the CGCL and have not withdrawn their demands or otherwise lost their dissenters' rights are referred to in this summary as "dissenting shares."

Notice of Approval.

        If SCB's shareholders approve the merger agreement, SCB (or Pacific Premier, as its successor) is required within ten (10) days after the approval to send to those SCB shareholders who did not vote "FOR" approval of the merger agreement a written notice of SCB shareholder approval, accompanied by a copy of Sections 1300, 1302, 1303 and 1304 of the CGCL, a statement of the price determined by SCB (or Pacific Premier, as its successor) to represent the fair market value of the dissenting shares as of September 29, 2015, and a brief description of the procedure to be followed if the SCB shareholder desires to exercise the shareholder's dissenters' right under the CGCL. The statement of price determined by SCB (or Pacific Premier, as its successor) to represent the fair market value of dissenting shares, as set forth in the notice of approval, will constitute an offer by SCB (or Pacific Premier, as its successor) to purchase the dissenting shares at the stated price if the merger closes and the dissenting shares do not otherwise lose their status as such. Within 30 days after the date of the mailing of the notice of SCB shareholder approval, a dissenting SCB shareholder must submit to SCB

(or Pacific Premier, as its successor), or SCB's transfer agent, for endorsement as dissenting shares, the stock certificates representing their shares of SCB common stock as to which such SCB shareholder is exercising dissenter's rights. If the dissenting shares are uncertificated, then the SCB shareholder must provide written notice of the number of shares of SCB common stock which the shareholder demands that SCB (or Pacific Premier, as its successor) purchase within 30 days after the date of the mailing of the notice of SCB shareholder approval.

        Submissions can be made to SCB (or Pacific Premier, as successor) as described above, or to SCB's transfer agent, Computershare.

Payment of Agreed-Upon Price.

        If SCB (or Pacific Premier, as its successor) and a dissenting SCB shareholder agree that the shareholder's shares SCB common stock are dissenting shares and agree upon the price of the dissenting shares, the dissenting SCB shareholder is entitled to receive the agreed price with interest at the legal rate on judgments from the date of that agreement. Payment for the dissenting shares must be made within 30 days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the mergers are satisfied. Payments are also conditioned on the surrender of the certificates representing the dissenting shares.

Determination of Dissenting Shares or Fair Market Value.

        If SCB (or Pacific Premier, as its successor) denies that the dissenting SCB shareholder's shares of SCB common stock are dissenting shares, or SCB and the SCB shareholder fail to agree upon the fair market value of the dissenting shares, then, within six months after the notice of SCB shareholder approval of the merger is sent by SCB (or Pacific Premier, as its successor), any SCB shareholder demanding purchase of their shares of SCB common stock as dissenting shares or any interested corporation may file a complaint in the superior court in the proper county praying the court to determine whether the shares of SCB common stock are dissenting shares or the fair market value of the dissenting shares, or both, or may intervene in any action pending on such a complaint. If a complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

        On the trial of the action, the court determines the issues. If the status of the SCB shareholder's shares of SCB common stock as dissenting shares is in issue, the court first determines that issue. If the fair market value of the dissenting shares is in issue, the court determines, or appoints one or more impartial appraisers to determine, the fair market value of the dissenting shares.

        If the court appoints an appraiser or appraisers, the appraiser or appraisers shall proceed to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of the appraisers, shall make and file a report in the office of the clerk of the court. Thereafter, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        If the appraiser or appraisers fail to make and file a report within ten (10) days after the date of their appointment or within such further time as the court allows, or if the court does not confirm the report, the court will determine the fair market value of the dissenting shares. Subject to Section 1306 of the CGCL, the court will render a judgment against SCB (or Pacific Premier, as its successor) for payment of an amount equal to the fair market value (as confirmed or determined by the court) of each dissenting share multiplied by the number of dissenting shares that any dissenting shareholder who is a party, or who has intervened, is entitled to require SCB (or Pacific Premier, as its successor)

to purchase, with interest at the legal rate from the date on which the judgment is entered. Any party may appeal from the judgment.

        The costs of the action, including reasonable compensation to the appraiser or appraisers to be fixed by the court, is assessed or apportioned as the court considers equitable. However, if the appraisal determined by the court is more than the price offered by SCB (or Pacific Premier, as successor), SCB (or Pacific Premier, as successor) will pay the costs, which may include, at the court's discretion, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date the shareholder made the demand and submitted shares for endorsement if the value awarded by the court for the shares is more than 125% of the price offered by SCB (or Pacific Premier, as successor).

Maintenance of Dissenting Share Status.

        Except as expressly limited by Chapter 13 of the CGCL, holders of dissenting shares continue to have all the rights and privileges incident to their shares of SCB common stock until the fair market value of their shares of SCB common stock is agreed upon or determined. A holder of dissenting shares may not withdraw a demand for payment unless SCB (or Pacific Premier, as its successor) consents to the withdrawal.

        Dissenting shares lose their status as dissenting shares, and dissenting SCB shareholders cease to be entitled to require SCB (or Pacific Premier, as its successor) to purchase their shares of SCB common stock, upon the happening of any of the following:

  •
  the merger is abandoned;

  •
  their shares of SCB common stock are transferred before their submission for the required endorsement;

  •
  the dissenting SCB shareholder SCB (or Pacific Premier, as its successor) do not agree on the status of the dissenting SCB shareholder's shares of SCB common stock as dissenting shares or do not agree on the purchase price, but neither SCB (or Pacific Premier, as its successor) nor the shareholder files a complaint or intervenes in a pending action within six months after the date on which SCB (or Pacific Premier, as its successor) mails a notice that SCB's shareholders have approved the merger; or

  •
  with the consent of SCB (or Pacific Premier, as its successor), the dissenting SCB shareholder withdraws its demand for purchase of the dissenting shares.

        To the extent that the provisions of Chapter 5 of the CGCL (which place conditions on the power of a California corporation to make distributions to its shareholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting SCB shareholders will become creditors of SCB (or Pacific Premier, as its successor) for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors of SCB (or Pacific Premier, as its successor) in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the CGCL.

        SCB shareholders should be aware that the fair value of any shares of SCB common stock as determined under Section 1300 of the CGCL could be more, the same, or less than the merger consideration. Investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the merger are not an opinion as to, and do not in any way address, fair value under Section 1300 of the CGCL.

        The failure of a SCB shareholder to comply strictly with the CGCL requirements will result in a loss of dissenters' rights. A copy of the relevant statutory provisions is attached as Appendix D. SCB shareholders are urged to refer to Appendix D for a complete statement concerning dissenters' rights. The foregoing summary of such rights is qualified in its entirety by reference to Appendix D.

 MARKET FOR COMMON STOCK AND DIVIDENDS

Pacific Premier Market Information and Dividends

Market Information.

        Pacific Premier's common stock is traded on the Nasdaq Global Select Market under the symbol "PPBI." As of December 16, 2015, there were 21,510,746 shares of Pacific Premier common stock outstanding, which were held by 420 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of Pacific Premier common stock as reported on the Nasdaq Stock Market.

	Pacific Premier
	Market Price
	High	Low
Year Ending December 31, 2015
First Quarter	$17.38	$14.85
Second Quarter	17.54	15.66
Third Quarter	21.92	16.63
Fourth Quarter (through December 16, 2015)	23.98	19.33
Year Ending December 31, 2014
First Quarter	$17.48	$15.27
Second Quarter	16.93	13.65
Third Quarter	15.59	13.74
Fourth Quarter	16.59	14.05
Year Ending December 31, 2013
First Quarter	$13.29	$10.21
Second Quarter	13.19	11.42
Third Quarter	13.92	11.56
Fourth Quarter	16.60	13.00

Dividends.

        During the periods presented in the table above, Pacific Premier did not pay any dividends on its common stock. It is Pacific Premier's current policy to retain earnings to provide funds for use in its business. Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

SCB Market Information and Dividends

Market Information.

        SCB's equity securities consist of common stock, of which there were 6,039,257 shares outstanding, held by 294 shareholders of record, on December 16, 2015. Such number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        Trading in SCB's common stock has not been extensive and such trades cannot be characterized as constituting an active trading market. SCB's common stock is not listed on any national securities exchange, although it is quoted on the OTCQB Market, or the OTCQB, under the ticker symbol "SCAF." Trades may also occur in unreported private transactions. The OTCQB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. Unlike the a national securities exchange, such as the NYSE or the Nasdaq, the OTCQB does not impose listing standards and does not provide automated trade executions. SCB common stock began trading on the OTCQB on November 10, 2005.

        The following table sets forth the high and low closing bids for shares of SCB's common stock for the periods indicated. Bid prices are based on information received from the OTCQB based on all transactions reported on the OTCQB. Such information reflects inter-dealer prices, without retail markups, markdowns or commissions and may not reflect actual transactions.

	Closing Information
	High	Low
Year Ending December 31, 2015
First Quarter	$13.00	$11.56
Second Quarter	14.95	12.75
Third Quarter	19.40	16.20
Fourth Quarter (through December 16, 2015)	20.75	16.20
Year Ending December 31, 2014
First Quarter	$10.25	$9.61
Second Quarter	11.35	9.71
Third Quarter	11.50	10.30
Fourth Quarter	11.90	10.40
Year Ending December 31, 2013
First Quarter	$9.11	$8.00
Second Quarter	10.70	8.80
Third Quarter	10.60	9.45
Fourth Quarter	10.00	9.50

        The last reported trade of SCB's common stock prior to the filing of this proxy statement/prospectus was on December 16, 2015, at $20.15. The last reported trade of SCB's common stock on the date prior to the announcement of the merger was on September 30, 2015, at $13.00.

Dividends.

        SCB has never paid or declared any dividends on its common stock and has not declared or paid any dividends to date during 2015. Payment of stock or cash dividends in the future will depend upon its earnings and financial condition and other factors deemed relevant by its board of directors, as well as its legal ability to pay dividends, which are discussed in the "Comparison of the Rights of Shareholders—Dividends" beginning on page 162. Pursuant to the merger agreement, SCB has certain restrictions on the payment of dividends to its shareholders pending the closing of the merger. See "The Merger—Business Pending the Merger" beginning on page 81.

        Holders of SCB common stock are entitled to receive dividends, on a pro rata basis, as and when declared by its board of directors, out of funds legally available for the payment of dividends and as specified and limited by the California Financial Code and other banking regulations. Under Section 1132 of the California Financial Code, funds available for cash dividend payments by a bank are restricted to the lesser of a bank's retained earnings or a bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). Notwithstanding the provisions of Section 1132 of the California Financial Code, under Section 1133 thereof, a bank or a majority-owned subsidiary of a bank may, with prior approval from the DBO, make a distribution to its shareholders in an amount not exceeding the greater of: (a) the retained earnings of the bank; (b) the net income of the bank for its last fiscal year; or (c) the net income of the bank for its current fiscal year. Notwithstanding the provisions of Section 1132 of the California Financial Code, under Section 1134 thereof, with prior DBO approval, a bank may make a distribution to its shareholders by means of redeeming its redeemable shares, and with prior DBO approval as well as the approval of the holders of the bank's outstanding shares, a bank may make a distribution to its shareholders in connection with a reduction of its contributed capital.

        If the DBO finds that the shareholders' equity of SCB is not adequate or that the payment of a dividend would be unsafe or unsound for SCB, the DBO may order SCB not to pay a dividend to its shareholders. The FDIC also has the authority to prohibit a bank from engaging in business practices (including payment of dividends) considered by the FDIC to be unsafe or unsound.

        In addition, the terms of SCB's preferred stock issued under the SBLF contain restrictions on its ability to declare and pay dividends on its common stock. A more detailed discussion of SCB dividends and restrictions thereto is set forth in this proxy statement/prospectus under "Comparison of the Rights of Shareholders" beginning on page 154.

SCB Securities Authorized for Issuance Under Equity Compensation Plan

        The SCB Amended and Restated Equity Incentive Plan has been previously approved by SCB's shareholders. SCB has no equity compensation plans not previously approved by shareholders. The following table sets forth certain information concerning aggregate common stock options and warrants authorized for issuance under the SCB Amended and Restated Equity Incentive Plan.

Equity Compensation Plan Information at September 30, 2015

Number of Securities to be Issued Upon Exercise of Outstanding Options and Warrants	Weighted-Average Exercise Price of Outstanding Options and Warrants	Number of Securities Remaining Available for Future Issuance Under the Plan (excluding securities reflected in Column 1)
267,129	$15.8835	351,274

Equivalent Market Value Per Share of SCB Common Stock

        The following table sets forth the closing sale prices of (i) Pacific Premier common stock as reported on the Nasdaq Stock Market, and (ii) SCB common stock as quoted on the OTCQB, on Septemer 30, 2015, the last trading-day before Pacific Premier announced the merger, and on December 16, 2015, the last practicable trading-day before the distribution of this proxy statement/prospectus. To help illustrate the market value of the per share stock consideration to be received by SCB's shareholders, the following table also presents the equivalent market value per share of SCB common stock as of September 30, 2015 and December 16, 2015, which were determined by multiplying the closing price for Pacific Premier's common stock on those dates by the exchange ratio of 0.9629 of a share of Pacific Premier common stock for each share of SCB common stock. The equivalent market value per share of SCB common stock presented below does not reflect the possible upward or downward adjustment if the Pacific Premier average share price is less than $16.550 or greater than $22.391, or the possible downward adjustment in the event certain of SCB's aggregate transaction-related expenses exceed amounts specified in the merger agreement. See "The Merger—The Merger Consideration" beginning on page 74 for additional information about the merger consideration to be received by holders of SCB common stock, including the possible adjustments to the per share stock consideration.

	Pacific Premier Common Stock	SCB Common Stock	Equivalent Market Value Per Share of SCB Common Stock
At September 30, 2015	$20.30	$13.00	$19.55
At December 16, 2015	$21.30	$20.15	$20.51

        Shareholders are advised to obtain current market quotations for Pacific Premier common stock. The market price of Pacific Premier common stock at the effective time of the merger or at the time the SCB shareholders receive Pacific Premier common stock in the merger following the consummation of the merger may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this proxy statement/prospectus or at the time of the special meeting. See "Risk Factors" beginning on page 28.

INFORMATION ABOUT PACIFIC PREMIER

General

        Pacific Premier is a California-based bank holding company for Pacific Premier Bank, a California-chartered commercial bank. Pacific Premier's principal asset is all of the capital stock of Pacific Premier Bank. Pacific Premier Bank provides banking services to businesses, professionals, real estate investors, non-profit organizations and consumers in its primary market area of Southern California through 16 locations in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, Riverside, San Bernadino, San Diego, Seal Beach and Tustin, California. Through Pacific Premier Bank's branches and its Internet website at www.ppbi.com, Pacific Premier Bank offers a broad array of loan and deposit products as well as cash management services principally to businesses and to a lesser extent consumer customers.

        As of September 30, 2015, Pacific Premier had, on a consolidated basis, total assets of $2.7 billion, total stockholders' equity of $290.8 million and total deposits of $2.1 billion. At September 30, 2015, Pacific Premier had real estate loans and business loans collateralized by real estate totaling 72% of its gross loan portfolio.

        Pacific Premier's principal executive offices are located at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and its telephone number is (949) 864-8000.

Management and Additional Information

        Certain information relating to director and executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Pacific Premier is incorporated by reference or set forth in Pacific Premier's annual report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact Pacific Premier at its address or telephone number indicated under "Where You Can Find More Information" beginning on page 164.

INFORMATION ABOUT SCB

Business

        SCB is a California-chartered bank holding company for Security Bank, a California-chartered banking corporation headquartered in Riverside, California. Security Bank received its California bank charter and commenced banking operations in 2005. It maintains six full-service banking centers in Riverside, San Bernardino, Redlands, Orange, Palm Desert, and Murrieta. It also maintains a loan production office in Irwindale and an operations and support office in San Bernardino. Security Bank operates as a community-based bank serving local businesses and individuals in the Riverside County, San Bernardino County and Orange County, California areas. Security Bank offers varied banking products, including a complete range of commercial and personal banking products.

        Security Bank is licensed to operate as a commercial bank under the CFC and is subject to supervision by the CA DBO and the FDIC. In accordance with the Federal Deposit Insurance Act, the FDIC insures the deposits of Security Bank up to the maximum legal limit. Security Bank's primary source of revenue is from investment securities and providing loans to customers, who are predominately small and middle-market businesses and individuals.

        Security Bank is a full-service financial institution. Security Bank meets its commercial and retail customers' banking needs with a range of financial services. Security Bank is an independent financial institution and is engaged in substantially all of the business operations (other than trust services) customarily conducted by independent financial institutions in California, including the acceptance of checking, savings and certificate deposits and the making of commercial and consumer loans, real estate loans, and other installment and term loans. Security Bank does a substantial amount of business with individuals, as well as with customers in commercial, industrial and professional businesses. Security Bank's services include cashier's checks, domestic and foreign, wire transfers, account research, stop payments, telephone transfers between accounts, remote deposits, electronic and mobile banking, and photocopies.

        As of September 30, 2015, SCB, on a consolidated basis, had total assets of $733 million, total deposits of $648 million and total shareholders' equity of $79.0 million.

        SCB's principal executive offices are located at 3403 Tenth Street, Suite 830, Riverside, California 92501 and its telephone number is (951) 368-2265.

Competition

        The banking business in California, generally, and in Security Bank's service areas, specifically, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks that have many offices operating over wide geographic areas. Security Bank competes for deposits and loans principally with these commercial banks, savings associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than Security Bank. Security Bank also competes with companies located outside of its market that provide financial services to persons within its market. Some of Security Bank's current and potential competitors have larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than Security Bank, and some of them are not subject to the same degree of regulation as Security Bank.

Premises

        Security Bank leases approximately 3,796 square feet of office space for its branch office located at 3403 Tenth Street, Suite 100, Riverside, CA 92501. The lease is with an unaffiliated third party. The lease commenced on December 1, 2013 and terminates on November 30, 2018. The monthly base rent for the premises is $7,592 for 2015.

        Security Bank leases approximately 10,670 square feet of office space for its headquarters located at 3403 Tenth Street, Suite 830, Riverside, CA 92501. The lease is with an unaffiliated third party. The lease commenced on December 1, 2013 and terminates on November 30, 2018. The monthly base rent for the premises is $21,340 for 2015.

        Security Bank leases approximately 3,274 square feet of office space for its branch office located at 306 West Second Street, San Bernardino, CA 92401. The lease is with an unaffiliated third party. The lease commenced on September 1, 2008 and terminates on August 31, 2018. The monthly base rent for the premises is $6,938.82 for September 1, 2015 through August 31, 2016.

        Security Bank leases approximately 4,064 square feet of office space for its branch office located at 201 and 203 East State Street, Redlands, CA 92373. The lease is with an unaffiliated third party. The lease commenced on July 1, 2009 and terminates on June 30, 2019. The monthly base rent for the premises is $8956.12 for July 1, 2015 through June 30, 2016.

        Security Bank leases approximately 4,951 square feet of office space for its branch office located at 1249 E. Katella Ave., Orange, CA 92867. The lease is with an unaffiliated third party. The lease commenced on February 6, 2012 and terminates on February 5, 2017. The monthly base rent for the premises is $7,575 for 2015.

        Security Bank leases approximately 4,488 square feet of office space for its branch office located at 78000 Fred Waring Drive, Suite 100, Palm Desert, CA 92211. The lease is with an unaffiliated third party. The lease commenced on December 1, 2014 and terminates on November 30, 2019. The monthly base rent for the premises is $6,058.80 for December 1, 2014 through November 30, 2015.

        Security Bank leases approximately 5,000 square feet of office space for its branch office located at 40723 Murrieta Hot Springs Road, Murrieta, CA 92562. The lease is with an unaffiliated third party. The lease commenced on June 23, 2015 and terminates on August 31, 2027. The monthly base rent for the premises is $11,667.04 for 2015.

        Security Bank leases approximately 2,654 square feet of office space for its loan production office located at 5200 Irwindale Blvd, Suite 168, Irwindale, CA 91706. The lease is with an unaffiliated third party. The lease commenced on November 1, 2011 and terminates on January 31, 2017. The monthly base rent for the premises is $4,777.20 for 2015.

        Security Bank owns approximately 7,294 square feet of office space for its operations and support office located at 1955 Hunts Lane, San Bernardino, CA 92408.

        Security Bank believes that its premises will be adequate for present and anticipated needs. Security Bank also believes that it has adequate insurance to cover its premises.

Employees

        At September 30, 2015, Security Bank had 97 full-time equivalent employees. Management of Security Bank considers its relations with its employees to be good. Security Bank is not a party to any collective bargaining agreement.

Legal Proceedings

        SCB is from time to time involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to SCB's business, it is not a party to, nor is any of its property the subject of, any material pending legal or administrative proceedings.

Effect of Existing or Probable Governmental Regulations on the Business of SCB and Security Bank

        Bank holding companies and banks are extensively regulated under both federal and state law. The following discussion summarizes certain significant laws, rules and regulations affecting SCB and Security Bank.

Bank Holding Company Regulation

        As a registered bank holding company, SCB is subject to regulation under the BHC Act which subjects it to Federal Reserve reporting and examination requirements. Under the Federal Reserve's regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks.

        The BHC Act regulates the activities of holding companies including acquisitions, mergers and consolidations and, together with the Gramm-Leach Bliley Act of 1999, or GLBA, the scope of allowable banking activities. SCB is also a bank holding company within the meaning of the CFC. As such, it and its subsidiaries are subject to examination by, and may be required to file reports with, the CA DBO.

Bank Regulation

        Banking regulations are primarily intended to protect consumers, depositors' funds, federal deposit insurance funds and the banking system as a whole. These regulations affect Security Bank's lending practices, consumer protections, capital structure, investment practices and dividend policy.

        As a state chartered bank, Security Bank is subject to regulation and examination by the CA DBO. It also is subject to regulation, supervision and periodic examination by the FDIC. If, as a result of an examination of Security Bank, the FDIC or the CA DBO should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the bank's operations are unsatisfactory, or that it has violated any law or regulation, various remedies are available to those regulators including issuing a "cease and desist" order, monetary penalties, restitution, restricting the bank's growth or removing officers and directors.

        The following discussion summarizes certain significant laws, rules and regulations affecting both SCB and Security Bank. Security Bank addresses the many state and federal regulations it is subject to through a comprehensive compliance program that addresses the various risks associated with these issues.

Dividends

        The payment of cash dividends by the Security Bank to SCB is subject to restrictions set forth in CFC. Prior to any distribution from the bank to SCB, a calculation is made to ensure compliance with the provisions of the CFC and to ensure that the bank remains within capital guidelines set forth by the CA DBO and the FDIC. Management anticipates that there will be sufficient earnings at the Security Bank level to provide dividends to SCB to meet its cash requirements for 2015.

Source of Strength

        Federal Reserve policy and federal law require bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. Under this requirement, SCB is expected to commit resources to support its subsidiary bank, including at times when SCB may not be in a financial position to provide such resources, and it may not be in SCB's, or its shareholders' or creditors', best interests to do so. In addition, any capital loans made to Security Bank are subordinate in right of payment to depositors and to certain other indebtedness of the bank. In the event of SCB's bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of Security Bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

FDIC Insurance Assessments

        Security Bank's deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $250,000 per depositor. The 2010 enacted Dodd-Frank Wall Street Reform and Consumer

Protection Act, or the Dodd-Frank Act, made the deposit insurance coverage permanent at the $250,000 level retroactive to January 1, 2008.

        On February 7, 2011, as required by the Dodd-Frank Act, the FDIC approved a rule that changed the FDIC insurance assessment base from adjusted domestic deposits to average consolidated total assets minus average tangible equity, defined as Tier 1 capital. The new rule lowered assessment rates to between 2.5 and 9 basis points on the broader base for banks in the lowest risk category, and 30 to 45 basis points for banks in the highest risk category. The change was effective beginning with the second quarter of 2011.

Community Reinvestment Act

        Security Bank is subject to the provisions of the CRA, under which all banks and thrifts have a continuing and affirmative obligation, consistent with safe and sound operations, to help meet the credit needs of their entire communities, including low and moderate income neighborhoods. The act requires a depository institution's primary federal regulator, in connection with its examination of the institution, to assess the institution's record in meeting the requirements of CRA. The regulatory agency's assessment of the institution's record is made available to the public. The record is taken into consideration when the institution establishes a new branch that accepts deposits, relocates an office, applies to merge or consolidate, or expands into other activities. The FDIC's last CRA performance examination was completed on May 28, 2013 with a rating of "Satisfactory".

Anti Money-Laundering Regulations

        A series of banking laws and regulations beginning with the Bank Secrecy Act in 1970 requires banks to prevent, detect, and report illicit or illegal financial activities to the federal government to prevent money laundering, international drug trafficking, and terrorism. Under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, financial institutions are subject to prohibitions against specified financial transactions and account relationships, requirements regarding the Customer Identification Program, as well as enhanced due diligence and "know your customer" standards in their dealings with high risk customers, foreign financial institutions, and foreign individuals and entities. Security Bank has extensive controls in place to comply with these requirements.

Privacy and Data Security

        The GLBA imposes requirements on financial institutions with respect to consumer privacy. The GLBA generally prohibits disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to consumers annually. The GLBA also directs federal regulators, including the FDIC, to prescribe standards for the security of consumer information. Security Bank is subject to such standards, as well as standards for notifying consumers in the event of a security breach. The bank must disclose its privacy policy to consumers and permit consumers to "opt out" of having non-public customer information disclosed to third parties. Security Bank is required to have an information security program to safeguard the confidentiality and security of customer information and to ensure proper disposal of information that is no longer needed. Customers must be notified when unauthorized disclosure involves sensitive customer information that may be misused.

Consumer Protection Regulations

        Security Bank's lending activities are subject to a variety of statutes and regulations designed to protect consumers, including the Fair Credit Reporting Act, Equal Credit Opportunity Act, the Fair

Housing Act ,Truth-in-Lending Act, the Unfair, Deceptive or Abusive Acts and Practices, and the Dodd-Frank Act. Deposit operations are also subject to laws and regulations that protect consumer rights including Funds Availability, Truth in Savings, and Electronic Funds Transfers. Additional rules govern check writing ability on certain interest earning accounts and prescribe procedures for complying with administrative subpoenas of financial records. Additionally, effective October 28, 2013, there is a new provision of Regulation E to accommodate the new Remittance Transfers Rule requirements of the Dodd-Frank Wall Street Reform Act concerning consumer international wires. The new rule focuses primarily on consumer protection including mandatory disclosures of wire transfer fees, error resolution procedures, and cancellation rights.

Restriction on Transactions between Bank's Affiliates

        Transactions between SCB and Security Bank are quantitatively and qualitatively restricted under Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. Section 23A places restrictions on the bank's "covered transactions" with SCB, including loans and other extensions of credit, investments in the securities of, and purchases of assets from SCB. Section 23B requires that certain transactions, including all covered transactions, be on market terms and conditions. Federal Reserve Regulation W combines statutory restrictions on transactions between Security Bank and SCB with Federal Reserve interpretations in an effort to simplify compliance with Sections 23A and 23B.

Capital Requirements

        The Federal Reserve and the FDIC have adopted risk-based capital guidelines for bank holding companies and banks. Security Bank's ratios exceed the required minimum ratios for capital adequacy purposes and the bank meets the definition for well capitalized. Undercapitalized depository institutions may be subject to significant restrictions. Payment of dividends could be restricted or prohibited, with some exceptions, if the bank were categorized as "critically undercapitalized" under applicable FDIC regulations.

        In December 2010, the Basel Committee on Bank Supervision finalized a set of international guidelines for determining regulatory capital known as "Basel III." These guidelines were developed to address many of the weaknesses in the banking industry that contributed to the past financial crisis, including excessive leverage, inadequate and low-quality capital and insufficient liquidity buffers.

        In July 2013, the federal banking agencies published final rules (the "Basel III Capital Rules") that revised their risk-based and leverage capital requirements and their method for calculating risk-weighted assets to implement, in part, agreements reached by the Basel Committee and certain provisions of the Dodd-Frank Act. While some provisions are tailored to larger institutions, the Basel III Capital Rules generally apply to all banking organizations, including SCB and Security Bank.

        Among other things, the Basel III Capital Rules: (i) introduce a new capital measure entitled "Common Equity Tier 1," or CET1; (ii) specify that tier 1 capital consist of CET1 and additional financial instruments satisfying specified requirements that permit inclusion in tier 1 capital; (iii) define CET1 narrowly by requiring that most deductions or adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions or adjustments from capital as compared to the existing regulations.

        The Basel III Capital Rules also provide a permanent exemption from the proposed phase out of existing trust preferred securities and cumulative perpetual preferred stock from regulatory capital for banking organizations with less than $15 billion in total assets, while also implementing stricter eligibility requirements for regulatory capital instruments that should serve to disallow the inclusion of all non-exempt issuances of trust preferred securities and cumulative perpetual preferred stock from tier 1 capital. The Basel III Capital Rules also provide additional constraints on the inclusion of minority interests, mortgage servicing assets, deferred tax assets and certain investments in the capital of unconsolidated financial institutions in tier 1 capital, as well as providing stricter risk weighting rules to these assets.

        The Basel III Capital Rules provide for the following minimum capital to risk-weighted assets ratios:

              i.  4.5% based upon CET1;

             ii.  6.0% based upon tier 1 capital; and

            iii.  8.0% based upon total regulatory capital.

        A minimum leverage ratio (tier 1 capital as a percentage of total assets) of 4.0% is also required under the Basel III Capital Rules. The Basel III Capital Rules additionally require institutions to retain a capital conservation buffer of 2.5% above these required minimum capital ratio levels. The transition period for this requirement begins on January 1, 2016. Banking organizations that fail to maintain the minimum 2.5% capital conservation buffer could face restrictions on capital distributions or discretionary bonus payments to executive officers, with distributions and discretionary bonus payments being completely prohibited if no capital conservation buffer exists, or in the event of the following: (i) the banking organization's capital conservation buffer was below 2.5% at the beginning of a quarter and (ii) its cumulative net income for the most recent quarterly period plus the preceding four calendar quarters is less than its cumulative capital distributions (as well as associated tax effects not already reflected in net income) during the same measurement period.

        The Basel III Capital Rules also provide stricter rules related to the risk weighting of past due and certain commercial real estate loans, as well as on some equity investment exposures, and replaces the existing credit rating approach for determining the risk weighting of securitization exposures with an alternative approach.

        The enactment of the Basel III Capital Rules will increase the required capital levels that Security Bank and SCB must maintain. The Basel III Capital Rules became effective as applied to the bank on January 1, 2015, with a phase in period from January 1, 2015 through January 1, 2019. Until consolidated assets of SCB exceed $1.0 billion, it has no separate capital ratio requirements.

        Security Bank has modeled its ratios under the finalized rules and does not expect that it will be required to raise additional capital as a result of their implementation.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

        On July 21, 2010, President Obama signed into law the Dodd-Frank Act, a landmark financial reform bill comprised of voluminous new rules and restrictions that will impact banks going forward. It includes key provisions aimed at preventing a repeat of the 2008 financial crisis and a new process for winding down failing, systemically important institutions in a manner as close to a controlled bankruptcy as possible. The Dodd-Frank Act includes other key provisions as follows:

  (1)
  Establishes a new Financial Stability Oversight Council to monitor systemic financial risks. The Federal Reserve is given extensive new authorities to impose strict controls on large bank holding companies with total consolidated assets equal to or in excess of $50 billion and systemically significant non-bank financial companies to limit the risk they might pose to the economy and other large interconnected companies. The Federal Reserve can also take direct control of troubled financial companies that are considered systemically significant.

  (2)
  Restricts the amount of trust preferred securities, or TruPS, that may be considered as Tier 1 Capital. For bank holding companies below $15 billion in total assets, TruPS issued before May 19, 2010 are grandfathered, so their status as Tier 1 capital does not change.

    Beginning January 1, 2013, bank holding companies above $15 billion in assets began a three-year phase-in period to fill the capital gap caused by the disallowance of the TruPS issued before May 19, 2010. However, going forward, TruPS will be disallowed as Tier 1 capital.

  (3)
  Creates a new process to liquidate failed financial firms in an orderly manner, including giving the FDIC broader authority to operate or liquidate a failing financial company.

  (4)
  Establishes a new independent Federal regulatory body for consumer protection within the Federal Reserve System known as the Consumer Financial Protection Bureau, or CFPB, which assumes responsibility for most consumer protection laws (except the Community Reinvestment Act). It is also in charge of setting appropriate consumer banking fees and caps. The Office of Comptroller of the Currency continues to have authority to preempt state banking and consumer protection laws if these laws "prevent or significantly" interfere with the business of banking.

  (5)
  Affects changes in the FDIC assessment as discussed in section "FDIC Insurance Assessments" above.

  (6)
  Places certain limitations on investment and other activities by depository institutions, holding companies and their affiliates, including comprehensive regulation of all over-the-counter derivatives.

  (7)
  Authorizes the Federal Reserve to regulate interchange fees on debit card and certain general-use prepaid card transactions paid to issuing banks with assets in excess of $10 billion to ensure that they are "reasonable and proportional" to the cost of processing individual transactions and to prohibit networks and issuers from requiring transactions to be processed on a single payment network. The Federal Reserve issued its final rule on June 29, 2011.

Notice and Approval Requirements Related to Control

        Banking laws impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution. These laws include the BHC Act and the Change in Bank Control Act. Among other things, these laws require regulatory filings by a shareholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution or Bank Holding Company. The determination whether an investor "controls" a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, a party is deemed to control a depository institution or other company if the party owns or controls 25% or more of any class of voting stock. Subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting stock. Ownership by family members, affiliated parties, or parties acting in concert, is typically aggregated for these purposes. If a party's ownership of SCB were to exceed certain thresholds, the investor could be deemed to "control" SCB for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

        In addition, except under limited circumstances, BHCs are prohibited from acquiring, without prior approval:

  •
  control of any other bank or BHC or all or substantially all the assets thereof; or

  •
  more than 5% of the voting shares of a bank or BHC which is not already a subsidiary.

Future Legislation and Regulation

        Congress may enact legislation from time to time that affects the regulation of the financial services industry, and state legislatures may enact legislation from time to time affecting the regulation of financial institutions chartered by or operating in those states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted, although enactment of the proposed legislation could impact the regulatory structure under which SCB and Security Bank operate and may significantly increase their costs, impede the efficiency of their internal business processes, require them to increase regulatory capital and modify their business strategy, and limit their ability to pursue business opportunities in an efficient manner. Their business, financial condition, results of operations or prospects may be adversely affected, perhaps materially, as a result.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF SCB AND SUBSIDIARIES

        This discussion presents SCB's and its subsidiaries management's analysis of the financial condition of SCB as of and for the years in the two year period ended December 31, 2014, and as of and for each of the nine months ended September 30, 2015 and the results of operations of SCB as of and for the years in the two year period ended December 31, 2014, and for each of the nine months ended September 30, 2015 and 2014. This discussion is designed to provide a more comprehensive review of the financial position and operating results of SCB than could be obtained from an examination of the financial statements alone. The discussion should be read in conjunction with the financial statements of SCB and the notes thereto which appear elsewhere in this joint proxy statement/prospectus commencing on page F-1.

        Statements contained in this joint proxy statement/prospectus that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including SCB's expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements included in this joint proxy statement/prospectus are based on information available to SCB as of the date of this joint proxy statement/prospectus, and SCB assumes no obligation to update any such forward-looking statements. It is important to note that SCB's actual results could materially differ from those in such forward-looking statements. Factors that could cause results to differ materially from those in such forward-looking statements are fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which SCB conducts its operations. See "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 32.

General

        SCB is a bank holding company with a single banking subsidiary, Security Bank, and a single non-bank subsidiary, SCB Asset Management, Inc., or SCBAM. SCB was incorporated on March 20, 2008. SCB acquired all of the stock of Security Bank pursuant to a Plan of Reorganization between the holding company and Security Bank approved by the shareholders of Security Bank on May 8, 2008. On October 1, 2008, SCB obtained regulatory approval to become the parent company of Security Bank. SCB provides a range of banking services to individual and corporate customers through Security Bank. SCB has been authorized by the Federal Reserve Bank of San Francisco to engage in lending activities separate from Security Bank but to date has not done so. As a state chartered bank, Security Bank is subject to regulation by the DBO and the FDIC.

        Security Bank was formed in 2004, was incorporated on January 13, 2005, and commenced operations on June 20, 2005. Security Bank operates as a commercial bank offering loans and depository services to businesses and customers. Security Bank has full service branches in the cities of Riverside, San Bernardino, Redlands, Orange, Palm Desert and Murrieta, and a loan production office in Irwindale, in Southern California. Riverside is also the location of SCB's corporate office. The services offered by Security Bank are traditional banking products and services, including checking accounts, negotiable order of withdrawal accounts, interest-bearing certificates of deposits, savings accounts, money market deposit accounts, commercial loans, construction loans, commercial real estate loans, multi-family residential real estate loans, and other loans. Security Bank derives its income from three principal sources: (i) net interest income, which is the difference between total interest income Security Bank earns on its interest earning assets, consisting of loans, available-for-sale securities and interest bearing deposits with other financial institutions, and total interest expense, which is the amount Security Bank incurs on its interest bearing liabilities; (ii) fee income, which includes fees earned on loans, deposit services and other banking services; (iii) gains on sales of SBA loans and SBA-related servicing fees, gains from sale of available-for-sale securities, and dividend income from investment in shares of correspondent banks.

        SCBAM was incorporated on May 29, 2012, and is a wholly-owned subsidiary of SCB. The primary purpose of SCBAM is the acquisition of workout assets from Security Bank. SCBAM's primary objective is to collect, restructure or otherwise resolve the acquired loans in an orderly manner.

        At September 30, 2015, SCB had $733.1 million in total assets, $204.8 million in securities available-for-sale, $476.7 million in total loans, $647.7 million in total deposits that includes $39.2 million in assumed deposits from acquisition of the Murrieta Branch and $79.0 million in total shareholders' equity.

        For the nine months ended September 30, 2015, SCB's net income totaled $3.9 million, compared to net income of $2.9 million for the same period ended September 30, 2014. The increase in net income for the nine months ended September 30, 2015 was due to $1.9 million increase in net interest income and $0.3 million increase in other or non-interest income, reduced by a $1.3 million increase in operating or non-interest expense.

        SCB's return on average total assets was 0.78% and 0.68% for the nine months ended September 30, 2015 and September 30, 2014, respectively. Its return on average total shareholders' equity was 7.00% and 5.88% for the nine months ended September 30, 2015 and September 30, 2014, respectively.

Critical Accounting Policies

        The consolidated financial statements include the accounts of SCB, Security Bank and SCBAM. All significant intercompany balances and transactions have been eliminated.

        SCB's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and prevailing practices in the banking industry. The preparation of financial statements in conformity with the accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The financial information contained within these statements is, to a significant extent, is based on approximate measures of the financial effects of transactions and events that have already occurred.

        SCB's management has identified as one of the most critical accounting policies to be that related to the allowance for loan and lease losses, or ALLL. SCB's methodology to determine its ALLL incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an ALLL that management believes is appropriate at each reporting date taking into account the characteristics of the loan portfolio, current economic conditions and historical credit loss experience. Although management believes that the level of ALLL as of the date of the financial statement is adequate to absorb losses inherent in SCB's loan portfolio, a decline in the local economy or other adverse factors may result in increasing losses that cannot be reasonably predicted at this time.

Financial Condition at September 30, 2015 and December 31, 2014

Assets

        SCB reported total assets of $733.1 million as of September 30, 2015, compared to $618.2 million as of December 31, 2014. The change of $114.9 million was primarily driven by organic growth in the loan and additional investment in available-for-sale securities that was funded by the organic growth in deposits and the assumption of $39.2 million of deposits of the Murrieta Branch that was acquired from RaboBank on July 24, 2015.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and due from banks, interest bearing deposits with other financial institutions and Federal funds sold. As of September 30, 2015 the total of this group of assets was $39.9 million, a decrease of $10.8 million compared to $50.7 million as of December 31, 2014. The decrease was primarily due to the shift in liquidity that funded the organic growth in loans and increase in investment in available-for-sale securities.

Investment Securities Available-for-Sale

        Securities available-for-sale was $204.8 million at September 30, 2015, compared to $137.3 million at December 31, 2014. The increase was primarily driven by investing the deposits that were assumed from the Murrieta Branch acquisition into securities available-for-sale.

        The following table presents the book values and fair values of SCB's available-for-sale investment securities portfolio for the periods presented.

	As of September 30, 2015		As of December 31, 2014
(dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. agency securities	$16,992	$16,656	$19,988	$19,368
Collateralized mortgage obligations (Residential)	29,958	29,905	22,417	22,161
Collateralized mortgage obligations (Commercial)	2,022	2,033	—	—
Mortgage backed securities (Residential)	134,916	134,585	73,795	73,314
Mortgage backed securities (Commercial)	10,213	10,248	10,387	10,229
SBA securities	11,491	11,339	12,598	12,251

Total	$205,591	$204,766	$139,185	$137,323

        The following table summarizes the contractual maturity characteristics of SCB's available-for-sale securities portfolio by investment category as of September 30, 2015. Actual maturities will differ from remaining contractual maturities as U.S. agency mortgage-backed securities and collateralized mortgage obligations non-agency in SCB's portfolio can be prepaid or called without penalty.

	As of September 30, 2015
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years			Total
(dollars in thousands)	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield		Amount	Weighted Average Yield
U.S. agency securities	$2,473	1.99%	$13,684	2.16%	$500	3.02%	$—	N.A.	%	$16,656	2.16%
Collateralized mortgage obligations	5,914	1.73	16,076	1.72	7,330	2.10	2,617	3.02		31,937	1.92
Mortgage backed securities	27,364	1.49	69,005	1.54	39,527	1.81	8,937	1.97		144,834	1.63
SBA securities	—	N.A.	—	N.A.	11,339	2.04	—	N.A.		11,339	2.04

Total	$35,751	1.57%	$98,765	1.66%	$58,696	1.90%	$11,554	2.22%		$204,766	1.75%

Loan, net of deferred fees and costs

        Loans as of September 30, 2015 were $476.7 million, compared to $421.5 million as of December 31, 2014. The increase of $55.2 million during the nine months ended September 30, 2015 was primarily due to organic growth in the loan portfolio prevalently in the commercial & industrial and commercial real estate product type classifications.

Premises and Equipment, Net

        Premises and equipment consists of the net book value of the building, land, leasehold improvements, furniture, fixtures, equipment, computer hardware and software, all of which amounted to $5.3 million as of September 30, 2015, compared to $4.1 million as of December 31, 2014. The increase of $1.3 million was largely attributable to addition of a building recorded at cost as part of the Murrieta Branch acquisition.

Restricted stock, at cost

        As of September 30, 2015, this group of assets was $3.7 million, consisting of investment in the equity shares of correspondent banks, an increase of $0.1 million compared to $3.6 million as of December 31, 2014 due, to the additional required investment in the equity shares of Federal Home Loan Bank, or FHLB.

Investment in Limited Partnership

        SCB has invested funds in Grayhawk Venture Fund II, L. P., a Delaware limited partnership for the purpose of investing in and supporting high-technology economic development. Grayhawk is licensed as a Small Business Investment Company, or SBIC, by the SBA. The general partner is GVP Investments II, LLC, also a Delaware limited liability company. SCB became a limited partner on February 26, 2014. The partnership is recorded using the cost method of accounting, and is recorded on the balance sheet as investment in limited partnerships.

        SCB has a total investment of capital commitment of $2.5 million. As of September 30, 2015, the investment was $1.25 million, an increase of $0.5 million compared to $0.75 million as of December 31, 2014, due to 20% additional "capital call" based on its total capital commitment, which will be used to fund additional new investments of the partnership in 2015.

Accrued Interest Receivable and Other Assets

        This group of assets is primarily composed of accrued interest receivable from loans and available-for-sale securities, deferred tax assets, SBA related servicing rights and other prepaid expenses.

        These assets totaled $8.8 million as of September 30, 2015 compared to $6.9 million as of December 31, 2014. The increase of $1.9 million is largely due to changes in deferred tax asset of $0.8 million, increase in prepaid expenses of $0.2 million and increase in goodwill of $0.6 million due to the premium on the assumption of the deposits related to the Murrieta Branch acquisition.

Liabilities

Deposits

        SCB's total deposits were $647.7 million at September 30, 2015, compared to $525.8 million at December 31, 2014. The increase of $121.9 million during the nine months ended September 30, 2015 primarily was attributable to organic growth in deposits, and the assumption of deposits from the acquisition of the Murrieta Branch, which had total deposits as of that date of $39.2 million.

        Non-interest bearing deposits were $276.9 million or 43% of the total deposits as of September 30, 2015 and $232.2 million or 44% of the total deposits as of December 31, 2014. On average, the non-interest bearing deposits reduce the over-all effective cost of funds of SCB. The positive impact were reductions of 0.22% and 0.19% for the nine months ended September 30, 2015 and for the year ended December 31, 2014, respectively.

        The following table summarizes the distribution of year-to-date average deposit balances and the year-to-date average interest rates incurred by deposit categories for the nine months ended September 30, 2015 and for the twelve months ended December 31, 2014, as indicated:

	Nine Months Ended September 30		Twelve Months Ended December 31
	2015		2014
(dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest-bearing demand	$248,249	0.00%	$204,421	0.00%
Interest bearing demand	30,389	0.14	20,880	0.14
Savings	13,134	0.23	11,901	0.23
Money market	178,667	0.53	150,494	0.55
Time certificate of deposits—Retail	89,806	0.69	82,674	0.63
Time certificate of deposits—Wholesale	14,642	0.66	9,419	0.81

Total	$574,887	0.31%	$479,789	0.35%

        SCB's scheduled maturities of certificates of deposit as of September 30, 2015 and December 31, 2014, respectively, are as follows:

(dollars in thousands)	September 30, 2015	December 31, 2014
Three months or less	$38,926	$40,384
Over three months to 6 months	45,779	29,686
Over 6 months to 12 months	21,510	17,292
Over 12 months	12,499	5,172

Total	$118,714	$92,534

Shareholders' Equity

        Shareholders' equity was $79.0 million as of September 30, 2015, compared to $71.0 million as of December 31, 2014. The increase of $8.0 million during the nine months ended September 30, 2015 was primarily attributable to net income, a favorable decrease in unrealized losses in the market value of SCB's available-for-sale investment securities portfolio, and the increase in paid in capital due to the exercise of stock options.

Financial Condition at December 31, 2014 and December 31, 2013

Assets

        Total assets of SCB were $618.2 million as of December 31, 2014, compared to $556.7 million as of December 31, 2013. The increase of $61.5 million was primarily attributable to organic loan growth.

Cash and Cash Equivalents

        Cash and cash equivalents totaled $50.7 million at December 31, 2014, compared to $32.4 million at December 31, 2013. The increase of $18.3 million was in the interest bearing deposits with other financial institutions.

Investment Securities Available-for-Sale

        Securities available-for-sale was $137.3 million at December 31, 2014, compared to $143.7 million at December 31, 2013. During 2014, SCB has shifted its current investment strategy to reduce the average life and effective duration of the over-all securities portfolio, and to lower the level of the total securities to total assets within the 20% to 25% range. Principal cash flows from amortizing type securities were reinvested to an over-all structure that lowered average life and effective duration.

        The following table presents the book values and fair values of the "available-for-sale" investment securities portfolio for the periods presented.

	As of December 31, 2014		As of December 31, 2013
(dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. Agency securities	$19,988	$19,368	$27,760	$24,908
Collateralized mortgage obligations (Residential)	22,417	22,161	22,364	21,087
Corporate securities	—	—	1,016	1,024
Mortgage backed securities (Residential)	73,795	73,314	69,690	66,568
Mortgage backed securities (Commercial)	10,387	10,229	11,571	10,757
SBA securities	12,598	12,251	20,532	19,309

Total	$139,185	$137,323	$152,933	$143,653

        The following table summarizes the contractual maturity characteristics of SCB's available-for-sale securities portfolio by investment category as of December 31, 2014. Expected remaining maturities will differ from remaining contractual maturities as U.S. agency mortgage-backed securities, collateralized mortgage obligations non-agency, and certain municipal bonds in Security Bank's portfolio can be prepaid or called without penalty.

	As of December 31, 2014
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years			Total
(dollars in thousands)	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield		Amount	Weighted Average Yield
U.S. Agency securities	$1,965	1.50%	$15,947	2.18%	$1,456	2.01%	—	N.A.	%	19,368	2.10%
Collateralized mortgage obligations	4,525	2.52	11,416	2.36	4,584	2.13	1,636	3.30		22,161	2.41
Mortgage backed securities	9,578	1.98	29,788	2.01	30,561	2.11	13,616	2.27		83,543	2.08
SBA securities	$—	N.A.	—	N.A.	12,251	2.01	—	N.A.		12,251	2.01

Total	16,068	2.08%	$57,151	2.13%	$48,852	2.11%	$15,252	2.38%		$137,323	2.13%

Loans, net of deferred fees and costs

        Loans as of December 31, 2014 were $421.5 million, compared to $364.4 million as of December 31, 2013. The net increase is attributable to organic growth in SCB's commercial & industrial, commercial real estate and construction portfolios, partially offset by the decline in SCB's home equity lines and consumer loans.

Premises and Equipment, Net

        The total net book value of premises and equipment, net, was $4.08 million of December 31, 2014, compared to $4.03 million as of December 31, 2013. The net increase was due to the difference between the cost of the total additional capital expenditures of $0.56 million offset by the depreciation and amortization of $0.51 million in 2014.

Restricted stock, at cost

        As of December 31, 2014 this group of assets of $3.6 million consisted of investment in the equity shares of correspondent banks, an increase of $0.6 million compared to $3.0 million as of December 31, 2013 due to the additional required investment in the equity shares of the FHLB.

Investment in Limited Partnership

        SCB has invested funds in Grayhawk Venture Fund II, L. P., a Delaware limited partnership the purpose of investing in and supporting high-technology economic development. Grayhawk is licensed as an SBIC by the SBA.

        SCB through Security Bank has invested funds in MIMS-1 Limited Partnership, the Partnership. The Partnership was organized under for the primary purpose of investing, reinvesting and trading in agency mortgage-backed and asset-backed securities issued by the United States government-sponsored entities, or GSEs. The investment objective of the partnership is to seek total return consisting of both current income and capital gains. The Partnership commenced operations on August 20, 2010. Security Bank became a limited partner on August 1, 2012. The Partnership is recorded using the equity method of accounting and is recorded on the balance sheet as investment in limited partnerships. On July 31, 2014, the Limited Partnership was terminated, and Security Bank redeemed its invested funds.

        As of December 31, 2014, the remaining investment in limited partnership was the investment of SCB in Grayhawk Venture Fund II, L.P. of $0.75 million compared to $5.79 million as of December 31, 2013. The decrease of $5.04 million represents the redemption of the investment in the MIMS-1 Limited Partnership that was terminated on July 31, 2014.

Accrued Interest Receivable and Other Assets

        This group of assets is primarily composed of accrued interest receivable from loans and available-for-sale securities, deferred tax asset, SBA-related servicing rights and other prepaid expenses. The total for this group of assets as of December 31, 2014 was $6.9 million compared to $9.2 million as of December 31, 2013. The decrease of $2.3 million is largely due to changes in deferred tax asset.

Liabilities

Deposits

        SCB's total deposits were $525.8 million at December 31, 2014, compared to $444.9 million as of December 31, 2013. The increase of $80.9 million was primarily due to organic growth in all deposit product types. Non-interest bearing deposits were $232.2 million or 44% of the total deposits as of December 31, 2014 and $190.9 million or 43% of the total deposits as of December 31, 2013.

        The following table summarizes the distribution of the year-to-date average deposit balances and the year-to-date average interest rates incurred by deposit categories for the years ended December 31, 2014 and 2013 as indicated:

	December 31, 2014		December 31, 2013
	For the Year Ended December 31,
(dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest bearing demand	$204,421	0.00%	$184,532	0.00%
Interest bearing demand	20,880	0.14	17,394	0.14
Savings	11,901	0.23	9,027	0.28
Money market	150,494	0.55	123,721	0.57
Time certificate of deposits—Retail	82,674	0.63	88,109	0.65
Time certificate of deposits—Wholesale	9,419	0.81	184	0.21

Total	$479,789	0.35%	$422,967	0.35%

        SCB's scheduled maturities of certificates of as of the dates reflected were as follows:

(dollars in thousands)	December 31, 2014	December 31, 2013
Three months or less	$40,384	$40,606
Over three months to 6 months	29,686	24,501
Over 6 months to 12 months	17,292	14,549
Over 12 months	5,172	3,336

Total	$92,534	$82,992

Shareholders' Equity

        Shareholders' equity was $71.0 million as of December 31, 2014, compared to $62.3 million as of December 31, 2013. The increase of $8.7 million during 2014 was primarily attributable to net income and favorable decrease in unrealized losses in the market value of SCB's available-for-sale investment securities portfolio.

Comparison of Results of Operations

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

Average Balances, Interest Income/Expense and Yield/Rates Incurred.

        The following table sets forth SCB's year-to-date average balance sheet, related interest income or expense, and year-to-date average yield or interest rate incurred for the indicated periods.

	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014
(dollars in thousands)	Average Balance	Interest Income or Expense	Average Yield or Rate	Average Balance	Interest Income or Expense	Average Yield or Rate
Assets:
Interest-earning assets:
Loans, with fees	$455,855	$16,368	4.80%	$387,641	$14,041	4.84%
Investment securities	152,845	2,213	1.93	146,085	2,475	2.26
Interest bearing deposits with banks	35,136	85	0.32	35,136	66	0.41
Federal funds sold	497	1	0.25	498	1	0.25

Total interest-earning assets	644,333	18,667	3.87%	569,360	16,583	3.99%

Noninterest-earning assets	19,104			18,313

Total Assets	$663,437			$587,673

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Inter-bearing demand deposits	$30,389	$33	0.14%	$19,279	20	0.14%
Savings and money market deposits	191,801	735	0.51	158,448	619	0.52
Time certificates of deposits—retail	89,806	467	0.69	82,162	386	0.63
Time certificates of deposits—wholesale	14,642	72	0.66	9,224	60	0.87
Total interest-bearing deposits	326,638	1,307	0.53	269,113	1,085	0.54
Other borrowings	13,065	18	0.18	38,644	38	0.13
Total interest-bearing liabilities	339,703	1,325	0.52%	307,757	1,122	0.49%

Noninterest-bearing liabilities:
Non-interest bearing demand	248,249			199,010
Other liabilities	1,420			1,557

Total noninterest-bearing liabilities	249,669			200,567

Total liabilities	589,372			508,324
Shareholders' equity	74,065			66,039

Total liabilities and shareholders' equity	$663,437			$574,363

Net interest income		$17,342			$15,461

Net interest spread			3.35%			3.50%
Net interest margin			3.60			3.72

        The following table sets forth the dollar amount of changes in interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, respectively, and the amount of change attributable to changes in balances, or volume changes, and changes in interest rates, or rate changes:

	Nine Months Ended September 30, 2015 vs. Nine Months Ended September 30, 2014
(dollars in thousands)	Change Due to Volume	Change Due to Rate	Total
Interest income:
Loans, with fees	$2,628	$(301)	$2,327
Investment securities	83	(344)	(261)
Interest bearing deposits with banks	35	(17)	18
Federal funds sold	—	—	—

Total	2,746	(662)	2,084
Interest expense:
Interest-bearing demand deposits	12	—	12
Savings and money market deposits	138	(21)	117
Time certificates of deposits—Retail	39	42	81
Time certificates of deposits—Wholesale	12	1	13
Other borrowings	(32)	12	(20)

Total	169	34	203
Increase in net interest income	$2,577	$(628)	$1,881

Total Interest Income

        Interest income is the primary source of income for SCB that consists of interest income and fees on loans, interest income on federal funds sold, on investment securities and on deposits with other financial institutions. Total interest income was $18.7 million for the nine months ended September 30, 2015, compared to $16.6 million for the same period in 2014. The increase of $2.08 million was primarily due to a $2.74 million directly related to higher average loan balances due to organic growth in the loan portfolio and other earning assets that was partially offset by a $0.66 million due to lower average yield on earning assets.

Total Interest Expense

        Interest expense represents interest incurred on interest bearing deposits and interest on other borrowings that are prevalently interest expense on advances from FHLB. Total interest expense incurred was $1.3 million for the nine months ended September 30, 2015, compared to $1.1 million for the same period in 2014. The increase in interest expense was primarily due to higher average deposit balances attributable mostly to organic growth, branch acquisition, and a slight increase on over-all average borrowing cost.

Net Interest Income

        Net interest income is the difference between SCB's total interest income and total interest expense. Net interest income was $17.3 million for the nine months period ended September 30, 2015, compared to $15.5 million for the same period in 2014. The increase in net interest income was due to an increase in average balance of earning assets offset by a decrease in the average yield on those earning assets, which was partially offset by an increase in interest expense due to higher average deposit balances and higher average cost.

Net Interest Spread

        Net interest spread is the difference between the yield on average total interest-earning assets and the cost of average total interest-bearing liabilities. SCB's net interest spread was 3.35% for the nine month period ended September 30, 2015, compared to 3.50% for the nine month period ended September 30, 2014. The decrease of 0.15% in net interest spread was the result of a combination of 0.11% lower average yield on interest earning assets, due to lower over-all yield on investment securities as the result of lowering the over-all securities portfolio average life and effective duration, and a 0.04% higher average cost on interest paying liabilities because of higher average interest rates on short-term advances from FHLB.

ALLL and Provision for Loan and Lease Losses, or PLLL

        The ALLL reflects management's judgment of the level of allowance adequate to provide for probable incurred losses in SCB's loan portfolio. On a quarterly basis, management assesses the overall adequacy of the allowance for credit losses utilizing a methodology which includes an individual analysis of specific categories of loans, specific categories of classified loans and individual classified loans. Evaluation of the adequacy of ALLL is based upon relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, collateral adequacy and credit documentation, as well as certain other factors that, in management's judgment, deserve recognition in estimating loan losses. These factors include, but are not limited to, historical charge-offs, estimated future losses on all significant loans, credit concentrations, certain classes or composition of loans, trends in the loan portfolio, delinquencies and nonaccruals, economic factors and the experience of management.

        One of the components of the ALLL is the PLLL, that increases the level of ALLL, and is a debit or charge to expense. Loans that are written-off because management believes that the collectability of principal is unlikely are charged to ALLL. Subsequent recoveries of written off loan amounts are credited to the ALLL.

        The PLLL was $129 thousand for the nine months ended September 30, 2015, which was a net result of a PLLL at the Bank level of $703 thousand related to loan growth offset by a recovery at the SCBAM level of $574 thousand, compared to $841 thousand for the same period in 2014, which was a net result of a PLLL at the Bank level of $904 thousand related to loan growth offset by a recovery at the SCBAM level of $63 thousand.

Total Other Income or Non-interest Income

        SCB's other or non-interest income consists primarily of gains from sales of SBA loans, and related fees, service charges on deposit accounts, earnings in investment in limited partnerships, gain on sale of investment securities, and other income (including dividends earned from investment in equity shares of correspondent banks).

        Other or non-interest income was $2.8 million for the nine months ended September 30, 2015, compared to $2.5 million for the same period in 2014. The net increase of $0.3 million resulted primarily from higher gains on the sale of SBA loans and related fees. The following table reflects the other or non-interest income of SCB for the periods indicated:

	For the Nine Months Ended September 30,
(dollars in thousands)	2015	2014
Gains from sales of SBA loan and related fees	$1,378	$1,162
Service charges and fees on deposit accounts	780	715
Earnings in investment in limited partnerships	—	68
Net gain on sale of investment securities	103	54
Other fees and miscellaneous income	501	468

Total	$2,762	$2,467

Total Operating or Non-interest Expense

        Operating expenses or non-interest expense consist of three major categories: salaries and employee benefits, occupancy expense, and other operating or non-interest expense.

        Operating or non-interest expense was $13.3 million for the nine months ended September 30, 2015, compared to $12.1 million for the same period in 2014. The increase is primarily attributable to increase in the number of employees and occupancy expenses directly related to expanded operations, which is attributable to the organic growth in loans and over-all operations, which includes the acquisition of the Murrieta Branch and $319 thousand merger related expenses that were recorded through September 30, 2015 directly related to pending Merger with PPBI.

        The table below sets forth SCB's operating or non-interest expense by category:

	For the Nine Months Ended September 30,
(dollars in thousands)	2015	2014
Salaries and other employee benefits	$8,194	7,686
Occupancy expenses	1,445	1,356
Other operating and non-interest expenses:
Advertising and marketing	194	164
Professional services	846	541
Core processing	328	254
Item processing	314	283
Stationery, printing and supplies	258	243
Information and communication	270	262
Corporate insurance	61	49
Supervisory assessments	333	302
Correspondent bank charges	194	151
Other	902	782

Total Operating or Non-Interest Expenses	$13,339	$12,073

Income Tax Provision

        The following table sets forth SCB's income tax provision for the nine months ended September 30, 2015 and 2014.

	For the Nine Months Ended September 30,
(dollars in thousands)	2015	2014
Income tax provision	$2,756	2,107
Effective tax rate	41.54%	42.03%

Net Income

        SCB reported net income of $3.9 million for the nine months ended September 30, 2015, compared to net income of $2.9 million for the same period in 2014. The increase in net income of $1.0 million resulted from a $1.9 million increase in net interest income, a favorable variance in PLLL of $0.7 million and an increase of $0.3 million in other or non-interest income, which was offset by an increase in operating or non-interest expense of $1.3 million and the increase in the income tax provision of $0.6 million.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Average Balances, Interest Income/Expense and Yield/Rates Paid

        The following table sets forth SCB's year-to-date average balance sheet, related interest income or expense, and rate earned or incurred as of December 31, 2014 and as of December 31, 2013, respectively.

	Year Ended December 31, 2014			Year Ended December 31, 2013
(dollars in thousands)	Average Balance	Interest Income or Expense	Average Yield or Rate	Average Balance	Interest Income or Expense	Average Yield or Rate
Assets:
Interest-earning assets:
Loans, with fees	$393,401	$19,238	4.89%	$333,129	$16,068	4.82%
Investment securities	144,693	3,223	2.23	140,305	3,000	2.14%
Interest bearing deposits with banks	25,996	98	0.38	19,427	88	0.45%
Federal funds sold	498	1	0.25	517	1	0.24%

Total interest-earning assets	564,588	22,560	4.00%	493,378	19,157	3.88%

Noninterest-earning assets	17,695			18,522

Total Assets	$582,283			$511,900

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$20,880	30	0.14%	17,394	$25	0.14%
Savings and money market deposits	162,395	855	0.53	132,748	733	0.55
Time certificate of deposits—Retail	82,674	520	0.63	88,109	571	0.65
Time certificate of deposits—Wholesale	9,419	76	0.81	184	—	0.21

Total interest-bearing deposits	275,368	1,481	0.54	238,435	1,329	0.56
Other borrowings	33,669	47	0.14	23,746	37	0.15

Total interest-bearing liabilities	309,037	1,528	0.49%	262,181	1,366	0.52%

Noninterest-bearing liabilities:
Non-interest bearing demand deposits	204,421			184,532
Other liabilities	1,807			884

Total noninterest-bearing liabilities	206,228			185,416

Total liabilities	515,265			447,597
Shareholders' equity	67,018			64,303

Total liabilities and shareholders' equity	$582,283			$511,900

Net interest income		$21,032			$17,791

Net interest spread			3.51%			3.36%
Net interest margin			3.73			3.61

        The following table sets forth the dollar amount of changes in interest earned for rate changes or volume changes.

	Year Ended December 31, 2014 vs. 2013
	Change Due to
(dollars in thousands)	Volume	Rate	Total
Interest income:
Loans, with fees	$3,289	$(118)	$3,171
Investment securities	138	85	223
Interest bearing deposits with banks	25	(16)	9
Federal funds sold	—	—	—

Total	3,452	(49)	3,403
Interest expense:
Interest-bearing demand deposits	5	—	5
Savings and money market deposits	153	(31)	122
Time certificate of deposit—Retail	(28)	(23)	(51)
Time certificate of deposits—Wholesale	66	10	76
Other borrowings	15	(5)	10

Total	211	(49)	162
Increase (decrease) in net interest income	$3,241	$—	$3,241

Total Interest Income

        Total Interest income was $22.6 million for the year ended December 31, 2014, compared to $19.2 million for the year ended December 31, 2013. The $3.4 million increase was a result of higher year-to-date average earning asset balance, partially offset by slightly lower average yield on interest-earning assets during the year.

Total Interest Expense

        Total interest expense was $1.5 million for the year ended December 31, 2014, compared to $1.4 million for the year ended December 31, 2013. The $0.1 million increase was primarily due to higher year-to-date average interest bearing liabilities balance, partially offset by slightly lower year-to-date average cost.

Net Interest Income

        Net interest income was $21.0 million for the year ended December 31, 2014, compared to $17.8 million for the year ended December 31, 2013. The $3.2 million increase in net interest income in 2014 was primarily driven by the higher year-to-date average balance in total interest earning assets.

Net Interest Spread

        SCB's net interest spread was 3.51% for the year ended December 31, 2014, compared to 3.36% for the year ended December 31, 2013. The 0.14% year-over-year increase in net interest spread resulted from a combination of higher yield on average total interest-earning assets, augmented by a decrease in cost of average total interest-bearing liabilities.

PLL

        The PLLL was $0.940 million for the year ended December 31, 2014, compared to $1.128 million for the year ended December 31, 2013. The $188 thousand decrease in PLLL from 2013 to 2014 reflected the continued improvement and stability in the over-all creditworthiness of the loan portfolio. SCB's ALLL in 2014 reflected a gross charge-off of $390 thousand compared to $1.366 million in 2013. Recoveries that were credited to ALLL in 2014 were $388 thousand compared to $222 thousand in 2013.

Total Other or Non-interest Income

        SCB's total other or non-interest income was $3.2 million for the year ended December 31, 2014, compared to $3.4 million for the year ended December 31, 2013. Below are the components of the total other or non-interest income for the comparable periods.

	For the Years Ended December 31,
(dollars in thousands)	2014	2013
Gains from sales of SBA loans and related fees	$1,502	$1,514
Service charges and fees on deposit accounts	965	996
Earnings in investment in limited partnerships	68	356
Net gain on sale of investment securities	87	261
Other fees and miscellaneous income	599	292

Total	$3,221	$3,419

Total Operating or Non-interest Expense

        Total operating or non-interest expense was $16.2 million for the year ended December 31, 2014, compared to $14.8 million for the year ended December 31, 2013. The $1.4 million increase in 2014 was primarily related to salaries and benefits, specifically to personnel additions that comprised of full year expenses in 2014 for those who we hired during 2013, and additional personnel who were hired in 2014. The table below sets forth SCB's total operating or non-interest expense by category:

	For the Years Ended December 31,
(dollars in thousands)	2014	2013
Salaries and other employee benefits	$10,321	$9,021
Occupancy expenses	1,783	1,919
Other operating or non-interest expenses:
Advertising and marketing	210	216
Professional services	697	745
Core processing	343	270
Item processing	377	355
Stationery, printing and supplies	348	313
Information and communications	358	310
Corporate insurance	65	56
Supervisory assessments	409	379
Correspondent bank charges	205	148
Other expenses	1,089	1,080

Total Operating or Non-Interest Expenses	$16,205	$14,812

Income Tax Provision

        The following table sets forth SCB's provision for income taxes for the years ended December 31, 2014 and 2013.

	For the Years Ended December 31,
(dollars in thousands)	2014	2013
Income tax provision	$2,958	$2,105
Effective tax rate	41.62%	39.94%

Net Income

        SCB's reported net income of $4.15 million for the year ended December 31, 2014, compared to net income of $3.17 million for the year ended December 31, 2013. The $0.98 million increase in net income in 2014 was due primarily to variances between 2014 and 2013 results, such as: favorable variance in net interest income by $3.24 million; better or lower PLLL by $0.19 million; a lower total other or non-interest income by $0.20 million; and higher total operating or non-interest expense by $1.490 million; and higher income tax provision by $0.85 million.

Financial Condition at September 30, 2015, December 31, 2014 and 2013

Loan Portfolio Composition

        For the first nine months ended September 30, 2015, the loan portfolio has grown by $65.9 million or 16% to $476.7 million from September 30, 2014 loan portfolio balance of $410.7 million. The notable net growth is in the following categories: Commercial real estate by $35.7 million of 17%, commercial and industrial by $17.2 million or 11%, and in the commercial real estate—construction by $10.9 million or 89%.

        SCB's loan portfolio as of December 31, 2014 was at $421.5 million, a net organic growth of $57.2 million or 16% compared to December 31, 2013 of $364.4 million. The growth in 2014 over 2013 has been notable in the following categories: commercial and industrial by $7.7 million or 6%, commercial real estate by $42.2 million or 23%, and in the commercial real estate—construction by $11.7 million or 132%.

        The following table sets forth the composition of SCB's loan portfolio at the dates indicated.

	As of September 30,	As of December 31,
(dollars in thousands)	2015	2014	2013
Loan Portfolio Segment:
Construction and land development	$31,061	$20,526	$8,830
Commercial real estate	254,789	229,176	186,948
Commercial and Industrial	164,794	147,175	139,452
Consumer	26,060	24,636	29,157

Total loans, net of deferred fees and costs	476,704	421,513	364,387
ALLL	(7,344)	(6,680)	(5,742)

Loans, net of ALLL	$469,360	$414,833	$358,644

Total Loans by Collateralization:
Real estate	$320,741	$284,552	$248,767
Other	155,963	136,960	115,620

Total	$476,704	$421,512	$364,387

Real estate collateral percentage	67.28%	67.51%	68.27%

        The following table shows the maturity distribution of SCB's outstanding loans as of September 30, 2015. The loan amounts are based on contractual maturities although borrowers may have the ability to prepay.

	As of September 30, 2015
(dollars in thousands)	Within One Year	After One But Within Five Years	After Five Years	Total
Maturities:
Construction and land development	$28,118	$1,972	$971	$31,061
Commercial real estate	29,414	48,816	176,558	254,789
Commercial and industrial	70,602	60,592	33,600	164,794
Consumer	4,892	9,309	11,859	26,060

Loans, net deferred fees and costs	$133,026	$120,689	$222,988	$476,704

Repricing:
Loans with variable (floating) interest rates	$124,022	$100,009	$56,339	$280,370
Loans with predetermined (fixed) interest rates	57,517	66,715	72,102	196,334

Loans, net of deferred fees and costs	$181,539	$166,724	$128,441	$476,704

Asset Quality

General

        As a part of SCB's goals and objectives to maintain satisfactory level of asset quality, the loan portfolio is reviewed monthly by the Board designated loan committee, and loan accounts that are classified as special attention credit, or SAC, are reviewed by management on a quarterly basis. In addition, a third party company is engaged to perform loan reviews on a semi-annual basis. The most important critical asset quality criteria in all of the related reviews are the update of the risk rating of all loan accounts, and the identification of loan accounts that need impairment evaluation under ASC 310, which affect significantly the level of the estimated ALLL.

        Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of principal and interest is deemed to be doubtful. Interest income accrual on a loan is discontinued and outstanding accrued interest receivable in the last 90 days is reversed and interest income is debited at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection for all classes of loans. Past due status is based on the contractual terms of the loan.

        At September 30, 2015, SCB had $4.7 million in loans on non-accrual status, compared to $5.2 million in loans in non-accrual status at December 31, 2014 and $5.7 million at December 31, 2013. The continued decrease in non-accrual loans from one previous period to another through September 30, 2015 reflects SCB's pro-active approach in resolving credit quality issues at hand.

        The following table provides information relating to non-performing assets as of the dates indicated.

	As of September 30,	As of December 31,
(dollars in thousands)	2015	2014	2013
Non-accrual loans	$4,698	$5,169	$5,694
Loans past due 90 days or more and still accruing	375	—	—

Total non-performing loans	5,073	5,169	5,694
OREO	—	—	—

Total non-performing assets	$5,073	$5,169	$5,694

Non-accrual loans to total loans	0.99%	1.23%	1.56%
Non-performing assets to total assets	0.64	0.84	1.02

Classified and Criticized Loans

        Federal regulations require that each federally insured institution categorize by grade its assets on a regular basis. Furthermore, in connection with examinations of federally insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them and to the extent the examiners deem it necessary, reduce the carrying value thereof. SCB categorizes its loans into risk categories based on relevant information about the ability of borrowers to service their debt including, among others, factors such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. SCB analyzes loans individually by classifying the loans as to credit risk. This analysis includes all loans and is performed at origination and updated at renewal or whenever the loan is contractually past due or out of compliance with any loan terms.

        SCB assigns a risk rating to all loans, and periodically performs detailed reviews of all such loans over a certain threshold to identify credit risks and to assess the overall collectability of the portfolio. The reviews are prepared on an on-going basis throughout the year. These risk ratings are also subject to examination by independent specialists engaged by SCB and SCB's regulators. During these internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which borrowers operate and the fair values of collateral securing these loans. These credit quality indicators are used to assign a risk rating to each individual loan. The risk ratings can be grouped into five major categories, defined as follows: Pass, Special Mention, Substandard, Doubtful, Loss.

        The general reserve component of the allowance for loan and lease losses also consists of reserve factors that are based on management's assessment of the following for each portfolio segment: (1) inherent credit risk, (2) historical losses and (3) other qualitative factors. Inherent credit risk and qualitative reserve factors are inherently subjective and are driven by the repayment risk associated with each class of loans described below.

        Construction and Land Development—Land and construction loans generally possess a higher inherent risk of loss than other real estate portfolio segments. A major risk arises from the necessity to complete projects within specified cost and time lines. Trends in the construction industry significantly impact the credit quality of these loans, as demand drives construction activity. In addition, trends in real estate values significantly impact the credit quality of these loans, as property values determine the economic viability of construction projects.

        Commercial Real Estate—Commercial real estate loans generally possess a higher inherent risk of loss than other real estate portfolio segments, except land and construction loans. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for properties to produce sufficient cash flows to service debt obligations.

        Commercial and Industrial—Commercial and industrial loans generally possess a lower inherent risk of loss than real estate portfolio segments as these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

        Consumer—An installment loan portfolio is usually comprised of a large number of small loans scheduled to be amortized over a specific period. Most installment loans are made directly for consumer purchases, but business loans granted for the purchase of heavy equipment or industrial vehicles may also be included. Consumer loans included credit card and other open ended unsecured consumer receivables.

ALLL

        The ALLL is a valuation allowance for probable incurred credit losses. Loan accounts balances that are partially or fully written off after management determines that the collectability of the loan balance is certain or confirmed are charged against ALLL. Subsequent recoveries, if any, are credited to the ALLL. Management estimates the required ALLL based on the approved Board ALLL methodology, utilizing past loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the ALLL may be made for specific loans, but the entire ALLL is available for any loan that, in management's judgment, should be charged or written off.

        The ALLL consists of specific and general components. The specific component relates to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that SCB will not be able to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

        SCB has identified the following loan portfolio classifications: commercial, real estate, and consumer. SCB's portfolio segments are also the class at which management monitors and assesses credit risk. Commercial loans are primarily underwritten based on the cash flows of the business operations and secured by assets being financed, such as accounts receivable, inventory, and equipment. Real estate loans are primarily underwritten based on cash flow of the borrower and their business and further secured by real estate, and collateral values may fluctuate based on the impact of economic conditions. All types of commercial loans may also come with personal guarantees of the borrowers and business owners. Consumer loans are generally dependent on personal income of the customer, and repayment is dependent on the borrowers' personal cash flow and employment status which can also be affected by general economic conditions. Additionally, collateral values may fluctuate based on the impact of economic conditions on residential real estate values and other consumer type assets such as automobiles.

        For all classes, loans or portions of loans are charged off when there is a distinct probability of loss identified and management believes the uncollectability of a loan balance is confirmed. A distinct probability of loss exists when it has been determined that any remaining sources of repayment are insufficient to cover all outstanding principal. The probable loss is immediately calculated based on the value of the remaining sources of repayment and charged to the ALLL.

        Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        If a loan is impaired under ASC 310, the loan is appropriately classified as an impaired loan and separate valuation allowance is determined based on the present value of estimated future cash flows using the loan's existing rate, or at the fair value of collateral if repayment is expected solely from the collateral. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, SCB determines the amount of reserve in accordance with the accounting policy for the ALLL.

        The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is based on the actual loss history experienced by SCB supplemented with other economic factors based on the risks present. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

        As of September 30, 2015, SCB had $6.6 million in total impaired loans under ASC 310, or 0.91% of total loans, compared to $8.3 million or 1.34% of total loans as of December 31, 2014 and $7.6 million in total impaired loans, or 1.37% of its total loans as of December 31, 2013. Of these total impaired loans, the non-performing or non-accrual loans were $4.7 million or 0.64% of total loans as at September 30, 2015, compared to $5.2 million or 1.23% of total loans as of December 31, 2014 and $5.7 million or 1.56% of total loans as of December 31, 2013.

        The decrease in impaired loans and non-performing or non-accrual loans from December 31, 2013 through the end of September 30, 2015 primarily was attributable to successful resolution of certain impaired loans with no significant loss to SCB, as well as the relative general improvement in the economic condition of the markets in which SCB operates.

        SCB categorizes loans that are 30 days to 89 days as past due and have not yet been placed on non-accrual status as delinquent loans. As of September 30, 2015 SCB has reported $2.7 million as delinquent loans and as of December 31, 2014 and 2013, SCB did not have reportable delinquent loans.

        The following table sets forth the activity in SCB's ALLL during the periods indicated.

	Nine Months Ended September 30,	Year Ended December 31,
(dollars in thousands)	2015	2014	2013
Balances:
Average total loans outstanding during period	$455,855	$393,401	$333,129
Total loans outstanding at the end of period	476,704	421,512	364,387
Allowance for loan and lease losses:
Beginning of the year	$6,680	$5,742	$5,758
Charge-offs:
Construction and land development	—	—	—
Commercial real estate	—	—	—
Commercial and industrial	232	390	1,214
Consumer	—	—	152

Total charge-offs	232	390	1,366
Recoveries:
Construction and land development	—	—	—
Commercial real estate	574	114	—
Commercial and industrial	139	274	222
Consumer	53	2	—

Total recoveries	766	390	222
Net charge-offs (recoveries)	534	0	1,144

Provision for loan and lease losses	129	940	1,128

Balance at the end of period	$7,344	$6,680	$5,742

Selected Ratios:
Net loan charge-offs (recoveries) as a percentage of:
Average total loans	0.12%	0.00%	0.34%
Total loans at end of period	0.11	0.00	0.31
Provision for loan and lease losses	413.95	0.00	101.42
Allowance for credit losses as a percentage of:
Average total loans	1.61	1.70	1.72
Total loans at end of period	1.54	1.58	1.58
Total non-performing loans at end of period	156.32	129.23	100.84

        The management of SCB continuously monitors and modifies the ALLL as conditions dictate. While management believes, based on information currently available, that SCB's ALLL is sufficient to cover losses inherent in its loan portfolio at this time, no assurance can be given that SCB's level of ALLL will be sufficient to absorb future loan losses incurred by SCB, or that future adjustments to the ALLL will not be necessary if economic and other conditions negatively differ significantly from those conditions used by management to determine the current level of the ALLL.

        The following table provides a breakdown of the allowance for loan and lease losses by category as of the dates indicated:

	Allocation of the Allowance for Loan and Lease Losses (Dollars in Thousands)
			As of December 31,
	As of September 30, 2015
			2014		2013
	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans
Construction and land development	$100	1.36%	$100	1.50%	$68	1.19%
Commercial real estate	2,688	36.60	2,113	31.63	1,502	26.16
Commercial and industrial	2,839	38.66	2,932	43.89	2,692	46.88
Consumer	1,717	23.38	1,535	22.98	1,480	25.77

Total allowance for loan and lease losses	$7,344	100.00%	$6,680	100.00%	$5,742	100.00%

Investment Securities Available-For-Sale Activities

        As of September 30, 2015 SCB's market value of SCB's investment securities available-for-sale were $204.8 million or 28% of total assets compared to $137.3 million or 22% of its total assets, as of December 31, 2014. The $67.5 million increase in the investment securities available-for-sale is primarily attributable to the investment of the $39.2 million assumed deposits from the acquisition of the Murrieta Branch and the investment of excess on balance liquidity from the organic growth in various deposit products. The additional investment conforms to the current investment strategy, which is driven by the goal and objective to lower the over-all average life and effective duration of the investment securities available-for-sale portfolio. As a percentage of total assets, the strategy is to maintain a level of 20% to 25% of total assets, except in unusual situations, such as the investment of the assumed deposits from the Murrieta Branch, an acquisition that did not include any acquisition of a loan portfolio.

        As of December 31, 2014, SCB held investment securities totaling $137.3 million or 22% of total assets, compared to $143.7 million, or 26% of total assets as of December 31, 2013. During 2014, SCB had initiated the investment strategy to reduce the average life and effective duration, as well as, maintaining a level of investment securities within a range of 20% to 25% of total assets.

        SCB's securities investment policy, which has been established by the board of directors, is designed, among other things, to assist in its asset/liability management policies. The investment policy emphasizes preserving principal, obtaining favorable returns on investments, maintaining liquidity within designated guidelines, minimizing credit risk and maintaining flexibility. The current securities investment policies permit investments in various types of assets, including obligations of the U.S. Treasury and federal agencies, investment grade corporate obligations, various types of mortgage-backed and mortgage-related securities, commercial paper, certificates of deposit, and federal funds sold to financial institutions approved by the board of directors.

        All investment securities are and have been classified as available-for-sale at December 31, 2013 through September 30, 2015. Such classification provides SCB with the flexibility to sell securities if deemed appropriate in response to changes in interest rates, among other things. Unrealized gains and losses on available-for-sale securities affect the value of the unamortized cost of the securities on a before tax basis; as a result the investment securities available-for-sale are reported on the balance sheet at fair or market value., The unrealized gains or losses are not reported as part of the income statements but are recognized as direct increases or decreases to shareholders' equity, net of applicable income taxes.

Asset and Liability Management

        One of the primary goals of SCB's interest rate risk management is to minimize the potential of adverse effects of material changes in interest rates on its results of operations. SCB evaluates the inherent interest rate risk in certain balance sheet accounts to determine the acceptable level of interest rate risk exposure based on its business plan, operating environment, capital, liquidity requirements and performance objectives. SCB's board of directors sets limits for earnings and equity at risk in order to reduce the potential vulnerability of SCB's operations to changes in interest rates. Members of senior management coordinate asset and liability management consistent with SCB's strategic business plan and board approved policies and limits. Senior management establishes and monitors the volume and mix of assets and funding sources, taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources and to produce results that are consistent with liquidity, capital adequacy, growth, interest rate risk, and profitability goals. Senior management periodically reports results to the Asset/Liability Committee of SCB's board of directors.

Market Risk

        One of SCB's primary market risks is interest rate volatility due to the potential impact on net interest income and the market value of all interest-earning assets and interest-bearing liabilities. Another material market risk is potential deterioration of the California commercial real estate markets, which would adversely affect the security collateralizing underlying commercial and construction loans made by SCB.

Interest Rate Sensitivity

        Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an additional indication of the extent by which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. During a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. To moderate its interest rate risk, SCB seeks to maintain a gap that is within a reasonable range from the neutral stage. As of September 30, 2015 the ratio of SCB's one-year (immediate to 12-month range) interest rate gap to total earning assets was 0.83% to 0.96%, compared to 0.91% to 1.06% at September 30, 2014 and 0.86% to 1.14% at December 31, 2014. Although it is not a total neutral position, this reflects stability in SCB's gap position more being on an asset sensitive side, which would benefit SCB on a rising interest rate environment.

        To measure earnings at risk, SCB makes extensive use of a financial model in the formation of its interest rate risk management strategies. The model uses management assumptions concerning the repricing of assets and liabilities, as well as business volumes projected under a variety of interest rate scenarios.

        Management's assumptions for the loan portfolio and pricing of SCB's deposit products are based on management's review of past behavior of SCB's depositors and borrowers in response to changes in the general market.

Liquidity and Capital Resources

        Liquidity management is both a daily and long-term function of business management. SCB's liquidity is a product of its operating, investing, and financing activities. SCB relies on its deposits as its source of funds. SCB's other primary sources of funds include, repayments and maturities of outstanding loans and investment securities and other short-term investments, as well as funds provided from operations. While scheduled payments from the repayment of loans, maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

        SCB uses its funds primarily to meet its ongoing commitments to pay maturing certificates of deposit and savings withdrawals and to fund loan commitments and to maintain a portfolio of investment securities. SCB invests excess funds in federal funds sold and other short-term interest-earning assets that provide liquidity to meet lending requirements.

        As of September 30, 2015, SCB had approved loan commitments of $81.3 million and standby or outstanding letters of credit of $9.5 million. As of December 31, 2014, SCB had approved loan commitments of $80.4 million and standby or outstanding letters of credit of $6.5 million. At December 31, 2013, the total outstanding approved loan commitments were $48.2 million and standby letters of credit were $1.7 million.

        Certificates of deposit scheduled to mature in one year or less at September 30, 2015 and December 31, 2014, totaled $106.2 million and $87.4 million, respectively. Certificates of deposit scheduled to mature in one year or less at December 31, 2013 totaled $79.7 million. Based on historical experience, SCB's current pricing strategy and its strong core deposit base, management believes that SCB has the ability to retain deposits needed to support its loan and investment portfolios.

        SCB had four available federal fund lines of credit totaling $41.0 million at each of September 30, 2015, December 31, 2014 and December 31, 2013. Interest rates on these borrowings are based on rates in effect at the time funds are requested. Borrowings under these agreements are unsecured. There were no borrowings outstanding at any of dates specified above.

        SCB, through Security Bank has collateralized borrowing arrangements with the FHLB of San Francisco and the Federal Reserve Bank of San Francisco, or the Federal Reserve Bank.

        Under its agreement with the FHLB, Security Bank had $4.5 million outstanding borrowings at September 30, 2015, with a remaining borrowing capacity of $160.0 million, collateralized by loans of approximately $162.0 million. The FHLB has underwritten Security Bank to allow for a maximum borrowing limit of 25 percent of total assets with terms to 84 months, subject to certain terms and conditions and require sufficient collateral be pledged. Collateral pledged can be in the form of qualified loans or qualified investment securities. At December 31, 2014, Security Bank's borrowing limit from the FHLB was $149,782,000, of which $19,000,000 was outstanding and all outstanding advances represent overnight borrowings. In 2014, the average balance outstanding for short-term advances, defined as overnight borrowings plus term advances having a maturity of less than one year, was $33.4 million; the average rate paid was 0.13% percent; and the highest balance of short-term advances at any month-end was $63,900,000. At December 31, 2013, Security Bank's borrowing limit from the FHLB was $111,064,175 of which there was no balance outstanding at December 31, 2013.

        Under the Federal Reserve Bank agreement, qualified securities are pledged as collateral and funds may be borrowed at amounts up to the collateral value at the Federal Reserve Bank's risk adjusted discount rate. As of September 30, 2015, Security Bank had unused borrowing capacity equivalent to the amount of investment pledged, which is $4.4 million, as collateral to the Federal Reserve Bank. Security Bank has not borrowed any funds under this program as of September 30, 2015, December 31, 2014 and December 31, 2013.

        The credit facilities above presently provide SCB with adequate liquidity to meet its loan funding requirements.

Capital Ratios

        SCB and Security Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can result in regulatory action against the bank.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions to shareholders and others are limited, as is asset growth and expansion, and capital restoration plans are required. Notwithstanding Security Bank's well capitalized classification, state and federal regulatory agencies may require increased levels of capital based on their assessment of Security Bank's loan portfolio, real estate concentration and related factors. For a more detailed discussion of capital requirements, see "—Bank Regulation—Capital Requirements."

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2015:
Total Capital (to Risk-Weighted Assets)
Consolidated	$85,262	15.35%	$44,439	8.00%	$55,549	10.00%
Bank	69,587	12.70	43,828	8.00	54,784	10.00
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	78,310	14.10	33,330	6.00	44,439	8.00
Bank	62,730	11.45	32,871	6.00	43,828	8.00
Tier 1 Capital (to Average Assets)
Consolidated	78,310	11.00	28,484	4.00	35,605	5.00
Bank	62,730	8.90	28,189	4.00	35,236	5.00
Common Equity Tier 1 Ratio
Consolidated	78,310	14.10	24,997	4.50	36,107	6.50
Bank	62,730	11.45	24,653	4.50	35,610	6.50
As of December 31, 2014:
Total Capital (to Risk-Weighted Assets)	77,780	16.02	38,841	8.00	na	na
Consolidated	65,661	13.58	38,681	8.00	48,352	10.00
Bank
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	71,702	14.77	19,418	4.00	na	na
Bank	59,605	12.32	19,352	4.00	29,028	6.00
Tier 1 Capital (to Average Assets)
Consolidated	71,702	11.84	24,224	4.00	na	na
Bank	59,605	9.96	23,938	4.00	29,922	5.00
Common Equity Tier 1 ratio
Consolidated	na	na	na	na	na	na
Bank	na	na	na	na	na	na
As of December 31, 2013:
Total Capital (to Risk-Weighted Assets)
Consolidated	na	na	na	na	na	na
Bank	60,556	14.40%	33,642	8.00%	42,053	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	na	na	na	na	na	na
Bank	55,289	13.14%	16,831	4.00%	25,246	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	na	na	na	na	na	na
Bank	55,289	10.28%	21,513	4.00%	26,892	5.00%
Common Equity Tier 1 Ratio
Consolidated	na	na	na	na	na	na
Bank	na	na	na	na	na	na

        Management believes that for all periods presented SCB and Security Bank met all regulatory capital adequacy requirements to which the two entities are subject.

CERTAIN BENEFICIAL OWNERSHIP OF SCB COMMON STOCK

        The following tables set forth information as of December 16, 2015, pertaining to the beneficial ownership of SCB common stock by: (i) each person who is known to SCB to be the beneficial owner of more than five percent of SCB common stock; (ii) each director of SCB; (iii) each executive officer of SCB; and (iv) all directors and executive officers of SCB as a group. As used throughout this section, the term "executive officers" means SCB's Chief Executive Officer/Chairman, its President and its Executive Vice President / Secretary. The information contained herein has been obtained from SCB's records and from information furnished directly to SCB by each individual or entity. Applicable percentage ownership in the table is based on 6,185,368 shares of SCB common stock outstanding as of December 16, 2015. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares of SCB common stock subject to options and warrants currently exercisable or exercisable within 60 days after the above referenced date are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The address for each of the shareholders below is SCB, 3403 Tenth Street, Suite 830, Riverside, CA 92501.

Name of Beneficial Owner	Amount of Beneficial Ownership (# Shares)(1)		Percent of SCB Common Stock Beneficially Owned(2)
Ayad A. Fargo, Director	320,990	(3)	5.31%
Russell H. Burch, Director	284,631	(4)	4.71%
Nicholas H. Goldware, Director	117,475	(5)	1.94%
Bruce D. Varner, Director	102,901	(6)	1.70%
Barry J. Aronoff, Director	85,698	(7)	1.42%
Amy S. Harrison, Director	83,012	(8)	1.37%
Walter T. McDonald, Director	61,091	(9)	1.01%
Joseph Tavaglione, Director	54,195	(10)	0.90%
James D. Roorda, Director	35,082	(11)	0.58%
Zareh Sarrafian, Director	33,781	(12)	0.56%
James A. Robinson Sr., Chairman, Director and Chief Executive Officer	296,500	(13)	4.87%
Ernest W. Hwang, Director and President	124,077	(14)	2.04%
Michael T. Vanderpool, Director, EVP and Secretary	92,520	(15)	1.52%
Wellington Mgt. Co (5% or more)	556,901		9.22%
The Banc Funds Company (5% or more)	502,955		8.33%
Directors and Named Executive Officers as a Group (eleven (11) Persons)	1,691,953		27.35%

(1)
Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates. Includes any shares owned, whether jointly or as community property, with a spouse. Includes shares which may be purchased upon exercise of options and warrants within 60 days of the date indicated above ("currently exercisable").

(2)
The applicable percentage ownership is based on shares of SCB common stock outstanding as of December 16, 2015, plus, on an individual basis, the right of that person to obtain shares of SCB common stock upon exercise of SCB options. Pursuant to the Commission's rules, SCB did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes 14,990 shares which may be acquired pursuant to currently exercisable SCB options.

(4)
Includes 14,489 shares which may be acquired pursuant to currently exercisable SCB options.

(5)
Includes 15,775 shares which may be acquired pursuant to currently exercisable SCB options.

(6)
Includes 14,901 shares which may be acquired pursuant to currently exercisable SCB options.

(7)
Includes 14,698 shares which may be acquired pursuant to currently exercisable SCB options.

(8)
Includes 15,452 shares which may be acquired pursuant to currently exercisable SCB options.

(9)
Includes 2,091 shares which may be acquired pursuant to currently exercisable SCB options.

(10)
Includes 13,595 shares which may be acquired pursuant to currently exercisable SCB options.

(11)
Includes 16,090 shares which may be acquired pursuant to currently exercisable SCB options.

(12)
Includes 14,330 shares which may be acquired pursuant to currently exercisable SCB options.

(13)
Includes 154,500 shares which may be acquired pursuant to currently exercisable SCB options.

(14)
Includes 100,977 shares which may be acquired pursuant to currently exercisable SCB options.

(15)
Includes 73,298 shares which may be acquired pursuant to currently exercisable SCB options.

UNAUDITED CONDENSED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

        The following Unaudited Condensed Pro Forma Combined Consolidated Statements of Financial Condition as of September 30, 2015 and December 31, 2014 combine the historical Consolidated Statements of Financial Condition of Pacific Premier and of SCB as of such respective dates (i) on an actual historical basis and (ii) assuming the completion of the merger at such respective dates, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Financial Statements. The Unaudited Condensed Pro Forma Combined Consolidated Statement of Financial Condition as of December 31, 2014 also gives effect to the completion of Pacific Premier's acquisition of SCB, which includes SCB's acquisition of a branch from RaboBank completed on July 27, 2015, as well as Pacific Premier's acquisition of Independence Bank, which was completed on January 26, 2015.

        The following Unaudited Condensed Pro Forma Combined Consolidated Statements of Operations for both the nine months ended September 30, 2015 and the year ended December 31, 2014 combine the historical Consolidated Statements of Operations of Pacific Premier and SCB for such respective periods giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Financial Statements. The Unaudited Condensed Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2014 also gives effect to Pacific Premier's acquisition of Independence Bank, as well as SCB's acquisition of a branch from RaboBank at the beginning of the period presented.

        Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, Pacific Premier and SCB believe that pro forma financial information is important because it gives effect to the merger and the transactions referenced above. The manner in which Pacific Premier and SCB calculate pro forma financial information may differ from similarly titled measures reported by other companies.

        The unaudited condensed pro forma combined consolidated financial information included in this joint proxy statement/prospectus are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger or the other transactions referenced above had been completed on the dates or at the beginning of the periods indicated or which may be obtained in the future. The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the respective period's historical consolidated financial statements and the related notes of Pacific Premier and SCB. The historical consolidated financial statements of Pacific Premier are filed with the Commission and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information." The historical financial statements of SCB are included elsewhere in this joint proxy statement/prospectus. See "Index to Security California Bancorp Financial Statements" beginning on page F-1.

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include certain assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

        The unaudited condensed pro forma combined consolidated stockholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Pacific Premier's common stock or the actual or future results of operations of

Pacific Premier for any period. Actual results may be materially different than the pro forma information presented.

	At September 30, 2015
	Historical Pacific Premier Bancorp	Historical Security California Bancorp	Pro Forma Adjustments for Security California Bancorp Combination	Footnote Reference	Pro Forma Combined with Security California Bancorp(1)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$102,761	$39,930	$(15,300)	(2)	$127,391
Investment securities available for sale	291,147	204,766	—		495,913
FHLB and other stock, at cost	22,490	3,671	—		26,161
Loans held for investment	2,167,856	476,704	(12,811)	(3)	2,631,749
Allowance for loan losses	(16,145)	(7,344)	7,344	(4)	(16,145)

Loans held for investment, net	2,151,711	469,360	(5,467)		2,615,604
Premises and equipment	9,044	5,343	(539)	(5)	13,848
Goodwill	50,832	746	48,420	(6)	99,998
Intangible assets	7,514	90	4,122	(7)	11,726
Other assets	79,799	9,239	885	(8)	89,923

Total assets	$2,715,298	$733,145	$32,121		$3,480,564

Liabilities
Deposits	$2,139,207	$647,705	$548	(9)	$2,787,450
Short term borrowings	162,983	4,500	—		167,483
Long term debt	98,810	—	—		98,810
Other liabilities	23,531	1,901	(220)	(10)	25,221

Total liabilities	2,424,531	654,106	328		3,078,965

Stockholders' equity
Preferred stock	—	7,133	(7,133)	(11)	—
Common stock	215	57,009	(56,951)	(12)	273
Additional paid in capital	220,992	3,378	107,396	(12)	331,766
Retained earning	68,881	12,006	(12,006)	(12)	68,881
Accumulated other comprehensive income	679	(487)	487	(12)	679

Total stockholders' equity	290,767	79,039	31,793		401,599

Total liabilities and stockholders' equity	$2,715,298	$733,145	$32,121		$3,480,564

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

	For the Nine Months Ended September 30, 2015
	Historical Pacific Premier Bancorp	Historical Independence Bank	Pro Forma Adjustments for Independence Bank Acquisition	Footnote Reference	Historical Security California Bancorp	Historical RaboBank Branch Acquisition	Pro Forma Adjustments for Security California Bancorp Acquisition	Footnote Reference	Pro Forma for Independence Acquisition, Security California Bancorp Acquisition and Rabobank Acquisition
	(Dollars in thousands, except per share data)
Interest income	$84,909	$1,373	$282	(13)	$18,667	$—	$3,203	(13)	$108,434
Interest expense	8,981	103	(6)	(14)	1,325	130	(411)	(14)	10,122

Net interest income	75,928	1,270	288		17,342	(130)	3,614		98,312
Provision for loan losses	4,725	—	—		129	—	—		4,854

Net interest income after provision for loan losses	71,203	1,270	288		17,213	(130)	3,614		93,458
Noninterest income	11,763	128	—		2,762	6	—		14,659
Noninterest expense	55,057	2,272	(1,165)	(15)	13,341	481	67	(15)	70,053

Income before income tax expense	27,909	(874)	1,453		6,635	(605)	3,546		38,064
Income tax (benefit)	10,459	(350)	581		2,756	(242)	1,419		14,623

Net income	$17,450	$(524)	$872		$3,879	$(363)	$2,128		$23,441

Per common share
Net income—basic	$0.83				$0.66				$0.86
Net income—diluted	0.82				0.66				0.85
Weighted average common shares
Basic	21,037,345		426,728	(16)	5,768,061		5,815,201	(16)	27,279,274
Diluted	21,342,204		426,728	(16)	5,768,061		5,815,201	(16)	27,584,133

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

	For the Year Ended December 31, 2014
	Historical Pacific Premier Bancorp	Historical Independence Bank	Pro Forma Adjustments for Independence Bank Acquisition	Footnote Reference	Historical Security California Bancorp	Historical RaboBank Branch Acquisition	Pro Forma Adjustments for Security California Bancorp Acquisition of Rabobank Branch	Footnote Reference	Pro Forma Adjustments for Security California Bancorp Acquisition	Footnote Reference	Pro Forma for Independence Acquisition, Security California Bancorp Acquisition and Rabobank Acquisition
	(Dollars in thousands)
Assets
Cash and cash equivalents	$110,925	$6,332	$(12,314)	(17)	$50,742	$37,683	$(570)	(20)	$(15,300)	(2)	$177,498
Investment securities available for sale	201,638	54,814	(382)		137,323	—	—		—		393,393
FHLB and other stock, at cost	17,067	—	—		3,580	—	—		—		20,647
Loans held for investment	1,628,622	344,130	(7,205)	(3)	421,512	—	—		(12,147)	(3)	2,374,912
Allowance for loan losses	(12,200)	(3,897)	3,897	(4)	(6,680)	—	—		6,680	(4)	(12,200)

Loans held for investment, net	1,616,422	340,233	(3,308)		414,832	—	—		(5,467)		2,362,712
Premises and equipment	9,165	1,925	—		4,075	1,491	—		(539)	(5)	16,117
Goodwill	22,950	1,121	27,882	(18)	—	—	570	(20)	48,420	(6)	100,943
Intangible assets	5,614	—	1,999	(19)	—	—	—		4,122	(7)	11,735
Other assets	55,116	18,726	4,141	(8)	7,690	—	—		885	(8)	86,558

Total assets	$2,038,897	$423,151	$18,018		$618,242	$39,174	$—		$32,121		$3,169,603

Liabilities
Deposits	$1,630,826	$345,851	$333	(9)	$525,780	$39,166	—		$548	(9)	$2,542,504
Short term borrowings	88,143	26,200	—		19,000	—	—		—		133,343
Long term debt	98,810	—	—		—	—	—		—		98,810
Other liabilities	21,526	1,873	(120)	(10)	2,495	8	—		(220)	(10)	25,562

Total liabilities	1,839,305	373,924	213		547,275	39,174	—		328		2,800,219

Stockholders' equity
Preferred stock	—	—	—		7,133	—	—		(7,133)	(11)	—
Common stock	169	42,232	(42,187)	(12)	53,459	—	—		(53,401)	(12)	272
Additional paid in capital	147,474	948	66,039	(12)	3,291	—	—		99,411	(12)	317,163
Retained earning	51,431	6,047	(6,047)	(12)	8,182	—	—		(8,182)	(12)	51,431
Accumulated other comprehensive income	518	—	—		(1,098)	—	—		1,098	(12)	518

Total stockholders' equity	199,592	49,227	17,805		70,967	—	—		31,793		369,384

Total liabilities and stockholders' equity	$2,038,897	$423,151	$18,018		$618,242	$39,174	$—		$32,121		$3,169,603

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

	For the Year Ended December 31, 2014
	Historical Pacific Premier Bancorp	Historical Independence Bank	Pro Forma Adjustments for Independence Bank Acquisition	Footnote Reference	Historical Security California Bancorp	Historical RaboBank Branch Acquisition	Pro Forma Adjustments for Security California Bancorp Acquisition	Footnote Reference	Pro Forma for Independence Acquisition, Security California Bancorp Acquisition and Rabobank Acquisition
	(Dollars in thousands, except per share data)
Interest income	$80,324	$19,287	$2,164	(13)	$22,560	$—	$4,270	(13)	$128,605
Interest expense	7,704	1,443	(72)	(14)	1,528	223	(548)	(14)	10,278

Net interest income	72,620	17,844	2,236		21,032	(223)	4,818		118,328
Provision for loan losses	4,684	231	—		940	—	—		5,855

Net interest income after provision for loan losses	67,936	17,613	2,236		20,092	(223)	4,818		112,473
Noninterest income	14,392	3,600	—		3,221	10	—		21,224
Noninterest expense	54,993	16,968	360	(15)	16,205	825	515	(15)	89,866

Income before income tax expense	27,335	4,245	1,876		7,108	(1,037)	4,303		43,830
Income tax	10,719	1,178	750		2,958	(415)	1,721		16,912

Net income	$16,616	$3,067	$1,126		$4,150	$(622)	$2,582		$26,918

Per common share
Net income—basic	$0.97	$0.63	$0.25		$0.72		$0.44		$0.98
Net income—diluted	0.96	0.54	0.25		0.72		0.44		0.97
Weighted average common shares
Basic	17,046,660	4,844,294	4,480,645		5,670,361		5,815,201		27,342,506
Diluted	17,343,977	5,700,853	4,480,645		5,690,140		5,815,201		27,639,823

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Condensed Pro Forma Combined Consolidated Financial Statements

Note A—Basis of Presentation

        The Unaudited Condensed Pro Forma Combined Consolidated Statements of Financial Condition and explanatory notes as of September 30, 2015 and December 31, 2014 combine the historical Consolidated Statements of Financial Condition of Pacific Premier and of SCB as of such respective dates (i) on an actual historical basis and (ii) assume the completion of the merger at such respective dates, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Consolidated Financial Statements. The Unaudited Condensed Pro Forma Combined Consolidated Statement of Financial Condition as of December 31, 2014 also gives effect to the completion of Pacific Premier's acquisition of Independence, which was completed on January 26, 2015, as well as SCB's acquisition of a branch from RaboBank on July 27, 2015.

        The Unaudited Condensed Pro Forma Combined Consolidated Statements of Operations and explanatory notes for both the nine months ended September 30, 2015 and the year ended December 31, 2014 combine the historical Consolidated Statements of Operations of Pacific Premier and of SCB for such respective periods giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Consolidated Financial Statements. The Unaudited Condensed Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2014 also gives effect to Pacific Premier's acquisition of Independence Bank and SCB's branch acquisition at the beginning of the period presented.

        Since the merger is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Pacific Premier's balance sheet. In addition, certain anticipated nonrecurring costs associated with the merger such as professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the unaudited condensed pro forma combined consolidated statement of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014, Pacific Premier assumed no adjustments to the historical amount of SCB's and Independence Bank's provision for credit losses. If such adjustments were estimated, there could be a reduction to the historical amounts of SCB's and Independence Bank's provision for credit losses presented.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of SCB are in the process of being reviewed in detail by Pacific Premier. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the merger, the plan to integrate Pacific Premier's and SCB's operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain furniture and equipment. Pacific Premier also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

Note D—Estimated Annual Cost Savings

        Pacific Premier expects to realize cost savings following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

          (1)   The pro forma data in this column presents the unaudited financial data for Pacific Premier on a pro forma combined basis reflecting the consummation of the merger with SCB, as if the merger had taken place as of the date indicated, or at the beginning the period indicated, after giving effect to the pro forma adjustments described in the other footnotes to this table.

          (2)   Adjustment includes: (a) the redemption of the $7.2 million of outstanding Senior Non-Cumulative Perpetual Preferred Stock Series C, of SCB, of which SCB and Pacific Premier have agreed to use their reasonable best efforts to redeem immediately prior to or concurrently with the consummation of the merger, (b) $7.3 million for estimated transactions costs, net of taxes and (c) $767,000 to holders of SCB stock options.

          (3)   Adjustment made to reflect the preliminary estimated market value of loans held for investment, which includes an estimate of lifetime credit losses. Loans held for investment include net deferred costs and unearned discounts.

          (4)   Purchase accounting reversal of allowance for loan losses, which is not carried over.

          (5)   Estimated Fair market value adjustment for property and leases.

          (6)   Represents the recognition of goodwill resulting from the difference between the consideration paid to SCB shareholders less the net fair value of the acquired assets and assumed liabilities. Goodwill can be summarized as follows (dollars in thousands, except share and per per share data):

Pacific Premier shares issued to Security California Bancorp shareholders, net of fractional shares		5,815,201
Pacific Premier issue price per share		$20.32
Value of stock consideration paid to Security California Bancorp shareholders		$118,165
Cash consideration to Security California Bancorp		—
Cash consideration to option holders		767

Total pro forma aggregate merger consideration paid		$118,932

Carrying value of Security California Bancorp net assets at September 31, 2015		$79,039
Less SBLF preferred stock		(7,200)

		$71,839
Fair value adjustment to assets and liabilities:
Loans held for investment, net	$(12,811)
Allowance for loan loss	7,344

Loans, net	(5,467)
Premises and equipment	(539)
Core deposit intangible	4,122
Deposits	(548)
Reserve for unfunded loan commitments	220
Deferred tax effect of adjustments, excluding transactions costs (40%)	885

Total fair value adjustments		(1,327)

Fair value of net assets acquired on September 31, 2015		70,512

Excess of fair value of nets assets acquired over consideration paid		$48,420

          (7)   Purchase accounting adjustment in recognition of the fair value of core deposit intangible assets, which is assumed to be 0.80% of core deposits.

          (8)   Deferred tax asset created from transaction expenses and fair market value adjustments.

          (9)   Fair market value adjustment for time deposits.

          (10) Purchase accounting reversal of off-balance sheet reserve, which is not carried over.

          (11) The redemption of the $7.2 million of outstanding Senior Non-Cumulative Perpetual Preferred Stock Series C, of SCB, of which SCB and Pacific Premier have agreed to use their reasonable best efforts to redeem immediately prior to or concurrently with the consummation of the merger.

          (12) Purchase accounting reversal of common equity accounts, and adjustments to additional paid in capital includes consideration paid, transaction costs, fair market value adjustments, tax adjustments and goodwill created.

          (13) The amortization/accretion of fair value adjustments related to loans over the estimated lives of the related asset.

          (14) The amortization/accretion of fair value adjustments related to deposits over the weighted average life of time deposits.

          (15) Adjustment includes amortization of core deposit intangibles over an eight year life and, for the nine months ended September 30, 2015, adjustments of $1.5 million for acquisition related costs ($1.2 million related to the Independence Bank merger and $0.3 million related to the SCB merger). Acquisition costs for professional, legal and conversion related expenditures are not reflected as they are nonrecurring expenses. Acquisition costs incurred in the historical financial results are included in the pro-forma adjustments. These costs will be expensed by Pacific Premier as required by GAAP.

          (16) Adjustment reflects the elimination of the acquired entity's weighted average shares outstanding, offset by the issuance of common stock by acquirer for each outstanding share of acquired entity's common stock to be issued in connection with the merger.

          (17) Adjustment includes payment of the aggregate per share cash consideration in the amount of $6.1 million to Independence Bank shareholders, $1.5 million to holders of Independence Bank stock options and Independence Bank warrants and $4.7 million for estimated transaction costs, net of tax.

          (18) Represents the recognition of goodwill resulting from the difference between the consideration paid to Independence Bank shareholders less the net fair value of the acquired assets and assumed liabilities.

          (19) Purchase accounting adjustment in recognition of the fair value of core deposit intangible assets, which is assumed to be 1.42% of core deposits.

          (20) Purchase accounting adjustment for the 2.75% premium paid on the deposits SCB acquired as part of the Murrietta branch acquisition from Rabobank.

DESCRIPTION OF PACIFIC PREMIER CAPITAL STOCK

        The following summary of the current terms of the capital stock of Pacific Premier and the terms of capital stock of Pacific Premier to be in effect after completion of the merger is not meant to be complete and is qualified in its entirety by reference to the DGCL, federal law, the Pacific Premier amended and restated certificate of incorporation, or Pacific Premier certificate of incorporation, and the Pacific Premier amended and restated bylaws, or the Pacific Premier bylaws, copies of which have been filed with the Commission and are also available upon request from Pacific Premier. See "Where You Can Find More Information" beginning on page 164.

Common Stock

        The Pacific Premier certificate of incorporation authorizes 25,000,000 shares of common stock, par value $0.01 per share. At December 16, 2015, there were 21,510,746 shares of Pacific Premier common stock issued and outstanding, held of record by approximately 420 shareholders. The Pacific Premier common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." The transfer agent and registrar for Pacific Premier common stock is American Stock Transfer & Trust Company.

        Each holder of Pacific Premier common stock is entitled to:

  •
  one vote for each share held on all matters submitted to a vote of the shareholders;

  •
  receive ratably such dividends as may be declared by the Pacific Premier board of directors out of funds legally available for dividends, subject to preferences that may be applicable to outstanding shares of preferred stock, if any, or limitations and restrictions under applicable bank holding company regulations; and

  •
  share ratably in Pacific Premier's net assets, legally available to holders of Pacific Premier common stock in the event of Pacific Premier's liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to any holders of shares of preferred stock and to creditors (unless provision for such payment has been made).

        Holders of Pacific Premier common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges.

        The outstanding shares of Pacific Premier common stock are validly issued, fully-paid and nonassessable.

Preferred Stock

        The Pacific Premier certificate of incorporation authorizes 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this joint proxy statement/prospectus, there were no issued and outstanding shares of Pacific Premier preferred stock.

        Under the Pacific Premier certificate of incorporation, Pacific Premier may issue shares of preferred stock in one or more series, as may be determined by the Pacific Premier board of directors. The Pacific Premier board of directors may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any preferred stock that Pacific Premier may issue will rank senior to Pacific Premier common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of Pacific Premier, or both. In addition, any shares of Pacific Premier preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Pacific Premier preferred stock, or merely the existing authorization of the Pacific Premier board of directors to issue shares of Pacific Premier preferred stock, may tend to discourage or impede a merger or other change in control of Pacific Premier. No shares of preferred stock are currently outstanding. Each series of preferred stock, to the extent issued, will be issued under a separate certificate of designation.

Anti-takeover Provisions

Delaware Anti-Takeover Law.

        As a Delaware corporation, Pacific Premier is subject to Section 203 of the DGCL, which generally prevents an interested shareholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, from engaging in a business combination with Pacific Premier for three years following the date that person became an interested shareholder, unless certain specified conditions are satisfied. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Pacific Premier board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Pacific Premier common stock held by shareholders.

Possible Future Issuance of Preferred Stock.

        The Pacific Premier board of directors can at any time issue one or more new series of preferred stock pursuant to the Pacific Premier certificate of incorporation and without shareholder approval. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Pacific Premier through a merger, tender offer, proxy context or otherwise. Shares of Pacific Premier preferred stock with special voting rights or other features issued to persons favoring Pacific Premier's management could stop a takeover by preventing the person trying to take control of Pacific Premier from acquiring enough voting shares to take control.

Removal and Vacancies on the Board of Directors.

        Subject to the rights of the holders of any series of Pacific Premier preferred stock then outstanding, directors may be removed by Pacific Premier's shareholders, with or without cause, by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class. Further, any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board resulting from death, resignation, retirement, removal or other cause may be filled only by a majority vote of the directors then in office, whether or not a quorum is present. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of Pacific Premier common stock.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.

        The Pacific Premier bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at Pacific Premier's principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary date of the previous year's annual meeting. The Pacific Premier bylaws also specify requirements as to the form and content of a shareholder's notice. The Pacific Premier bylaws also provide that notice may be provided by shareholders to Pacific Premier in accordance with the Commission's rules. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Additional Provisions in the Pacific Premier Certificate of Incorporation and Bylaws.

        The Pacific Premier certificate of incorporation and the Pacific Premier bylaws contain additional provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of Pacific Premier, including provisions that provide: (i) the board of directors with the exclusive power to fix from time to time the size of the board; (ii) for any action required or permitted to be taken by Pacific Premier shareholders to be taken only at an annual or special meeting and prohibit shareholder action by written consent in lieu of a meeting; (iii) for special meetings of shareholders to be called only by the board of directors; and (iv) for certain of the foregoing provisions to be amended only by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in an election of directors, voting together as a single class.

Restrictions on Ownership

        The BHC Act generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of a bank holding company, such as Pacific Premier. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of the voting stock of Pacific Premier. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Pacific Premier, could constitute acquisition of control of the bank holding company.

 COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        When the merger becomes effective, shareholders of SCB who receive shares of Pacific Premier common stock in exchange for their shares of SCB common stock will become shareholders of Pacific Premier. Pacific Premier is a Delaware corporation and the rights of Pacific Premier shareholders are governed by the DGCL, as well as the Pacific Premier certificate of incorporation and the Pacific Premier bylaws. SCB is a California corporation, and its shareholders' rights are governed by the CGCL and the SCB articles of incorporation and SCB bylaws.

        After the merger, as Pacific Premier shareholders, the rights of former SCB shareholders will be governed by the Pacific Premier certificate of incorporation, the Pacific Premier bylaws and the DGCL. The following is a summary of material differences between the rights of holders of Pacific Premier common stock and holders of SCB common stock. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Pacific Premier common stock and holders of SCB common stock. Rather, the summary is intended to provide a general overview of the differences in shareholders' rights under the governing corporate instruments of Pacific Premier and SCB, and other known material differences. For more detailed information with respect to Pacific Premier, see "Description of Pacific Premier Capital Stock" beginning on page 151.

Authorized Capital Stock

Pacific Premier.

        Pacific Premier's authorized capital stock consists of 25,000,000 shares of Pacific Premier common stock, par value $.01 per share, and 1,000,000 shares of Pacific Premier preferred stock, par value $.01 per share. The Pacific Premier certificate of incorporation authorizes Pacific Premier's board of directors to issue shares of Pacific Premier preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Pacific Premier preferred stock in each series. As of December 16, 2015, there were 21,510,746 shares of Pacific Premier common stock issued and outstanding and no shares of Pacific Premier preferred stock were issued and outstanding as of such date.

SCB.

        SCB's authorized capital stock consists of 40,000,000 shares of SCB common stock with no par value and 10,000,000 shares of preferred stock. The SCB articles of incorporation do not declare a par value. The SCB articles of incorporation authorize the board of directors to issue preferred stock and to determine or alter the rights, preferences, privileges and restrictions of SCB preferred stock in each series. As of December 16, 2015, there were 6,039,257 shares of SCB common stock issued outstanding and 7,200 shares of SCB's Senior Non-Cumulative Perpetual Preferred Stock, Series C, issued and outstanding.

Issuance of Capital Stock

Pacific Premier.

        Under the Pacific Premier certificate of incorporation and the DGCL, Pacific Premier may issue shares of Pacific Premier capital stock and rights or options for the purchase of shares of capital stock of Pacific Premier on such terms and for such consideration as may be determined by the Pacific Premier board of directors. None of the DGCL, the Pacific Premier certificate of incorporation or the Pacific Premier bylaws require shareholder approval of any such actions. Pacific Premier may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax treatment and to comply with the continued listing rules of the Nasdaq Global Select Market and securities laws treatment under current laws and regulations. Holders of Pacific Premier common stock do not have preemptive rights with respect to any shares of Pacific Premier capital stock which may be issued.

SCB.

        Under the CGCL, SCB may issue shares of SCB stock for such consideration as may be determined by the SCB board of directors in accordance with the CGCL. None of the CGCL or the SCB articles of incorporation or bylaws of SCB require shareholder approval of any such actions. The SCB articles of incorporation do not grant the holders of SCB stock preemptive rights with respect to any shares of SCB stock that may be issued.

Voting Rights

Pacific Premier.

        Each holder of Pacific Premier common stock is entitled to one vote for each share held of record. All director elections are determined by a plurality of the votes cast and, except as otherwise required by law or the Pacific Premier certificate of incorporation, all other matters are determined by a majority of the votes cast. Holders of Pacific Premier common stock do not have cumulative voting rights with respect to the election of directors.

SCB.

        Each holder of SCB common stock is entitled to one vote for each share held of record. For matters other than the election of directors and except as otherwise required by law, all matters are approved by holders of a majority of the shares represented and voted at a duly held meeting at which at least a quorum is present (which shares voting affirmatively must constitute a majority fo the required quorum). Pursuant to the SCB bylaws, with respect to the election of directors, holders of SCB stock have cumulative voting rights if the candidates' names have been placed in nomination prior to the voting, and at least one shareholder has given notice at the meeting, prior to the voting, of that shareholder's intention to cumulate that shareholder's votes. The candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.

Number and Election of Directors

Pacific Premier.

        The Pacific Premier bylaws provide that the number of directors who constitute the board of directors is such number as the board of directors from time to time has designated, except that in the absence of such designation, such number is seven. The directors are elected by the shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until each director's successor has been duly elected and qualified or until a director's earlier resignation or removal. Currently, Pacific Premier's board of directors consists of eight directors.

SCB.

        SCB's bylaws provide for a board of directors consisting of no fewer than nine members nor more than seventeen members as determined from time to time by a resolution of a majority of SCB's board of directors or by a resolution of a majority of SCB's shareholders. So long a SCB's Senior Non-Cumulative Perpetnal Preferred Stock, Series C, is outstanding, in certain circumstances involving a failure by SCB to timely pay dividends on such preferred stock or if the aggregate liquidation preference of such preferred stock exceeds $25 million, the number of directors will automatically increase by two, up to the maximum number of directors permitted by SCB's bylaws. The directors are elected by the shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until each director's successor has been duly elected and qualified or until a director's earlier resignation or removal. Currently, SCB's board of directors consists of 13 directors.

Removal of Directors

Pacific Premier.

        Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote, unless a greater vote is required by the certificate of incorporation or the bylaws. Under the Pacific Premier certificate of incorporation, subject to the rights of holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in an election of directors, voting together as a single class.

SCB.

        Pursuant to SCB's bylaws, a director may be removed by SCB's board of directors if the director is declared of unsound mind by court order or is convicted of a felony. SCB's bylaws also permit the removal of any or all of the directors without cause by a vote of SCB's shareholders holding a majority of the outstanding shares entitled to vote in an election of directors. The ability to remove a director without cause is subject to the condition that, unless the entirety of SCB's board of directors is removed, an individual director may not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director's most recent election were then being elected. SCB's bylaws also provide that any director may be removed by the Superior Court of the county in which SCB's principal place of business is located for fraudulent or dishonest acts, or gross abuse of authority or discretion, if shareholders holding at least ten (10) percent of the number of outstanding shares of any class bring suit.

Vacancies of Directors

Pacific Premier.

        The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, a majority of the directors then in office (although less than a quorum) or the sole remaining director may fill any vacancy on a board of directors, including newly created directorships resulting from an increase in the number of directors. Under the Pacific Premier bylaws, subject to the rights of holders of any series of preferred stock outstanding, any vacancy occurring on its board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum is present. Each director so chosen will hold office until the next annual meeting of shareholders.

SCB.

        Pursuant to SCB's bylaws, except for a vacancy created by the removal of a director, any vacancy on SCB's board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum, or by the sole remaining director. Each director chosen in this manner to fill a vacancy will hold office until the director's sucessor is elected at an annual or special shareholders' meeting. SCB's shareholders may elect a director at any time to fill any vacancy or vacancies not filled by SCB's directors.

Indemnification and Limitation of Liability

Pacific Premier.

        The DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders.

        The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

        The Pacific Premier certificate of incorporation provides for the indemnification of directors, officers and certain of its authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or authorized representative is permitted only if the board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, the Pacific Premier certificate of incorporation provides that the directors shall have no personal liability to Pacific Premier or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Pacific Premier or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

SCB.

        The CGCL permits a corporation to indemnify any person who was, is, or is threatened to be made a party to a proceeding, by reason of the fact that the person is or was an agent of the corporation (defined as any person who is or was a director, officer, employee or other agent of the corporation or its predecessor, or is or was serving at the request of the corporation or its predecessor as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A similar standard is applicable in the case of derivative actions, except that court approval of the settlement is required before there can be any indemnification where such action has been settled, and court approval of indemnification is required where the person seeking indemnification has been found liable to the corporation.

        Pursuant to the CGCL, expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if the agent is ultimately determined to not be entitled to indemnification.

        The CGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, shareholder vote, agreement or otherwise to the extent the additional rights to indemnification are authorized in the articles of incorporation. SCB's articles of incorporation authorize SCB to indemnify, through bylaw provisions or through separate agreements or both, any person who is or was a director, officer, employee or other agent of SCB, or is or was serving at the request of SCB as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of SCB or of another enterprise at the request of the predecessor corporation, for a breach of duty to SCB and its shareholders. The indemnification provided by SCB may be in excess of the indemnification otherwise permitted by the CGCL, subject only to the limitations on excess indemnification with respect to actions for breach of duty to SCB (i) for acts or omissions that involve intentional misconduct or knowing and culpable violation of the law, (ii) for acts or omissions not in good faith or that a director believes to be contrary to the best interests of SCB or its shareholders, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to SCB or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to SCB or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to SCB or its shareholders, (vi) for any contract or other transaction between SCB, on the one hand, and one or more of SCB's directors or any corporation, firm or association in which one or more of its directors has a material financial interest or for which such director or directors also serve as a director, on the other hand, which transaction is not otherwise approved in accordance with the CGCL, or (vi) for the unlawful payment of dividends, distribution of assets to SCB's shareholders after institution of dissolution proceedings, or the unlawful making of any loan or guaranty.

        SCB's bylaws provide that each person who was or is a party or is threatened to be made a party or is otherwise involved in any proceeding by reason of being or having been a director of officer of SCB, or any predecessor corporation, or being or having been a director or officer serving at the request of SCB as a director, officer, employee, or other agent of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to SCB-sponsored employee benefit plans), will be, subject to any agreement between the person and SCB, indemnified and held harmless by SCB to the fullest extent permitted under California law and SCB's articles of incorporation, against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred by that person in connection with such proceeding, except that amounts will be payable in settlement of a proceeding only if the settlement is approved by SCB in writing. The right to indemnification described above also includes the right to advancement of expenses to the fullest extent permitted by law, subject to certain conditions described in SCB's articles of incorporation.

        In addition, pursuant to SCB's bylaws, any person who was or is a party or is threatened to be made a party to or is involved in any proceeding by reason of being or having been an employee or agent of SCB, or being or having been an employee or agent of SCB serving at the request of SCB as an employee or agent of another enterprise, may, upon appropriate action by SCB and subject to the terms of any agreement between SCB and that person, be indemnified and held harmless by SCB up to the fullest extent permitted by California law and SCB's articles of incorporation against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by that person in connection with such proceeding.

        The right to indemnification (including expense advancement) provided in SCB's bylaws is not available with respect to expenses, liabilities or losses incurred in connection with any legal proceeding against a director or officer: (i) as to which SCB is prohibited by applicable law from paying; (ii) with respect to expenses of defense or investigation, if incurred without SCB's consent; (iii) for which final payment is actually made to the director or officer under an insurance policy maintained by SCB, except in respect of any excess beyond the amount of payment under the policy; (iv) for which payment is actually made to the director or officer under an indemnity by SCB otherwise than pursuant to SCB's bylaws, except in respect of any excess beyond the amount of payment under that indemnity; (v) based upon or attributable to the director or officer gaining in fact any personal profit or advantage to which not legally entitled; (vi) for accounting of profits made from the purchase or sale by the director or officer of securities of SCB pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state, or local statutory law; or (vii) based upon acts or omissions involving intentional misconduct, or a knowing and culpable violation of law.

        Under the CGCL, a subject corporation may, through its articles of incorporation, eliminate or limit the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders, except (i) for acts or omissions that involve intentional misconduct or knowing and culpable violation of the law, (ii) for acts or omissions not in good faith or that a director believes to be contrary to the best interests of the corporation or its shareholders, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) for any contract or other transaction between SCB, on the one hand, and one or more of SCB's directors or any corporation, firm or association in which one or more of its directors has a material financial interest or for which such director or directors also serve as a director, on the other hand, which transaction is not otherwise approved in accordance with the CGCL, or (vii) for the unlawful payment of dividends, distribution of assets to shareholders after institution of dissolution proceedings, or the unlawful making of any loan or guaranty. The SCB articles of incorporation eliminate the liability of the directors of SCB for monetary damages to the fullest extent permissible under California law.

Amendments to Articles of Incorporation and Bylaws

Pacific Premier.

        The DGCL provides that an amendment to a Delaware corporation's certificate of incorporation requires a board resolution stating the advisability of the amendment and approval by a majority of the holders of outstanding capital stock of each class entitled to vote thereon. The Pacific Premier certificate of incorporation provides that amendments to the Pacific Premier certificate of incorporation may be effected in the manner prescribed by the DGCL; provided, however, that the amendment of Sections C or D of Article Fifth, Article Sixth, Article Seventh, Article Ninth and Article Eleventh requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class.

        The Pacific Premier bylaws authorize Pacific Premier's board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting. The Pacific Premier bylaws may also be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class.

SCB.

        Subject to certain exceptions, the CGCL provides that amendments to a California corporation's articles of incorporation must be approved by the board of directors and by a majority of the corporation's outstanding shares, either before or after approval by the board of directors.

        Pursuant to SCB's bylaws, SCB bylaws may be adopted, amended or repealed either by approval of holders of a majority of SCB's outstanding shares of capital stock entitled to vote or by the approval of SCB's board of directors, except in certain circumstances involving the changing of the number of directors, which require the approval of SCB's shareholders pursuant to the CGCL.

Notice of Shareholder Meetings

Pacific Premier.

        In accordance with the DGCL, the Pacific Premier bylaws provide that a written notice of the time, date, and place of all shareholder meetings must be given to each shareholder entitled to vote at the meeting not less than ten (10) days nor more than sixty (60) days prior to the meeting.

SCB.

        In accordance with the CGCL, the SCB bylaws provide that a written notice of the place, the date and the hour of all shareholder meetings must be mailed, postage prepaid, to each shareholder entitled to vote at the meeting at least ten (10) and no more than sixty (60) days prior to the meeting.

Special Meetings of Shareholders

Pacific Premier.

        Pursuant to the DGCL, a special meeting of shareholders may be called by a corporation's board of directors or by the persons authorized to do so in the corporation's certificate of incorporation or bylaws. The Pacific Premier certificate of incorporation provides that a special meeting of shareholders may be called only by the board of directors pursuant to a resolution adopted by the majority of the total number of authorized directorships or as otherwise provided in the bylaws. The Pacific Premier bylaws provide that, subject to the rights of the holders of preferred stock, special meetings of shareholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies on the board of directors.

SCB.

        Pursuant to the CGCL and the SCB bylaws, special meetings of the shareholders may be called by SCB's board of directors, the chairperson of SCB's board of directors, SCB's president or the holders of shares of SCB capital stock entitled to cast not less than ten (10) percent of the votes at the meeting. Pursuant to the CGCL, shareholders requesting a special meeting must do so by submitting their request, in writing, to the chairperson of SCB's board of directors or to SCB's president, vice president or secretary. Pursuant to SCB's bylaws, every special meeting of SCB shareholders, unless otherwise required by law, must be called by mailing, postage prepaid, to each shareholder at the address appearing on SCB's books, a notice stating the purpose of the special meeting not less than ten (10) days nor more than sixty (60) days prior to the date fixed for the meeting.

Shareholder Nominations and Shareholder Proposals

Pacific Premier.

        The Pacific Premier bylaws provide that shareholders of Pacific Premier may nominate one or more persons for election as director only if such nominations are delivered to the secretary of Pacific Premier at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. Each such notice must set forth information concerning the nominee, the nominating shareholder and the other information specified in the Pacific Premier bylaws. The Pacific Premier bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to the secretary of Pacific Premier within the same time frame as shareholder nominations for directors described above. Each such notice must set forth information concerning the proposal, the proposing shareholder and the information specified in the Pacific Premier bylaws.

SCB.

        SCB's bylaws permit any shareholder entitled to vote for the election of directors to make nominations for the election of members of SCB's board of directors. Notice of intention to make a nomination must be in writing and delivered or mailed to SCB's president not less than twenty-one (21) days nor more than sixty (60) days prior to any meeting of SCB's shareholders called for the election of directors. If less than twenty-one (21) days' notice is given to SCB's shareholders, the notice of intention to nominate must be mailed or delivered to SCB's president not later than the close of business on the tenth (10th) day following the day on which the meeting notice was mailed. The notification of the shareholder's intent to nominate a director must contain certain information about the nominee as specified in SCB's bylaws.

        Neither the CGCL, the SCB articles of incorporation nor the SCB bylaws specifically address shareholder proposals.

Shareholder Action by Written Consent

Pacific Premier.

        The Pacific Premier bylaws provide that, subject to the rights of the holders of any class or series of preferred stock, any action required or permitted to be taken by the shareholders of Pacific Premier must be effected at an annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.

SCB.

        SCB's articles of incorporation provide that SCB's shareholders may not act by written consent in lieu of a meeting. All action taken by SCB's shareholders must be taken at an annual or special meeting of the shareholders.

Transactions with Interested Persons

Pacific Premier.

        The DGCL prohibits a corporation from engaging in any business combination with an interested shareholder (defined as a 15% shareholder) for a period of three years after the date that shareholder became an interested shareholder, unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction in which the shareholder became an interested shareholder, (ii) upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (iii) on or after the date the shareholder became an interested shareholder, the business combination received the approval of both the corporation's directors and holders of two-thirds of the outstanding voting shares not owned by the interested shareholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. The Pacific Premier certificate of incorporation expressly provides that it is bound by this provision of the DGCL concerning transactions with interested shareholders.

SCB.

        Under the CGCL, contracts between a corporation and one or more of its directors, or between a corporation and any corporation, firm or association in which one or more of its directors has a material financial interest are not void or voidable because such director or directors or such other corporation, firm or association are parties or because such director or directors are present at the meeting of the board or a committee thereof which authorizes, approves or ratifies the contract or transaction, if: (i) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the shareholders and such contract or transaction is approved by the shareholders in good faith, with the shares owned by the interested director or directors not being entitled to vote thereon; or (ii) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it is authorized, approved or ratified; or (iii) the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

Dividends

Pacific Premier.

        The DGCL permits a Delaware corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Further, it is the policy of the Federal Reserve that bank holding companies, such as Pacific Premier, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to their banking subsidiaries. The Pacific Premier bylaws permit its board of directors to declare dividends, but it is Pacific Premier's policy to retain earnings to provide funds for use in its business. Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

SCB.

        The CGCL permits a California corporation to declare and pay dividends if the amount of retained earnings of the corporation immediately prior to the dividend payment exceeds the sum of the proposed dividend distribution plus the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable dividend is being made. The CGCL also requires that a corporation's assets equal or exceed the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the dividend to satisfy the preferential rights, including accrued but unpaid dividends, of other shareholders upon dissolution that are superior to the rights of the shareholders receiving the dividend. The CGCL also prohibits dividend distributions if either the corporation or any of its subsidiaries would be unable to meet liabilities as they mature. Under SCB bylaws, the board of directors may make distributions in the manner it may deem proper as provided by law. Further, it is the policy of the Federal Reserve that bank holding companies, such as SCB, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries.

        SCB has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends on its common stock in the foreseeable future. SCB has declared and paid dividends on its Senior Non-Cumulative Perpetual Preferred Stock, Series C, in accordance with the terms of such preferred stock.

Shareholders' Right of Dissent and Appraisal

Pacific Premier.

        Under the DGCL, shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation of business entities occurs. However, the DGCL provides that appraisal rights are not available with respect to any class or series to stock that is either listed on a national securities exchange or held of record by more than 2,000 holders, unless, under the terms of the transaction, holders are required to accept anything other than shares of publicly traded stock of the acquirer and/or cash in lieu of fractional shares. Pacific Premier's common stock is listed on a national securities exchange, and as such, Pacific Premier's shareholders are not entitled to appraisal rights.

SCB.

        SCB's shareholders are entitled to dissenters' rights in connection with the merger under the CGCL. For a discussion of the dissenters' rights under the CGCL, see "The Merger—Dissenters' Rights" beginning on page 99, and the dissenters' rights provisions of the CGCL, a copy of which is attached as Appendix D to this joint proxy statement/prospectus.

 LEGAL MATTERS

        The validity of the Pacific Premier common stock to be issued in the merger has been passed upon for Pacific Premier by Holland & Knight LLP, Washington, D.C. As of December 16, 2015, attorneys employed by that law firm beneficially owned approximately 69,397 shares of Pacific Premier common stock.

EXPERTS

        Pacific Premier's consolidated financial statements appearing in its Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Vavrinek, Trine, Day and Co., LLP, an independent registered public accounting firm, as set forth in their report included therein, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements of SCB included with this joint proxy statement/prospectus for the years ended December 31, 2014 and 2013 have been audited by Crowe Horwath LLP, an independent auditor, as stated in their report, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Pacific Premier Bancorp, Inc.

        Pacific Premier files annual, quarterly and current reports, proxy statements and other information with the Commission. SCB shareholders may read and copy any reports, proxy statements or other information filed by Pacific Premier at the Commission's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549.

        Pacific Premier and SCB shareholders can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Pacific Premier's filings with the Commission are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov). Pacific Premier's filings with the Commission are also available at its website at www.ppbi.com.

        Pacific Premier has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This joint proxy statement/prospectus is a part of that registration statement. As permitted by the Commission's rules, this joint proxy statement/prospectus does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.

        The Commission allows Pacific Premier to "incorporate by reference" into this proxy statement/prospectus, which means that Pacific Premier can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information contained in later filed documents incorporated by reference in this proxy statement/prospectus.

        Pacific Premier incorporates by reference the respective documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the dates of the Pacific Premier special meeting and the SCB special meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission):

  •
  Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 16, 2015.

  •
  Pacific Premier's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 8, 2015.

  •
  Pacific Premier's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed on August 10, 2015.

  •
  Pacific Premier's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed on November 6, 2015.

  •
  Pacific Premier's Current Reports on Form 8-K filed on January 27, 2015, May 28, 2015, September 4, 2015, October 1, 2015 and October 7, 2015.

  •
  Pacific Premier's annual meeting proxy statement, filed on April 27, 2015 (only those portions that have been incorporated by reference in the 2014 Annual Report on Form 10-K).

  •
  The description of the Pacific Premier common stock contained on the Form 8-A as filed with the Commission pursuant to Section 12(b) and 12(g) of the Exchange Act, on February 28, 1997.

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Pacific Premier at the following addresses:

Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200
Irvine, California 92614
Attention: Allen Nicholson
Telephone: (949) 864-8000

        To obtain timely delivery, you should request desired information no later than five (5) business days prior to the date of the special meeting, or by Friday, January 15, 2016.

        If you are a Pacific Premier shareholder and have questions about the issuance of shares of Pacific Premier common stock in connection with the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Pacific Premier common stock, please contact Steven Gardner, Pacific Premier's President and Chief Executive Officer or Allen Nicholson, Pacific Premier's Executive Vice President, Secretary and Chief Financial Officer, at the following address:

Pacific Premier Bancorp, Inc.,
17901 Von Karman Ave.
Suite 1200
Irvine, California 92614

or at the following telephone number:

(949) 864-8000

Security California Bancorp

        SCB does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the Commission. The historical financial statements of SCB are included elsewhere in this joint proxy statement/prospectus.

        If you are a SCB shareholder and have any questions concerning the merger, the merger agreement or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of SCB common stock, please contact Ernest Hwang, SCB's President, or Michael Vanderpool, SCB's Executive Vice President and Corporate Secretary, at the following address:

Security California Bancorp
3403 Tenth Street, Suite 830
Riverside, California 92501

or at the following telephone number:

(951) 368-2265

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Pacific Premier and SCB have not authorized anyone else to provide you with information that is different from that which is contained in this joint proxy statement/prospectus. Moreover, neither Pacific Premier nor SCB is making an offer to sell or soliciting an offer to buy any securities other than the Pacific Premier common stock to be issued by Pacific Premier in the merger, and neither Pacific Premier nor SCB is making an offer of such securities in any state where the offer is not permitted. The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

SEPTEMBER 30, 2015 AND 2014
(Unaudited)

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2015 AND 2014

(Unaudited)

	2015	2014
ASSETS
Cash and due from banks	$12,951,204	$11,598,424
Interest bearing deposits with other financial institutions	26,481,729	35,522,691
Federal funds sold	497,011	498,479

Cash and cash equivalents	39,929,944	47,619,594
Investment securities available-for-sale	204,766,089	138,271,560
Loans, net of deferred fees and cost	476,704,172	410,745,236
Allowance for loan and lease losses	(7,344,332)	(6,454,142)

Net loans	469,359,840	404,291,094
Premises and equipment, net	5,343,228	3,820,978
Restricted stock, at cost	3,671,400	3,580,000
Investment in limited partnerships	1,250,000	750,000
Accrued interest receivable and other assets	8,824,613	8,566,415

Total Assets	$733,145,114	$606,899,641

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Noninterest bearing deposits	$276,940,109	$217,241,917
Interest-bearing deposits	370,764,967	297,164,668

Total deposits	647,705,076	514,406,585
Accrued interest payable and other liabilities	1,900,648	2,194,280
FHLB advances	4,500,000	22,000,000

Total liabilities	654,105,724	538,600,865

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 10,000,000 shares authorized; 7,200 Senior (series C) shares issued and outstanding in 2015 and 2014; aggregate liquidation preference $7,200,000	7,133,447	7,133,447
Common stock, no par value, 40,000,000 shares authorized; 6,039,257 shares issued and outstanding at September 30, 2015 and 5,670,916 shares issued and outstanding at September 30, 2014	57,009,239	53,459,239
Additional paid-in capital	3,377,590	3,262,784
Retained earnings	12,006,130	6,955,914
Accumulated other comprehensive (loss) income	(487,016)	(2,512,607)

Total shareholders' equity	79,039,390	68,298,776

Total liabilities and shareholders' equity	$733,145,114	$606,899,641

The accompanying notes are integral part of these consolidated financial statements.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(Unaudited)

	2015	2014
Interest Income
Interest and fees on loans	$16,368,009	$14,040,908
Interest on federal funds sold	941	915
Interest on investment securities	2,213,483	2,474,486
Interest on deposits with other financial institutions	84,830	66,434

Total interest income	18,667,263	16,582,743
Interest Expense
Interest expense on deposits	1,306,636	1,084,386
Interest expense on other borrowings	18,083	37,839

Total Interest Expense	1,324,719	1,122,225

Net Interest Income	17,342,544	15,460,518

Provisions for loan and lease losses	129,367	841,000

Net Interest Income After Provision for Loan and Lease Losses	17,213,177	14,619,518

Other Income
Gains from sales of Small Business Administration (SBA) loans and related fees	1,378,064	1,161,855
Service charges on deposit accounts	779,835	715,049
Earnings in investment in limited partnerships	—	67,751
Net gain on sale of investment securities	103,411	54,091
Other fees and miscellaneous income	500,928	468,216

Total Other Income	2,762,238	2,466,962

Operating Expenses
Salaries and other employee benefits	8,194,002	7,685,786
Occupancy	1,445,324	1,355,898
Advertising and marketing	193,912	164,575
Professional services	845,742	540,881
Core processing	328,773	254,132
Item processing	314,606	283,564
Stationery, printing and supplies	257,922	242,751
Information and communication	270,065	261,690
Corporate insurance	61,010	48,928
Supervisory assessments	332,627	301,805
Correspondent bank charges	194,422	151,247
Other	902,268	782,161

Total Operating Expenses	13,340,673	12,073,418

Income Before Provision for Income Taxes	6,634,742	5,013,062
Income Tax Provision	2,756,240	2,107,185

Net Income	$3,878,502	$2,905,877
Dividends Paid on Preferred Stock	54,000	54,000

Net income available to common shareholders	$3,824,502	$2,851,877

Earnings Per Common Share—Basic	$0.66	$0.50

Earnings Per Common Share—Diluted	$0.66	$0.50

The accompanying notes are integral part of these consolidated financial statements.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(Unaudited)

	2015	2014
Net Income	$3,878,502	$2,905,877
Other Comprehensive Income
Unrealized gain (loss) on securities:
Unrealized holding gain arising during the period	1,139,758	5,075,823
Less: reclassification adjustment for net (gains) included in net income	(103,411)	(54,091)

Other comprehensive income before tax	1,036,347	5,021,732
Tax effect	(424,902)	(2,058,910)

Net of tax	611,445	2,962,822

Comprehensive Income	$4,489,947	$5,868,699

The accompanying notes are integral part of these consolidated financial statements.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(Unaudited)

	Preferred Stock		Common Stock
						Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)
	Shares Outstanding	Amount	Shares Outstanding	Amount	Additional Paid-in Capital			Total Shareholders' Equity
Balance at January 1, 2014	7,200	7,133,447	5,669,416	53,444,239	3,128,669	4,104,037	(5,475,429)	$62,334,963
Exercise of stock options	—	—	1,500	15,000	—	—	—	15,000
Share-based compensation expense	—	—	—	—	134,115	—	—	134,115
Cash dividends on SBLF preferred shares	—	—	—	—	—	(54,000)	—	(54,000)
Other comprehensive income	—	—	—	—	—	—	2,962,822	2,962,822
Net Income	—	—	—	—	—	2,905,877	—	2,905,877

Balance at September 30, 2014	7,200	$7,133,447	5,670,916	$53,459,239	$3,262,784	$6,955,914	$(2,512,607)	$68,298,776

Balance at January 1, 2015	7,200	$7,133,447	5,670,916	$53,459,239	$3,291,375	$8,181,628	$(1,098,461)	$70,967,228
Exercise of stock options	—	—	367,935	3,550,000	—	—	—	3,550,000
Restricted Shares Award	—	—	4,000	—	—	—	—	—
Forfeited Restricted Shares Award	—	—	(3,594)	—	—	—	—	—
Share-based compensation expense	—	—	—	—	86,215	—	—	86,215
Cash dividends on SBLF preferred shares	—	—	—	—	—	(54,000)	—	(54,000)
Other comprehensive income	—	—	—	—	—	—	611,445	611,445
Net Income	—	—	—	—	—	3,878,502	—	3,878,502

Balance at September 30, 2015	7,200	$7,133,447	6,039,257	$57,009,239	$3,377,590	$12,006,130	$(487,016)	$79,039,390

The accompanying notes are integral part of these consolidated financial statements.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(Unaudited)

	2015	2014
Cash Flows From Operating Activities:
Net income	$3,878,502	$2,905,877
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, net	388,484	394,546
Amortization of net premiums on securities	663,280	441,505
Equity in earnings from investment in limited partnership	—	(67,751)
Provision for loan and lease losses	129,367	841,000
Share-based compensation expense	86,215	134,115
Gain on sale of investments	(103,411)	(54,091)
Gain on sale of SBA loans	(1,155,952)	(834,567)
Amortization of SBA servicing rights	82,388	120,003
Amortization of deferred loan fees	18,953	(58,736)
Amortization of core deposit intangible	12,270	12,596
Discount income on SBA loans	(87,380)	(148,177)
Deferred income tax expense (benefit)	(778,212)	(414,573)
Change in:
Accrued interest receivable and other assets	(1,626,100)	(1,140,501)
Accrued interest payable and other liabilities	(584,268)	744,783

Net cash provided by operating activities	924,136	2,876,029
Cash Flows From Investing Activities:
Purchase of available-for-sale investment securities	(105,162,399)	(22,771,146)
Sales of available-for-sale investment securities	18,133,472	16,849,603
Maturities and principal repayments of available-for-sale investment securities	20,062,561	15,937,376
(Purchases) redemption of restricted stock	(91,400)	(537,600)
Loan originations and payment, net	(53,433,292)	(45,446,453)
Contribution to investment in limited partnership	(500,000)	—
Distribution from investment in limited partnership	—	5,104,316
Purchase of premises and equipment	(172,668)	(187,754)
Murrieta branch acquisition of facility	(1,483,675)	—

Net cash used in investing activities	(122,647,403)	(31,051,658)
Cash Flows From Financing Activities:
Net change in noninterest bearing deposits	44,743,123	26,369,241
Net change in interest bearing deposits	77,172,211	43,123,494
Net change in FHLB advances	(14,500,000)	(26,050,000)
Preferred stock dividend paid	(54,000)	(54,000)
Exercise of stock option	3,550,000	15,000

Net cash provided by financing activities	110,911,334	43,403,735

Net decrease in cash and cash equivalents	$(10,811,933)	$15,228,104
Cash and cash equivalents at beginning of period	50,741,877	32,391,488

Cash and cash equivalents at end of period	$39,929,944	$47,619,592

Supplemental cash flow information:
Interest paid	$1,316,483	$1,116,788
Income taxes paid	3,755,000	2,005,000

The accompanying notes are integral part of these consolidated financial statements.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 1—INTERIM FINANCIAL STATEMENTS

        The accompanying unaudited financial statements of Security California Bancorp (the "Company") and Subsidiaries have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such SEC rules and regulations. Nevertheless, the Company believes that the disclosures are adequate to make the information presented not misleading. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in this registration statement.

        In the opinion of management, all adjustments, including normal recurring adjustments necessary to present fairly the financial position of the Company with respect to the interim financial statements and the results of its operations for the interim period ended September 30, 2015 and 2014, have been included. Certain reclassifications were made to prior year's presentation to conform to the current year. These reclassifications had no material impact on the Bank's previously reported financial statements.

NOTE 2—INVESTMENT SECURITIES AVAILABLE-FOR-SALE

September 30, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Available-for-Sale
U.S. agency securities	$16,991,507	$8,073	$(343,842)	$16,655,738
Collateralized mortgage obligations (Residential)	29,957,639	102,325	(155,221)	29,904,743
Collateralized mortgage obligations (Commercial)	2,021,990	10,568	—	2,032,558
Mortgage backed securities (Residential)	134,916,411	113,957	(444,977)	134,585,392
Mortgage backed securities (Commercial)	10,212,876	41,815	(6,487)	10,248,204
Small Business Administration securities	11,491,116	3,099	(154,762)	11,339,454

	$205,591,540	$279,838	$(1,105,289)	$204,766,089

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 2—INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

September 30, 2014	Gross Amortized Cost	Gross Unrealized Gains	Estimated Unrealized Losses	Fair Value
Securities Available-for-Sale:
U.S. agency securities	$21,740,558	$1,193	$(1,232,796)	$20,508,955
Collateralized mortgage obligations (Residential)	23,143,234	21,180	(730,840)	22,433,574
Mortgage backed securities (Residential)	72,722,500	4,452	(1,360,687)	71,366,265
Mortgage backed securities (Commercial)	10,444,312	—	(357,192)	10,087,120
Small Business Administration securities	14,479,612	—	(603,967)	13,875,646

	$142,530,216	$26,826	$(4,285,482)	$138,271,560

        The gross unrealized loss and related estimated fair value of investment securities that have been in a continuous loss position for less than twelve months and over twelve months at September 30 are as follows:

	Less Than 12 Months		12 Months or Longer		Total
September 30, 2015	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities Available-for-Sale
U.S. agency securities	$999,687	$(313)	$14,656,471	$(343,529)	$15,656,158	$(343,842)
Collateralized mortgage obligations (Residential)	5,359,085	(56,533)	7,453,403	(98,688)	12,812,488	(155,221)
Mortgage backed securities (Residential)	74,259,735	(201,473)	20,467,678	(243,503)	94,727,413	(444,977)
Mortgage backed securities (Commercial)	—	—	3,163,320	(6,487)	3,163,320	(6,487)
Small Business Administration securities	—	—	9,738,917	(154,762)	9,738,917	(154,762)

	$80,618,507	$(258,319)	$55,479,789	$(846,969)	$136,098,296	$(1,105,289)

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 2—INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

	Less Than 12 Months		12 Months or Longer		Total
September 30, 2014	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities Available-for-Sale
U.S. agency securities	$—	$—	$19,753,954	$(1,232,796)	$19,753,954	$(1,232,796)
Collateralized mortgage obligations (Residential)	8,262,596	(124,748)	11,606,478	(606,092)	19,869,074	(730,840)
Mortgage backed securities (Residential)	22,029,130	(111,655)	48,660,354	(1,249,031)	70,689,484	(1,360,687)
Mortgage backed securities (Commercial)	—	—	10,087,119	(357,192)	10,087,119	(357,192)
Small Business Administration securities	—	—	13,875,646	(603,967)	13,875,646	(603,967)

	$30,291,726	$(236,403)	$103,983,551	$(4,049,079)	$134,275,277	$(4,285,482)

        The Bank had one hundred and twenty-seven securities in a loss position as of September 30, 2015. The Bank had one hundred and fifty-nine securities in a loss position as of September 30, 2014.

        U.S. Agency Securities:    The decline in fair value is attributable to changes in interest rates that occurred after these securities were purchased. Because the Bank has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

        Mortgage-Backed Securities (residential and commercial):    All the mortgage-backed securities held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae (FNMA), Freddie Mac (FHLMC) and Ginnie Mae (GNMA), institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired.

        Collateralized Mortgage Obligations (residential):    These securities were issued by either FNMA, FHLMC, or GNMA and therefore the receipt of principal and interest as scheduled has not been an issue and is not projected to be an issue due to the implied guarantee from the government. Because the Bank has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

        Small Business Administration (SBA) Securities:    These securities were issued by the SBA and therefore the receipt of principal and interest as scheduled has not been an issue and is not projected to be an issue due to the implied guarantee from the government.

        The amortized cost and estimated fair value of debt securities by contractual maturity at September 30, 2015, are shown below. Expected maturities, primarily in the mortgage-backed investment securities will differ from contractual maturities because certain borrowers have the right to

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 2—INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

call or prepay obligations with or without call or prepayment penalties. The original contractual maturity of the Bank's mortgage-backed security is between 10 to 30 years, which would differ from the remaining average life or duration that tend to be shorter because of the effect of pre-payments.

	Amortized Cost	Fair Value
Due within one year	$2,500,000	$2,472,571
Due after one year through five years	14,000,000	13,683,595
Due after five years through ten years	11,982,623	11,839,026
Due after ten years	—	—
Mortgage backed securities	145,129,287	144,833,596
Collateralized mortgage obligation	31,979,629	31,937,301

	$205,591,540	$204,766,089

        Investment securities with estimated fair values totaling approximately $16,673,386 and $16,919,496 were pledged to secure public deposits and other contracted obligations at September 30, 2015 and 2014.

        At September 30, 2015 and 2014, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

NOTE 3—LOANS, NET OF LOAN ORIGINATION DEFERRED FEES AND COSTS, AND ALLOWANCE FOR LOAN AND LEASE LOSSES ("ALLL")

        Major classifications of loans are summarized as follows:

	September 30
	2015	2014
Construction and land development	$31,061,314	$17,107,369
Commercial real estate	254,788,791	228,993,264
Commercial and Industrial	164,794,251	141,200,866
Consumer	26,059,816	23,443,738

	476,704,172	410,745,237
Allowance for loan and lease losses	(7,344,332)	(6,454,142)

Loans, net of deferred loan origination fees and costs	$469,359,840	$404,291,094

        At September 30, 2015 and 2014, loans originated under Small Business Administration (SBA) programs totaling $14,602,470 and $11,582,492, respectively, were included in commercial real estate and commercial and industrial categories.

        There were no loans held for sale at September 30, 2015 and 2014.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 3—LOANS, NET OF LOAN ORIGINATION DEFERRED FEES AND COSTS, AND ALLOWANCE FOR LOAN AND LEASE LOSSES ("ALLL") (Continued)

        Salaries and employee benefits totaling $496,000 and $473,000 have been deferred as loan origination costs for the years ended September 30, 2015 and 2014, respectively.

        The following tables present the activities in the allowance for loan and lease losses for the nine months ended September 30, 2015 and 2014:

September 30, 2015	Construction and Land Development	Commercial Real Estate	Commercial and Industrial	Consumer	Total
Allowance for Loan and Lease Losses:
Beginning of Year	$100,269	$2,113,675	$2,931,637	$1,534,821	$6,680,402
Provisions	—	—	129,367	—	129,367
Charge-offs	—	—	(231,580)	—	(231,580)
Recoveries	—	574,085	139,454	52,604	766,143

End of period	$100,269	$2,687,760	$2,968,878	$1,587,425	$7,344,332

Reserves:
Specific	$—	$—	$719,490	$37,222	$756,712
General	100,269	2,687,760	2,120,021	1,679,570	6,587,619

	$100,269	$2,687,760	$2,839,511	$1,716,792	$7,344,332

Loans Evaluated for Impairment:
Individually	$—	$177,505	$5,240,137	$1,223,907	$6,641,549
Collectively	31,061,313	254,611,286	159,554,114	24,835,909	470,062,622

	$31,061,313	$254,788,791	$164,794,251	$26,059,816	$476,704,172

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 3—LOANS, NET OF LOAN ORIGINATION DEFERRED FEES AND COSTS, AND ALLOWANCE FOR LOAN AND LEASE LOSSES ("ALLL") (Continued)

September 30, 2014	Construction and Land Development	Commercial Real Estate	Commercial and Industrial	Consumer	Total
Allowance for Loan and Lease Losses:
Beginning of Year	$67,666	$1,502,572	$2,692,574	$1,479,670	$5,742,482
Provisions	—	—	372,000	469,000	841,000
Charge-offs	—	—	(390,280)	(211)	(390,491)
Recoveries	—	—	261,150	—	261,150

End of period	$67,666	$1,502,572	$2,935,445	$1,948,459	$6,454,142

Reserves:
Specific	$—	$49,338	$835,417	$—	$884,755
General	67,666	1,453,234	2,037,028	2,011,459	5,569,387

	$67,666	$1,502,572	$2,872,445	$2,011,459	$6,454,142

Loans Evaluated for Impairment:
Individually	$—	$575,328	$4,173,436	$1,278,381	$6,027,145
Collectively	17,107,369	228,417,935	137,027,430	22,165,357	404,718,091

	$17,107,369	$228,993,264	$141,200,866	$23,443,738	$410,745,237

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 3—LOANS, NET OF LOAN ORIGINATION DEFERRED FEES AND COSTS, AND ALLOWANCE FOR LOAN AND LEASE LOSSES ("ALLL") (Continued)

        The following tables show an aging analysis of the loan portfolio by class and the time past due at September 30, 2015 and September 30, 2014:

September 30, 2015	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days Past Due	Loans Not Past Due	Total	Nonaccrual
Construction and Land Development	$—	$—	$—	$31,061,314	$31,061,314	$—
Commercial Real Estate	—	—	—	254,788,791	254,788,791	147,068
Commercial and Industrial	2,366,288	—	375,662	162,052,302	164,794,251	3,698,105
Consumer	372,508	852,392	—	24,834,917	26,059,816	852,392

	$2,738,795	$852,392	$375,662	$472,737,323	$476,704,172	$4,697,565

September 30, 2014	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days Past Due	Loans Not Past Due	Total	Nonaccrual
Construction and Land Development	$—	$—	$—	$17,107,369	$17,107,369	$—
Commercial Real Estate	—	—	—	228,993,263	228,993,263	253,184
Commercial and Industrial	—	319,412	3,187,210	137,694,244	141,200,866	4,100,264
Consumer	—	—	—	23,443,738	23,443,738	906,866

	$—	$319,412	$3,187,210	$407,238,614	$410,745,236	$5,260,314

        The following present by class, information related to the recorded investment and interest income recognized on impaired loans for the nine months ended September 30, 2015 and 2014. The recorded investment does not include deferred fees and accrued interest, as both are deemed immaterial. The unpaid principal balance represents the outstanding commitment.

September 30, 2015	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded
Construction and Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	177,505	177,505	—	451,283	28,132
Commercial and Industrial	2,965,633	2,965,633	—	404,073	1,069
Consumer	852,392	852,392	—	867,956	—

	$3,995,530	$3,995,530	$—	$1,723,311	$29,201

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 3—LOANS, NET OF LOAN ORIGINATION DEFERRED FEES AND COSTS, AND ALLOWANCE FOR LOAN AND LEASE LOSSES ("ALLL") (Continued)

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an Allowance Recorded
Construction and Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	400,970	400,970	81,525	128,803	38,373
Commercial and Industrial	1,873,534	1,873,534	637,965	2,011,227	50,216
Consumer	371,515	371,515	37,222	371,515	7,013

	$2,646,019	$2,646,019	$756,712	$2,511,545	$95,602

September 30, 2014	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded
Construction and Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	490,031	490,031	—	502,857	45,851
Commercial and Industrial	3,290,902	3,290,902	—	535,117	6,089
Consumer	1,278,381	1,278,381	—	1,608,103	7,221

	$5,059,314	$5,059,314	$—	$2,646,077	$59,162

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an Allowance Recorded
Construction and Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	85,297	85,297	49,338	20,764	19,403
Commercial and Industrial	882,534	882,534	835,417	1,028,145	409
Consumer	—	—	—	—	—

	$967,831	$967,831	$884,755	$1,048,909	$19,812

        If interest on non-accruing loans had been recognized at interest rates stipulated in the respective loan agreements, interest income would have increased by $245,785 and $263,142 for the nine months ended September 30, 2015 and 2014, respectively.

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes all loans classified as special mention, substandard and doubtful. This analysis is performed on a quarterly basis. The Company uses the definitions for risk ratings listed above.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 3—LOANS, NET OF LOAN ORIGINATION DEFERRED FEES AND COSTS, AND ALLOWANCE FOR LOAN AND LEASE LOSSES ("ALLL") (Continued)

        The risk category by class of loans was as follows as of September 30:

September 30, 2015	Pass	Special Mention	Substandard	Doubtful	Total
Construction and Land Development	$31,061,314	$—	$—	$—	$31,061,314
Commercial Real Estate	235,474,250	9,143,611	10,170,930	—	254,788,791
Commercial and Industrial	150,288,438	7,315,180	7,190,633	—	164,794,251
Consumer	23,019,053	1,358,868	1,681,895	—	26,059,816

	$439,843,055	$17,817,659	$19,043,458	$—	$476,704,172

September 30, 2014	Pass	Special Mention	Substandard	Doubtful	Total
Construction and Land Development	$17,107,369	$—	$—	$—	$17,107,369
Commercial Real Estate	224,078,267	3,213,201	1,701,795	—	228,993,263
Commercial and Industrial	128,089,843	3,663,954	9,447,069	—	141,200,866
Consumer	21,402,305	763,052	1,278,381	—	23,443,738

	$390,677,785	$7,640,207	$12,427,244	$—	$410,745,236

        There were nine loans classified as troubled debt restructurings (TDR's) at September 30, 2015, amounting to $4,945,600, of which $3,739,943 were on nonaccrual status. There were eight loans classified as troubled debt restructurings (TDR's) at September 30, 2014, amounting to $1,588,406, of which $929,872 were on nonaccrual status. The Company has allocated $372,962 and $884,755 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of September 30, 2015 and 2014. The Company has committed to lend no additional amounts to customers with outstanding loans that are classified as troubled debt restructurings as of September 30, 2015 and 2014.

        For the nine month ended September 30, 2015 and 2014, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan or an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk. During the same period, there was no troubled debt restructurings in which the amount of principal or accrued interest owed from the borrower were forgiven.

        There were no loans modified as TDR's during the nine months ended September 30, 2015.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 3—LOANS, NET OF LOAN ORIGINATION DEFERRED FEES AND COSTS, AND ALLOWANCE FOR LOAN AND LEASE LOSSES ("ALLL") (Continued)

        The following table presents loans by class modified as trouble debt restructurings that occurred during the nine months ended September 30, 2015 and 2014:

September 30, 2015	Number of Contracts	Pre- Modification Investment	Post- Modification Investment
TDR's
Commercial and Industrial	1	$2,955,633	$2,955,633

	1	$2,955,633	$2,955,633

        The TDR's described above did not increase the allowance for loan and lease losses and had no charge-offs during the nine months ended September 30, 2015.

September 30, 2014	Number of Contracts	Pre- Modification Investment	Post- Modification Investment
TDR's
Commercial and Industrial	1	319,412	319,412

	1	$319,412	$319,412

        The TDR's described above increased the allowance for loan and lease losses by $285,345 and had no charge-offs during the nine months ended September 30, 2014.

        TDR's are considered to have defaulted when payments are over 90 days past due. During the nine months ended September 30, 2015 and 2014, there were no TDR's that defaulted within the restructuring period.

NOTE 4—EARNINGS PER COMMON SHARE (EPS)

        The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:

        Outstanding options of 267,129 and 705,716 were not factored into the calculation of dilutive stock options at September 30, 2015 and 2014, respectively, because they were anti-dilutive. The number of dilutive stock options were not material for the periods presented.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 4—EARNINGS PER COMMON SHARE (EPS) (Continued)

        A reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations is as follows:

	September 30, 2015		September 30, 2014
	Income	Shares	Income	Shares
Net income as reported	$3,878,502	—	$2,905,877	—
Less: preferred stock dividends	(54,000)	—	(54,000)	—
Shares outstanding at nine months ended	—	6,039,257	—	5,670,916
Impact of weighting shares purchased during the year	—	(271,196)	—	(742)

Used in Basic and Diluted EPS	3,824,502	5,768,061	2,851,877	5,670,174

NOTE 5—FAIR VALUE MEASUREMENT

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. That guidance describes three levels of inputs that may be used to measure fair value:

          Level 1:     Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

          Level 2:     Significant other observable inputs (other than Level 1 prices) such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

          Level 3:     Significant unobservable inputs that reflect an entity's own assumptions about the factors that market participants would use in pricing an asset or liability.

        The Bank used the following methods and significant assumptions to estimate fair value:

          Securities:    The fair value of securities available-for-sale is determined by obtaining quoted prices on nationally recognized exchanges or matrix pricing which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather relying on the security's relationship to other benchmark quoted securities. At September 30, 2015 and 2014, the fair value of AFS investment securities was determined based on Level 2 inputs.

        The following table presents information about the Company's assets and liabilities measured at fair value on a recurring basis as of September 30, 2015 and 2014, and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 5—FAIR VALUE MEASUREMENT (Continued)

        Assets measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements Using:
September 30, 2015	Total	Level 1	Level 2	Level 3
Securities Available-for-Sale:
U.S. agency securities	$16,655,738	$—	$16,655,738	$—
Collateralized mortgage obligations (residential)	29,904,743	—	29,904,743	—
Collateralized mortgage obligations (commercial)	2,032,558	—	2,032,558	—
Mortgage backed securities (residential)	134,585,392	—	134,585,392	—
Mortgage backed securities (commercial)	10,248,204	—	10,248,204	—
Small Business Administration securities	11,339,454	—	11,339,454	—

	$204,766,089	$—	$204,766,089	$—

		Fair Value Measurements Using:
September 30, 2014	Total	Level 1	Level 2	Level 3
Securities Available-for-Sale:
U.S. agency securities	$20,508,955	$—	$20,508,955	$—
Collateralized mortgage obligations (residential)	22,433,574	—	22,433,574	—
Mortgage backed securities (residential)	71,366,265	—	71,366,266	—
Mortgage backed securities (commercial)	10,087,120	—	10,087,119	—
Small Business Administration securities	13,875,646	—	13,875,646	—

	$138,271,560	$—	$138,271,560	$—

        There were no transfers between Level 1, Level 2 or Level 3 during the nine months ended September 30, 2015 or 2014.

        There were no assets and liabilities measured at fair value on a non-recurring basis at September 30, 2015 or September 2014.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 5—FAIR VALUE MEASUREMENT (Continued)

        The carrying amounts and estimated fair values of financial instruments, at September 30, 2015 and September 30, 2014 are as follows:

		Fair Value Measurements at September 30, 2015 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and due from banks	$12,951,204	$12,951,204	$—	$—	$12,951,204
Deposits with other financial institutions	26,481,729	26,481,729	—	—	26,481,729
Federal funds sold	497,011	497,011	—	—	497,011
Securities available-for-sale	204,766,089	—	204,766,089	—	204,766,089
Restricted stock	3,671,400	—	—	—	N/A
Loans, net of loan origination fees and costs	476,704,172	—	—	468,313,633	468,313,633
Accrued interest receivable	2,030,200	10,225	543,871	1,476,104	2,030,200
Financial liabilities
Deposits	647,695,490	517,858,000	118,630,000	—	636,488,000
Accrued interest payable	42,844	1,019	41,825	—	42,844
FHLB advances	4,500,000	4,500,000	—	—	4,500,000

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 5—FAIR VALUE MEASUREMENT (Continued)

		Fair Value Measurements at September 30, 2014 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and due from banks	$11,598,424	$11,598,424	$—	$—	$11,598,424
Federal funds sold	35,522,691	35,522,691	—	—	35,522,691
Deposits with other financial institutions	498,479	498,479	—	—	498,479
Securities available-for-sale	138,271,560	—	138,271,560	—	138,271,560
Restricted stock	3,580,000	—	—	—	N/A
Loans, net of loan origination fees and costs	410,745,236	—	—	403,386,210	403,386,210
Accrued interest receivable	1,721,181	10,225	451,894	1,259,061	1,721,180
Financial liabilities
Deposits	514,401,766	406,377,000	94,861,000	—	501,238,000
Accrued interest payable	26,620	464	26,156	—	26,620
FHLB Advances	22,000,000	22,000,000	—	—	22,000,000

        The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

  (a) Cash, due from banks, Federal Funds Sold, and deposits with other financial institutions

        The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.

  (b) Restricted Stocks

        It is not practical to determine the fair value of restricted stocks due to restrictions placed on its transferability.

  (c) Loans

        Fair values of loans are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 5—FAIR VALUE MEASUREMENT (Continued)

  (d) Deposits

        The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) resulting in either a Level 1 or Level 2 classification The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date resulting in either a Level 1 or Level 2 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

  (e) Accrued Interest Receivable/Payable

        The carrying amounts of accrued interest approximate the fair value of the related asset or liability.

  (f) FHLB Advances

        The fair values of the Company's overnight borrowings are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 1 classification. FHLB advances represent overnight borrowing thus their fair value is their carrying value.

  (g) Off-balance Sheet Instruments

        Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of commitments is not material.

NOTE 6—MURRIETA BRANCH ACQUISITION

        On April 4, 2015, the Bank and Rabobank, N.A. ("Rabo"), a nationally- chartered commercial bank established under the laws of the United States entered into a Purchase and Assumption Agreement ("Agreement"), in which the Bank will acquire certain assets (excluding loans) and to assume certain deposits, and other liabilities of one of the Rabo branches located at 40723 Murrieta Hot Springs Road, Murrieta, California 92562 (the "Branch").

        On July 24, 2015, which was the Closing Date the Agreement was consummated and the Bank assumed deposits of $39,166,288 that includes accrued interest of $8,141. The balance of the deposits at the Murrieta Branch were classified as deposits sourced at Murrieta of $21,797,981, and deposits that were sourced at Hemet of $17,360,166.

        The Bank at closing date had paid a premium of $569,779 that was equal to 2.75% of the average daily closing balances of all the deposits (non-maturing and time certificate of deposits) associated with the Murrieta source deposits for the 30-business day period ended at the Closing Date. The Bank is also committed to pay a premium equal to 1.75% of the balance of the deposits sourced at Hemet

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2015 AND 2014

(Unaudited)

NOTE 6—MURRIETA BRANCH ACQUISITION (Continued)

based on the total of the non-maturing deposits as of the Six Month Anniversary, which is on January 24, 2016, which is estimated at $109,453.

        On July 24, 2015, the Bank acquired all the cash of the Branch of $210,124 and a building with a net book value of $1,483,675, which was built on a ground lease that the Bank has also assumed from Rabo.

        As of September 30, 2015, the bank has recorded the assets that were acquired and the deposits and liabilities that were assumed at the July 24, 2015 Closing Date based upon their original carrying value. Management believes that the fair values of the assets acquired and liabilities assumed will not be materially different from what has been recorded and will record these in the fourth quarter of 2015 when the various valuation reports are reviewed and finalized.

NOTE 7—SUBSEQUENT EVENT—AGREEMENT AND PLAN OF REORGANIZATION WITH PACIFIC PREMIER BANCORP, INC. ("PPBI")

        On September 30, 2015, the Company has entered into an Agreement and Plan of Reorganization with Pacific Premier Bancorp, Inc. ("PPBI"), a Delaware corporation having its principal place of business in Irvine, California, and the holding company of Pacific Premier Bank ("PPBI Bank") in which a definitive agreement has been entered into for PPBI to acquire the Company.

        Under terms of the definitive agreement, upon consummation of the acquisition, stockholders of the Company's common stock will have the right to receive 0.9629 shares of PPBI common stock for each share of the Company's common stock they own. Based on a $20.32 closing price of PPBI's common stock on September 30, 2015, the aggregate merger consideration is approximately $118.9 million or $19.57 per share of the Company's common stock.

        The exchange ratio reflecting the number of shares of PPBI common stock to be issued in exchange for each share of the Company's common stock is fixed as long as PPBI's stock price remains between $16.550 and $22.391, as measured by the 20-day average closing price up to and including the fifth trading day prior to closing date of the definitive agreement. The value of the stock consideration will fluctuate based on the value of PPBI's common stock. In the event the average closing price of PPBI's common stock is outside this price range, then the exchange ratio will be adjusted to reflect the increase or decrease in the average closing price of PPBI's common stock that is outside of this range.

        Considering the effect of the transaction, and based upon an exchange ratio of 0.9629, existing PPBI's stockholders will own approximately 78.7% of the outstanding shares of the combined entity and the Company's stockholders are expected to own approximately 21.3%.

        The transaction is expected to close early in the first quarter of 2016, subject to satisfaction of customary closing conditions, including regulatory approvals and approval of the Company's stockholders, as well the PPBI's stockholders.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

DECEMBER 31, 2014 AND 2013

CONTENTS

Crowe Horwath LLP Independent Member Crowe Horwath International

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders of
Security California Bancorp and Subsidiaries
Riverside, California

Report on the Financial Statements

        We have audited the accompanying consolidated financial statements of Security California Bancorp and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security California Bancorp and Subsidiaries as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Crowe Horwath LLP

Sacramento, California
March 26, 2015

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS
Cash and due from banks	$13,233,257	$11,192,509
Interest bearing deposits with other financial institutions	37,011,578	20,701,028
Federal funds sold	497,042	497,951

Cash and cash equivalents	50,741,877	32,391,488
Investment securities available-for-sale	137,323,245	143,653,075
Loans, net of deferred fees and cost	421,511,938	364,386,643
Allowance for loan and lease losses	(6,680,402)	(5,742,482)

Net loans	414,831,536	358,644,161
Premises and equipment, net	4,075,369	4,027,771
Restricted stock, at cost	3,580,000	3,042,400
Investment in limited partnerships	750,000	5,786,565
Accrued interest receivable and other assets	6,939,860	9,202,850

Total Assets	$618,241,887	$556,748,310

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Noninterest bearing deposits	$232,187,400	$190,867,857
Interest-bearing deposits	293,592,756	254,041,174

Total deposits	525,780,156	444,909,031
Accrued interest payable and other liabilities	2,494,503	1,454,316
FHLB advances	19,000,000	48,050,000

Total liabilities	547,274,659	494,413,347

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 10,000,000 shares authorized; 7,200 Senior (series C) shares issued and outstanding in 2014 and 2013; aggregate liquidation preference $72,000	7,133,447	7,133,447
Common stock, no par value, 40,000,000 shares authorized; 5,670,916 shares issued and outstanding in 2014 and 5,669,416 shares issued and outstanding in 2013	53,459,239	53,444,239
Additional paid-in capital	3,291,375	3,128,669
Retained earnings	8,181,628	4,104,037
Accumulated other comprehensive (loss) income	(1,098,461)	(5,475,429)

Total shareholders' equity	70,967,228	62,334,963

Total liabilities and shareholders' equity	$618,241,887	$556,748,310

The accompanying notes are integral part of these consolidated financial statements.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
Interest Income
Interest and fees on loans	$19,238,357	$16,067,757
Interest on federal funds sold	1,226	1,250
Interest on investment securities	3,222,576	2,999,902
Interest on deposits with other financial institutions	97,664	88,215

Total interest income	22,559,823	19,157,124
Interest Expense
Interest expense on deposits	1,481,179	1,329,271
Interest expense on other borrowings	46,791	36,969

Total Interest Expense	1,527,970	1,366,240

Net Interest Income	21,031,853	17,790,884

Provisions for loan and lease losses	940,000	1,127,664

Net Interest Income After Provision for Loan and Lease Losses	20,091,853	16,663,220

Other Income
Gains from sales of Small Business Administration (SBA) loans and related fees	1,502,727	1,513,865
Service charges on deposit accounts	964,778	995,981
Earnings in investment in limited partnerships	67,751	356,477
Net gain on sale of investment securities	86,930	260,779
Other fees and miscellaneous income	599,038	292,378

Total Other Income	3,221,224	3,419,480

Operating Expenses
Salaries and other employee benefits	10,321,431	9,021,033
Occupancy	1,782,618	1,918,737
Advertising and marketing	209,741	216,124
Professional services	697,281	744,829
Core processing	343,143	269,558
Item processing	376,576	354,769
Stationery, printing and supplies	347,513	312,721
Information and communication	358,233	310,446
Corporate insurance	65,145	56,443
Supervisory assessments	409,054	379,545
Correspondent bank charges	205,570	148,221
Other	1,088,918	1,079,793

Total Operating Expenses	16,205,223	14,812,219

Income Before Provision for Income Taxes	7,107,854	5,270,481
Income Tax Provision	2,958,263	2,105,011

Net Income	$4,149,591	$3,165,470
Dividends Paid on Preferred Stock	72,000	72,000

Net income available to common shareholders	$4,077,591	$3,093,470

Earnings Per Common Share—Basic	$0.72	$0.55

Earnings Per Common Share—Diluted	$0.72	$0.55

The accompanying notes are integral part of these consolidated financial statements.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
Net Income	$4,149,591	$3,165,470
Other Comprehensive (Loss) Income
Unrealized gain (loss) on securities:
Unrealized holding gain (loss) arising during the period	7,505,519	(9,831,883)
Less: reclassification adjustment for net (gains) included in net income	(86,930)	(260,779)

Other comprehensive income (loss) before tax	7,418,589	(10,092,662)
Tax effect	(3,041,621)	4,137,991

Net of tax	4,376,968	(5,954,671)

Comprehensive Income (Loss)	$8,526,559	$(2,789,201)

The accompanying notes are integral part of these consolidated financial statements.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

AS OF DECEMBER 31, 2014

	Preferred Stock		Common Stock
						Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)
	Shares Outstanding	Amount	Shares Outstanding	Amount	Additional Paid-in Capital			Total Shareholders' Equity
Balance at January 1, 2013	7,200	7,133,447	5,663,276	53,444,239	2,949,061	1,010,567	479,242	65,016,556
Share-based compensation expense	—	—	—	—	2,281	—	—	2,281
Restricted shares grants and compensation expense	—	—	6,140	—	177,327	—	—	177,327
Cash dividends on SBLF preferred shares	—	—	—	—	—	(72,000)	—	(72,000)
Comprehensive income	—	—	—	—	—	—	(5,954,671)	(5,954,671)
Net Income	—	—	—	—	—	3,165,470	—	3,165,470

Balance at December 31, 2013	7,200	$7,133,447	5,669,416	$53,444,239	$3,128,669	$4,104,037	$(5,475,429)	$62,334,963
Share-based compensation expense	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	1,500	15,000	(15,000)	—	—	—
Restricted shares compensation expense	—	—	—	—	177,706	—	—	177,706
Cash dividends on SBLF preferred shares	—	—	—	—	—	(72,000)	—	(72,000)
Comprehensive income	—	—	—	—	—	—	4,376,968	4,376,968
Net Income	—	—	—	—	—	4,149,591	—	4,149,591

Balance at December 31, 2014	7,200	$7,133,447	5,670,916	$53,459,239	$3,291,375	$8,181,628	$(1,098,461)	$70,967,228

The accompanying notes are integral part of these consolidated financial statements.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
Cash Flows From Operating Activities:
Net income	$4,149,591	$3,165,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, net	499,383	576,650
Amortization accretion of securities, net	590,537	810,405
Equity in earnings from Investment in limited partnership	(67,751)	(356,477)
Provision for loan and lease losses	940,000	1,127,664
Share-based compensation expense	177,706	179,608
Gain on sale of investments	(86,930)	(260,779)
Gain on sale of SBA loans	(1,502,727)	(1,208,736)
Amortization of SBA servicing rights	175,977	93,843
Amortization of deferred loan fees	46,125	130,021
Amortization of core deposit intangible	16,795	17,155
Discount income on SBA loans	(189,926)	(89,878)
Deferred income tax expense (benefit)	(782,000)	(580,000)
Change in:
Accrued interest receivable and other assets	84,990	(36,267)
Accrued interest payable and other liabilities	1,040,189	611,295

Net cash provided by operating activities	5,091,957	4,179,974

Cash Flows From Investing Activities:
Activity in available-for-sale securities:
Purchase of available-for-sale investment securities	(30,716,157)	(90,473,676)
Net sales, maturities, principal repayments of available-for-sale-investment securities	45,547,258	46,063,421
(Purchases) redemption of restricted stock	(537,600)	(642,600)
Loan originations and payment, net	(57,341,529)	(41,458,064)
Contribution to investment in limited partnership	—	(750,000)
Distribution from investment in limited partnership	5,104,316	535,358
Purchase of premises and equipment	(546,981)	(3,437,987)

Net cash used in investing activities	(38,490,693)	(90,163,548)

Cash Flows From Financing Activities:
Net change in noninterest bearing deposits	41,319,543	4,698,596
Net change in interest bearing deposits	39,551,582	19,760,694
Net change in FHLB advances	(29,050,000)	48,050,000
Preferred stock dividend paid	(72,000)	(72,000)

Net cash provided by financing activities	51,749,125	72,437,290

Net increase in cash and cash equivalents	$18,350,389	$(13,546,284)
Cash and cash equivalents at beginning of period	32,391,488	45,937,772

Cash and cash equivalents at end of period	$50,741,877	$32,391,488

Supplemental cash flow information:
Interest paid	$1,514,546	$1,375,568
Income taxes paid	3,140,000	2,735,000
Supplemental noncash disclosures:
Transfer from loans to OREO	746,985	2,816,000

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accounting and reporting policies of Security California Bancorp (the Company) and Subsidiaries are in accordance with accounting principles generally accepted in the United States of America and conform to practices within the banking industry. A summary of the accompanying financial statements follows:

Nature of Operations

        The Company is a bank holding company with a single banking subsidiary, Security Bank of California (the Bank), and a single nonbank subsidiary, SCB Asset Management, Inc. (SCBAM). The Company was incorporated on March 20, 2008. The Company acquired all of the stock of the Bank pursuant to a Plan of Reorganization between the holding company and the Bank approved by the shareholders of the Bank on May 8, 2008. On October 1, 2008, the Company obtained regulatory approval to become the parent company of the Bank.

        The Bank was formed in 2004, was incorporated on January 13, 2005, and commenced operations on June 20, 2005. The Bank operates as a commercial bank offering loans and depository services to businesses and customers. The Bank has branches in the cities of Riverside, San Bernardino, Redlands, Orange, and Palm Desert, and loan production offices in the cities of Irwindale, in Southern California. Riverside is also the location of the Company's corporate office.

        SCBAM was incorporated on May 29, 2012, and is a wholly-owned subsidiary of the Company. The primary purpose of SCBAM is the acquisition of workout assets from the Bank. SCBAM's primary objective is to collect, restructure or otherwise resolve the acquired loans in an orderly manner.

Nature of Banking Activities

        The Company provides a range of banking services to individual and corporate customers through the Bank. The Company has been authorized by the Federal Reserve Bank of San Francisco to engage in lending activities separate from the Bank but to date has not done so. As a State chartered bank, the Bank is subject to regulation by the California Department of Business Oversight (DBO) and the Federal Deposit Insurance Corporation (FDIC).

Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of the Company, the Bank and SCBAM. All significant intercompany balances and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash due from banks, deposits with other financial institutions with maturities fewer than 90 days and Federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds sold and purchased.

Interest-Bearing Deposits in Other Financial Institutions:

        Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Investment Securities Available for Sale

        Available for Sale securities primarily consist of U.S. Agencies, mortgage-backed securities, and collateralized mortgage obligations.

        The Bank classifies its investments in securities as "held to maturity" securities, "trading" securities and "available for sale" securities, as applicable.

        Securities designated as available for sale are recorded at fair value. Changes in the fair value of available for sale securities are reported as an amount in shareholders' equity net of related income taxes until realized. Gains and losses on the sale of available for sale securities are recorded on the trade date and determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the securities' maturity.

        The Bank had no securities classified as held to maturity or trading at December 31, 2014 and 2013.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuers. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: OTTI related to credit loss, which must be recognized in the income statement and; OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale

        SBA loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        SBA loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans

        Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans, and an allowance for loan and lease losses.

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan using the level-yield method without anticipating prepayments.

        Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. For all loans, the accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectability. For all loans, that are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method. Loans are returned to accrual status when all the principle and interest amounts contractually due are brought current and future payments are reasonably assured.

Servicing Rights

        When SBA loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

        Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses, which are not prevalent on the asset being serviced by the Company.

        Servicing fee income, which is reported on the income statement as other fees and miscellaneous income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of loan servicing rights is netted against loan servicing fee income. Net servicing fees

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

totaled $126,246 and $188,796 for the years ended December 31, 2014 and 2013, respectively. Late fees and ancillary fees related to loan servicing are not material.

Troubled Debt Restructurings

        In situations where, for economic or legal reasons related to a borrower's financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a troubled debt restructuring ("TDR"). The amount of TDR's outstanding at December 31, 2014 and 2013, totaled $2,570,495 and $1,162,838, respectively. Management strives to identify borrowers in financial difficulty early and work with them to modify their loans to more affordable terms before their loan reaches nonaccrual status. Concessions may include interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses.

Allowance for Loan and Lease Losses

        The allowance for loan and lease losses is a valuation allowance for probable incurred credit losses. For all portfolio segments loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. For all portfolio segments management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. For all portfolio segments amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible.

        The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, if it is probable that the Bank will be unable to collect all amounts due according to the original contractual terms of the loan agreement.

        Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan's effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the sale or operation of the underlying collateral. The Bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Bank recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment based on expected future cash flows discounted using the loan's effective rate immediately prior to the restructuring.

        If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the sale or operations of the collateral. Smaller balance, homogeneous loans are collectively evaluated for impairment.

        General reserves cover non-impaired loans and are based on historical loss rates for each portfolio segment using actual historical losses over the most recent eight quarters, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment's historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

        The Company assigns a risk rating to all loans, and periodically performs detailed reviews of all such loans over a certain threshold to identify credit risks and to assess the overall collectability of the portfolio. The reviews are prepared on an on-going basis throughout the year. These risk ratings are also subject to examination by independent specialists engaged by the Company and the Company's regulators. During these internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which borrowers operate and the fair values of collateral securing these loans. These credit quality indicators are used to assign a risk rating to each individual loan. The risk ratings can be grouped into five major categories, defined as follows:

        Pass—A pass loan is a strong credit with no existing or known potential weaknesses deserving of management's close attention.

        Special Mention—A special mention loan has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Company's credit position at some future date. Special Mention loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

        Substandard—A substandard loan is not adequately protected by the current sound worth and paying capacity of the borrower or the value of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Well defined weaknesses include a project's lack of marketability, inadequate cash flow or collateral support, failure to complete construction on time or the project's failure to fulfill economic

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

expectations. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

        Doubtful—Loans classified doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors, which may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral, and refinancing plans. Doubtful classification is considered temporary and short term.

        Loss—Loans classified as loss are considered uncollectible and charged off immediately.

        The general reserve component of the allowance for loan losses also consists of reserve factors that are based on management's assessment of the following for each portfolio segment: (1) inherent credit risk, (2) historical losses and (3) other qualitative factors. Inherent credit risk and qualitative reserve factors are inherently subjective and are driven by the repayment risk associated with each class of loans described below.

        Construction and Land Development—Land and construction loans generally possess a higher inherent risk of loss than other real estate portfolio segments. A major risk arises from the necessity to complete projects within specified cost and time lines. Trends in the construction industry significantly impact the credit quality of these loans, as demand drives construction activity. In addition, trends in real estate values significantly impact the credit quality of these loans, as property values determine the economic viability of construction projects.

        Commercial Real Estate—Commercial real estate loans generally possess a higher inherent risk of loss than other real estate portfolio segments, except land and construction loans. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for properties to produce sufficient cash flows to service debt obligations.

        Commercial and Industrial—Commercial and industrial loans generally possess a lower inherent risk of loss than real estate portfolio segments as these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

        Consumer—An installment loan portfolio is usually comprised of a large number of small loans scheduled to be amortized over a specific period. Most installment loans are made directly for consumer purchases, but business loans granted for the purchase of heavy equipment or industrial vehicles may also be included. Consumer loans included credit card and other open ended unsecured consumer receivables.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Although management believes the allowance for loan and lease losses to be adequate, ultimate losses may vary from its estimates. At least quarterly, the Board of Directors reviews the adequacy of the allowance for loan and lease losses, including consideration of the relative risks in the portfolio, current economic conditions and other factors. If the Board of Directors and management determine that changes are warranted based on those reviews, the allowance is adjusted. In addition, the Company's primary regulators, the FDIC and DBO as an integral part of their examination process, review the adequacy of the allowance for loan and lease losses. These regulatory agencies may require additions to the allowance for loan and lease losses based on their judgment about information available at the time of their examinations.

Foreclosed Assets:

        Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Premises and Equipment

        Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of fixtures and equipment utilizing estimated useful lives of three to seven years. Leasehold improvements are amortized on a straight-line basis over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred. The Bank evaluates premises and equipment for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

Restricted Stock

        As a member of Federal Home Loan Bank (FHLB), the Bank is required to maintain a minimum investment in the stock of the entity. The minimum FHLB investment is calculated as a percentage of aggregate outstanding loans, FHLB advances and other factors. In addition, the Bank has a minimal investment in stock of its main correspondent banks, Pacific Coast Bankers' Bank (PCBB) and The Independent Bankers' Bank (TIB), and receives specialized pricing on certain products in return. As of December 31, 2014 and 2013, the Bank owned stock totaling $3,580,000 and $3,042,400, respectively, from these entities. The ownership of the FHLB, TIB, and PCBB stock is restricted, lacks a market, and can only be sold at its par value to the issuer. Both cash and stock dividends are reported as income. Management periodically evaluates restricted stock for impairment based on ultimate recovery of par value.

Investment in Limited Partnerships

        The Bank has invested funds in MIMS-1 Limited Partnership (the "Partnership"). The Partnership was organized under the Delaware Revised Uniform Limited Partnership Act on July 30, 2010 for the

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

primary purpose of investing, reinvesting and trading in agency mortgage-backed and asset-backed securities issued by the United States GSEs. The investment objective of the partnership is to seek total return consisting of both current income and capital gains. The general partner is Manhattan Investment Management Services, Inc. ("MIMS") The Partnership commenced operations on August 20, 2010. The Bank became a limited partner on August 1, 2012. The Partnership is recorded using the equity method of accounting and is recorded on the balance sheet as investment in limited partnerships. On July 31, 2014, the Limited Partnership was terminated.

        Security California Bancorp (the "Holding Company") has invested funds in Grayhawk Venture Fund II, L. P. This limited partnership was organized under the Delaware Revised Uniform Limited Partnership Act on September 12, 2011 for the purpose of investing in and supporting high-technology economic development. Grayhawk is licensed as a Small Business Investment Company (SBIC) by the U.S. Small Business Administration. The general partner is GVP Investments II, LLC, also a Delaware limited liability company. The Holding Company became a limited partner on February 26, 2013. The partnership is recorded using the cost method of accounting, and is recorded on the balance sheet as investment in limited partnerships.

Goodwill and Other Intangible Assets

        Goodwill resulting from a branch acquisition which occurred in 2012 is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any non-controlling interests acquired, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company performs an annual impairment test on December 31 and there was no impairment identified during 2014 or 2013. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet. Core deposits intangibles totaled $102,206 and $199,001 at December 31, 2014 and 2013, respectively, and goodwill totaled $175,761 at December 31, 2014 and 2013, respectively, and it is included in accrued interest receivable and other assets on the balance sheet.

        Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and branch acquisitions are amortized on an accelerated method over their estimated useful lives, which range from 7 to 10 years. Amortization expense totaled $16,795 and $17,155 for the year ended December 31, 2014 and 2013, respectively.

Retirement Plans

        Employee 401(k) and profit sharing plan expense is the amount of matching contributions.

Income Taxes

        Deferred income tax assets are computed using the balance sheet method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amounts attributable to events that have been recognized in the consolidated financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carry forwards depends on having sufficient taxable income of an appropriate character within the carry forward periods.

        The Company has adopted guidelines issued by the Financial Accounting Standards Board (FASB) that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on the audit by the taxing authorities. Management believes that all tax positions taken to date are highly certain and, accordingly, no accounting adjustment has been made to the financial statements.

Advertising Costs

        The Bank expenses the cost of advertising in the period incurred.

Financial Instruments

        In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note 12. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Earnings Per Common Share (EPS)

        The basic earnings per common share ratio excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. As of December 31, 2014, diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Earnings and dividends per common share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

Share-Based Compensation

        The Company recognizes the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. A Black-Scholes model is utilized to estimate the fair value of stock options. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments:

        Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Loss Contingencies

        Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the consolidated financial statements.

Subsequent Events

        The Company has evaluated subsequent events for recognition and disclosure through March 26, 2015, which is the date the financial statements were available to be issued.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2—INVESTMENT SECURITIES AVAILABLE-FOR-SALE

December 31, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Available-for-Sale
U.S. agency securities	$19,987,926	$1,091	$(621,331)	$19,367,686
Collateralized mortgage obligations (Residential)	22,416,963	73,086	(328,568)	22,161,481
Corporate securities	—	—	—	—
Mortgage backed securities (Residential)	73,795,557	51,631	(532,879)	73,314,309
Mortgage backed securities (Commercial)	10,386,870	21,758	(179,451)	10,229,177
Small Business Administration securities	12,597,727	—	(347,135)	12,250,592

	$139,185,043	$147,566	$(2,009,364)	$137,323,245

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 2—INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

December 31, 2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Available-for-Sale:
U.S. agency securities	$27,760,612	$—	$(2,852,510)	$24,908,102
Collateralized mortgage obligations (Residential)	22,364,565	26,809	(1,304,336)	21,087,038
Corporate securities	1,015,937	8,030	—	1,023,967
Mortgage backed securities (Residential)	69,689,737	1,456	(3,123,655)	66,567,538
Mortgage backed securities (Commercial)	11,570,602	—	(813,418)	10,757,184
Small Business Administration securities	20,532,009	—	(1,222,763)	19,309,246

	$152,933,462	$36,295	$(9,316,682)	$143,653,075

        The net unrealized loss on securities available-for-sale included in accumulated other comprehensive net of tax during 2014 and 2013 was $1,098,461 and $5,475,429, respectively.

	Less Than 12 Months		12 Months or Longer		Total
December 31, 2014	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities Available-for-Sale
U.S. agency securities	$—	$—	$17,866,594	$(621,331)	$17,866,594	$(621,331)
Collateralized mortgage obligations (Residential)	4,589,668	(43,022)	12,041,186	(285,546)	16,630,854	(328,568)
Mortgage backed securities (Residential)	13,594,172	(41,147)	40,100,945	(491,732)	53,695,117	(532,879)
Mortgage backed securities (Commercial)	—	—	10,207,419	(179,452)	10,207,419	(179,451)
Small Business Administration securities	—	—	12,250,592	(347,135)	12,250,592	(347,135)

	$18,183,840	$(84,169)	$92,466,736	$(1,925,195)	$110,650,576	$(2,009,364)

	Less Than 12 Months		12 Months or Longer		Total
December 31, 2013	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities Available-for-Sale
U.S. agency securities	$21,440,943	$(2,319,669)	$3,467,159	$(532,841)	$24,908,102	$(2,852,510)
Collateralized mortgage obligations (Residential)	16,731,638	(1,190,933)	2,026,637	(113,403)	18,758,275	(1,304,336)
Mortgage backed securities (Residential)	58,133,210	(2,612,095)	7,622,079	(511,560)	65,755,289	(3,123,655)
Mortgage backed securities (Commercial)	10,757,184	(813,418)	—	—	10,757,184	(813,418)
Small Business Administration securities	15,677,900	(937,113)	3,631,346	(285,650)	19,309,246	(1,222,763)

	$122,740,875	$(7,873,228)	$16,747,221	$(1,443,454)	$139,488,096	$(9,316,682)

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 2—INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

        The Bank had one hundred and twenty-six securities in a loss position as of December 31, 2014. The Bank had one hundred and seventy-one securities in a loss position as of December 31, 2013.

        U.S. Agency Securities:    The decline in fair value is attributable to changes in interest rates that occurred after these securities were purchased. Because the Bank has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

        Mortgage-Backed Securities (residential and commercial):    At December 31, 2014, all the mortgage-backed securities held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae (FNMA), Freddie Mac (FHLMC) and Ginnie Mae (GNMA), institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2014.

        Collateralized Mortgage Obligations (all residential):    These securities were issued by either FNMA, FHLMC, or GNMA and therefore the receipt of principal and interest as scheduled has not been an issue and is not projected to be an issue due to the implied guarantee from the government. Because the Bank has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

        Small Business Administration (SBA) Securities:    These securities were issued by the SBA and therefore the receipt of principal and interest as scheduled has not been an issue and is not projected to be an issue due to the implied guarantee from the government.

        The amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 2014, are shown below. Expected maturities, primarily in the mortgage-backed investment securities will differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties. The original contractual maturity of the Bank's mortgage-backed security is between 10 to 30 years, which would differ from the remaining average life or duration that tend to be shorter because of the effect of pre-payments.

	Amortized Cost	Fair Value
Due within one year	$6,576,757	$6,490,133
Due after one year through five years	28,056,192	27,362,827
Due after five years through ten years	18,737,558	18,290,701
Due after ten years	1,632,109	1,636,098
Mortgage backed securities	84,182,427	83,543,486

	$139,185,043	$137,323,245

        Investment securities with estimated fair values totaling approximately $16,970,809 and $15,426,321 were pledged to secure public deposits and other contracted obligations at December 31, 2014 and 2013.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 2—INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

        At year-end 2014 and 2013, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

NOTE 3—LOANS, NET OF DEFERRED FEES AND COSTS, AND ALLOWANCES FOR LOAN AND LEASES LOSSES ("ALLL")

        Major classifications of loans are summarized as follows:

	Years Ended December 31
	2014	2013
Construction and land development	$20,525,538	$8,830,204
Commercial real estate	229,175,598	186,947,576
Commercial and Industrial	147,175,164	139,452,150
Consumer	24,635,638	29,156,713

	421,511,938	364,386,643
Allowance for loan losses	(6,680,402)	(5,742,482)

Loans, net of deferred loan origination fees and costs	$414,831,536	$358,644,161

        At December 31, 2014 and 2013, loans originated under Small Business Administration (SBA) programs totaling $12,202,242 and $12,760,963, respectively, were included in commercial real estate and commercial and industrial categories.

        At December 31, 2014 and 2013, loans held for sale, which were SBA loans related, are $1,332,768 and $153,000, respectively.

        Salaries and employee benefits totaling $662,000 and $551,000 have been deferred as loan origination costs for the years ended December 31, 2014 and 2013, respectively.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 3—LOANS, NET OF DEFERRED FEES AND COSTS, AND ALLOWANCES FOR LOAN AND LEASES LOSSES ("ALLL") (Continued)

        The following tables present the activities in the allowance for loan and lease losses for the years ended December 31, 2014 and 2013:

December 31, 2014	Construction and Land Development	Commercial Real Estate	Commercial and Industrial	Consumer	Total
Allowance for Loan Losses:
Beginning of Year	$67,666	$1,502,572	$2,692,574	$1,479,670	$5,742,482
Provisions	32,603	497,103	354,932	55,362	940,000
Charge-offs	—	—	(390,280)	(211)	(390,491)
Recoveries	—	114,000	274,411	—	388,411

End of year	$100,269	$2,113,675	$2,931,637	$1,534,821	$6,680,402

Reserves:
Specific	$—	$47,425	$1,201,318	$—	$1,248,743
General	100,269	2,066,250	1,730,319	1,534,821	5,431,659

	$100,269	$2,113,675	$2,931,637	$1,534,821	$6,680,402

Loans Evaluated for Impairment:
Individually	$—	$563,805	$6,452,788	$1,262,039	$8,278,632
Collectively	20,525,538	228,611,793	140,722,376	23,373,599	413,233,306

	$20,525,538	$229,175,598	$147,175,164	$24,635,638	$421,511,938

December 31, 2013
Allowance for Loan Losses:
Beginning of Year	$59,600	$1,246,075	$3,371,687	$1,081,237	$5,758,599
Provisions	8,066	256,497	312,859	550,242	1,127,664
Charge-offs	—	—	(1,214,313)	(151,809)	(1,366,122)
Recoveries	—	—	222,341	—	222,341

End of year	$67,666	$1,502,572	$2,692,574	$1,479,670	$5,742,482

Reserves:
Specific	$—	$136,725	$754,631	$38,259	$929,615
General	67,666	1,365,847	1,937,943	1,441,411	4,812,867

	$67,666	$1,502,572	$2,692,574	$1,479,670	$5,742,482

Loans Evaluated for Impairment:
Individually	$—	$609,455	$4,815,781	$2,192,340	$7,617,576
Collectively	8,830,204	186,338,121	134,636,369	26,964,373	356,769,067

	$8,830,204	$186,947,576	$139,452,150	$29,156,713	$364,386,643

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 3—LOANS, NET OF DEFERRED FEES AND COSTS, AND ALLOWANCES FOR LOAN AND LEASES LOSSES ("ALLL") (Continued)

        The following tables show an aging analysis of the loan portfolio by class and the time past due at December 31, 2014 and December 31, 2013:

December 31, 2014	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days Past Due	Loans Not Past Due	Total	Nonaccrual
Construction and Land Development	$—	$—	$—	$—	$—	$—
Commercial Real Estate	—	—	—	—	—	466,645
Commercial and Industrial	—	188,193	—	—	188,193	3,811,683
Consumer	—	—	—	—	—	890,524

	$—	$188,193	$—	$—	$188,193	$5,168,852

December 31, 2013	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days Past Due	Loans Not Past Due	Total	Nonaccrual
Construction and Land Development	$—	$—	$—	$—	$—	$—
Commercial Real Estate	—	—	—	—	—	200,351
Commercial and Industrial	—	—	—	—	—	3,795,970
Consumer	—	—	—	—	—	1,697,220

	$—	$—	$—	$—	$—	$5,693,541

        The following present by class, information related to the average recorded investment and interest income recognized on impaired loans for the twelve months ended December 31, 2014 and 2013. The recorded investment does not include deferred fees and accrued interest, both are deemed immaterial. The unpaid principal balance represents the outstanding commitment.

December 31, 2014	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded
Construction and Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	214,153	214,153	—	276,761	52,322
Commercial and Industrial	5,790,472	5,600,445	—	652,679	200,873
Consumer	1,262,524	1,262,039	—	1,522,949	10,199

	$7,267,149	$7,076,637	$—	$2,452,389	$263,394

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 3—LOANS, NET OF DEFERRED FEES AND COSTS, AND ALLOWANCES FOR LOAN AND LEASES LOSSES ("ALLL") (Continued)

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an Allowance Recorded
Construction and Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	349,652	349,652	47,425	258,049	19,403
Commercial and Industrial	900,652	852,343	1,201,318	1,018,679	409
Consumer	—	—	—	—	—

	$1,250,304	$1,201,995	$1,248,743	$1,276,728	$19,812

December 31, 2013	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded
Construction and Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	106,032	106,032	—	111,584	5,439
Commercial and Industrial	3,399,606	3,394,473	—	940,470	1,280
Consumer	1,820,825	1,820,825	—	1,064,065	49,510

	$5,326,463	$5,321,330	$—	$2,116,119	$56,229

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an Allowance Recorded
Construction and Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	503,465	503,422	136,725	116,236	10,534
Commercial and Industrial	1,421,480	1,421,309	754,631	717,633	16,794
Consumer	372,000	371,515	38,259	30,960	1,025

	$2,296,245	$2,296,246	$929,615	$864,829	$28,353

        If interest on non-accruing loans had been recognized at interest rates stipulated in the respective loan agreements, interest income would have increased by $430,978 and $167,123 for the years ended December 31, 2014 and 2013, respectively.

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes all loans classified as watch list, special mention, substandard and doubtful. This analysis is performed on a quarterly basis. The Company uses the definitions for risk ratings listed in Note 1.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 3—LOANS, NET OF DEFERRED FEES AND COSTS, AND ALLOWANCES FOR LOAN AND LEASES LOSSES ("ALLL") (Continued)

        The risk category by class of loans was as follows as of December 31:

December 31, 2014	Pass	Special Mention	Substandard	Doubtful	Total
Construction and Land Development	$20,525,538	$—	$—	$—	$20,525,538
Commercial Real Estate	227,239,941	256,911	1,678,746	—	229,175,598
Commercial and Industrial	133,964,339	4,850,432	8,360,393	—	147,175,164
Consumer	22,631,990	741,609	1,262,039	—	24,635,638

	$404,361,808	$5,848,952	$11,301,178	$—	$421,511,938

December 31, 2013	Pass	Special Mention	Substandard	Doubtful	Total
Construction and Land Development	$8,830,204	$—	$—	$—	$8,830,204
Commercial Real Estate	184,532,261	650,512	1,764,803	—	186,947,576
Commercial and Industrial	122,029,828	9,324,349	8,097,973	—	139,452,150
Consumer	26,201,376	762,997	2,192,340	—	29,156,713

	$341,593,669	$10,737,858	$12,055,116	$—	$364,386,643

        There were nine loans classified as troubled debt restructurings (TDR's) at December 31, 2014, amounting to $2,570,495, of which $895,640 was on nonaccrual status. There were six loans classified as troubled debt restructurings (TDR's) at December 31, 2013, amounting to $1,162,838, of which $590,433 was on nonaccrual status. The Bank has allocated $816,751 and $403,116 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2014 and 2013. The Bank has loaned $100,000 to a customer with other outstanding loans that are classified as troubled debt restructuring as of December 31, 2014. The Bank has committed to lend no additional amounts to customers with outstanding loans that are classified as troubled debt restructurings as of December 31, 2014 and 2013.

        For the years ended December 31, 2014 and 2013, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan or an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk. During the same period, there was no troubled debt restructurings in which the amount of principal or accrued interest owed from the borrower were forgiven.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 3—LOANS, NET OF DEFERRED FEES AND COSTS, AND ALLOWANCES FOR LOAN AND LEASES LOSSES ("ALLL") (Continued)

        The following table presents loans by class modified as trouble debt restructurings that occurred during the years ended December 31, 2014 and 2013:

December 31, 2014	Number of Contracts	Pre- Modification Investment	Post- Modification Investment
TDR's
Commercial and Industrial	5	1,967,651	1,967,651

	5	$1,967,651	$1,967,651

        The TDR's described above increased the allowance for loan loss by $533,618 and had no charge-offs during the year ended December 31, 2014.

December 31, 2013	Number of Contracts	Pre- Modification Investment	Post- Modification Investment
TDR's
Commercial and Industrial	3	605,651	605,651

	3	$605,651	$605,651

        The TDR's described above increased the allowance for loan loss by $208,453 and had no charge-offs during the year ended December 31, 2013.

        TDR's are considered to have defaulted when payments are over 90 days past due. During the years ended 2014 and 2013, there were no TDR's that defaulted within 12 months of the restructuring.

NOTE 4—ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

        Accrued interest receivable and other assets consist of the following at December 31, 2014 and 2013:

	2014	2013
Deferred tax asset	$4,118,000	$6,378,000
Accrued interest receivable	1,715,933	1,775,096
Servicing asset	856,364	734,457
Other assets	249,563	315,297

Total	$6,939,860	$9,202,850

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 5—PREMISES AND EQUIPMENT

        Premises and equipment at December 31, 2014 and 2013, are as follows:

	2014	2013
Building	$2,151,667	$2,112,000
Land	704,000	704,000
Leasehold improvements	2,207,785	2,240,867
Furniture, fixes and equipment	1,371,303	1,305,760
Computer hardware and software	1,008,396	979,252

	7,443,151	7,341,879
Accumulated depreciation and amortization	(3,800,681)	(3,332,714)

	3,642,470	4,009,165
Construction in progress	432,899	18,606

	$4,075,369	$4,027,771

        Depreciation and amortization expense on premises and equipment was $499,383 and $576,650 for the years ended December 31, 2014 and 2013, respectively.

        During 2013, the Company acquired a commercial building through foreclosure and recorded it at fair value less selling costs totaling $2,816,000. Upon foreclosure, the building was transferred to fixed assets and is used as an office building.

NOTE 6—DEPOSITS

        Interest-bearing deposits at December 31, 2014 and 2013, consist of the following:

	2014	2013
NOW accounts	$29,736,802	$22,679,770
Savings and money market	171,321,525	148,369,862
Time certificate of deposit accounts $250,000 and below	49,248,531	41,319,736
Time certificate of deposit accounts greater than $250,000	43,285,898	41,671,806

	$293,592,756	$254,041,174

        The maturity of time certificates of deposit at December 31, 2014 and 2013 is as follows:

	2014	2013
Due in 2015	$87,362,266	$79,655,810
Due in 2016 and 2017	4,999,910	3,334,645
Due in 2018 and 2019	172,253	1,087

	$92,534,429	$82,991,542

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 6—DEPOSITS (Continued)

        Interest expense recognized on interest-bearing deposits consisted of the following:

	2014	2013
Savings	$27,556	$25,550
Money market	857,763	732,535
NOW accounts	—	—
Time certificates of deposit	595,860	571,186

	$1,481,179	$1,329,271

        As of December 31, 2014 and 2013, all noninterest-bearing deposits are demand deposits.

NOTE 7—INCOME TAXES

        Income taxes for the years ended December 31, 2014 and 2013 consist of the following:

	2014	2013
Current Taxes:
Federal	$2,770,000	$2,004,000
State	970,000	681,000

	3,740,000	2,685,000

Deferred Taxes:
Federal	$(593,000)	$(455,000)
State	(189,000)	(125,000)

	(782,000)	(580,000)

Total Provision (Benefit)	$2,958,000	$2,105,000

        Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 7—INCOME TAXES (Continued)

        The following is a summary of the components of the net deferred tax assets recognized in the accompanying consolidated balance sheets at December 31:

	2014	2013
Deferred Tax Assets:
Organization costs and other expenses	$100,000	$119,000
Allowance for loan losses due to tax limitations	2,084,000	1,508,000
Stock-based compensation	389,000	385,000
Depreciation differences	95,000	71,000
Nonaccrual loan interest	180,000	138,000
Available for sale investment securities	763,000	3,805,000
Other	893,000	656,000

	4,504,000	6,682,000
Deferred Tax Liabilities:
Loan costs	(263,000)	(242,000)
Amortization difference	(33,000)	(31,000)
FHLB dividends	(5,000)	(5,000)
Other	(85,000)	(26,000)

	(386,000)	(304,000)

Net Deferred Tax Assets	$4,118,000	$6,378,000

        A comparison of the Federal statutory income tax rates to the Company's effective income tax rate is as follows:

	2014	2013
Federal tax rate	34.0%	34.0%
State taxes, net of Federal tax benefits	7.3%	7.3%
Other	0.3%	(1.4)%

Provision (Benefit) for income tax	41.6%	39.9%

        In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Bank will realize the benefits of these deductible differences at December 31, 2014 and 2013.

        The Company is subject to Federal income tax and income tax of the state of California. The Federal income tax returns for the years ended December 31, 2011 through 2013, are open to audit by

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 7—INCOME TAXES (Continued)

the Federal authorities and the California State tax returns for the years ended December 2010 through 2013, are also open to audit by the State authorities.

        At December 31, 2014 and 2013, the Company does not have any unrecognized tax benefits recorded. The Company recognizes interest and penalties related to uncertain tax positions as part of other operating expense. The Company recognized no interest expense as of December 31, 2014 and 2013. The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease within the next twelve months.

NOTE 8—EARNINGS PER COMMON SHARE (EPS)

        The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:

        Outstanding options and warrants of 705,716 and 707,466 were not factored into the calculation of dilutive stock options at December 31, 2014 and 2013, respectively, because they were anti-dilutive.

        A reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations is as follows:

	2014		2013
	Income	Shares	Income	Shares
Net income as reported	$4,149,591	—	$3,165,470	—
Less: preferred stock dividends	(72,000)	—	(72,000)	—
Shares outstanding at year end	—	5,670,916	—	5,669,416
Impact of weighting shares purchased during the year	—	(555)	—	(858)

Used in Basic EPS	4,077,591	5,670,361	3,093,470	5,668,558
Dilutive effect of outstanding stock options	—	19,779	—	—

Used in Diluted EPS	$4,077,591	5,690,140	$3,093,470	5,668,558

NOTE 9—SHARE-BASED COMPENSATION

Stock Options

        Under the 2005 Equity Incentive Plan (the Plan), directors, officers and key employees may be granted both nonqualified and incentive stock options and directors and other consultants, who are not also an officer or employee, may only be granted nonqualified stock options. At December 31, 2014, 705,716 options were outstanding and 34,790 options were available for granting. At December 31, 2013, 707,466 options were outstanding and 65,304 options were available for granting. The exercise price of these options may not be less than the fair market value of the common stock on the date granted. Options expire no later than ten years from the date of grant and generally vest over three to five years. As of December 31, 2014 there was no share-based compensation cost for stock options.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. There were no options granted during 2014 and 2013.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 9—SHARE-BASED COMPENSATION (Continued)

        Future expense recognized related to stock option awards may be impacted by new awards and/or modifications, repurchases and cancellations of existing awards after the adoption of this standard.

        A summary of the activity in the Company stock option plan for the years ended December 31 are as follows:

	2014		2013
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Balance, beginning of year	707,466	$12.21	730,316	$12.17
Options granted	—	—	—	—
Options exercise	(1,500)	—	—	—
Options cancelled	(250)	—	(22,850)	—

Outstanding, end of year	705,716	12.22	707,466	12.21

Options exercisable at year-end	705,716	$12.22	707,466	$12.21

        During 2014, 1,500 options were exercised with an aggregate intrinsic value of $2,430, which represents the difference between the exercise price and the value of our common stock at the time of exercise. During 2013, there were no options exercised.

        The weighted-average remaining contractual life of options outstanding at December 31, 2014 and 2013 are 1.14 years and 2.14 years, respectively. The weighted average remaining contractual life of options currently exercisable at both December 31, 2014 and 2013 is 1.14 years and 2.14 years, respectively.

        As of December 31, 2014, there was no unrecognized compensation cost related to the outstanding stock options.

        In 2013, the Company did not forfeit the grants of 24,468 fully vested share options held by two directors upon termination of service who were given emeritus status.

Restricted Stock Awards

        The Company may also grant restricted stock, as part of the 2005 Plan, to directors, officers, and key employees. At December 31, 2014, 34,791 non-vested restricted shares were outstanding. Restricted shares issued vest on their anniversary dates for a period of five years. The Bank recognized restricted stock award compensation costs of $162,705 and $177,327 in 2014 and 2013, respectively.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 9—SHARE-BASED COMPENSATION (Continued)

        A summary of the activity with respect to restricted share-based compensation for the period ended December 31, 2014:

	Shares	Weighted Average Grant Date Fair Value
Non-vested restricted shares at December 31, 2013	54,537	$8.92
Granted	—	—
(Vested)	(19,026)	8.96
Forfeited/expired	(720)	7.50

Non-vested restricted shares at December 31, 2014	34,791	$8.89

        As of December 31, 2014, there was $196,573 of total unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.71 years. The total fair value of shares vested during the years ended, December 31, 2014 and 2013, was $170,396 and $167,932, respectively.

NOTE 10—COMMITMENTS AND CONTINGENCIES

Cash and Due from Banks

        Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank complied with the reserve requirements as of December 31, 2014 and 2013.

        The Bank maintains amounts due from banks that may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

Premises Lease Rental Agreements

        The Bank leases office facilities and equipment under operating leases which expire through 2019. Rental expense was $752,233 in 2014 and $886,110 in 2013. Future minimum rental payments under the operating leases as of December 31, 2014, are as follows:

Year Ending	Amount
2015	$754,392
2016	764,791
2017	775,248
2018	786,793
2019	808,122

Total	$3,889,346

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 11—OTHER BORROWINGS

Federal Funds Arrangements with Commercial Banks

        To manage liquidity, the Bank has unsecured Federal Funds purchased lines of credit outstanding with four correspondent banks. The terms and conditions of the credit facilities allow the Bank to borrow funds, for short periods of time, and are subject to the availability of funds from the correspondent banks. The combined maximum limit for the unsecured Federal Funds purchased lines of credit at December 31, 2014 and 2013 was $41,000,000.

Federal Home Loan Bank Lines of Credit

        The Bank is also a member of the Federal Home Loan Bank (FHLB). FHLB has underwritten the Bank to allow for a maximum borrowing limit of 25 percent of assets with terms to 84 months, subject to certain terms and conditions and require sufficient collateral be pledged. Collateral pledged can be in the form of qualified loans or qualified investment securities. At December 31, 2014, the Bank's borrowing limit from the FHLB was $149,782,000, of which $19,000,000 was outstanding at December 31, 2014. All outstanding advances represent overnight borrowings at December 31, 2014. At December 31, 2013, the Bank's borrowing limit from the FHLB was $111,064,175 of which there was no balance outstanding at December 31, 2013. The average balance outstanding for short-term advances, defined as overnight borrowings plus term advances having a maturity of less than one year, was $33,386,435 in 2014. The average rate paid was 0.13% percent. The highest balance of short-term advances at any month-end during 2014 was $63,900,000.

Federal Reserve Bank

        As of December 31, 2014, the Bank had unused borrowing capacity equivalent to the amount of investment pledged, which is $3,096,749, as collateral to the Federal Reserve Bank.

NOTE 12—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans, lines of credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheet.

        The Bank's exposure to credit losses in the event of nonperformance by the other parties for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 12—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Continued)

        The following is a summary of contractual or notional amounts of off-balance sheet financial instruments that represent credit risk at December 31, 2014 and 2013:

        Financial instruments whose contracts amounts represent credit risks:

Commitments to extend:	2014	2013
Loans	$134,532,785	$95,996,924
Lines of credit	15,950,563	11,343,562
Letters of credit	6,308,695	760,000

	$156,792,043	$108,100,486

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates of not more than 12 months and may require payment of a fee. Since many of the commitments are not expected to be drawn upon, the total commitment amounts may not represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include marketable investment securities, accounts receivable, inventory, property, plant, and equipment, and real properties.

NOTE 13—RELATED-PARTY TRANSACTIONS

        As of December 31, 2014 and 2013, the Company's balance sheet included deposits from executive officers and directors totaling $24,285,296 and $26,421,064, respectively, and loans to officers and directors which are as follows:

	2014	2013
Outstanding balance, beginning of year	$6,997,976	$8,305,879
Credit granted, including renewals	86,912	840,730
Repayments	(2,939,930)	(2,148,633)

Outstanding balance, end of year	$4,144,958	$6,997,976

Undisbursed commitments, end of year	$3,605,042	$5,852,024

NOTE 14—RETIREMENT PLAN

401(k) Plan

        A 401(k) benefit plan allows employee contributions up to 100% of their compensation, up to the limitations determined by the Internal Revenue Code. These contributions are matched equal to 100% of the first 3% of compensation and an additional 50% for contributions in excess of 3%, not to exceed 5% of total compensation contributed. Expense for 2014 and 2013 were $270,551 and $210,899, respectively.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 15—REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (primarily common stock and retained earnings less goodwill) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes that the Bank meets all capital adequacy requirements to which it is subject as of December 31, 2014.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2014 and 2013, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2014:
Total capital (to risk-weighted assets)
Consolidated	$77,780,058	16.02%	$38,841,477	8.0%	$	N/A	N/A
Bank	65,661,401	13.58%	38,681,238	8.0%		48,351,547	10.0%
Tier 1 capital (to risk-weighted assets)
Consolidated	71,702,085	14.77%	19,418,303	4.0%		N/A	N/A
Bank	59,604,705	12.32%	19,352,177	4.0%		29,028,266	6.0%
Tier 1 capital (to average assets)
Consolidated	71,702,085	11.84%	24,223,677	4.0%		N/A	N/A
Bank	59,604,705	9.96%	23,937,633	4.0%		29,922,041	5.0%

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 15—REGULATORY MATTERS (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total capital (to risk-weighted assets)
Bank	$60,555,768	14.40%	$33,642,093	8.0%	$42,052,617	10.0%
Tier 1 capital (to risk-weighted assets)
Bank	55,288,985	13.14%	16,830,741	4.0%	25,246,122	6.0%
Tier 1 capital (to average assets)
Bank	55,288,985	10.28%	21,513,224	4.0%	26,891,530	5.0%

NOTE 16—FAIR VALUE MEASUREMENT

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. That guidance describes three levels of inputs that may be used to measure fair value:

          Level 1:    Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

          Level 2:    Significant other observable inputs (other than Level 1 prices) such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

          Level 3:    Significant unobservable inputs that reflect an entity's own assumptions about the factors that market participants would use in pricing an asset or liability.

        The Bank used the following methods and significant assumptions to estimate fair value:

          Securities:     The fair value of securities available for sale are determined by obtaining quoted prices on nationally recognized exchanges or matrix pricing which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather relying on the security's relationship to other benchmark quoted securities. At December 31, 2014 and 2013, the fair value of AFS investment securities was determined based on Level 2 inputs.

          Impaired Loans:     The fair value of impaired loans with specific allocations of the allowance for loan and lease losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 16—FAIR VALUE MEASUREMENT (Continued)

  adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower's financial statements, or aging reports, adjusted or discounted based on management's historical knowledge, changes in market conditions from the time of the valuation, and management's expertise and knowledge of the client and client's business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

        The following table presents information about the Company's assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013, and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

        Assets measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements Using:
December 31, 2014	Total	Level 1	Level 2	Level 3
Securities Available-for-Sale:
U.S. agency securities	$19,367,685	$—	$19,367,685	$—
Collateralized mortgage obligations (residential)	22,161,482	—	22,161,482	—
Corporate securities	—	—	—	—
Mortgage backed securities (residential)	73,314,309	—	73,314,309	—
Mortgage backed securities (commercial)	10,229,177	—	10,229,177	—
Small Business Administration securities	12,250,592	—	12,250,592	—

	$137,323,245	$—	$137,323,245	$—

		Fair Value Measurements Using:
December 31, 2013	Total	Level 1	Level 2	Level 3
Securities Available-for-Sale:
U.S. agency securities	$24,908,102	$—	$24,908,102	$—
Collateralized mortgage obligations (residential)	21,087,038	—	21,087,038	—
Corporate securities	1,023,967	—	1,023,967	—
Mortgage backed securities (residential)	66,567,538	—	66,567,538	—
Mortgage backed securities (commercial)	10,757,184	—	10,757,184	—
Small Business Administration securities	19,309,246	—	19,309,246	—

	$143,653,075	$—	$143,653,075	$—

        There were no transfers between Level 1, Level 2 or Level 3 during 2014 or 2013.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 16—FAIR VALUE MEASUREMENT (Continued)

        There are no assets measured at fair value on a non-recurring basis at December 31, 2014. Assets measured at fair value on a non-recurring basis at December 31, 2013 are summarized below:

		Fair Value Measurements Using:
	Total at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans:
Consumer, (secured home equity line of credit)	$1,697,220	$—	$—	$1,697,220

	$1,697,220	$—	$—	$1,697,220

        Appraisals for collateral-dependent impaired loans are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of the Appraisal Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. On a quarterly basis, impaired loans are reviewed for correctness of the impairment valuation methodology. If collateral dependent in nature, appraisal valuations are reviewed. Should analysis reveal that there are material changes (i.e., economic conditions, decrease in rents, increased vacancy, etc.); the Company makes a determination if an updated appraisal is warranted.

        The following table presents qualitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2013:

Description	Fair Value	Significant Valuation Technique	Unobservable Input	Weighted Average
Impaired Loans:
Consumer, (secured home equity line of credit)	$1,697,220	Sales Approach Method	Appraiser adjustments on sales comp data	(18)% - 27% (8%)

        In accordance with the provision of ASC 360-10, collateral dependent impaired loans with a carrying value of $2,044,627 were written down to their fair value of $1,697,220 resulting in an impairment charge of $347,406. The valuation allowance represents specific allocation for the allowance for credit loans for impaired loans. Impaired loans were determined to be collateral dependent and categorized as Level 3 due to ongoing real estate market conditions resulting in inactive market data, which in turn required the use of unobservable inputs and assumptions in fair value measurements. There were no changes in valuation techniques used during the year ended December 31, 2013.

        There were no liabilities measured at fair value on a non-recurring basis at December 31, 2014 or December 31, 2013.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 16—FAIR VALUE MEASUREMENT (Continued)

        The carrying amounts and estimated fair values of financial instruments, at December 31, 2014 and December 31, 2013 are as follows:

		Fair Value Measurements at December 31, 2014 Using:
	Carrying Amount
		Level 1	Level 2	Level 3	Total
Financial assets
Cash and due from banks	$13,233,257	$13,233,257	$—	$—	$13,233,257
Deposits with other financial institutions	37,011,578	37,011,578	—	—	37,011,578
Federal funds sold	497,042	497,042	—	—	497,042
Securities available-for-sale	137,323,245	—	137,323,245	—	137,323,245
Restricted stock	3,580,000	—	—	—	N/A
Loans, net	414,831,536	—	—	406,298,000	406,298,000
Accrued interest receivable	1,715,933	3,372	439,056	1,273,505	1,715,933
Financial liabilities
Deposits	525,780,156	420,363,000	92,478,000	—	512,841,000
Accrued interest payable	34,608	552	34,056	—	34,608
FHLB advances	19,000,000	19,000,000	—	—	19,000,000

		Fair Value Measurements at December 31, 2013 Using:
	Carrying Amount
		Level 1	Level 2	Level 3	Total
Financial assets
Cash and due from banks	$11,192,509	$11,192,509	$—	$—	$11,192,509
Federal funds sold	497,951	497,951	—	—	497,951
Deposits with other financial institutions	20,701,028	20,701,028	—	—	20,701,028
Securities available-for-sale	143,653,075	—	143,653,075	—	143,653,075
Restricted stock	3,042,400	—	—	—	N/A
Loans, net	358,644,161	—	—	352,006,000	352,006,000
Accrued interest receivable	1,775,096	13,413	616,668	1,145,015	1,775,096
Financial liabilities
Deposits	444,909,031	350,936,000	82,940,000	—	433,876,000
Accrued interest payable	21,183	537	20,646	—	21,183
FHLB Advances	48,050,000	48,050,000	—	—	48,050,000

        The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

  (a) Cash, due from banks, Federal Funds Sold, and deposits with other financial institutions

        The carrying amounts of cash and short-term instruments approximate fair values and are classified as either Level 1 or Level 2.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 16—FAIR VALUE MEASUREMENT (Continued)

  (b) Restricted Stocks

        It is not practical to determine the fair value of restricted stocks due to restrictions placed on its transferability.

  (c) Loans

        Fair values of loans are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

  (d) Deposits

        The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) resulting in either a Level 1 or Level 2 classification The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date resulting in either a Level 1 or Level 2 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

  (e) Accrued Interest Receivable/Payable

        The carrying amounts of accrued interest approximate the fair value of the related asset or liability.

  (f) Other Borrowings

        The fair values of the Company's overnight borrowings are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 1 classification. FHLB advances represent overnight borrowing thus their fair value is their carrying value.

  (g) Off-balance Sheet Instruments

        Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of commitments is not material.

SECURITY CALIFORNIA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2014 AND 2013

NOTE 17—ISSUANCE/REPURCHASE OF PREFERRED STOCK

        On January 9, 2009, the Company, in connection with the Troubled Assets Relief Program (TARP) Capital Purchase Program, entered into a Securities Purchase Agreement with the United States Department of Treasury (the Treasury), pursuant to which the Company issued and sold 6,815 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (Series A) and a warrant to purchase 341 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (Series B) for an aggregate purchase price of $6,815,000 in cash. The Treasury immediately exercised the warrant, purchasing 341 shares of Series B at $0.01 per share. The Series A and Series B shares are redeemable at the price of $1,000 per share, plus any accrued but unpaid dividends. The discount of $341,000 was accreted against retained earnings over the estimated five year life of the Series B reducing the reported income available for common shareholders.

        On September 15, 2011 the TARP was repurchased and was exchanged with the Small Business Lending Fund Program ("SBLF") of the US Department of the Treasury.

        The TARP repurchase totaled $7,156,000, and consisted of $6,815,000 of Senior Preferred Shares Series A and $341,000 Preferred Shares Series B for the Warrants plus unpaid accrued interest of $30,953 or for total amount of $7,186,953.

        The SBLF capital infusion was $7,200,000 and the Company issued 7,200 shares of Preferred Non-Cumulative Series C shares with a $1,000 liquidation preference. In September 2011, the SBLF capital infusion that was recorded at $7,133,447 net of issuance costs, and was down streamed as capital investment from the Company to Security Bank of California, its sole and wholly owned subsidiaries.

        The Series C non-cumulative dividend rate is determined on the level of growth of the small business lending portfolio of the Company as defined in the SBLF program, the range of which is 1.00 percent to 7.00 percent.

APPENDIX A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF SEPTEMBER 30, 2015

BY AND BETWEEN

PACIFIC PREMIER BANCORP, INC.

AND

SECURITY CALIFORNIA BANCORP

A-i

A-ii

        AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 30, 2015 between Pacific Premier Bancorp, Inc. ("PPBI") and Security California Bancorp ("SCB").

RECITALS

        A.    SCB.     SCB is a California corporation, having its principal place of business in Riverside, California.

        B.    PPBI.     PPBI is a Delaware corporation, having its principal place of business in Irvine, California.

        C.    Intention of the Parties.     It is the intention of the parties to this Agreement that the Merger (as defined herein) provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the "Code").

        D.    Board Action.     The respective Boards of Directors of each of PPBI and SCB have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger.

        E.    Shareholder Agreements.     As a material inducement to PPBI to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the "Shareholder Agreements"), pursuant to which they have agreed, among other things, both to vote their shares of SCB Common Stock (as defined herein) in favor of this Agreement and to not solicit the customers or employees of PPBI and Pacific Premier (as defined herein).

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01    Certain Definitions.     The following terms are used in this Agreement with the meanings set forth below:

        "Acquisition Proposal" has the meaning set forth in Section 6.07.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

        "Agreement" means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

        "Bank Merger" has the meaning set forth in Section 2.03.

        "Bank Merger Agreement" means the Bank Merger Agreement by and between Pacific Premier and Security Bank, the form of which is attached hereto as Annex C, as amended or modified from time to time in accordance with its provisions.

        "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

        "Benefit Plans" has the meaning set forth in Section 5.03(m)(i).

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

        "Certificate" means any certificate which immediately prior to the Effective Time represented shares of SCB Common Stock.

        "Certificate of Merger" has the meaning set forth in Section 2.02(a).

        "CFC" means the California Financial Code.

        "CGCL" means the California General Corporation Law.

        "Change in Recommendation" has the meaning set forth in Section 6.02(a).

        "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

        "Code" has the meaning set forth in the preamble to this Agreement.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Confidentiality Agreement" has the meaning set forth in Section 6.06(c).

        "Control Transaction" has the meaning set forth in Section 8.02(b)(ii).

        "DBO" means the California Department of Business Oversight—Division of Financial Institutions.

        "Deal Expenses" means SCB's professional fees, change-in-control payments and any contractual termination costs incurred in connection with the Transaction, other than the FIS Expense.

        "Deal Expense Cap" means $5.0 million.

        "Derivatives Contract" has the meaning set forth in Section 5.03(q)(ii).

        "DGCL" means the Delaware General Corporation Law.

        "Disclosure Schedule" has the meaning set forth in Section 5.01.

        "Dissenting Shares" has the meaning set forth in Section 3.05.

        "DOL" has the meaning set forth in Section 5.03(m)(i).

        "Effective Date" has the meaning set forth in Section 2.02(a).

        "Effective Time" has the meaning set forth in Section 2.02(a).

        "Employees" has the meaning set forth in Section 5.03(m)(i).

        "Environmental Laws" has the meaning set forth in Section 5.03(o).

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

        "Equity Investment" means (a) an Equity Security; and (b) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

        "Equity Security" means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

        "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.03(a).

        "Exchange Ratio" has the meaning set forth in Section 3.01(b).

        "Excess Expenses" has the meaning set forth in Section 9.05.

        "Fair Housing Act" means the Fair Housing Act, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FHLB" means the Federal Home Loan Bank of San Francisco.

        "FIS" means FIS Core Services, LLC, Fidelity Information Services, LLC, or any Affiliate of either of them.

        "FIS Contract" means any contract between SCB, on the one hand, and FIS, on the other hand, copies of which are included in Section 5.03(k)(i)(E) of SCB's Disclosure Schedule.

        "FIS Expense" means the aggregate expense relating to the termination of any FIS Contract.

        "FIS Expense Cap" means $3.25 million.

        "FRB" means the Board of Governors of the Federal Reserve System.

        "GAAP" means accounting principles generally accepted in the United States of America.
        "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

        "Hazardous Substance" has the meaning set forth in Section 5.03(o).

        "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.10(a).

        "Insurance Policies" has the meaning set forth in Section 5.03(w).

        "Intellectual Property" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

        "IRS" has the meaning set forth in Section 5.03(m)(i).

        "Knowledge" means facts and other information which, as of the date hereof, the chairman of the board, chief executive officer, president, executive vice president, chief financial officer, chief operating officer and chief credit officer (and any officer superior to any of the foregoing) of a party or any Subsidiary of such party actually knows after due inquiry.

        "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

        "Loans" has the meaning set forth in Section 4.01(s).

        "Material Adverse Effect" means, with respect to PPBI or SCB, any effect that (i) is material and adverse to the financial condition, results of operations or business of PPBI and its Subsidiaries taken as a whole or SCB and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of PPBI and its Subsidiaries or SCB and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulation of general applicability to banks, savings institutions and their holding companies generally or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political conditions or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers or employees, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and (g) with respect to SCB, the effects of any action or omission taken with the prior consent of PPBI or as otherwise required by this Agreement, provided that the effect of such changes described in clauses (a), (b), (c) and (d) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on PPBI and its Subsidiaries as a whole on the one hand or SCB and its Subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

        "Material Contracts" has the meaning set forth in Section 5.03(k)(i).

        "Maximum Insurance Amount" has the meaning set forth in Section 6.10(c).

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" means the aggregate number of whole shares of PPBI Common Stock, plus cash in lieu of any fractional share interest, payable to the holders of SCB Common Stock in connection with the Transaction.

        "Merger Related Expenses" means all costs, fees and expenses incurred or to be incurred by SCB and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to the fees and expenses of their attorneys, accountants, investment bankers and other advisors, as disclosed in Section 7.03(e) of SCB's Disclosure Schedule.

        "Nasdaq" means the Nasdaq Global Market or such other securities exchange on which the PPBI Common Stock may be listed.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "Option Merger Consideration" has the meaning set forth in Section 3.08.

        "OREO" means other real estate owned.

        "Pacific Premier" means Pacific Premier Bank, a California-chartered bank and a wholly-owned subsidiary of PPBI.

        "Pacific Premier Articles" means the Articles of Incorporation of Pacific Premier, as amended.

        "Pacific Premier Board" means the Board of Directors of Pacific Premier.

        "Pacific Premier Bylaws" means the Amended and Restated Bylaws of Pacific Premier, as amended.

        "Panoramic" means Panoramic Capital Advisors.

        "PBGC" has the meaning set forth in Section 5.03(m)(iv).

        "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

        "PPBI" has the meaning set forth in the preamble to this Agreement.

        "PPBI Average Share Price" shall mean the average of the closing price per share of PPBI Common Stock, as reported on Nasdaq for the 20 trading days ending on and including the fifth trading day prior to the Closing Date.

        "PPBI Benefit Plans" has the meaning set forth in Section 6.11(a).

        "PPBI Board" means the Board of Directors of the PPBI.

        "PPBI Bylaws" means the Amended and Restated Bylaws of PPBI.

        "PPBI Certificate" means the Amended and Restated Certificate of Incorporation of PPBI.

        "PPBI Common Stock" means the common stock, $0.01 par value per share, of PPBI.

        "PPBI Meeting" has the meaning set forth in Section 6.02(c).

        "PPBI Preferred Stock" means the preferred stock, $0.01 par value per share, of PPBI.

        "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

        "Proxy Statement" has the meaning set forth in Section 6.03(a).

        "Registration Statement" has the meaning set forth in Section 6.03(a).

        "Representatives" has the meaning set forth in Section 6.07(a).

        "Retiree Welfare Plan" means any Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

        "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

        "SBLF Redemption" has the meaning set forth in Section 6.15.

        "SCB" has the meaning set forth in the preamble to this Agreement.

        "SCB Articles" means the Articles of Incorporation of SCB, as amended.

        "SCB Board" means the Board of Directors of SCB.

        "SCB Bylaws" means the By-Laws of SCB, as amended.

        "SCB Common Stock" means the common stock, no par value per share, of SCB.

        "SCB Financial Statements" means (i) the audited consolidated balance sheets and audited consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years ended December 31, 2012, 2013 and 2014 and (ii) the unaudited consolidated balance sheets and unaudited consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the monthly, quarterly and annual periods ended subsequent to December 31, 2014.

        "SCB Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes SCB and its Subsidiaries or any predecessor of or any successor to SCB (or to another such predecessor or successor).

        "SCB IT Systems" has the meaning set forth in Section 5.03(t)(iii).

        "SCB Loan Property" has the meaning set forth in Section 5.03(o).

        "SCB Meeting" has the meaning set forth in Section 6.02(a).

        "SCB NQDP" has the meaning set forth in Section 5.03(m)(x).

        "SCB Options" means the options to acquire SCB Common Stock.

        "SCB Preferred Stock" means the preferred stock, no par value per share, of SCB.

        "SCB SBLF Preferred Stock" means the Senior Non-Cumulative Perpetual Preferred Stock, Series C, of SCB.

        "SCB Stock Option Plans" means the Security California Bancorp 2015 Equity Incentive Plan and the Security California Bancorp Amended and Restated 2005 Equity Incentive Plan.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Securities Documents" has the meaning set forth in Section 5.04(g)(i).

        "Security Bank" means Security Bank of California, a California-chartered bank and a wholly-owned subsidiary of SCB.

        "Shareholders" means each director and executive officer of SCB.

        "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

        "Subsidiary" has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

        "Superior Proposal" has the meaning set forth in Section 6.07(a).

        "Surviving Corporation" has the meaning set forth in Section 2.01(a).

        "Tangible Common Equity" means SCB's total shareholders' equity (i) excluding intangible assets, (ii) excluding accumulated other comprehensive income or loss, and (iii) adding back any Merger Related Expenses incurred by SCB prior to the Closing Date on a tax-adjusted basis (to the extent there was a tax benefit recorded by SCB as a result of the incurrence of such expense) based on PPBI's marginal tax rate; provided that "total shareholders' equity," "intangible assets" and "accumulated other comprehensive income or loss" shall each be calculated in accordance with GAAP and the SCB Financial Statements.

        "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

        "Termination Fee" has the meaning set forth in Section 8.02(b).

        "Transaction" means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

        "Treasury" has the meaning set forth in Section 6.15.

        "Treasury Regulations" has the meaning set forth in Section 5.03(p)(xv).

ARTICLE II

THE MERGER

        2.01    The Merger.

          (a)    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, SCB shall merge with and into PPBI (the "Merger") in accordance with the applicable provisions of the DGCL and the CGCL, the separate corporate existence of SCB shall cease and PPBI shall survive and continue to exist as a corporation incorporated under the DGCL (PPBI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation").

          (b)    Name.    The name of the Surviving Corporation shall be "Pacific Premier Bancorp, Inc."

          (c)    Certificate and Bylaws.    The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the PPBI Certificate and the PPBI Bylaws as in effect immediately prior to the Merger.

          (d)    Directors and Executive Officers of the Surviving Corporation.    The directors of the Surviving Corporation immediately after the Merger shall be the directors of PPBI immediately prior to the Merger, except for the addition of two new directors as contemplated by Section 6.12, each of whom shall serve until his or her successor shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of PPBI immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

          (e)    Authorized Capital Stock.    The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the PPBI Certificate immediately prior to the Merger.

          (f)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in accordance with the DGCL and CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of SCB shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of SCB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (g)    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, properties or assets of SCB acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, SCB, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

        2.02    Effective Date and Effective Time; Closing.

          (a)   Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger relating to the Merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date mutually selected by PPBI and SCB after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The parties shall cause a copy of the Certificate of Merger certified by the Secretary of State of the State of Delaware to be filed with the Secretary of State of the State of California immediately following the receipt of such certified copy from the Secretary of State of the State of Delaware. The Merger provided for herein shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as specified in the Certificate of Merger. The date of such filing with the Secretary of State of the State of Delaware is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filing or as set forth in such filing.

          (b)   A closing (the "Closing") shall take place immediately prior to the Effective Time at the offices of Holland & Knight LLP, 800 17th Street, N.W., Washington, D.C. 20006, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to PPBI and SCB the certificates and other documents required to be delivered under Article VII hereof.

        2.03    Bank Merger.     As soon as practicable after the execution of this Agreement, or on such later date as PPBI shall specify, PPBI and SCB shall cause Pacific Premier and Security Bank, respectively, to enter into the Bank Merger Agreement, which provides for the merger of Security Bank with and into Pacific Premier (the "Bank Merger"), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, as soon as practicable after consummation of the Merger (or on such later date as PPBI shall specify). The Bank Merger Agreement provides that the directors of Pacific Premier upon consummation of the Bank Merger shall be the directors of Pacific Premier upon consummation of the Bank Merger, except for the addition of the two new directors as contemplated by Section 6.12.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

        3.01    Conversion of Shares.     At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of SCB Common Stock:

          (a)    PPBI Common Stock.    Each share of PPBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

          (b)    SCB Common Stock.    Subject to Sections 3.02, 3.05, 3.06, 3.07 and 9.05, each share of SCB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive 0.9629 shares of PPBI Common Stock (the "Exchange Ratio"), provided that the PPBI Average Share Price is equal to or greater than $16.550 but less than or equal to $22.391. To the extent the PPBI Average Share Price is less than $16.550, the Exchange Ratio shall equal the quotient resulting when (A) $15.936 is divided by (B) the PPBI Average Share Price, rounded to the nearest ten-thousandth. To the extent the PPBI Average Share Price is greater than $22.391, the Exchange Ratio shall equal the quotient resulting when (X) $21.560 is divided by (Y) the PPBI Average Share Price, rounded to the nearest ten-thousandth.

        3.02    Exchange Procedures.

          (a)    Mailing of Transmittal Material.    Provided that SCB has delivered, or caused to be delivered, to Computershare, Inc. (the "Exchange Agent") all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date, mail or make available to each holder of record of SCB Common Stock, a notice and a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of SCB Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) in exchange for the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates representing all shares of SCB Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

          (b)    PPBI Deliveries.    At the Effective Time, for the benefit of the holders of Certificates, PPBI shall deliver to the Exchange Agent certificates, or at PPBI's option, evidence of shares in book entry form, representing the number of shares of PPBI Common Stock issuable to the holders of SCB Common Stock as the Merger Consideration, to be given to the holders of SCB Common Stock in exchange for their Certificates as provided in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of PPBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

          (c)    Exchange Agent Deliveries.

              (i)  Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder a certificate or certificates representing, the number of whole shares of PPBI Common Stock into which the aggregate number of shares of SCB Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to PPBI Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

             (ii)  Each outstanding Certificate which prior to the Effective Time represented SCB Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of PPBI Common Stock into which such SCB Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of SCB of Certificates representing shares of SCB Common Stock and, if such Certificates are presented to SCB for transfer, they shall be cancelled against delivery of certificates for PPBI Common Stock as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of PPBI Common Stock under Section 3.01 until such Person surrenders the Certificate or Certificates representing SCB Common Stock, at which time such dividends shall be remitted to such Person, without interest.

          (d)    Lost or Destroyed Certificates; Issuances of PPBI Common Stock in New Names.    The Exchange Agent and PPBI, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of PPBI Common Stock to which a holder of SCB Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of SCB Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by PPBI. If any certificates evidencing shares of PPBI Common Stock are to be issued in a name other than that in which the Certificate evidencing SCB Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of PPBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)    Unclaimed Merger Consideration.    Any portion of the shares of PPBI Common Stock delivered to the Exchange Agent by PPBI pursuant to Section 3.02(b) that remains unclaimed by the shareholders of SCB for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to PPBI. Any shareholders of SCB who have not theretofore complied with Section 3.02(c) shall thereafter look only to PPBI for the consideration deliverable in respect of each share of SCB Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of SCB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of PPBI Common Stock would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of PPBI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. PPBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of SCB to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, PPBI and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        3.03    Rights as Shareholders.     At the Effective Time, holders of SCB Common Stock shall cease to be, and shall have no rights as, shareholders of SCB other than to receive the consideration provided under this Article III.

        3.04    No Fractional Shares.     Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of PPBI Common Stock shall be issued in the Merger. Each holder of SCB Common Stock who otherwise would have been entitled to a fraction of a share of PPBI Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the PPBI Average Share Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

        3.05    Dissenting Shares.     Each outstanding share of SCB Common Stock the holder of which has perfected his right to dissent pursuant to Chapter 13 of the CGCL, including making a demand of SCB to purchase his shares pursuant to Section 1301 of Chapter 13 of the CGCL and submitting his shares for endorsement pursuant to Section 1302 of Chapter 13 of the CGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the CGCL. SCB shall give PPBI prompt notice upon receipt by SCB of any such written demands for payment of the fair value of such shares of SCB Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by PPBI or the Surviving Corporation within the time period set forth in the CGCL.

        3.06    Anti-Dilution Provisions.     If, between the date hereof and the Effective Time, the shares of PPBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted accordingly; provided that an offering or sale of PPBI Common Stock shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the PPBI Common Stock.

        3.07    Withholding Rights.     PPBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of SCB Common Stock such amounts as PPBI is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of SCB Common Stock in respect of which such deduction and withholding was made by PPBI.

        3.08    SCB Options.     At the Effective Time, each SCB Option which is outstanding, vested and unexercised immediately prior to the Effective Time, shall be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of SCB Common Stock subject to such SCB Option immediately prior to the Effective Time, and (ii) the excess, if any, of $18.75 over the exercise price per share of such SCB Option (the "Option Merger Consideration"), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such SCB Option is equal to or greater than $18.75, such SCB Option shall be canceled without any cash payment being made in respect thereof. SCB shall use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding SCB Option with regard to the cancellation of such SCB Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the SCB Stock Option Plans and all SCB Options issued thereunder shall terminate at the Effective Time.

        3.09    Reservation of Shares.     Prior to the Closing, the PPBI Board shall reserve for issuance a sufficient number of shares of PPBI Common Stock for the purpose of issuing its shares in exchange for shares of SCB Common Stock in the Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01    Forbearances of SCB.     From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, SCB will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and PPBI the goodwill of the customers of SCB and its Subsidiaries and others with whom business relations exist.

          (b)    Capital Stock.    Other than pursuant to Rights set forth on Section 4.01(b) of SCB's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

          (c)    Dividends; Reclassifications; Etc.

              (i)  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of SCB Common Stock.

             (ii)  Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of SCB Common Stock.

          (d)    Compensation; Employment Agreements; Etc.    Except as set forth on Schedule 4.01(d) of SCB's Disclosure Schedule, enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director or senior officer of SCB or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law.

          (e)    Hiring.    Hire any person as a senior officer of SCB or any of its Subsidiaries or promote any employee to a senior officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of SCB's Disclosure Schedule and (ii) persons hired to fill any senior officer vacancies arising after the date hereof whose employment is terminable at the will of SCB or a Subsidiary of SCB and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.

          (f)    Benefit Plans.    Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(f) of SCB's Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of SCB or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (g)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except with respect to the sale of OREO that is sold in the ordinary course of business and consistent with past practices.

          (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity.

          (i)    Capital Expenditures.    Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

          (j)    Governing Documents.    Amend the SCB Articles, the SCB Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of SCB or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

          (k)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

          (l)    Contracts.    Except as otherwise permitted under Sections 4.01 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

          (m)    Claims.    Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which SCB or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by SCB or any of its Subsidiaries of an amount which exceeds $25,000 and/or would impose any material restriction on the business of SCB or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to SCB and its Subsidiaries taken as a whole.

          (n)    Banking Operations.    Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered "high risk" under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

          (o)    Marketing.    Except as set forth on Schedule 4.01(o) of SCB's Disclosure Schedule, introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to PPBI prior to the date hereof).

          (p)    Derivatives Contracts.    Enter into any Derivatives Contract.

          (q)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 7 days and that have no put or call features and securities sold under agreements to repurchase that mature within 7 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

          (r)    Investment Securities.    (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment or (ii) dispose of any debt security or Equity Investment.

          (s)    Loans.    (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans"), other than Loans made in the ordinary course of business, consistent with past practice, that are not in excess of $5.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) enter into any Loan participation agreement or arrangement.

          (t)    Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

          (u)    Tax Elections.    Make or change any Tax election, settle or compromise any Tax liability of SCB or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of SCB or any of its Subsidiaries (or the assets and liabilities of SCB or any of its Subsidiaries), enter into any closing agreement with respect to any amount of Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

          (v)    Antitakeover Statutes.    Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than PPBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

          (w)    Transactions with Insiders.    Make or propose to make any loan to or enter into any transaction with SCB, any of its Subsidiaries, or any of their respective directors or executive officers or any Affiliate thereof.

          (x)    Adverse Actions.    Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, or (v) a material delay in the ability of PPBI or SCB to perform any of their obligations under this Agreement on a timely basis.

          (y)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.02    Forbearances of PPBI.     From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of SCB, PPBI will not, and will cause each of its Subsidiaries not to:

          (a)    Adverse Actions.    Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (v) a material delay in the ability of PPBI or SCB to perform any of their obligations under this Agreement on a timely basis.

          (b)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01    Disclosure Schedules.     On or prior to the date hereof, PPBI has delivered to SCB a schedule and SCB has delivered to PPBI a schedule (each respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

        5.02    Standard.     Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of SCB on the one hand or PPBI on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of SCB contained in Sections 5.03(b) and 5.03(m)(vi), which shall be true in all respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

        5.03    Representations and Warranties of SCB.     Subject to Sections 5.01 and 5.02, SCB hereby represents and warrants to PPBI:

          (a)    Organization, Standing and Authority.    SCB is a corporation duly organized, validly existing and in good standing under the laws of the State of California. SCB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on SCB. SCB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the SCB Articles and SCB Bylaws which have previously been made available to PPBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of SCB and each of its Subsidiaries previously made available to PPBI contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Board of Directors) through the date hereof.

          (b)    SCB Capital Stock.    The authorized capital stock of SCB consists solely of 40,000,000 shares of SCB Common Stock, of which 6,039,257 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of SCB Preferred Stock, of which 7,200 shares of SCB SBLF Preferred Stock were issued and outstanding as of the date hereof. As of the date hereof, no shares of SCB Common Stock were held in treasury by SCB or otherwise directly or indirectly owned by SCB. The outstanding shares of SCB Common Stock and SCB SBLF Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of SCB Common Stock or SCB SBLF Preferred Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of SCB's Disclosure Schedule sets forth, as of the date hereof, for each SCB Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of SCB Common Stock subject to each SCB Option, the number of shares of SCB Common Stock subject to SCB Options that are currently exercisable and the exercise or strike price per share. Except as set forth in the preceding sentence, there are no shares of SCB Common Stock reserved for issuance, SCB does not have any Rights issued or outstanding with respect to SCB Common Stock and SCB does not have any commitment to authorize, issue or sell any SCB Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of SCB may vote are outstanding.

          (c)    Subsidiaries.

              (i)  (A) Section 5.03(c)(i)(A) of SCB's Disclosure Schedule sets forth a list of all of SCB's Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) except as set forth in Section 5.03(c)(i)(B) of SCB's Disclosure Schedules, SCB owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to SCB) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to SCB or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to SCB's rights to vote or to dispose of such securities and (F) all the Equity Securities of SCB's Subsidiaries held by SCB or its Subsidiaries are fully paid and nonassessable (except for assessments required under the CFC with respect to Security Bank's capital stock) and are owned by SCB or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the SCB Subsidiaries may vote are outstanding.

             (ii)  Except as set forth in Section 5.03(c)(ii) of SCB's Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in SCB's Subsidiaries and stock in the FHLB, SCB does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

            (iii)  Each of SCB's Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on SCB. Each of SCB's Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

            (iv)  The deposit accounts of Security Bank are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Security Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

          (d)    Corporate Power.    Each of SCB and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and SCB has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause Security Bank to consummate the Bank Merger Agreement, and Security Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of SCB's shareholders of this Agreement.

          (e)    Corporate Authority.    Subject to the approval of this Agreement by the holders of the outstanding SCB Common Stock, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of SCB and Security Bank and the SCB Board and Security Bank Board on or prior to the date hereof and the SCB Board has recommended that shareholders of SCB adopt this Agreement and directed that such matter be submitted for consideration by SCB's shareholders at the SCB Meeting required by Section 6.02. SCB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by PPBI, this Agreement is a valid and legally binding obligation of SCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by SCB or any of its Subsidiaries in connection with the execution, delivery or performance by SCB of this Agreement and by Security Bank of the Bank Merger Agreement, or to consummate the Transaction, except as set forth in Section 5.03(f)(i) of SCB's Disclosure Schedule and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Certificate of Merger, as certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California pursuant to the CGCL and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC, (E) the approval of this Agreement by the holders of the outstanding shares of SCB Common Stock, and (F) the approval by PPBI's shareholders of the issuance of PPBI Common Stock in the Merger. As of the date hereof, SCB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by SCB and the Bank Merger Agreement by Security Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of SCB or any of its Subsidiaries or to which SCB or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of SCB or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports; Undisclosed Liabilities; Internal Controls.

              (i)  Each of the consolidated balance sheets contained in the SCB Financial Statements fairly presents, or will fairly present, the consolidated financial position of SCB and its Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders' equity and cash flows in such SCB Financial Statements fairly presents, or will fairly present, the consolidated results of operations, shareholders' equity and cash flows of SCB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited statements that are part of the SCB Financial Statements, to normal year-end adjustments.

             (ii)  None of SCB or any of SCB's Subsidiaries is required to file periodic reports with any Governmental Authority pursuant to the Exchange Act.

            (iii)  Except as set forth on the unaudited consolidated balance sheet of SCB dated as of June 30, 2015, neither SCB nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after June 30, 2015 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement and, to SCB's Knowledge, there is no existing condition, event or circumstance as of the date hereof which could result in any such material liability in the future.

            (iv)  Since June 30, 2015, (A) SCB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as set forth in Section 5.03(g)(iv) of SCB's Disclosure Schedule, neither SCB nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to SCB.

             (v)  No agreement pursuant to which any Loans or other assets have been or shall be sold by SCB or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by SCB or its Subsidiaries, to cause SCB or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against SCB or its Subsidiaries. Section 5.03(g)(v) of SCB's Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of SCB or its Subsidiaries that has been declared, set aside or paid since December 31, 2011, as well as all shares of capital stock of SCB or any of its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by SCB or any of its Subsidiaries since December 31, 2011.

            (vi)  The records, systems, controls, data and information of SCB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SCB or its Subsidiaries (either directly or through SCB's third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(vi). SCB (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to SCB and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of SCB by others within SCB or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to SCB's outside auditors and the audit committee of the SCB Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect SCB's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in SCB's internal controls over financial reporting. These disclosures were made in writing by management to SCB's auditors and audit committee and a copy has previously been made available to PPBI.

           (vii)  Since January 1, 2012, (A) neither SCB nor any of its Subsidiaries nor, to the Knowledge of SCB, any director, officer, employee, auditor, accountant or representative of SCB or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SCB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SCB or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing SCB or any of its Subsidiaries, whether or not employed by SCB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SCB or any of its Subsidiaries or their respective officers, directors, employees or agents to the SCB Board or any committee thereof or, to the Knowledge of SCB, to any director or officer of SCB or any of its Subsidiaries.

          (h)    Legal Proceedings.    No litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against SCB or any of its Subsidiaries and, to SCB's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither SCB nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to SCB.

          (i)    Regulatory Matters.

              (i)  SCB and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and SCB has previously delivered or made available to PPBI accurate and complete copies of all such reports. In connection with the most recent examination of SCB and its Subsidiaries by the appropriate regulatory authorities, neither SCB nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which SCB believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on SCB.

             (ii)  Neither SCB nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has SCB or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. SCB and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither SCB nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  (A) No Governmental Authority has initiated since December 31, 2011 or has pending any proceeding, enforcement action or, to the Knowledge of SCB, investigation or inquiry into the business, operations, policies, practices or disclosures of SCB or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of SCB and its Subsidiaries), or, to the Knowledge of SCB, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of SCB or any of its Subsidiaries.

             (v)  The most recent regulatory rating given to Security Bank as to compliance with the Community Reinvestment Act is "satisfactory." To the Knowledge of SCB, since the last regulatory examination of Security Bank with respect to Community Reinvestment Act compliance, Security Bank has not received any complaints as to Community Reinvestment Act compliance.

          (j)    Compliance With Laws.    Each of SCB and its Subsidiaries:

              (i)  is, and at all times since December 31, 2011, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of SCB and its Subsidiaries related to customer data, privacy and security;

             (ii)  has, and at all times since December 31, 2011, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to SCB's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no notification or communication from any Governmental Authority (A) asserting that SCB or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to SCB's Knowledge, do any grounds for any of the foregoing exist).

          (k)    Material Contracts; Defaults.

              (i)  Except for documents set forth in Section 5.03(k)(i) of SCB's Disclosure Schedule, neither SCB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of SCB or any of its Subsidiaries to indemnification from SCB or any of its Subsidiaries, (C) which provides for the payment by SCB or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving SCB or any of its Subsidiaries, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of SCB or any of its Subsidiaries, (I) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $50,000 and that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by SCB or any of its Subsidiaries, (N) which materially restricts the conduct of any business by SCB or any of its Subsidiaries or limits the freedom of SCB or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires SCB or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits SCB or any of its Subsidiaries to do, any of the foregoing (collectively, "Material Contracts"). Except as set forth in Section 5.03(k)(i) of SCB's Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of SCB's and Security Bank's (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to PPBI as of the date hereof.

             (ii)  Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of SCB or its Subsidiaries and, to SCB's Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against SCB or its Subsidiaries, and to SCB's Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). SCB and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither SCB or its Subsidiaries nor, to SCB's Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by SCB or any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

            (iii)  Section 5.03(k)(iii) of SCB's Disclosure Schedule sets forth a schedule of all holders of five percent or more of SCB Common Stock and executive officers and directors of SCB and its Subsidiaries who have outstanding loans from SCB or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

          (l)    No Brokers.    Except as set forth in Section 5.03(1)(i) of SCB's Disclosure Schedule, no action has been taken by SCB or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than fees to be paid to Panoramic and Oppenheimer & Co. Inc., which are set forth in Section 5.03(l)(ii) of SCB's Disclosure Schedule. Copies of all agreements with Panoramic and Oppenheimer & Co. Inc. have been previously provided or made available to PPBI.

          (m)    Employee Benefit Plans.

              (i)  All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by SCB and its Subsidiaries for the benefit of current or former employees of SCB and its Subsidiaries (the "Employees") and current or former directors or independent contractors of SCB or its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements for which SCB may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 4141 of the Code (collectively, the "Benefit Plans"), are set forth in Section 5.03(m)(i) of SCB's Disclosure Schedule. True and complete copies of the following documents have been provided or made available to PPBI: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts entered into in connection with any Benefit Plans and all amendments thereto; (B) the three most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a "top-hat" plan, a copy of filings with the DOL; (D) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the three most recent actuarial reports, if any, relating to each Benefit Plan; (G) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; and (H) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan.

             (ii)  Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject SCB or any of its Subsidiaries to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other applicable law following the Closing. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and SCB has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither SCB nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to SCB's Knowledge, threatened litigation relating to the Benefit Plans. Neither SCB nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan that could subject SCB or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plan. No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

            (iii)  Neither SCB nor any of its Subsidiaries maintains or contributes to any Pension Plan, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA) other than those disclosed and identified as such in Section 5.03(m)(iii) of SCB's Disclosure Schedule. No liability under Title IV of ERISA has been or is expected to be incurred by SCB or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of

    Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered a single employer with SCB under Section 4001(b) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither SCB nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the Transaction. There has been no termination, or partial termination, under Section 411(d)(3) of the Code and the regulations thereunder, of any Pension Plan. All ERISA Affiliates of SCB are set forth (and designated as an ERISA Affiliate in Section 5.03(m)(iii) of SCB's Disclosure Schedule.

            (iv)  All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the SCB Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has incurred any "unpaid minimum required contribution" within the meaning of Section 4971(c) of the Code and no multiemployer plan has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 4971(c) of the Code. SCB and each of its ERISA Affiliates have met all applicable minimum funding requirements under Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA in respect of each Pension Plan and multiemployer plan. None of SCB nor any of its ERISA Affiliates have an outstanding funding waiver. The benefit liability, as defined in Section 4001(a)(16) of ERISA, of any Pension Plans subject to Title IV of ERISA, using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation ("PBGC") in the event such Pension Plan is terminated, does not exceed the fair market value of the assets of each such plan. The liabilities of each terminated Pension Plan have been fully discharged in full compliance with applicable laws.

             (v)  Neither SCB nor any of its ERISA Affiliates have any obligations under a Retiree Welfare Plan. SCB or any of its Subsidiaries may amend or terminate any such Retiree Welfare Plan in accordance with and to the extent permitted by its terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject SCB to a material Tax under Section 4980B of the Code.

            (vi)  Except as set forth in Section 5.03(m)(vi) of SCB's Disclosure Schedule, none of the execution of this Agreement, SCB shareholder approval of this Agreement or consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of SCB or any ERISA Affiliate to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Neither SCB nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280 of the Code or excise Taxes under Section 4999 of the Code.

           (vii)  All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required Tax filings with respect to each Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

          (viii)  Neither SCB nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

            (ix)  No Benefit Plan is or has been funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, a "welfare benefit fund" within the meaning of Section 419 of the Code, a "qualified asset account" within the meaning of Section 419A of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

             (x)  Each Benefit Plan which is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) (hereinafter referred to as an "SCB NQDP") has been maintained, as to both form and operation, in compliance with Section 409A of the Code. No event in connection with an SCB NQDP has occurred which would subject a participant to inclusion of income under Section 409A(a)(1) of the Code and neither SCB nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

            (xi)  No contributions pursuant to a Benefit Plan have been made by SCB or any of its Subsidiaries in such amounts that would violate Section 404 of the Code.

           (xii)  SCB and each of its Subsidiaries have in force sufficient bonding for every fiduciary who is or has been required to be bonded with respect to the Benefit Plans, or where the fiduciary is not an employee or director of SCB, SCB has ensured that such fiduciary is covered by a bond that complies with Section 412 of ERISA. There does not exist any pending or, to SCB's Knowledge, threatened legal proceedings (other than routine claims for benefits), arbitrations, administrative or other proceeding with respect to any Benefit Plan or any related trust or other funding medium thereunder or with respect to SCB and each of its Subsidiaries as the sponsor or fiduciary thereof, or to SCB's Knowledge, with respect to any other fiduciary thereof.

          (xiii)  Except as set forth in Section 5.03(m)(xiii) of SCB's Disclosure Schedule, each Benefit Plan may be amended or terminated without the consent of participants and without the imposition of any additional liability or penalties upon SCB or any ERISA Affiliate. The sponsor of each benefit Plan, including, without limitation SCB, has reserved in itself the authority and discretion to amend or terminate each Benefit Plan and has provided disclosure of such right to each participant and beneficiary (including any potential participants and beneficiaries) of each Benefit Plan.

          (n)    Labor Matters.

              (i)  Section 5.03(n)(i) of SCB's Disclosure Schedule sets forth (A) the name, title and total compensation of each officer of SCB and each of its Subsidiaries and each other employee, independent contractor and consultant of SCB and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2014 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by SCB and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

             (ii)  To SCB's Knowledge, no officer or director of SCB or any of its Subsidiaries or any employee, independent contractor or consultant of SCB or any of its Subsidiaries is a party to,

    or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of SCB or any of its Subsidiaries to conduct its business as currently conducted.

            (iii)  Neither SCB nor any of its Subsidiaries has classified any individual as an "independent contractor" or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Neither SCB nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to SCB or any of its Subsidiaries, in any capacity.

            (iv)  None of the officers, employees or consultants of SCB or any of its Subsidiaries has informed SCB or such Subsidiary of his or her intent, nor does SCB have any Knowledge of any of the officers, employees or consultants of SCB or any of its Subsidiaries having an intention, to terminate employment with SCB or any of its Subsidiaries during the next twelve (12) months.

             (v)  Neither SCB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is SCB or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SCB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to SCB's Knowledge, threatened, nor does SCB have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of SCB and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Section 5.03(n)(v) of SCB's Disclosure Schedule, the employment of each officer and employee of SCB and each of its Subsidiaries is terminable at the will of SCB or such Subsidiary.

            (vi)  (A) Except as set forth in Section 5.03(n)(vi) of SCB's Disclosure Schedule, there is no pending or, to SCB's Knowledge, threatened legal proceeding involving SCB or any of its Subsidiaries, on the one hand, and any present or former employee(s) of SCB or any of its Subsidiaries, on the other hand, and (B) no other Person, to SCB's Knowledge, has threatened any claim or any legal proceeding against SCB or any of its Subsidiaries (or, to SCB's Knowledge, against any officer, director or employee of SCB or any of its Subsidiaries) relating to employees or former employees of SCB or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

           (vii)  SCB and each of its Subsidiaries is, and at all times since December 31, 2011 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices.

          (o)    Environmental Matters.    Except as set forth in Section 5.03(o) of SCB's Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on SCB or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to SCB's Knowledge, threatened against SCB or any of its Subsidiaries, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SCB. There is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SCB. SCB and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws. No real property (including buildings or other structures) currently or formerly owned or operated by SCB or any of its Subsidiaries, or any property in which SCB or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("SCB Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to SCB. Neither SCB nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any SCB Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to SCB. Neither SCB nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property. Neither SCB nor any of its Subsidiaries nor, to SCB's Knowledge, any Person whose liability SCB or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Neither SCB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. There are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving SCB or any of its Subsidiaries, any currently or formerly owned or operated property, any SCB Loan Property, or any Person whose liability SCB or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against SCB, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any SCB Loan Property. SCB has previously provided and made available to PPBI copies of all environmental reports or studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to SCB, its Subsidiaries and any currently or formerly owned or operated property.

          As used herein, the term "Environmental Laws" means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term "Hazardous Substance" means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p)    Tax Matters.

              (i)  (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the SCB Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all respects, (C) all Taxes due and payable by or with respect to the SCB Group (whether or not shown as due on any Tax Return) have been timely paid in full and all Taxes not yet due and payable have been (or will be prior to the Closing Date) accrued and adequately disclosed and fully provided for in accordance with GAAP in the SCB Financial Statements, (D) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no statutes of limitation with respect to any Taxes of the SCB Group have been waived by or on behalf of the SCB Group.

             (ii)  SCB has made available to PPBI (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the SCB Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three years relating to Taxes due from or with respect to the SCB Group or its income, assets or operations. Section 5.03(p)(ii) of SCB's Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the SCB Group that have been examined by any taxing authority.

            (iii)  There are no audits or investigations by any taxing authority or proceedings in progress with respect to the SCB Group, nor has the SCB Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

            (iv)  No claim has been made by a taxing authority in a jurisdiction where the SCB Group does not already file Tax Returns that the SCB Group is or may be subject to taxation by that jurisdiction.

             (v)  The SCB Group has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over all amounts required to be so withheld and paid over to the appropriate taxing authorities for all periods under all applicable laws.

            (vi)  The SCB Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country.

           (vii)  There are no Liens or other encumbrances on any of the assets of the SCB Group that arose in connection with any failure (or alleged failure) to pay any Tax.

          (viii)  No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the SCB Group.

            (ix)  No member of the SCB Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the SCB Group has been described as a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355(i) of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

             (x)  No member of the SCB Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.

            (xi)  The SCB Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) a prepaid amount, or (D) change in the accounting method of SCB pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality).

           (xii)  Except as set forth in Section 5.03(p)(xii) of SCB's Disclosure Schedule, neither SCB nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

          (xiii)  The SCB Group has not (A) consummated or participated in, and is not currently participating in, any transaction which was or is a "Tax shelter" transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related published guidance from the IRS or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code or the regulations thereunder.

          (xiv)  No power of attorney granted by any member of the SCB Group relating to Taxes is currently in force.

           (xv)  The SCB Group does not have any liability for Taxes of any person under §1.1502-6 of the regulations of the Treasury ("Treasury Regulations") (or any similar provision of any state, local or foreign law), or as a transferee or successor, or by contract or otherwise.

          (xvi)  No member of the SCB Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which SCB is the parent) or has any liability for Taxes of any Person (other than as a member of the SCB Group) under Section 1.1502-6 of the regulations of the U.S. Treasury (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (xvii)  At no time has (A) any member of the SCB Group been treated as an "S Corporation" within the meaning of Section 1361 of the Code or (B) any purported election been made pursuant to Section 1362 of the Code with respect to any member of the SCB Group.

        (xviii)  The SCB Group maintains a taxpayer reporting and documentation policy which includes obtaining and reviewing taxpayer documentation (e.g., U.S. tax forms 1099, W-9 and W-8) for customers and vendors. If the SCB Group does not receive appropriate taxpayer documentation, it back up withholds on disbursements. Additionally, the SCB Group timely files and pays all withholding tax obligations as required by U.S. tax law.

          (xix)  The SCB Group shall make available to PPBI true and correct schedules setting forth the income Tax attributes (such as but not limited to current and accumulated net operating losses and adjusted Tax basis of the SCB Group's assets of the SCB Group including any applicable limitations or restrictions on the use of those Tax attributes (such as but not limited to prior limitations under Section 382 of the Code).

           (xx)  There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the SCB Group by reason of Section 280G of the Code.

          (xxi)  The SCB Group has not filed a consent under Section 341(f) of the Code.

         (xxii)  No property owned by the SCB Group (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

        (xxiii)  The SCB Group does not owe any "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

        (xxiv)  Any adjustment of Taxes of the SCB Group made by a Governmental Authority, which is required to be reported to another Governmental Authority, has been so reported.

          (xxv)  The SCB Group is not required to include in income any amount for an adjustment pursuant to (A) election by the SCB Group under Section 108(i) of the Code or the Treasury Regulations thereunder or (B) any other election, action, or agreement by the SCB Group that would have the effect of deferring any liability for Taxes of the SCB Group.

          (q)    Risk Management Instruments.

              (i)  Except as set forth in Section 5.03(q)(i) of SCB's Disclosure Schedule, neither SCB nor any of its Subsidiaries is a party to, or has agreed to enter into a Derivatives Contract, whether for the account of SCB or any of its Subsidiaries.

             (ii)  "Derivatives Contract" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivatives Contract" shall not include any SCB Options.

          (r)    Loans; Nonperforming and Classified Assets.

              (i)  Each Loan on the books and records of SCB and its Subsidiaries was made and has been serviced in all material respects in accordance with Security Bank's lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to SCB's Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles. The Loan data tapes previously provided by SCB to PPBI accurately reflects in all material respects the Loan portfolio of SCB and its Subsidiaries as of the date of such loan tape.

             (ii)  SCB has set forth in Section 5.03(r)(ii) of SCB's Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to SCB's Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by SCB, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the DBO or the FDIC would agree with the loan classifications established by SCB); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of June 30, 2015; and (D) each Loan with any director, executive officer or five percent or greater shareholder of SCB or any of its Subsidiaries, or to SCB's Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

          (s)    Properties.    All real and personal property owned by SCB or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practices. SCB has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of SCB as of June 30, 2015, or acquired after such date, other than properties sold by SCB or any of its Subsidiaries in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated balance sheet of SCB as of June 30, 2015. All real and personal property which is material to SCB's business on a consolidated basis and leased or licensed by SCB or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of SCB or any of its Subsidiaries and, to SCB's Knowledge, are valid and binding obligations of the other parties thereto, enforceable against SCB or such Subsidiary of SCB, and to SCB's Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles). Such leases will not terminate or lapse prior to the Effective Time and SCB and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto. Neither SCB nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of SCB as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any real property lease, (B) give any Person the right to declare a default or exercise any remedy under any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify any real property lease. To SCB's Knowledge, SCB and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

          (t)    Intellectual Property; Information Technology; Security.

              (i)  Each of SCB and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property which is listed and described in Section 5.03(t)(i) of SCB's Disclosure Schedule (other than commercially available "shrink wrap" or "click wrap" licenses), and neither SCB nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Each of SCB and its Subsidiaries owns or has a valid right to use or license the Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To SCB's Knowledge, such Intellectual Property is valid and enforceable.

             (ii)  (A) Each of SCB and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens, except), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to SCB's Knowledge, the use of any Intellectual Property by SCB or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to SCB's Knowledge, no Person is challenging, infringing on or otherwise violating any right of SCB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to SCB or any of its Subsidiaries; and (D) neither SCB nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against SCB or any of its Subsidiaries with respect to any Intellectual Property used by SCB or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, SCB and its Subsidiaries are unaware of any facts or events that would give rise to any legal proceeding against SCB or any of its Subsidiaries that is likely to succeed.

            (iii)  To SCB's Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of SCB's and its Subsidiaries respective businesses (collectively, "SCB IT Systems") have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The SCB IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. Neither SCB nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the SCB IT Systems. SCB and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. Neither SCB nor any of its Subsidiaries is in breach of any Material Contract related to any SCB IT Systems.

          (u)    Fiduciary Accounts.    SCB and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither SCB nor any of its Subsidiaries, nor, to SCB's Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (v)    Books and Records.    The books and records of SCB and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of SCB and its Subsidiaries.

          (w)    Insurance.    Section 5.03(w) of SCB's Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by SCB and its Subsidiaries ("Insurance Policies"), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. SCB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither SCB nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. There is no claim for coverage by SCB or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither SCB nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

          (x)    Allowance For Loan Losses.    Security Bank's allowance for loan losses is, and shall be as of the Effective Date, in compliance with Security Bank's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (y)    Transactions With Affiliates.    All "covered transactions" between Security Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

          (z)    Required Vote; Antitakeover Provisions.

              (i)  The affirmative vote of the holders of a majority of the outstanding shares of SCB Common Stock is necessary to approve this Agreement and the Transaction on behalf of SCB. No other vote of the shareholders of SCB is required by law, the SCB Articles, the SCB Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

             (ii)  Based on the representation and warranty of PPBI contained in Section 5.04(l), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the SCB Articles and SCB Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

          (aa)    Fairness Opinion.    The SCB Board has received the opinion of Oppenheimer & Co. Inc., to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair to the holders of SCB Common Stock from a financial point of view.

          (bb)    Transactions in Securities.

              (i)  All offers and sales of SCB Common Stock by SCB were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

             (ii)  Neither SCB, none of its Subsidiaries, nor, to SCB's Knowledge, (A) any director or executive officer of SCB or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of SCB Common Stock or other securities issued by SCB (1) during any period when SCB was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

          (cc)    Registration Obligation.    Neither SCB nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

          (dd)    Disclosure.    The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

        5.04    Representations and Warranties of PPBI.     Subject to Sections 5.01 and 5.02, PPBI hereby represents and warrants to SCB as follows:

          (a)    Organization, Standing and Authority.    PPBI is duly organized, validly existing and in good standing under the laws of the State of Delaware. PPBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on PPBI. PPBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b)    PPBI Capital Stock.

              (i)  As of the date hereof, the authorized capital stock of PPBI consists solely of 25,000,000 shares of PPBI Common Stock, of which 21,510,558 shares were issued and outstanding as of the close of business on September 29, 2015, and 1,000,000 shares of PPBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of PPBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of PPBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of PPBI, except for shares of PPBI Common Stock issuable pursuant to the PPBI Benefit Plans and by virtue of this Agreement.

             (ii)  The shares of PPBI Common Stock to be issued in exchange for shares of SCB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

          (c)    Pacific Premier.

              (i)  Pacific Premier is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Pacific Premier is duly licensed by the DBO and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law.

             (ii)  (A) PPBI owns, directly or indirectly, all the issued and outstanding equity securities of Pacific Premier, (B) no equity securities of Pacific Premier are or may become required to be issued (other than to PPBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Pacific Premier is or may be bound to sell or otherwise transfer any of its equity securities (other than to PPBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to PPBI's right to vote or to dispose of such securities.

          (d)    Corporate Power.    Each of PPBI and Pacific Premier has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. PPBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause Pacific Premier to consummate the Bank Merger Agreement, and Pacific Premier has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by PPBI's shareholders of the issuance of PPBI Common Stock in the Merger.

          (e)    Corporate Authority.    Subject to the approval of the issuance of the PPBI Common Stock in the Merger by a majority of the votes cast at the PPBI Meeting, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of PPBI, the PPBI Board, Pacific Premier and the Pacific Premier Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of Pacific Premier. This Agreement has been duly executed and delivered by PPBI and, assuming due authorization, execution and delivery by SCB, this Agreement is a valid and legally binding agreement of PPBI enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PPBI or any of its Subsidiaries in connection with the execution, delivery or performance by PPBI of this Agreement and by Pacific Premier of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Certificate of Merger, as certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California pursuant to the CGCL, and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC and (E) the approval by PPBI's shareholders of the issuance of PPBI Common Stock in the Merger. As of the date hereof, PPBI is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by PPBI and the Bank Merger Agreement by Pacific Premier and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of PPBI or of any of its Subsidiaries or to which PPBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of PPBI or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports and Securities Documents; Material Adverse Effect.

              (i)  PPBI's Annual Report on Form 10-K for the year ended December 31, 2014 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2014 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, PPBI's "Securities Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of PPBI and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders' equity and other comprehensive income (loss) and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and other comprehensive income (loss) and cash flows, as the case may be, of PPBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

             (ii)  Since June 30, 2015, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PPBI.

          (h)    Legal Proceedings.    No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against PPBI or its Subsidiaries and, to PPBI's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to PPBI. Neither PPBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to PPBI.

          (i)    No Brokers.    No action has been taken by PPBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than a fee payable by PPBI to D.A. Davidson & Co.

          (j)    Regulatory Matters.

              (i)  Since January 1, 2015, PPBI and each of its Subsidiaries has duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of PPBI and each of its Subsidiaries by the appropriate regulatory authorities, neither PPBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which PPBI believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on PPBI. To the Knowledge of PPBI, since Pacific Premier's last regulatory examination of Community Reinvestment Act compliance, Pacific Premier has not received any complaints as to Community Reinvestment Act compliance.

             (ii)  Neither PPBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has PPBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. PPBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither PPBI nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  (A) No Governmental Authority has initiated since December 31, 2011 or has pending any proceeding, enforcement action or, to PPBI's Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of PPBI or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of PPBI or the applicable Subsidiary), or, to PPBI's Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of PPBI or its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

             (v)  PPBI and Pacific Premier are "well-capitalized" (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of Pacific Premier under the CRA is no less than "satisfactory." Neither PPBI nor Pacific Premier has received any notification from a Governmental Authority that their status as "well-capitalized" or "satisfactory" for CRA purposes will change within one year, nor does PPBI have Knowledge of any conditions or circumstances that would result in a CRA rating of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

          (k)    Compliance With Laws.    Each of PPBI and its Subsidiaries:

              (i)  is in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of PPBI and its Subsidiaries related to customer data, privacy and security;

             (ii)  has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PPBI's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no notification or communication from any Governmental Authority (A) asserting that PPBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PPBI's Knowledge, do any grounds for any of the foregoing exist).

          (l)    Ownership of SCB Common Stock.    None of PPBI or any of its Subsidiaries, or to PPBI's Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of SCB Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

          (m)    Absence of Certain Changes or Events.    Since January 1, 2014, except as specifically contemplated by or as disclosed in this Agreement or otherwise disclosed in PPBI's public filings with the SEC, there has not been any Material Adverse Effect with respect to PPBI or any event or development that is reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect with respect to PPBI.

          (n)    Disclosure.    The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

 ARTICLE VI

COVENANTS

        6.01    Reasonable Best Efforts.     Subject to the terms and conditions of this Agreement, each of SCB and PPBI agrees to use its reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

        6.02    Shareholder Approval.

          (a)   SCB agrees to take, in accordance with applicable law and the SCB Articles and the SCB Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by SCB's shareholders for consummation of the Transaction (including any adjournment or postponement, the "SCB Meeting"). Except with the prior approval of PPBI, no other matters shall be submitted for the approval of the SCB shareholders at the SCB Meeting. Subject to Section 6.02(b), the SCB Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to PPBI such recommendation or (y) take any other action or make any other public statement in connection with the SCB Meeting inconsistent with such recommendation (collectively, a "Change in Recommendation"), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of SCB at the SCB Meeting for the purpose of approving the Agreement and any other matters required to be approved by SCB's shareholders for consummation of the Transaction. In addition to the foregoing, SCB shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

          (b)   Notwithstanding the foregoing, SCB and the SCB Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

              (i)  SCB shall have complied in all material respects with Section 6.07;

             (ii)  the SCB Board, based on advice of its outside counsel, shall have determined in good faith that failure to do so would result in a violation of its fiduciary duties under applicable law; and

            (iii)  if the SCB Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the SCB Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by PPBI pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) SCB shall notify PPBI, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to PPBI a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, SCB shall, and shall cause its financial and legal advisors to, during the period following SCB's delivery of the notice referred to in clause (B) above, negotiate with PPBI in good faith for a period of up to five Business Days (to the extent PPBI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

          (c)   PPBI agrees to take, in accordance with applicable law and the PPBI Certificate and PPBI Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of the issuance of the PPBI Common Stock in the Merger and any other matters required to be approved by PPBI's shareholders for consummation of the Transaction (including any adjournment or postponement, the "PPBI Meeting"). The PPBI Board shall at all times prior to and during the PPBI Meeting recommend approval of the issuance of the PPBI Common Stock in the Merger and any other matters required to be approved by PPBI's shareholders for consummation of the transaction and shall take all reasonable lawful action to solicit such approval by its shareholders.

        6.03    Registration Statement.

          (a)   PPBI agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by PPBI with the SEC in connection with the issuance of the shares of PPBI Common Stock to the SCB shareholders as part of the Merger Consideration in the Merger (including the joint proxy statement for the PPBI Meeting and the SCB Meeting and prospectus and other proxy solicitation materials of PPBI and SCB constituting a part thereof (the "Proxy Statement") and all related documents). SCB shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and SCB, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. SCB agrees to cooperate with PPBI and PPBI's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that SCB has cooperated as described above, PPBI shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within thirty (30) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of SCB and PPBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. PPBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, SCB and PPBI shall promptly mail at its expense the Proxy Statement to all of their respective shareholders.

          (b)   Each of SCB and PPBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to SCB's and PPBI's respective shareholders and at the time(s) of the SCB Meeting and the PPBI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of SCB and PPBI further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

          (c)   PPBI agrees to advise SCB, promptly after PPBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PPBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent PPBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.04    Regulatory Filings.

          (a)   Each of PPBI and SCB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and PPBI shall use its best efforts to make any initial application filings with Governmental Authorities within thirty (30) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of PPBI and SCB shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide SCB with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to provide the other parties with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide SCB with confidential portions of any filing with a Governmental Authority.

          (b)   Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

        6.05    Press Releases.     SCB and PPBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that PPBI may, without the prior consent of SCB (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC or Nasdaq. SCB and PPBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

        6.06    Access; Information.

          (a)   SCB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford PPBI and Pacific Premier's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of SCB and its Subsidiaries and to such other information relating to SCB and its Subsidiaries as PPBI may reasonably request and, during such period, it shall furnish promptly to

  PPBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of SCB and its Subsidiaries as PPBI may reasonably request.

          (b)   During the period from the date of this Agreement to the Effective Time, SCB shall, upon the request of PPBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of PPBI regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), SCB will deliver to PPBI its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, SCB will deliver to PPBI its consolidated balance sheet and consolidated statements of income, changes in stockholders' equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Within 15 days after the end of each month, SCB will deliver to PPBI a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

          (c)   All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Mutual Confidentiality and Non-Disclosure Agreement, dated as of May 13, 2015 by and between PPBI, Pacific Premier, SCB and Security Bank (the "Confidentiality Agreement").

          (d)   No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

        6.07    Acquisition Proposals.

          (a)   SCB agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, "Representatives") to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of SCB or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither SCB nor any of its Subsidiaries shall, and shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual "standstill" or similar obligations of any Person other than PPBI or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the SCB Meeting, if the SCB Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the SCB Board's fiduciary duties under applicable law, SCB may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the SCB Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to PPBI and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by SCB after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to PPBI, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of SCB and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of SCB or Security Bank, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of SCB or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving SCB, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of SCB Common Stock then outstanding or all or substantially all of SCB's consolidated assets, which the SCB Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account the advice of SCB's financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the SCB Board, is reasonably likely to be obtained by such third party.

          (b)   In addition to the obligations of SCB set forth in Section 6.07(a), SCB shall promptly (within 24 hours) advise PPBI orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could reasonably be expected to lead to an Acquisition Proposal) and keep PPBI informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to PPBI all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to PPBI.

          (c)   SCB agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of SCB or its Subsidiaries shall be deemed a breach of this Section 6.07 by SCB.

          (d)   The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by SCB, its Subsidiaries or any Representative of SCB or its Subsidiaries. It is accordingly agreed that PPBI shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which PPBI is entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, PPBI shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        6.08    Certain Policies.     Prior to the Effective Date, upon the request of PPBI, SCB shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their reasonable best efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of PPBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no such modification or change made by SCB or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of SCB or its management with any such adjustments.

        6.09    Nasdaq Listing.     PPBI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of PPBI Common Stock to be issued to the SCB shareholders as the Merger Consideration in connection with the Merger.

        6.10    Indemnification.

          (a)   From and after the Effective Time through the sixth anniversary of the Effective Time, PPBI (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of SCB or a SCB Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of SCB or any SCB Subsidiary or is or was serving at the request of SCB or any SCB Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the SCB Articles and the SCB Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of SCB's Disclosure Schedule, in each case as in effect on the date hereof.

          (b)   Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified

  Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (c)   PPBI shall maintain SCB's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by SCB's existing policy, including PPBI's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall PPBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 200% of the annual premiums paid by SCB as of the date hereof for such insurance ("Maximum Insurance Amount"); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, PPBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

          (d)   If PPBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of PPBI shall assume the obligations set forth in this Section 6.10.

        6.11    Benefit Plans.

          (a)   As soon as administratively practicable after the Effective Time, PPBI shall take all reasonable action so that employees of SCB and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of PPBI and Pacific Premier of general applicability (the "PPBI Benefit Plans") to the same extent as similarly-situated employees of PPBI and its Subsidiaries (it being understood that inclusion of the employees of SCB and its Subsidiaries in the PPBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of SCB and its Subsidiaries until such employees are permitted to participate in the PPBI Benefit Plans and provided further, however, that nothing contained herein shall require PPBI or any of its Subsidiaries to make any grants to any former employee of SCB and its Subsidiaries under any discretionary equity compensation plan of PPBI. PPBI shall cause each PPBI Benefit Plan in which employees of SCB and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PPBI Benefit Plans, the service of such employees with SCB and its Subsidiaries to the same extent as such service was credited for such purpose by SCB and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of PPBI to amend or terminate any of the PPBI Benefit Plans or the SCB Benefit Plans in accordance with their terms at any time.

          (b)   At and following the Effective Time, PPBI shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of SCB and its Subsidiaries and current and former directors of SCB and its Subsidiaries existing as of the Effective Date, as well as all bonus, deferred compensation or other existing plans and policies of SCB and its Subsidiaries to the extent that each of the foregoing are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of SCB (which have been quantified in reasonable detail) have been Previously Disclosed. The current and former SCB directors or executive officers participating in any SCB deferred compensation plan, supplemental employee retirement plan or other deferred compensation arrangement as of and/or after the Effective Time who enter into a release agreement with PPBI no later than the Effective Time will receive the payments that he or she is entitled to receive under such plan as of and/or after the Effective Time in accordance with the terms of such release agreement; provided that such release agreement shall not change the time and form of payment due under the plan or arrangement in a manner that would violate Section 409A of the Code.

          (c)   At such time as employees of SCB and its Subsidiaries become eligible to participate in a medical, dental or health plan of PPBI or its Subsidiaries, PPBI shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of PPBI, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding SCB Benefit Plan prior to the Effective Time.

          (d)   Those employees of SCB and its Subsidiaries who are not offered employment by PPBI or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a termination and release agreement (which will be negotiated between PPBI and SCB) within 30 days of the Effective Time shall be entitled to receive a single lump sum payment of severance equal to two weeks of salary for each year of service (with a prorated amount of payment for partial years), up to a maximum of 13 weeks. Such payments will be made by PPBI on the date the termination and release agreement that is executed by an employee becomes effective, which date shall be in the sole discretion of PPBI. If SCB or any of its Subsidiaries also has a severance pay plan, then any amounts paid pursuant to that plan shall reduce the amount that the employee will receive under this Section 6.11(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(d) hereof shall be construed or interpreted to limit or modify in any way PPBI's or its Subsidiaries at will employment policy or provide any third party beneficiary rights to employees of SCB or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual's benefit under any retirement plan or policy). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay period.

          (e)   Each of SCB and PPBI acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of SCB and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of PPBI to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by PPBI or any of its Subsidiaries. Each of SCB and PPBI agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with SCB, PPBI or any of their respective Subsidiaries or to any compensation or benefit.

        6.12    Appointment of Directors.     PPBI agrees to take all action necessary to appoint or elect, effective as of the Effective Time, two individuals, each of whom shall be mutually agreeable to PPBI and SCB, as directors of PPBI and Pacific Premier. Each individual shall serve until the first annual meeting of stockholders of PPBI following the Effective Time and until his successor is elected and qualified. Subject to the fiduciary duties of the PPBI Board, PPBI shall include such individuals on the list of nominees for director presented by the PPBI Board and for which the PPBI Board shall solicit proxies at the first annual meeting of stockholders of PPBI following the Effective Time.

        6.13    Notification of Certain Matters.     Each of SCB and PPBI shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        6.14    Estoppel Letters.     SCB shall use its commercially reasonable efforts to obtain and deliver to PPBI at the Closing with respect to the real estate (i) owned by SCB or an SCB Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex D from all tenants and (ii) leased by SCB or a SCB Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex E from its lessor.

        6.15    Redemption of SCB SBLF Preferred Stock.     SCB and PPBI each shall use its reasonable best efforts to cause or facilitate the redemption, as of immediately prior to or concurrently with the Effective Time, of each share of SCB SBLF Preferred Stock issued and outstanding in such amount as shall be determined in accordance with the terms of the SCB SBLF Preferred Stock set forth in the SCB Articles and the terms of any securities purchase agreement entered into by SCB in connection with the issuance of the SCB SBLF Preferred Stock and/or such other agreements required to be entered into by and between SCB and the United States Department of the Treasury (the "Treasury") (or any other holder) in order to effect such redemption (the "SBLF Redemption"). PPBI or Pacific Premier will fund the SBLF Redemption. The method of funding of such SBLF Redemption shall be mutually agreed to by SCB and PPBI, subject to any formal or informal Treasury requirements and the required approval of any Governmental Authorities. In furtherance of the foregoing, SCB shall provide, and shall cause its officers, employees, agents, advisors and representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by PPBI in connection with such SBLF Redemption, including by (i) furnishing all information concerning SCB and its Subsidiaries that PPBI or any applicable Governmental Authority may request in connection with such redemption or with respect to the effects of such SBLF Redemption on PPBI or its pro forma capitalization; (ii) assisting with the preparation of any analyses or presentations PPBI deems necessary or advisable in its reasonable judgment in connection with such redemption or the effects thereof; and (iii) entering into any agreement with the Treasury or any other holder of the SCB SBLF Preferred Stock to effect the redemption of such shares as PPBI may reasonably request. Such SCB SBLF Preferred Stock shall, at the Effective Time, cease to exist, and the certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor. Alternatively, PPBI may, in its sole discretion, in lieu of the SBLF Redemption, immediately prior to or concurrently with the Effective Time, issue shares of its preferred stock (or have Pacific Premier issues shares of its preferred stock) to the Treasury similar to and in exchange for the SCB SBLF Preferred Stock and assume the rights and obligations of the SCB SBLF Preferred Stock upon consummation of the Transaction pursuant to the terms of the SCB SBLF Preferred Stock set forth in the SCB Articles.

        6.16    Antitakeover Statutes.     Each of PPBI and SCB and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

        6.17    Consents.     SCB shall, and shall cause its Subsidiaries to, use their best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the Material Contracts as a result of the Transaction.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions:

          (a)    Shareholder Approval.    This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of SCB Common Stock and the holders of shares of PPBI Common Stock shall have approved the issuance of the shares of PPBI Common Stock in the Merger.

          (b)    Regulatory Approvals.    All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the PPBI Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that PPBI would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    Listing.    The shares of PPBI Common Stock to be issued to the SCB shareholders as the Merger Consideration in the Merger shall have been approved for listing on the Nasdaq.

          (f)    Tax Opinion.    Each of PPBI and SCB shall have received the written opinion of Holland & Knight LLP, in form and substance reasonably satisfactory to both SCB and PPBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of PPBI, SCB and others, reasonably satisfactory in form and substance to such counsel.

        7.02    Conditions to Obligation of SCB.     The obligation of SCB to consummate the Merger is also subject to the fulfillment or written waiver by SCB prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of PPBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and SCB shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

          (b)    Performance of Obligations of PPBI.    PPBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and SCB shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

          (c)    Other Actions.    PPBI shall have furnished SCB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as SCB may reasonably request.

        7.03    Conditions to Obligation of PPBI.     The obligation of PPBI to consummate the Merger is also subject to the fulfillment or written waiver by PPBI prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of SCB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of SCB by the Chief Executive Officer and the Chief Financial Officer of SCB to such effect.

          (b)    Performance of Obligations of SCB.    SCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of SCB by the Chief Executive Officer and the Chief Financial Officer of SCB to such effect.

          (c)    Dissenting Shares.    Dissenting Shares shall not represent 10% or more of the outstanding shares of SCB Common Stock.

          (d)    Minimum Non-Maturity Deposits.    As of the month-end prior to the Closing Date, Security Bank shall have an aggregate outstanding balance of non-maturity deposits equal to at least $508.2 million, which amount represents 95% of such aggregate outstanding balance as of August 31, 2015.

          (e)    Minimum Tangible Common Equity.    As of the Closing Date, SCB shall have Tangible Common Equity of not less than $68.0 million.

          (f)    Bank Merger.    All regulatory approvals required to consummate the Bank Merger, including without limitation the approval of the DBO and Federal Reserve, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Bank Merger.

          (g)    Employment Agreements.    Each of Ernest Hwang and James A. Robinson, Jr., shall have entered into an employment agreement with Pacific Premier in a form mutually agreed to by Mr. Hwang and Mr. Robinson, as the case may be, on the one hand and Pacific Premier on the other hand. Each such employment agreement shall become effective on the Effective Date.

          (h)    Other Actions.    SCB shall have furnished PPBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as PPBI may reasonably request.

ARTICLE VIII

TERMINATION

        8.01    Termination.     This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

          (a)    Mutual Consent.    By the mutual consent in writing of PPBI and SCB.

          (b)    Breach.    Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by PPBI or SCB in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

          (c)    Delay.    By PPBI or SCB in the event the Merger is not consummated by June 30, 2016, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Shareholders (if SCB is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

          (d)    No Regulatory Approval.    By PPBI or SCB in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

          (e)    No SCB Shareholder Approval.    By PPBI if the approval of the shareholders of SCB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the SCB Meeting or at any adjournment or postponement thereof.

          (f)    SCB Failure to Recommend; Etc.    By PPBI if (i) SCB shall have materially breached the provisions of Section 6.07 in any respect adverse to PPBI, (ii) the SCB Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of PPBI, or (iii) SCB shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the SCB Meeting in accordance with Section 6.02.

          (g)    No PPBI Shareholder Approval.    By SCB if the approval of the shareholders of PPBI contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the PPBI meeting or at any adjournment or postponement thereof.

          (h)    Certain Tender or Exchange Offers.    By PPBI if a tender offer or exchange offer for 15% or more of the outstanding shares of SCB Common Stock is commenced (other than by PPBI or a Subsidiary thereof), and the SCB Board recommends that the shareholders of SCB tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer.

        8.02    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither PPBI nor SCB shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

          (b)   The parties hereto agree that SCB shall pay PPBI the sum of $4.5 million (the "Termination Fee") if this Agreement is terminated as follows:

              (i)  if this Agreement is terminated by PPBI pursuant to Section 8.01(f) or (h), SCB shall pay the entire Termination Fee to PPBI on the second Business Day following the termination of this Agreement; or

             (ii)  if this Agreement is terminated by (A) PPBI pursuant to Section 8.01(b), (B) by either PPBI or SCB pursuant to Section 8.01(c) and at the time of such termination no vote of the SCB shareholders contemplated by this Agreement at the SCB Meeting shall have occurred, or (C) by PPBI pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of SCB or the SCB Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of SCB contemplated by this Agreement at the SCB Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 12 months after such termination SCB enters into an agreement with respect to a Control Transaction, then SCB shall pay to PPBI an amount equal to $3.0 million on the date of execution of such agreement and upon consummation of any such Control Transaction at any time thereafter, SCB shall pay to PPBI the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with SCB within 15 months after such termination, then SCB shall pay to PPBI the Termination Fee (less any amount previously paid by SCB pursuant to clause (1) above) on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a "Control Transaction" means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of SCB or Security Bank or a majority of the assets of SCB or Security Bank, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of SCB or by any Person other than SCB or its Subsidiaries of more than 50% of the voting power of Security Bank or (iii) any merger, consolidation or other business combination transaction involving SCB or any of its Subsidiaries as a result of which the shareholders of SCB cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

          Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by PPBI.

          (c)   SCB and PPBI agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement PPBI would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by SCB. If SCB fails to pay PPBI the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), SCB shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by PPBI in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided PPBI prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

        9.01    Survival.     No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

        9.02    Waiver; Amendment.     Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the approval of the principal terms of this Agreement by the SCB shareholders, no amendment shall be made which by law requires further approval by the shareholders of SCB without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of SCB, the approval of the principal terms of this Agreement by the SCB shareholders will be deemed to have granted SCB the authority to amend such dates without such further approval.

        9.03    Counterparts.     This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        9.04    Governing Law.     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

        9.05    Expenses.     Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel; provided that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's fraud or breach of any provision of this Agreement; provided further that, if (i) the FIS Expense, which shall be confirmed in writing from FIS prior to Closing, exceeds the FIS Expense Cap, and/or (ii) the Deal Expenses, which are set forth in Section 9.05 of SCB's Disclosure Schedule, exceed the Deal Expenses Cap (the aggregate of any excess of FIS Expense over the FIS Expense Cap and any excess of Deal Expenses over the Deal Expenses Cap being referred to as "Excess Expenses"), then the Exchange Ratio shall be adjusted such that the as-adjusted Exchange Ratio shall be equal to the product resulting when (A) 0.9629 is multiplied by (B) the quotient resulting when (i) $113,221,955 less the Excess Expenses, is divided by (ii) $113,221,955, such product rounded to the nearest ten-thousandth. Notwithstanding anything to the contrary herein, the FIS Expense may exceed the FIS Expense Cap without resulting in an adjustment to the Exchange Ratio as provided in the immediately preceding sentence so long as, and only to the extent that, the aggregate of the FIS Expense and Deal Expenses do not exceed $8.25 million (with any excess over $8.25 million resulting in an adjustment as described in the immediately preceding sentence).

        9.06    Notices.     All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to SCB to:

    Security California Bancorp
    3403 Tenth Street
    Suite 830
    Riverside, CA 92501
    Attention: James A. Robinson, Chairman and Chief Executive Officer
    Fax: (951) 368-2249

        With a copy to:

    Stuart Moore, Attorneys at Law
    641 Higuera Street,
    Suite 302
    San Luis Obispo, CA 93401
    Attention: Kenneth E. Moore, Esq.
    Fax: (805) 545-8599

        And a copy to:

    Varner & Brandt, LLP
    3750 University Avenue
    Suite 610
    Riverside, CA 92501
    Attention: Bruce D. Varner, Esq.
    Fax: (951) 274-7770

        If to PPBI to:

    Pacific Premier Bancorp
    17901 Von Karman Avenue
    Suite 1200
    Irvine, California 92614
    Attention: Steven R. Gardner, President and Chief Executive Officer
    Fax: (949) 864-8616

        With a copy to:

    Holland & Knight LLP
    800 17th Street, N.W.
    Suite 1100
    Washington, D.C. 20006
    Attention: Norman B. Antin, Esq.
                        Jeffrey D. Haas, Esq.
    Fax: (202) 955-5564

        9.07    Entire Understanding; Limited Third Party Beneficiaries.     This Agreement, the Bank Merger Agreement, the Shareholder Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce PPBI's obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08    Severability.     Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on SCB or PPBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.09    Enforcement of the Agreement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        9.10    Interpretation.     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written.

        9.11    Assignment.     No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.12    Alternative Structure.     Notwithstanding any provision of this Agreement to the contrary, PPBI may at any time modify the structure of the acquisition of SCB set forth herein, provided that (i) the Merger Consideration to be paid to the holders of SCB Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to SCB's shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the Transactions contemplated by this Agreement.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:	/s/ ALLEN NICHOLSON
	Name:	Allen Nicholson
	Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary
SECURITY CALIFORNIA BANCORP
By:	/s/ JAMES A. ROBINSON
	Name:	James A. Robinson
	Title:	Chairman and Chief Executive Officer
By:	/s/ MICHAEL T. VANDERPOOL
	Name:	Michael T. Vanderpool
	Title:	Executive Vice President and Corporate Secretary

ANNEX A

SHAREHOLDER AGREEMENT

        SHAREHOLDER AGREEMENT (the "Agreement"), dated as of September 30, 2015, among                 , a shareholder ("Shareholder") of Security California Bancorp, a California corporation ("SCB"), Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"), and, solely for purposes of the last sentence of Section 9, SCB. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, SCB and PPBI are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which SCB will merge with and into PPBI on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of SCB Common Stock will be converted into shares of PPBI Common Stock in the manner set forth therein; and

        WHEREAS, Shareholder owns the shares of SCB Common Stock identified on Exhibit I hereto (such shares, together with all shares of SCB Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

        WHEREAS, in order to induce PPBI to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of SCB and not in any other capacity, has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.     Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of SCB, or in connection with any written consent of the shareholders of SCB, Shareholder shall:

          (a)   appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of SCB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

        2.    Transfer of Shares.

          (a)    Prohibition on Transfers of Shares; Other Actions.    Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to

A-A-1

  violate or conflict with Shareholder's representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder's power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

          (b)    Transfer of Voting Rights.    Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

        3.    Representations and Warranties of Shareholder.     Shareholder represents and warrants to and agrees with PPBI as follows:

          (a)    Capacity.    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)    Binding Agreement.    This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

          (d)    Ownership.    Shareholder's Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has good and indefeasible title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of SCB Common Stock owned beneficially or of record by Shareholder. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

          (e)    Consents and Approvals.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

A-A-2

          (f)    Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        4.    No Solicitation.     Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to SCB, or (c) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of SCB Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of SCB vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than PPBI with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the SCB Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

        5.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.     Shareholder hereby agrees to notify PPBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of SCB Common Stock or other securities of SCB of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were SCB.

        6.    Non-Solicitation.

          (a)   The Shareholder agrees that for a period of two (2) years following the Closing Date, the Shareholder will not, directly or indirectly, either as principal, manager, agent, consultant, advisor, independent contractor, officer, stockholder, partner, investor, lender or employee or in any other similar capacity:

              (i)  solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) any employees of SCB or its Subsidiaries prior to the Closing ("SCB Employees"); or

             (ii)  (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with PPBI, its Subsidiaries or any of their Affiliates, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of SCB or its Subsidiaries on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of SCB or its Subsidiaries on the date of this Agreement, or as of the Closing Date. Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit the Shareholder from exercising Shareholder's discretion relating to Shareholder's personal and business banking relationships.

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          (b)   The Shareholder acknowledges and agrees that the business conducted by SCB and its Subsidiaries is highly competitive and that the covenants made by the Shareholder in this Section 6 are made as a necessary inducement for PPBI to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although the Shareholder and PPBI each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

          (c)   The Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect PPBI's legitimate business interests and to protect the value of PPBI's acquisition of SCB. The Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and the Shareholder has the means to support himself or herself and his or her dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

          (d)   The Shareholder will not, at any time during the two-year period referred to in Subsection 6(a) of this Agreement, disparage PPBI, its Subsidiaries or any of its Affiliates, or the business conducted by PPBI, its Subsidiaries or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of PPBI, its Subsidiaries or any of their Affiliates.

        7.    Specific Performance and Remedies.     Shareholder acknowledges that it will be impossible to measure in money the damage to PPBI if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, PPBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PPBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PPBI's seeking or obtaining such equitable relief.

        8.    Term of Agreement; Termination.

          (a)   The term of this Agreement shall commence on the date hereof.

          (b)   Except for the provisions in Section 6, which shall survive for a period of two (2) years from the Closing Date, this Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, except as described above, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

        9.    Stop Transfer Order.     In furtherance of this Agreement, Shareholder hereby authorizes and instructs SCB to enter a stop transfer order with respect to all of Shareholder's Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8. SCB agrees that it shall comply with such stop transfer instructions.

        10.    Entire Agreement.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall

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be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        11.    Notices.     All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to PPBI to:

    Pacific Premier Bancorp, Inc.
    17901 Von Karman Avenue
    Suite 1200
    Irvine, CA 92614

    Attention: Steven R. Gardner, President and Chief Executive Officer
    Fax: (949) 864-8616

        With a copy to:

    Holland & Knight LLP
    800 17th Street, N.W.
    Suite 1100
    Washington, D.C. 20006
    Attention: Norman B. Antin, Esq.
                        Jeffrey D. Haas, Esq.
    Fax: (202) 955-5564

        If to Shareholder to:

        If to SCB to:

    Security California Bancorp
    3403 Tenth Street
    Suite 830
    Riverside, CA 92501

    Attention: James A. Robinson, Chairman and Chief Executive Officer
    Fax: (951) 368-2249

        With a copy to:

    Stuart Moore, Attorneys at Law
    641 Higuera Street,
    Suite 302
    San Luis Obispo, CA 93401
    Attention: Kenneth E. Moore, Esq.
    Fax: (805) 545-8599

        And a copy to:

    Varner & Brandt, LLP
    3750 University Avenue
    Suite 610
    Riverside, CA 92501
    Attention: Bruce D. Varner, Esq.
    Fax: (951) 274-7770

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        12.    Miscellaneous.

          (a)    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          (b)    Capacity.    The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of SCB, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of SCB or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of SCB.

          (c)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (e)    Governing Law; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (f)    Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (g)    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

        13.    Attorney's Fees.     The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.
By:
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:
	Name:	Allen Nicholson
	Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary
SECURITY CALIFORNIA BANCORP
By:
	Name:	James A. Robinson
	Title:	Chairman and Chief Executive Officer and Secretary
By:
	Name:	Michael T. Vanderpool
	Title:	Executive Vice President and Corporate Secretary
SHAREHOLDER

(Signature)

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EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of SCB Common Stock Beneficially Owned

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ANNEX B

CERTIFICATE OF MERGER

MERGING

SECURITY CALIFORNIA BANCORP, a California corporation

WITH AND INTO

PACIFIC PREMIER BANCORP, INC., a Delaware Corporation

        Pursuant to the provisions of Section 252(c) of the Delaware General Corporation Law (the "DGCL"), the undersigned hereby certifies as follows concerning the merger (the "Merger") of Security California Bancorp, a California corporation, with and into Pacific Premier Bancorp, Inc., a Delaware corporation (collectively, the "Constituent Corporations"), with Pacific Premier Bancorp, Inc. as the surviving corporation (in such capacity, the "Surviving Corporation").

        FIRST:    An Agreement and Plan of Reorganization, dated as of September 30, 2015 (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 252(c) of the DGCL.

        SECOND:    The name of the Surviving Corporation (the "Surviving Corporation") shall be Pacific Premier Bancorp, Inc., a Delaware corporation.

        THIRD:    The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Pacific Premier Bancorp, Inc., as amended and in effect at the effective time of the Merger.

        FOURTH:    The Merger is to become effective at the time of the filing of this Certificate of Merger with the Secretary of the State of the State of Delaware.

        FIFTH:    The executed Merger Agreement is on file at an office of the Surviving Corporation, which is located at 17901 Von Karman Avenue, Suite 1200, Irvine, California 96214.

        SIXTH:    A copy of the Merger Agreement will be furnished by Surviving Corporation on request, and without cost, to any stockholder of any Constituent Corporation.

        SEVENTH:    The authorized capital stock of Security California Bancorp is comprised of 40,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value, of which 7,200 shares have been designated as Senior Non-Cumulative Perpetual Preferred Stock, Series C, no par value.

(Signature page follows.)

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        IN WITNESS WHEREOF, the parties hereto have caused this Certificate of Merger to be duly executed by their respective authorized officers and filed in accordance with Section 252(c) of the DGCL as of                        [    ], 2016.

PACIFIC PREMIER BANCORP, INC.
By:	Steven R. Gardner, President and Chief Executive Officer
SECURITY CALIFORNIA BANCORP
By:	James A. Robinson, Chairman and Chief Executive Officer

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ANNEX C

FORM OF

BANK MERGER AGREEMENT

        Bank Merger Agreement, dated as of                , 20    ("Bank Merger Agreement"), by and between Security Bank of California ("Security Bank") and Pacific Premier Bank ("Pacific Premier").

WITNESSETH:

        WHEREAS, Security Bank is a California-chartered bank and wholly-owned subsidiary of Security California Bancorp, a California corporation ("SCB"), which has its principal place of business in Riverside, California; and

        WHEREAS, Pacific Premier is a California-chartered bank and a wholly-owned subsidiary of Pacific Premier Bancorp, Inc. ("PPBI"), which has its principal place of business in Irvine, California; and

        WHEREAS, PPBI and SCB have entered into an Agreement and Plan of Reorganization, dated as of September 30, 2015 (the "Agreement"), pursuant to which SCB will merge with and into PPBI, with PPBI as the surviving corporation (the "Parent Merger"); and

        WHEREAS, the Boards of Directors of Security Bank and Pacific Premier have approved and deemed it advisable to consummate the merger provided for herein in which Security Bank would merge with and into Pacific Premier on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.    The Merger.    Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time (as defined in Section 15 below), Security Bank shall merge with and into Pacific Premier (the "Merger") under the laws of the State of California. Pacific Premier shall be the surviving corporation of the Merger (the "Surviving Bank") and the separate existence of Security Bank shall cease.

        2.    Articles of Incorporation and Bylaws.    The Articles of Incorporation and the Amended and Restated Bylaws of Pacific Premier in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

        3.    Name; Offices.    The name of the Surviving Bank shall be "Pacific Premier Bank." The main office of the Surviving Bank shall be the main office of Pacific Premier immediately prior to the Effective Time. All branch offices of Security Bank and Pacific Premier which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Security Bank and Pacific Premier and applicable regulatory authorities after the date hereof.

        4.    Directors and Executive Officers.    The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Pacific Premier immediately prior to the Merger, except that                and                shall be appointed as a directors of Surviving Bank effective as of the Effective Time (as defined below).

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        5.    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

          (a)   all rights, franchises and interests of Security Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Security Bank immediately prior to the Effective Time; and

          (b)   the Surviving Bank shall be liable for all liabilities of Security Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Security Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

        6.    Effect on Shares of Stock.

          (a)    Security Bank.    As of the Effective Time, each share of Security Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration. Any shares of Security Bank common stock held in the treasury of Security Bank prior to the Effective Time shall be retired and cancelled.

          (b)    Pacific Premier.    Each share of the Pacific Premier's common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

        7.    Counterparts.    This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

        8.    Governing Law.    This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

        9.    Amendment.    Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Pacific Premier and Security Bank at any time prior to the Effective Time.

        10.    Waiver.    Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

        11.    Assignment.    This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

        12.    Termination.    This Bank Merger Agreement shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may

A-C-2

also be terminated at any time prior to the Effective Time by an instrument executed by Security Bank and Pacific Premier.

        13.    Conditions Precedent.    The obligations of the parties under this Bank Merger Agreement shall be subject to (i) receipt of approval of the Merger from all governmental and bank regulatory authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Security Bank as offices of Pacific Premier; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

        14.    Procurement of Approvals.    Security Bank and Pacific Premier shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

        15.    Effectiveness of Merger.    The Merger shall become effective on the date and at the time that this Bank Merger Agreement, as certified by the California Secretary of State, is filed with the California Department of Business Oversight—Division of Financial Institutions, or as set forth in such filing (the "Effective Time").

        16.    Entire Agreement.    Except as otherwise set forth in this Bank Merger Agreement and the Agreement, the Agreement and this Bank Merger Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Agreement shall control.

        [Signature page follows]

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        IN WITNESS WHEREOF, each of Pacific Premier and Security Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

PACIFIC PREMIER BANK
By:
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:
	Name:	Allen Nicholson
	Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary
SECURITY BANK OF CALIFORNIA
By:
	Name:	James A. Robinson
	Title:	Chairman and Chief Executive Officer
By:
	Name:	Michael T. Vanderpool
	Title:	Executive Vice President and Corporate Secretary

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ANNEX D

TENANT ESTOPPEL LETTER
                  , 2016

Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue
Suite 1200
Irvine, CA 92614

  Re:
  , as amended                                    ("Lease") by and between                                    ("Landlord") and "Tenant") for the premises commonly known as                                     ("Premises")

Dear                        :

        In connection with the acquisition of Security California Bancorp ("SCB") and its subsidiary Security Bank of California ("Security Bank") by Pacific Premier Bancorp, Inc. ("Assignee") pursuant to a merger of SCB with and into Assignee and a merger of Security Bank with and into Pacific Premier Bank, a subsidiary of Assignee (collectively, the "Merger"), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

          1.     Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

          2.     Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

          3.     Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord's interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

          4.     No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $            . (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

          5.     All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

          6.     There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

          7.     Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

          8.     Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space within

A-D-1

    the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

          9.     Tenant acknowledges having been notified that Landlord's interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord's obligations under the Lease.

        The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

Very truly yours,
[TENANT]
By:
Name:
Title:

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SCHEDULE A

LEASE

[INSERT]

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ANNEX E

LANDLORD ESTOPPEL LETTER
                  , 2016

Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue
Suite 1200
Irvine, CA 92614

  Re:
  , as amended                                    ("Lease") by and between                                    ("Landlord") and                                    ("Tenant") for the premises commonly known as                                    ("Premises")

Dear                        :

        In connection with the acquisition of Security California Bancorp ("SCB") and its subsidiary Security Bank of California ("Security Bank") by Pacific Premier Bancorp, Inc. ("Assignee") pursuant to a merger of SCB with and into Assignee and a merger of Security Bank with and into Pacific Premier Bank, a subsidiary of Assignee (collectively, the "Merger"), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

          1.     Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

          2.     Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

          3.     Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord's knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

          4.     No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $            . (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

          5.     All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

          6.     Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

          7.     Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

          8.     Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

          9.     Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

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        The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

Very truly yours,
[LANDLORD]
By:
Name:
Title:

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SCHEDULE A

LEASE

[INSERT]

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APPENDIX B

September 30, 2015

Board of Directors
Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue, Suite 1200
Irvine, CA 92614

Members of the Board:

        We understand that Pacific Premier Bancorp, Inc. ("Parent") and Pacific Premier Bank, a wholly owned subsidiary of Parent (the "Bank") propose to enter into an Agreement and Plan of Reorganization (the "Agreement") with Security California Bancorp (the "Company") pursuant to which, among other things, Company will merge with and into the Parent (the "Transaction") and each outstanding share of the common stock of the Company (the "Company Common Stock") will be converted into, and shall be canceled in exchange for, the right to receive 0.9629 shares of Parent Common Stock (the "Consideration"). The Consideration is subject to adjustments pursuant to the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Transaction are more fully set forth in the Agreement.

        Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to Parent of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction.

        In connection with preparing our opinion, we have reviewed, among other things:

  (i)
  reviewed a draft of the Agreement, dated September 29, 2015;

  (ii)
  certain financial statements and other historical financial and business information about the Parent and the Company made available to us from published sources and/or from the internal records of the Parent and the Company that we deemed relevant;

  (iii)
  financial projections for the Company for the years ending December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018 and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Parent;

  (iv)
  certain publicly available analyst earnings estimates for Parent for the years ending December 31, 2015, December 31, 2016 and December 31, 2017 and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Parent;

  (v)
  the current market environment generally and the banking environment in particular;

  (vi)
  the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

  (vii)
  the market and trading characteristics of public companies and public bank holding companies in particular;

  (viii)
  the relative contributions of the Parent and Company to the combined company;

  (ix)
  the pro forma financial impact of the Transaction, taking into consideration the amounts and timing of the transaction costs and cost savings;

  (x)
  the net present value of the Company with consideration of projected financial results;

  (xi)
  the net present value of Parent with consideration of projected financial results;

  (xii)
  the net present value of Parent, on a pro forma basis with the pro forma financial impact of the Transaction, with consideration of projected financial results; and

  (xiii)
  such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of the Parent and the Company concerning the business, financial condition, results of operations and prospects of the Parent and the Company.

        In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent, and we did not make an independent appraisal or analysis of the Company or Parent with respect to the Transaction. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Parent, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company's or Parent's business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us, and that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction.

        With respect to the financial forecasts and other analyses (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the Transaction) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Parent, and have assumed with your consent, that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Parent as to the future financial performance of the Company and Parent and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these forecasts and analyses or the assumptions on which they were based. We have relied on the assurances of management of Parent that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading.

        We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the

Company or Parent. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company's or Parent's deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Parent. We did not make an independent evaluation of the quality of the Company's or Parent's investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Parent.

        We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or Parent or the contemplated benefits of the Transaction. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated September 29, 2015, reviewed by us.

        We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company or any other entity.

        Our opinion is limited to the fairness, from a financial point of view, to Parent of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction (including, without limitation, the form or structure of the Transaction) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Transaction, or as to the underlying decision by Parent to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction, or with respect to the fairness of any such compensation to Parent.

        We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that Parent obtained such advice as it deemed necessary from qualified professionals.

        We do not express any opinion as to the value of any asset of the Company whether at current market prices or in the future, or as to the price at which the Company or its assets could be acquired in the future. We also express no opinion as to the price at which the Company Common Stock or the common stock of Parent will trade following announcement of the Transaction or at any future time.

        We have not evaluated the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company of Parent. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.

        We have acted as Parent's financial advisor in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, Parent has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

        During the two years preceding the date of this letter, we have provided investment banking and other financial services to Parent for which we have received customary compensation. Such services during such period have included acting as a placement agent for the Parent's private placement of subordinated notes in 2014, acting as an underwriter on the Parent's common stock offering in 2012, and acting as the Parent's financial advisor on the acquisitions of Independence Bank in 2014 and San Diego Trust Bank and First Associations Bank in 2013.

        In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Parent for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Parent in the future for which we would expect to receive compensation.

        This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

        It is understood that this letter is for the information of the Board of Directors of Parent in connection with and for the purposes of its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation as to how the shareholders of Parent should vote or act with respect to the Transaction or any matter relating thereto.

        This opinion is for the information of the Board of Directors of Parent and shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any regulatory filing that Parent is required to make in connection with the Transaction if such inclusion is required by applicable law.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to Parent.

Very truly yours,

D.A. Davidson & Co.

APPENDIX C

PRIVILEGED & CONFIDENTIAL

September 30, 2015

CONFIDENTIAL

The Board of Directors
Security California Bancorp
3403 Tenth Street
Suite 830
Riverside, CA 92501

Members of the Board:

        You have asked Oppenheimer & Co, Inc. ("Oppenheimer") to render a written opinion ("Opinion") to the Board of Directors of Security California Bancorp ("SCAF") as to the fairness, from a financial point of view, to the holders of SCAF common stock of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of September 30, 2015, among SCAF and Pacific Premier Bancorp, Inc. (the "Agreement"). The Agreement provides for, among other things, the merger of Security California Bancorp with and into Pacific Premier Bancorp, Inc. (the "Merger") pursuant to which each outstanding share of the common stock, no par value per share, of Security California Bancorp ("Security California Bancorp Common Stock") will be converted into 0.9629 (the "Exchange Ratio") of shares of the common stock, par value $0.01 per share, of Pacific Premier Bancorp, Inc. ("Pacific Premier Bancorp Common Stock").

        In arriving at our Opinion, we:

  (a)
  reviewed the draft, dated September 29, 2015, of the Agreement and certain related documents;

  (b)
  reviewed audited financial statements of SCAF and PPBI for fiscal years ended December 31 2014, 2013 and 2012, and unaudited financial statements of SCAF and PPBI for the six months ended June 30 2015;

  (c)
  reviewed financial forecasts and estimates relating to SCAF and PPBI prepared by the managements of SCAF and PPBI

  (d)
  reviewed the historical market prices and trading volumes of SCAF Common Stock and PPBI Common Stock;

  (e)
  held discussions with the senior managements and respective consultants/advisors of PPBI with respect to the businesses and prospects of SCAF and PPBI;

  (f)
  reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating SCAF and PPBI;

  (g)
  reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Merger;

  (h)
  analyzed the estimated present value of the future cash flows of SCAF and PPBI based on financial forecasts and estimates prepared by the managements of SCAF and PPBI;

  (i)
  reviewed and analyzed the premiums paid, based on publicly available information, in merger and acquisition transactions we deemed relevant in evaluating the Merger;

  (k)
  reviewed other public information concerning SCAF and PPBI; and

  (l)
  performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

        In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by SCAF, PPBI and their respective employees, representatives and affiliates or otherwise reviewed by us. With respect to the financial forecasts and estimates relating to SCAF and PPBI referred to above, we have assumed, at the direction of the managements of SCAF and PPBI and with SCAF's consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the respective managements of SCAF and PPBI as to the future financial condition and operating results of SCAF and PPBI and the other matters covered thereby and that the financial results reflected in such forecasts and estimates will be achieved at the times and in the amounts projected. At the direction of representatives of SCAF, we also assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have assumed, with the consent of SCAF, that the Merger will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with the consent of SCAF, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on SCAF, PPBI or the contemplated benefits of the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of SCAF or PPBI.

        Our Opinion, as set forth herein, addresses only the fairness, from a financial point of view, as of the date hereof, to holders of SCAF Common Stock of the Merger Agreement Consideration provided for in the Agreement. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of SCAF or PPBI, the actual value of PPBI Common Stock when issued in the Merger or the price at which SCAF Common Stock or PPBI Common Stock will trade at any time. We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the terms pursuant to which preferred stock in the amount of $7.2m will be redeemed in connection with the transaction, the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of SCAF, or class of such persons, relative to the Merger Consideration. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of SCAF to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for SCAF or the effect of any other transaction in which SCAF might engage. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of SCAF. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

        The issuance of this Opinion was approved by an authorized committee of Oppenheimer. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

        We will receive a fee for our services, which will be payable upon delivery of this Opinion. In the ordinary course of business, we and our affiliates may actively trade securities of SCAF and PPBI for our and our affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Oppenheimer consents to the inclusion of the Opinion in its entirety and reference to such Opinion in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be, required to be distributed to the Company's shareholders in connection with the Merger so long as such inclusion and reference is in form and substance acceptable to Oppenheimer and its counsel.

        Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration provided for in the Agreement is fair, from a financial point of view, to the holders of SCAF Common Stock.

Very truly yours,
OPPENHEIMER & CO, INC.

APPENDIX D

CALIFORNIA GENERAL CORPORATION LAW
CHAPTER 13: DISSENTERS' RIGHTS

1300.
(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

          (b)   As used in this chapter, "dissenting shares" means shares to which all of the following apply:

            (1)   That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

            (2)   That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

            (3)   That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

            (4)   That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301.
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares

  (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

          (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

          (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.
Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.
(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.
(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.
(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

          (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

          (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

          (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

          (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.
To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.
Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.
Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.
Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

          (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310.
If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.
This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.
(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

          (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

          (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.
A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following is a summary of relevant provisions of our amended and restated certificate of incorporation, and certain provisions of the General Corporation Law of the State of Delaware, or the DGCL. We urge you to read the full text of these documents, forms of which have been filed with the U.S. Securities and Exchange Commission, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

        We are incorporated under the laws of the state of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by us only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to person who is a director or officer at the time of such determination, (i) by a majority of our directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by our stockholders.

        The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our amended and restated certificate of incorporation provides for the indemnification of directors, officers and certain of our authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or our authorized representative is permitted only if our board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, our amended and restated certificate of incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of September 30, 2015, between Pacific Premier Bancorp, Inc. and Security California Bancorp(1)
3.1	Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc.(2)
3.2	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(2)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(3)
5.1	Opinion of Holland & Knight LLP regarding the legality of the securities being registered*
8.1	Opinion of Holland & Knight LLP regarding certain tax matters
10.1	Form of Shareholder Agreement among Pacific Premier Bancorp, Inc., Security California Bancorp, and certain shareholders of Security California Bancorp(1)
21.1	Subsidiaries of Pacific Premier Bancorp, Inc.(4)
23.1	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Pacific Premier Bancorp, Inc.)
23.2	Consent of Crowe Horwath LLP (with respect to Security California Bancorp)
23.3	Consent of Holland & Knight LLP (included in Exhibits 5.1* and 8.1)
24.1	Power of Attorney*
99.1	Consent of D.A. Davidson & Co.
99.2	Consent of Oppenheimer & Co. Inc. (included in the opinion filed as Appendix C to the proxy statement/prospectus, which forms part of this Registration Statement on Form S-4)
99.3	Form of proxy for the special meeting of shareholders of Pacific Premier Bancorp, Inc.
99.4	Form of proxy for the special meeting of shareholders of Security California Bancorp

*
Previously filed.

(1)
Included as an annex to the joint proxy statement/prospectus contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on June 4, 2012.

(3)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the Commission on January 27, 1997.

(4)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 16, 2015.

Item 22.    Undertakings

          (a)   The undersigned Registrant hereby undertakes as follows:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (6)   That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of California, on December 17, 2015.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER Steven R. Gardner President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ STEVEN R. GARDNER Steven R. Gardner	President, Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2015
/s/ E. ALLEN NICHOLSON E. Allen Nicholson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 17, 2015
* Jeff C. Jones	Chairman of the Board of Directors	December 17, 2015
* Kenneth Boudreau	Director	December 17, 2015
* John Carona	Director	December 17, 2015
* Joseph L. Garrett	Director	December 17, 2015
* John D. Goddard	Director	December 17, 2015

Name		Title	Date

* Michael L. McKennon		Director	December 17, 2015
* Cora M. Tellez		Director	December 17, 2015
*By	/s/ STEVEN R. GARDNER Steven R. Gardner Attorney-in-fact December 17, 2015

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of September 30, 2015, between Pacific Premier Bancorp, Inc. and Security California Bancorp(1)
3.1	Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc.(2)
3.2	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(2)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(3)
5.1	Opinion of Holland & Knight LLP regarding the legality of the securities being registered*
8.1	Opinion of Holland & Knight LLP regarding certain tax matters
10.1	Form of Shareholder Agreement among Pacific Premier Bancorp, Inc., Security California Bancorp, and certain shareholders of Security California Bancorp(1)
21.1	Subsidiaries of Pacific Premier Bancorp, Inc.(4)
23.1	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Pacific Premier Bancorp, Inc.)
23.2	Consent of Crowe Horwath LLP (with respect to Security California Bancorp)
23.3	Consent of Holland & Knight LLP (included in Exhibits 5.1* and 8.1)
24.1	Power of Attorney*
99.1	Consent of D.A. Davidson & Co.
99.2	Consent of Oppenheimer & Co. Inc. (included in the opinion filed as Appendix C to the proxy statement/prospectus, which forms part of this Registration Statement on Form S-4)
99.3	Form of proxy for the special meeting of shareholders of Pacific Premier Bancorp, Inc.
99.4	Form of proxy for the special meeting of shareholders of Security California Bancorp

*
Previously filed.

(1)
Included as an annex to the proxy statement/prospectus contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on June 4, 2012.

(3)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the Commission on January 27, 1997.

(4)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 16, 2015.